      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 8, 1997.


                                                              FILE NO. 333-20075
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 3
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                  CONVERSION TECHNOLOGIES INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                           3291                          13-3754366
 (State or other jurisdiction     (Primary standard industrial           (I.R.S. Employer
      of incorporation or          classification code number)        Identification Number)
         organization)

                            ------------------------

                         BETHANY CROSSING OFFICE CENTER
                                82 BETHANY ROAD
                            HAZLET, NEW JERSEY 07730
                                 (908) 888-3828
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                            ------------------------

                                 HARVEY GOLDMAN
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                  CONVERSION TECHNOLOGIES INTERNATIONAL, INC.
                         BETHANY CROSSING OFFICE CENTER
                                82 BETHANY ROAD
                            HAZLET, NEW JERSEY 07730
                                 (908) 888-3828
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

         JULIE M. ALLEN, ESQ.                   MICHAEL J. SULLIVAN, ESQ.
   O'Sullivan Graev & Karabell, LLP       Greenberg, Traurig, Hoffman, Lipoff,
         30 Rockefeller Plaza                     Rosen & Quental, P.A.
       New York, New York 10112            111 North Orange Avenue, Suite 2050
            (212) 408-2400                       Orlando, Florida 32801
                                                     (407) 418-2376

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon the effective time of the merger (the "Merger") of a subsidiary of Registrant with and into Octagon, Inc., a Delaware corporation ("Octagon"), pursuant to the Agreement and Plan of Reorganization described in the enclosed Proxy Statement/Prospectus.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 OCTAGON, INC.
                      317 NORTH LAKE BOULEVARD, SUITE 1024
                        ALTAMONTE SPRINGS, FLORIDA 32701

Dear Octagon, Inc. Stockholder:


    You are cordially invited to attend a special meeting of the stockholders of
Octagon, Inc. ("Octagon") to be held at 10:00 a.m. local time, on June   , 1997,
at the offices of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quental, P.A., 153 East 53rd Street, 35th Floor, New York, New York 10022 (the "Special Meeting").


    At the Special Meeting, you will be asked to consider and vote on a proposal to approve and adopt (i) the Agreement and Plan of Reorganization (the "Merger Agreement"), dated November 18, 1996, as amended, among Octagon, Conversion Technologies International, Inc. ("Conversion") and CTI ACQSUB-II, Inc., a wholly-owned subsidiary of Conversion ("Sub"), and (ii) the merger of Sub with and into Octagon (the "Merger"), whereby Octagon will become a wholly-owned subsidiary of Conversion and the stockholders of Octagon will become stockholders of Conversion.

    The affirmative vote of the holders of a majority of the Common Stock, $.01 par value, of Octagon (the "Octagon Common Stock") is necessary for approval and adoption of the Merger Agreement and the Merger. As disclosed in the Proxy Statement/Prospectus, the holders of approximately 52% of the Octagon Common Stock, which holders include the undersigned and certain other principal stockholders of Octagon, have entered into agreements with Conversion, pursuant to which they have agreed to vote in favor of the Merger Agreement and the Merger. Accordingly, approval and adoption of the Merger Agreement and the Merger appears to be assured.

    OCTAGON'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF OCTAGON AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

    Details of the proposed transaction and other important information concerning Octagon and Conversion are more fully described in the accompanying Proxy Statement/Prospectus. Please give this material your careful attention.

    Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed postage prepaid envelope. You may revoke your proxy in the manner described in the accompanying Proxy Statement/Prospectus at any time before it has been voted at the Special Meeting. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                               Very truly yours,

               William L. Amt                              Harry O. Christenson
    PRESIDENT AND CHIEF EXECUTIVE OFFICER          CHAIRMAN AND CHIEF FINANCIAL OFFICER


May   , 1997


Altamonte Springs, Florida

                                 OCTAGON, INC.
                      317 NORTH LAKE BOULEVARD, SUITE 1024
                        ALTAMONTE SPRINGS, FLORIDA 32701

                            ------------------------


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE   , 1997


                            ------------------------

TO: THE STOCKHOLDERS OF OCTAGON, INC.


    A special meeting of the stockholders of Octagon, Inc., a Delaware
corporation ("Octagon"), will be held at 10:00 a.m. local time, on June   ,
1997, at the offices of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quental, P.A., 153 East 53rd Street, 35th Floor, New York, New York 10022 (the "Special Meeting"), for the following purposes:


    1. To approve and adopt (a) the Agreement and Plan of Reorganization (the "Merger Agreement"), dated November 18, 1996, as amended, among Octagon, Conversion Technologies International, Inc. ("Conversion") and CTI ACQSUB-II, Inc., a wholly-owned subsidiary of Conversion ("Sub"), and (b) the merger contemplated thereby of Sub with and into Octagon (the "Merger"), whereby Octagon will become a wholly-owned subsidiary of Conversion and the stockholders of Octagon will become stockholders of Conversion. By virtue of the Merger, each outstanding share of common stock of Octagon ("Octagon Common Stock") will be converted into the right to receive 0.10 (one-tenth) of a share of common stock of Conversion. A copy of the Merger Agreement is attached as Exhibit A to the Proxy Statement/Prospectus accompanying this Notice.

    2. To transact such other business as may properly come before the Special Meeting or any postponements or adjournments thereof.


    The Board of Directors has fixed the close of business on May   , 1997 as
the record date for the determination of the holders of Octagon Common Stock entitled to notice of, and to vote at, the Special Meeting. Accordingly, only stockholders of record at the close of business on such date are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.


    Details of the proposed transaction and other important information concerning Octagon and Conversion are more fully described in the accompanying Proxy Statement/Prospectus. Please give this material your careful attention.

    You may revoke your proxy in the manner described in the accompanying Proxy Statement/Prospectus at any time before it has been voted at the Special Meeting. Any stockholder attending the Special Meeting may vote in person even if he or she has returned a proxy.

                      By Order of the Board of Directors,

               William L. Amt                              Harry O. Christenson
    PRESIDENT AND CHIEF EXECUTIVE OFFICER          CHAIRMAN AND CHIEF FINANCIAL OFFICER


May   , 1997


Altamonte Springs, Florida

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY CARD WHICH IS BEING SOLICITED ON BEHALF OF THE OCTAGON BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                    SUBJECT TO COMPLETION, DATED MAY 8, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                           PROXY STATEMENT/PROSPECTUS

                            ------------------------

                        PROXY STATEMENT OF OCTAGON, INC.

                                      FOR

                        SPECIAL MEETING OF STOCKHOLDERS


                          TO BE HELD ON JUNE   , 1997


                            ------------------------

           PROSPECTUS OF CONVERSION TECHNOLOGIES INTERNATIONAL, INC.

             FOR SHARES OF COMMON STOCK TO BE ISSUED IN THE MERGER

                            ------------------------


    This Proxy Statement/Prospectus is being furnished to holders of Common Stock, $.01 par value per share (the "Octagon Common Stock"), of Octagon, Inc., a Delaware corporation ("Octagon"), in connection with the solicitation of proxies by the Board of Directors of Octagon (the "Octagon Board") for use at the Special Meeting of Stockholders of Octagon to be held at the offices of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quental, P.A. ("Greenberg, Traurig"), 153 East 53rd Street, 35th Floor, New York, New York 10022, on June
  , 1997, beginning at 10:00 a.m., local time, and at any and all adjournments or postponements thereof (the "Special Meeting").


    This Proxy Statement/Prospectus relates, among other things, to the proposed merger (the "Merger") of CTI ACQSUB-II, Inc. ("Sub"), a newly-formed, wholly-owned subsidiary of Conversion Technologies International, Inc. ("Conversion"), with and into Octagon pursuant to the Agreement and Plan of Reorganization, dated November 18, 1996, as amended (the "Merger Agreement"), among Conversion, Octagon and Sub. Upon consummation of the Merger, the separate corporate existence of Sub will cease and Octagon will become a wholly-owned subsidiary of Conversion. In the Merger, each outstanding share of Octagon Common Stock will be converted into the right to receive 0.10 (one-tenth) of a share of Common Stock, $.00025 par value, of Conversion (the "Conversion Common Stock").


    This Proxy Statement/Prospectus also constitutes the Prospectus of Conversion with respect to an aggregate of approximately 850,000 shares of Conversion Common Stock to be issued in connection with the Merger (the "Merger Shares"). Immediately after the consummation of the Merger, the Merger Shares will represent an aggregate of approximately 13.3% of the outstanding shares of Conversion Common Stock, based on the number of such shares outstanding as of May 1, 1997 and without giving effect to the Private Placement (as defined herein). Conversion Common Stock is quoted on the Nasdaq SmallCap Market under
the symbol CTIX. On May   , 1997, the last reported sale price for Conversion
Common Stock was $         per share.


    All information contained in this Proxy Statement/Prospectus with respect to Conversion and Sub has been provided by Conversion, and all information with respect to Octagon has been provided by Octagon.

    FOR CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE 13.


    This Proxy Statement/Prospectus and the accompanying form of proxy are first
being mailed to stockholders of Octagon on or about May   , 1997. A stockholder
of Octagon who has given a proxy may revoke it at any time prior to its exercise. See "The Special Meeting".


                            ------------------------

THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


          The date of this Proxy Statement/Prospectus is May   , 1997

                             AVAILABLE INFORMATION

    Conversion is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facility of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained by mail from the public reference section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Conversion Common Stock is listed on the Nasdaq SmallCap Market and such reports, proxy statements and other information concerning Conversion may be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. In addition, Conversion is required to file electronic versions of these documents with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

    This Proxy Statement/Prospectus constitutes a part of a Registration Statement on Form S-4 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") filed by Conversion with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). This Proxy Statement/Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Conversion Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CONVERSION OR OCTAGON OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF CONVERSION COMMON STOCK MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CONVERSION OR OCTAGON SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS


AVAILABLE INFORMATION.................................................................          2
SUMMARY...............................................................................          4
RISK FACTORS..........................................................................         13
THE SPECIAL MEETING...................................................................         27
BACKGROUND OF THE MERGER..............................................................         28
RECOMMENDATION OF THE OCTAGON BOARD AND REASONS FOR THE MERGER........................         29
OPINION OF BROOKS, HOUGHTON...........................................................         31
THE MERGER............................................................................         35
DISSENTERS' RIGHTS....................................................................         44
EXISTING RELATIONSHIP BETWEEN CONVERSION AND OCTAGON..................................         46
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.......................         47
BUSINESS OF CONVERSION................................................................         52
CONVERSION MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................         67
MANAGEMENT OF CONVERSION..............................................................         73
CONVERSION EXECUTIVE COMPENSATION.....................................................         78
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF CONVERSION..........................         80
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT OF
  CONVERSION..........................................................................         86
BUSINESS OF OCTAGON...................................................................         88
OCTAGON MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................         90
MANAGEMENT OF OCTAGON.................................................................         93
OCTAGON EXECUTIVE COMPENSATION........................................................         96
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF OCTAGON.............................         99
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT OF
  OCTAGON.............................................................................         99
DESCRIPTION OF CONVERSION SECURITIES..................................................        100
COMPARATIVE RIGHTS OF CONVERSION STOCKHOLDERS AND OCTAGON STOCKHOLDERS................        103
LEGAL MATTERS.........................................................................        104
EXPERTS...............................................................................        104
INDEPENDENT ACCOUNTANTS...............................................................        104
INDEX TO FINANCIAL STATEMENTS.........................................................        F-1
EXHIBIT A -- AGREEMENT AND PLAN OF REORGANIZATION.....................................        A-1
EXHIBIT B-1 -- OPINION OF BROOKS, HOUGHTON & COMPANY, INC.............................        B-1
EXHIBIT B-2 -- OPINION OF BROOKS, HOUGHTON & COMPANY, INC.............................        B-2
EXHIBIT C -- SECTION 262 OF DELAWARE GENERAL CORPORATION LAW..........................        C-1
EXHIBIT D -- VOTING AGREEMENTS AND IRREVOCABLE PROXIES................................        D-1

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS AND THE EXHIBITS HERETO. A COPY OF THE MERGER AGREEMENT IS ATTACHED AS EXHIBIT A TO THIS PROXY STATEMENT/PROSPECTUS AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER. EACH STOCKHOLDER SHOULD READ CAREFULLY THIS PROXY STATEMENT/PROSPECTUS AND THE EXHIBITS HERETO IN THEIR ENTIRETY.

    THIS PROXY STATEMENT/PROSPECTUS CONTAINS A NUMBER OF FORWARD-LOOKING STATEMENTS WHICH REFLECT THE CURRENT VIEWS OF CONVERSION AND/OR OCTAGON WITH RESPECT TO FUTURE EVENTS THAT MAY HAVE AN EFFECT ON THEIR FUTURE PERFORMANCE. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE HEREIN, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL OR CURRENTLY ANTICIPATED RESULTS. STOCKHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS.

GENERAL

    This Proxy Statement/Prospectus relates to the proposed Merger of Sub with and into Octagon pursuant to the Merger Agreement, whereby Octagon will become a wholly-owned subsidiary of Conversion. See "THE MERGER".

THE PARTIES TO THE MERGER

    CONVERSION. Conversion's business consists of (i) producing various substrates for use as industrial abrasives for surface cleaning and surface preparation applications and for use as aggregates for incorporation into non-skid flooring, roofing shingles, plasters and other construction materials and (ii) recycling cathode ray tube ("CRT") glass for sale to the manufacturers of such glass and others. Conversion's abrasives and construction materials substrates include Conversion's initial product,
ALUMAGLASS-Registered Trademark-, an alumino-silicate glass produced in a patented process utilizing industrial waste streams and certain virgin materials, as well as other glass and fired ceramic materials produced utilizing Conversion's manufacturing equipment.

    To date, substantially all of Conversion's revenues have been derived from recycling CRT glass used in the manufacture of televisions. Conversion has generated only limited sales of ALUMAGLASS and has only recently commenced production of other substrates. Although Conversion is currently manufacturing certain glass and fired ceramic substrates, Conversion is not currently manufacturing ALUMAGLASS and is relying on its inventory to satisfy customer demand for ALUMAGLASS.

    Following consummation of the Merger, in addition to pursuing opportunities presented by Octagon's business, Conversion plans to focus its efforts on recycling CRT glass used in computers as well as televisions and producing industrial abrasives and substrates for construction materials. Conversion also plans to continue to pursue joint venture or other arrangements with third parties to manufacture ALUMAGLASS or other glass products on-site at their facilities for their own internal use or for resale on a cost-effective basis.

    Conversion's operations are conducted through its wholly-owned subsidiary, Dunkirk International Glass and Ceramics Corporation ("Dunkirk"), which was incorporated in Delaware in July 1990. Conversion acquired Dunkirk in August 1994. Conversion was incorporated in June 1993 for the purpose of acquiring Dunkirk and conducted no business activities prior to such acquisition. All references to Conversion in this Proxy Statement/Prospectus include Conversion and Dunkirk, unless the context otherwise requires. Conversion consummated its initial public offering of Conversion Common Stock in May 1996. Conversion's executive offices are located at Bethany Crossing Office Center, 82 Bethany Road, Hazlet, New Jersey 07730, and its telephone number is (908) 888-3828.

    OCTAGON. Octagon believes it is a national leader in providing radiological control and operations and maintenance services to nuclear utilities. Octagon believes it is one of three leading U.S. technical service firms providing such services. Octagon also provides technical, operations and maintenance services to the Department of Defense and the Department of Energy and other governmental agencies and industrial concerns.


    Octagon's predecessor company, Executive Resource Associates, Inc. ("ERA"), was incorporated in the Commonwealth of Virginia in April 1977. ERA's business was focused primarily on operations and maintenance services for the Department of Defense. In September 1993, 80% of the Common Stock of Octagon was acquired by John T. Royall and Steven W. Koinis, former executive officers and directors and current principal stockholders of Octagon. In December 1993, ERA reincorporated in the State of Delaware by merging with and into Octagon, Inc., which was incorporated in Delaware in December 1993 for the purpose of consummating such merger. In February 1994, Octagon consummated its initial public offering of Octagon Common Stock. In March 1994, Octagon purchased all of the outstanding shares of stock of ABB Power Systems Energy Services, Inc. ("Power Systems"), which was a wholly-owned indirect subsidiary of Asea Brown Boveri ("ABB"), a company organized under the laws of Switzerland. Power Systems was incorporated in Delaware in 1984 as a subsidiary of Combustion Engineering, Inc., which was acquired by ABB in 1990. Power Systems' business was focused primarily on radiological control and operations and maintenance services for utility companies and the Department of Energy. Octagon's executive offices are located at 317 North Lake Boulevard, Suite 1024, Altamonte Springs, Florida 32701, and its telephone number is (407) 834-9993.

    SUB. Sub was incorporated under the laws of Delaware in November 1996 as a wholly-owned subsidiary of Conversion to serve as a vehicle to effect the Merger. The address of Sub's executive offices and telephone number are the same as those of Conversion.

THE SPECIAL MEETING


    TIME, DATE AND PLACE.  The Special Meeting will be held on June   , 1997, at
the offices of Greenberg, Traurig, 153 East 53rd Street, 35th Floor, New York, New York 10022, at 10:00 a.m., local time.



    RECORD DATE, QUORUM AND SHARES ENTITLED TO VOTE.  Only holders of record of
shares of Octagon Common Stock at the close of business on May   , 1997 are
entitled to vote at the Special Meeting. At the close of business on May   ,
1997, there were outstanding 8,404,702 shares of Octagon Common Stock which are entitled to vote at the Special Meeting. Each share of Octagon Common Stock is entitled to one vote at the Special Meeting.


    The presence either in person or by properly executed proxy of the holders of a majority of the outstanding shares of Octagon Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at such meeting. If a quorum is not present at the Special Meeting, the stockholders present, by vote of a majority of the votes cast by stockholders entitled to vote thereon, may adjourn the meeting, and at any such adjourned meeting at which a quorum is present any business may be transacted which might have been transacted at the meeting as originally held and proxies will be voted thereat as directed.

    PROXIES AND REVOCATION OF PROXIES. The enclosed Octagon proxy card permits each stockholder to vote "FOR" or "AGAINST" (or "ABSTAIN" from) approval and adoption of the Merger Agreement and the Merger. If properly executed and returned, such proxies will be voted in accordance with the choice specified. Where a signed proxy card is returned, but no choice is specified, the shares will be voted FOR approval and adoption of the Merger Agreement and the Merger.

    A proxy relating to the Special Meeting may be revoked at any time before it is exercised; however, mere attendance at the Special Meeting will not itself have the effect of revoking the proxy. A stockholder may revoke a proxy by filing with the Secretary of Octagon an instrument of revocation or duly executed proxy bearing a later date. A stockholder may also revoke a proxy by affirmatively electing to vote in person while attending the Special Meeting.

    PURPOSE OF SPECIAL MEETING. At the Special Meeting, stockholders of Octagon will be asked to consider and vote on a proposal to approve and adopt the Merger Agreement and the Merger and such other matters as may be properly brought before such special meeting.

    VOTING AGREEMENTS. In connection with the execution of the Letter of Intent entered into between Octagon and Conversion on August 13, 1996, relating to the Merger (as amended, the "Letter of Intent"), and to facilitate the consummation of the Merger, Conversion entered into Voting Agreements and Irrevocable Proxies in August 1996, as amended (each, a "Voting Agreement" and, collectively, the "Voting Agreements"), the form of which is attached as Exhibit D to this Proxy Statement/Prospectus, with certain stockholders of Octagon (each, a "Stockholder" and, collectively, the "Stockholders"), including William L. Amt, the President and Chief Executive Officer of Octagon, and Harry O. Christenson, the Chairman and Chief Financial Officer of Octagon. Approximately 52% of the outstanding shares of Octagon Common Stock are represented by the Voting Agreements, which percentage is sufficient to approve and adopt the Merger Agreement and the Merger without the approval of any other stockholders of Octagon. Each Stockholder agreed that at any meeting of the stockholders of Octagon, and in any action by written consent of the stockholders of Octagon, such Stockholder will vote all shares of Octagon Common Stock held by such Stockholder (a) in favor of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and (b) against any other merger, consolidation or similar transaction pursuant to which control of Octagon would be transferred to any person other than Conversion or any sale or other disposition of 50% or more of the assets of Octagon to any party other than Conversion. Each Stockholder has also granted Conversion an irrevocable proxy to vote his shares of Octagon Common Stock as specified above in the event that such Stockholder fails to so vote such shares.

    The Voting Agreements are intended to ensure that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, the Voting Agreements may have the effect of discouraging persons who now or prior to the Effective Time might be interested in acquiring all or a significant interest in Octagon from proposing or making such an acquisition, even if such persons were prepared to pay a higher price per share for Octagon Common Stock than the price per share implicit in the Merger. See "THE MERGER -- Voting Agreements".

    OTHER MATTERS. Representatives of the independent auditors of Octagon are expected to be present at the Special Meeting. See "INDEPENDENT ACCOUNTANTS".

REQUIRED VOTE

    The affirmative vote of the holders of a majority of the outstanding shares of Octagon Common Stock is required to approve and adopt the Merger Agreement and the Merger. Each share of Octagon Common Stock is entitled to one vote at the Special Meeting. Certain stockholders of Octagon holding an aggregate of 52% of the Octagon Common Stock have entered into the Voting Agreements with Conversion agreeing to vote in favor of the Merger Agreement and the Merger. Accordingly, approval and adoption of the Merger Agreement and the Merger appears to be assured. See "THE SPECIAL MEETING" and "THE MERGER -- Voting Agreements".

    No vote of Conversion's stockholders is required for the approval and adoption of the Merger Agreement or the consummation of the Merger.

RECOMMENDATION OF THE OCTAGON BOARD

    The Octagon Board has approved the Merger Agreement and the Merger and unanimously recommends that the Octagon stockholders vote "FOR" approval and adoption of the Merger Agreement and the Merger. See "BACKGROUND OF THE MERGER" and "RECOMMENDATION OF THE OCTAGON BOARD AND REASONS FOR THE MERGER". In considering the recommendation of the Octagon Board with respect to the Merger Agreement and the Merger, Octagon stockholders should be aware that certain directors and officers of Octagon have interests in the Merger different from the interests of other Octagon stockholders. See "THE MERGER -- Conflicts of Interest".

FAIRNESS OPINION WITH RESPECT TO THE MERGER

    The Octagon Board has received opinions of Brooks, Houghton & Company, Inc. ("Brooks, Houghton"), Octagon's financial advisor in connection with the Merger, that, as of the date of each such opinion, the consideration to be received by holders of shares of Octagon Common Stock pursuant to the Merger is fair to such stockholders from a financial point of view. Copies of such opinions are attached as Exhibits B-1 and B-2 to this Proxy Statement/Prospectus.

THE MERGER

    GENERAL. At the Effective Time, Sub will be merged with and into Octagon, and Conversion will thereby acquire all of the issued and outstanding shares of Octagon Common Stock. Sub will cease to exist as a separate corporation and Octagon will be the surviving corporation in the Merger (the "Surviving Corporation"). The Certificate of Incorporation (the "Octagon Certificate of Incorporation") and the Bylaws (the "Octagon Bylaws") of Octagon as in effect at the Effective Time will be the Certificate of Incorporation and the Bylaws of the Surviving Corporation, except that the Octagon Certificate of Incorporation shall be amended to decrease its authorized shares of Common Stock to 1,000 shares.

    CONVERSION OF OCTAGON COMMON STOCK. At the Effective Time of the Merger, each outstanding share of Octagon Common Stock, other than shares held by holders who properly exercise their dissenters' rights under Delaware law, will be converted into 0.10 (one-tenth) of a share of Conversion Common Stock (the "Conversion Ratio"). The stockholders of Conversion will continue to hold their shares of capital stock of Conversion without any change in number, designation, terms or rights. For a summary of various differences between the rights of Octagon stockholders and the rights of holders of Conversion Common Stock, see "COMPARATIVE RIGHTS OF CONVERSION STOCKHOLDERS AND OCTAGON STOCKHOLDERS".

    EFFECTIVE TIME OF THE MERGER. Subject to the terms and conditions of the Merger Agreement, the Merger is expected to become effective as soon as practicable after the Special Meeting. See "THE MERGER -- Conflicts of Interest".

    CONDITIONS TO THE MERGER. The obligations of Conversion and Octagon to effect the Merger are subject to certain conditions, including, among other things, approval and adoption of the Merger Agreement and the Merger by Octagon's stockholders, the accuracy of representations and warranties included in the Merger Agreement, the delivery of a tax opinion and other customary conditions. Other than the required stockholder approval, substantially all of the conditions to the obligation of Conversion or Octagon to consummate the Merger may be waived or modified by the party that is, or whose stockholders are, entitled to the benefits thereof.

    AMENDMENT, TERMINATION AND WAIVER. The Merger Agreement may be amended at any time, provided that, after the Merger Agreement has been approved and adopted by Octagon's stockholders, it may be amended only as permitted by applicable law. Under certain conditions, the Merger Agreement may be terminated prior to the Effective Time, whether prior to or after approval by the Octagon stockholders. The conditions under which the Merger Agreement may be terminated include termination by mutual consent of Conversion and Octagon, termination by either party if the Merger has not been consummated on or before June 30, 1997, termination by either party upon the failure of Octagon to receive the requisite stockholder approval, termination by either party if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party that has not been cured within the prescribed cure period, or termination by either party if a final unappealable order to prevent the Merger is entered. The Merger may also be terminated by Conversion if the recommendation of the Merger by the Octagon Board is withdrawn or modified in a manner adverse to Conversion or if the Octagon Board recommends certain other transactions to its stockholders. See "THE MERGER -- Conditions to Consummation of the Merger", "THE MERGER -- Amendment of the Merger Agreement; Waiver of Conditions" and "THE MERGER -- Termination of the Merger Agreement".

    EXPENSES; TERMINATION FEES. If the Merger Agreement is terminated, the Merger Agreement provides, in certain specified circumstances, for the payment by Octagon to Conversion of $200,000 plus fees and expenses. See "THE MERGER -- Fees and Expenses; Termination Fees".

    SOLICITATION OF THIRD-PARTY OFFERS. In the Merger Agreement, Octagon has agreed not to solicit, initiate or intentionally encourage proposals or offers, or take certain other actions, relating to any merger, consolidation, share exchange, purchase or other acquisition of all or (other than in the ordinary course of business) any substantial portion of the assets or any substantial equity interest in Octagon or any subsidiary of Octagon or any business combination with Octagon or any subsidiary of Octagon, but is permitted to supply information to third parties and cooperate or assist or engage in discussions or negotiations with third parties relating to such merger and acquisition transaction, or modify or withdraw its recommendation of the Merger, if Octagon receives a bona fide offer on superior terms and if the Octagon Board determines (after consultation with legal counsel) that such action is necessary in order for it to act in accordance with its fiduciary obligations under applicable law. See "THE MERGER -- Representations, Warranties and Covenants".

    SURRENDER OF SHARE CERTIFICATES. After the Effective Time, each stockholder of Octagon will be entitled to receive, upon surrender of certificates previously representing shares of Octagon Common Stock, certificates representing the number of full shares of Conversion Common Stock to which such stockholder is entitled pursuant to the Merger Agreement. No fractional shares of Conversion Common Stock will be issued, and holders of Octagon Common Stock will be entitled to receive an amount in cash equal to the value of any such fraction in the manner provided in the Merger Agreement. STOCKHOLDERS OF OCTAGON SHOULD NOT SURRENDER THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE TRANSMITTAL MATERIALS, WHICH WILL BE MAILED FOLLOWING THE EFFECTIVE TIME. See "THE MERGER -- Exchange of Shares".

    ACCOUNTING TREATMENT. The Merger will be accounted for as a purchase for accounting and financial reporting purposes. See "THE MERGER -- Accounting Treatment of the Merger".


    MANAGEMENT AFTER THE MERGER. After the Effective Time, the Conversion Board will increase from eight to twelve members, and William L. Amt, Harry O. Christenson, Patricia H. Engman and William V. Roberti, currently members of the Octagon Board (and, in the case of Messrs. Amt and Christenson, significant stockholders and executive officers of Octagon), will become directors of Conversion. The Octagon Board will be composed of Mr. Amt and Eckardt C. Beck, the Chairman of Conversion. The executive officers of Conversion after the Effective Time are expected to be as follows: William L. Amt, President and Chief Executive Officer; Harry O. Christenson, Chief Financial Officer; John C. Kolojeski, Vice President--Regulatory Compliance; Jack D. Hays, Jr., Vice President--Manufacturing and Operations; and William Gary Jellum, Vice President--Human Resources. In addition, Eckardt C. Beck will continue to be Chairman of the Board of Conversion following the Merger. See "THE MERGER -- Business and Management After the Merger; Employment Agreements".


    CONDUCT OF BUSINESS. Each of Octagon and Conversion has agreed to conduct its business in the ordinary course and in accordance with certain covenants prior to the Effective Time. See "THE MERGER -- Conduct of Business".

RISK FACTORS

    Ownership of Conversion Common Stock and the business to be conducted by Conversion after the Merger involve certain substantial risks, including, but not limited to, the uncertainty of future profitability, the need for additional financing to achieve profitability, limited acceptance of products to date and risks associated with combining the two companies. See "RISK FACTORS".

DISSENTERS' RIGHTS IN THE MERGER

    Holders of record of shares of Octagon Common Stock will have appraisal rights with respect to their shares. Such stockholders who do not vote to approve and adopt the Merger Agreement and the Merger may elect to have the fair value of their shares, based on all relevant factors and excluding any element of value arising from the accomplishment or expectation of the Merger, judicially appraised and paid to them in cash. Such stockholders must deliver a written demand for such appraisal to Octagon prior to the taking of the vote on the approval and adoption of the Merger Agreement and the Merger and comply with the other requirements of Section 262 of the Delaware General Corporation Law ("DGCL"), the full text of which is attached to this Proxy Statement/Prospectus as Appendix C. Voting for the approval and adoption of the Merger Agreement and the Merger, or delivering a proxy in connection with the Special Meeting (unless the proxy specifies a vote against, or expressly abstains from the vote on, the approval and adoption of the Merger Agreement and the Merger), will constitute a waiver of a stockholder's right to seek appraisal and will nullify any written demand for appraisal submitted by such stockholder. Any deviation from the requirements of Section 262 of the DGCL may result in a forfeiture of appraisal rights. See "DISSENTERS' RIGHTS".

CONFLICTS OF INTEREST

    In considering the recommendation of the Octagon Board to approve and adopt the Merger Agreement and the Merger, Octagon stockholders should be aware that the executive officers of Octagon, certain members of the Octagon Board and certain former officers and directors who are currently principal stockholders of Octagon have interests in the Merger that are in addition to the interests of Octagon stockholders generally, and that the members of the Octagon Board having such interests participated in the discussion, deliberation and voting of the Octagon Board with respect to the Merger Agreement and the Merger. The Octagon Board of Directors was aware of these interests, but did not believe that they would affect the objectivity of any director's determination that the Merger was in the best interests of Octagon's stockholders.

    EMPLOYMENT AGREEMENTS. Each of William L. Amt, the President and Chief Executive Officer and a director of Octagon, and Harry O. Christenson, the Chairman and Chief Financial Officer of Octagon, has entered into an Employment Agreement (collectively, the "Employment Agreements") with Conversion relating to his continued employment with Conversion for the one-year period following the Merger. Pursuant to the Employment Agreements, Mr. Amt and Mr. Christenson will each receive a salary of $160,000 per year and will each be eligible to receive additional incentive compensation, stock options and other benefits. Upon consummation of the Merger, Mr. Amt and Mr. Christenson will also receive options to purchase 250,000 shares and 150,000 shares, respectively, of Conversion Common Stock at an exercise price equal to the fair market value thereof on the date of grant. See "THE MERGER -- Business and Management After the Merger; Employment Agreements".

    ACCELERATION OF OPTIONS. The vesting of options held by William L. Amt, the President and Chief Executive Officer and Harry O. Christenson, the Chairman and Chief Financial Officer of Octagon, in each case, to purchase 800,000 shares of Octagon Common Stock at an exercise price of $0.07 was accelerated by Octagon to become exercisable, and all such options were exercised by Mr. Amt and Mr. Christenson on August 26, 1996 through cashless exercise resulting in the issuance to each of them of 650,667 shares of Octagon Common Stock. See "OCTAGON EXECUTIVE COMPENSATION".

    INDEMNIFICATION. Pursuant to the Employment Agreements, Conversion has agreed that, until six years following the Effective Time, the Surviving Corporation will maintain all rights to indemnification now existing in favor of Mr. Amt and Mr. Christenson (the "Indemnified Parties") as provided in the Octagon Certificate of Incorporation and the Octagon By-laws and as otherwise in effect under any agreement or otherwise on the date of the Merger Agreement. See "THE MERGER -- Business and Management After the Merger; Employment Agreements".

    ELECTION TO CONVERSION BOARD OF DIRECTORS; ISSUANCE OF NON-EMPLOYEE DIRECTOR OPTIONS. William L. Amt, Harry O. Christenson, Patricia H. Engman and William
V. Roberti, each currently an Octagon director, will be appointed to Conversion's Board of Directors upon consummation of the Merger. In addition, upon consummation of the Merger, Patricia H. Engman and William V. Roberti will receive options to purchase 5,000 shares of Conversion Common Stock, at an exercise price equal to the fair market value thereof, pursuant to Conversion's 1994 Stock Option Plan for Non-Employee Directors. See "THE MERGER -- Business and Management After the Merger; Employment Agreements".

    AGREEMENTS WITH CERTAIN PRINCIPAL STOCKHOLDERS WHO EXECUTED VOTING AGREEMENTS; CONVERSION LOANS TO OCTAGON. In August 1996, Conversion and Octagon entered into letter agreements with John T. Royall and Steven W. Koinis, each of whom is a former executive officer and director of, and currently a principal stockholder of, Octagon. Pursuant to the letter agreements, Octagon agreed to reimburse certain legal fees incurred by Messrs. Royall and Koinis pursuant to indemnification obligations as officers of Octagon and Conversion agreed to guarantee such reimbursement obligation effective as of the consummation of the Merger. The letter agreements also contain mutual releases, with certain exceptions, from future claims. In accordance with the provisions of such letter agreements, Messrs. Royall and Koinis entered into Voting Agreements with Conversion obligating them to vote in favor of the Merger and against acquisition proposals of any party other than Conversion.

    In September 1996, Conversion and Octagon entered into a Loan and Security Agreement, pursuant to which Conversion loaned to Octagon an aggregate of $660,000 (the "Bridge Loan"), $55,000 of which Octagon has repaid to Conversion. See "EXISTING RELATIONSHIP BETWEEN CONVERSION AND OCTAGON". $60,000 of the Bridge Loan was used to make reimbursements to Messrs. Royall and Koinis in respect of legal fees in accordance with the terms of the letter agreements. See "THE MERGER -- Voting Agreements".

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Merger is expected to be a tax-free reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), for Federal income tax purposes, so that no gain or loss will be recognized by Octagon's stockholders on the exchange of Octagon Common Stock for Conversion Common Stock. Octagon's stockholders are urged to consult their own tax advisors regarding the tax consequences of the Merger. See "THE MERGER -- Federal Income Tax Consequences".

COMPARATIVE RIGHTS OF OCTAGON STOCKHOLDERS BEFORE AND AFTER THE MERGER

    There are various differences between the rights of Octagon stockholders and the rights of Conversion stockholders. See "DESCRIPTION OF CONVERSION SECURITIES" and "COMPARATIVE RIGHTS OF CONVERSION STOCKHOLDERS AND OCTAGON STOCKHOLDERS".

MARKET PRICE AND DIVIDEND DATA

    The shares of Conversion Common Stock are traded on the Nasdaq SmallCap Market. The shares of Octagon Common Stock are traded over-the-counter. The following table sets forth for the periods indicated the high and low bid prices of Conversion Common Stock and Octagon Common Stock, as reported in published financial sources. The quotations reflect intermediate prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.


                         CONVERSION             OCTAGON
                      COMMON STOCK(1)       COMMON STOCK(2)
                     ------------------    ------------------
                      HIGH        LOW       HIGH        LOW
                     -------    -------    -------    -------
Calendar 1994
  First Quarter.....   --         --         7          5 7/8
  Second Quarter....   --         --         8 3/8      6 5/8
  Third Quarter.....   --         --        14 1/2      5 15/16
  Fourth Quarter....   --         --         6 7/8      1 1/2
Calendar 1995
  First Quarter.....   --         --         2 3/16       15/32
  Second Quarter....   --         --           1/4        1/16
  Third Quarter.....   --         --           3/8        1/16
  Fourth Quarter....   --         --           3/16      .02
Calendar 1996
  First Quarter.....   --         --         1 1/16      .10
  Second Quarter....   5 1/4      5            9/16       5/16
  Third Quarter.....   5          3 3/8        21/32      1/8
  Fourth Quarter....   3 3/8      2 1/4       .17         1/8
Calendar 1997
  First Quarter.....   2 7/8      1 5/8       .19         1/8
  Second Quarter
    (through May   ,
    1997)...........


------------------------

(1) Conversion Common Stock began trading on the Nasdaq SmallCap Market in May 1996.

(2) Octagon Common Stock began trading on the Nasdaq National Market System (the "NMS") in February 1994. In April 1995, Octagon's Common Stock was delisted from the NMS, and began trading over-the-counter.


    On August 12, 1996, the last trading day prior to the announcement of the proposed Merger, the closing price per share of Conversion Common Stock on the Nasdaq SmallCap Market was $4.00 and the bid price per share of Octagon Common Stock in over-the-counter trading was $.3125. Based on the closing price per share of Conversion Common Stock on August 12, 1996, the market value of 0.10 (one-tenth) of one share of Conversion Common Stock was $.40. The trading price of Conversion Common Stock is subject to increase or decrease and, therefore, no assurance can be given that the market value of 0.10 (one-tenth) of one share of Conversion Common Stock will be $.40 at the Effective Time. On May , 1997, the latest practicable trading date prior to the printing of this Proxy Statement/Prospectus, the closing prices per share of Conversion Common Stock
and Octagon Common Stock were $         and $         , respectively. Octagon's
stockholders are advised to obtain current market quotations for Conversion Common Stock and Octagon Common Stock.


    As of the Record Date, there were       record holders of Octagon Common
Stock.

    Neither Conversion nor Octagon has ever paid a dividend on its Common Stock and Conversion does not anticipate paying dividends on its Common Stock in the foreseeable future.

HISTORICAL AND PRO FORMA PER SHARE DATA(1)

                                                                                                      YEAR ENDED
                                                                               SIX MONTHS ENDED        JUNE 30,
                                                                             DECEMBER 31, 1996(2)       1996(2)
                                                                             ---------------------  ---------------
Conversion Common Stock
  Loss per common share:
    Historical.............................................................        $   (0.67)          $   (2.64)
    Pro forma..............................................................            (0.80)              (1.49)
  Book value per common share at period end:
    Historical.............................................................             0.65              --
    Pro forma..............................................................             1.04              --

Octagon Common Stock
  Loss per common share:
    Historical.............................................................            (0.15)               0.09
    Pro forma equivalent(3)................................................            (0.08)              (0.15)
  Book value per common share at period end:
    Historical.............................................................             0.12              --
    Pro forma equivalent(3)................................................             0.10              --

------------------------

(1) See "Unaudited Pro Forma Condensed Consolidated Financial Data" for a description of the pro forma and historical amounts.

(2) Historical information for Octagon previously reported based on the calendar years ended December 31, 1996 and 1995 has been adjusted to reflect a June 30 fiscal year consistent with Conversion.

(3) Equivalent pro forma per share data are computed by multiplying the pro forma amounts by an exchange ratio of 0.1 (one-tenth) of a share of Conversion Common Stock for each share of Octagon Common Stock.

RESALE OF OCTAGON COMMON STOCK BY AFFILIATES

    The shares of Conversion Common Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued pursuant to the terms of the Merger Agreement to any holder of Octagon Common Stock who may be deemed to be an "affiliate" of Octagon for purposes of Rule 145 under the Securities Act ("Rule 145"). Such Octagon affiliates may not sell their shares of Conversion Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Conversion has no obligation or present intention to register any shares of Conversion Common Stock issued to Octagon affiliates for resale. Octagon has agreed in the Merger Agreement to use its best efforts to cause each director, executive officer and other person who may be deemed an affiliate (for purposes of Rule 145) of Octagon to execute and deliver a written agreement prior to the Effective Time intended to ensure compliance with the Securities Act. See "THE MERGER -- Resale of Conversion Common Stock by Affiliates".

NASDAQ LISTING

    Conversion Common Stock is currently listed on the Nasdaq SmallCap Market. Application will be made by Conversion to list the shares of Conversion Common Stock to be issued in connection with the Merger for trading on the Nasdaq SmallCap Market.

                                  RISK FACTORS

    EACH STOCKHOLDER OF OCTAGON SHOULD CAREFULLY CONSIDER AND EVALUATE THE FOLLOWING FACTORS RELATING TO CONVERSION AND THE MERGER, AMONG OTHERS, BEFORE VOTING ON THE MERGER AGREEMENT AND THE MERGER.

    HISTORY OF OPERATING LOSSES. Conversion has experienced significant operating losses since its inception. At December 31, 1996, the Company had an accumulated deficit of approximately $(20,364,000). Conversion incurred an operating loss of approximately $(3,231,000) for the fiscal year ended June 30, 1996, and incurred an operating loss of approximately $(2,687,000) for the six months ended December 31, 1996. Such losses have resulted principally from limited revenues from operations and costs associated with the development of Conversion's technologies, general and administrative expenses and a one-time, non-cash charge to operations of approximately $6.2 million relating to the write-off of purchased research and development technologies in conjunction with Conversion's acquisition of Dunkirk in August 1994. Conversion has recently effected a number of cost-cutting initiatives in an effort to enable it to continue to fund its operations from existing resources and to reduce the level of revenue required to achieve cash flow break-even, although there can be no assurance that such cost cutting initiatives will be sufficient or that Conversion will ever achieve cash flow break-even. See "CONVERSION MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS".

    Octagon has also experienced significant operating losses. At December 31, 1996, Octagon had an accumulated deficit of approximately $(9,827,000). Octagon incurred an operating loss of approximately $(392,000) for the fiscal year ended December 31, 1995 and had an operating profit of approximately $319,000 for the fiscal year ended December 31, 1996. See "OCTAGON MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS".

    On a pro forma basis, the combined entity experienced an operating loss of approximately $(2,264,000) for the fiscal year ended June 30, 1996 and an operating loss of $(3,703,000) for the six-month period ended December 31, 1996. See "UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS." At current operating expense levels, the combined entity will continue to experience operating losses and will require significant growth in revenue in order to achieve profitability. Although the combined entity's management team believes such growth can be achieved, there can be no assurance that the combined entity will ever become profitable.

    LIMITED OPERATING HISTORY OF CONVERSION; NEW BUSINESS; LIMITED PRODUCT SALES. Conversion has a limited operating history, having commenced CRT recycling operations late in 1994 and production of ALUMAGLASS in the spring of 1995. In addition, Conversion has only recently commenced production of other glass and fired ceramic substrates. Substantially all of Conversion's revenues to date have been derived from recycling CRT glass. Conversion has generated only minimal revenues to date from sales of ALUMAGLASS and other products. While attempting to commercialize its products, Conversion is subject to risks inherent in a new business. Such risks include marketing problems, unanticipated problems relating to environmental regulatory compliance, manufacturing and the competitive environment in which Conversion operates, and additional costs and expenses may exceed current estimates. There can be no assurance that, even after the expenditure of substantial funds and efforts, Conversion will ever achieve or maintain a substantial level of sales of its products. See "-- Uncertain Market Acceptance of ALUMAGLASS" and "-- Conversion's Equipment Failure; Limited Engineering, Design and Construction Experience; Limited Manufacturing Experience".


    LIMITED CASH RESOURCES; ADDITIONAL FINANCING; RISK OF FAILURE TO OBTAIN REQUIRED FINANCING. As of December 31, 1996, Conversion had approximately $1,764,000 in cash and marketable securities. Although Conversion has recently effected a number of cost cutting initiatives, it will require additional financing to fund its business and the combined entity after the Merger. In April 1997, Conversion received a letter from a placement agent with respect to its interest in acting as placement agent on a best efforts basis for a private placement (the "Private Placement") of preferred stock (the "New Series A Preferred Stock") to be issued by Conversion for aggregate gross proceeds of a minimum of $3 million and a maximum of $5 million (plus an over-allotment option in the aggregate amount of $2 million). The placement agent will conduct such offering on a best efforts, rather than firm commitment, basis, and there can be no assurance that such offering will be consummated. Except with respect to the contemplated Private Placement, neither Conversion nor Octagon has any commitments or other arrangements for any future financing and there can be no assurance that any other debt or equity financing will be available on acceptable terms or at all. Any equity financings, including the Private Placement, will be dilutive to Conversion's stockholders and any debt financings will likely contain restrictive covenants and additional debt service requirements, which could adversely affect Conversion's operating results. See "--Dilution from Private Placement; Restrictive Covenants". If the Private Placement is not consummated and Conversion is unable to obtain other financing, it will be required to significantly curtail its activities to achieve cash flow break even or cease operations. See "CONVERSION MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources" and "DESCRIPTION OF CONVERSION SECURITIES".



    DILUTION FROM PRIVATE PLACEMENT; RESTRICTIVE COVENANTS. The Private Placement will result in significant dilution to Conversion's stockholders, including Conversion stockholders who receive shares of Conversion Common Stock in exchange for Octagon Common Stock upon consummation of the Merger. Each share of New Series A Preferred Stock will have a stated par value of $10 and will initially be convertible into Conversion Common Stock at the lesser of (i) $2.00 per share and (ii) the average closing bid price of Conversion Common Stock for the 30-trading-day period preceding the closing of the Private Placement (or, in the case of multiple closings, preceding the closing date with the lowest such average closing bid price), unless a lower conversion price is mutually agreed upon by Conversion and the placement agent. The conversion price will be reset 12 months following the closing of the Private Placement unless the Conversion Common Stock has achieved an average closing price over the 20-trading-day period preceding such 12 month anniversary (the "12 Month Price") of at least 135% of the then applicable conversion price. If such an adjustment is required, the adjusted conversion price will be equal to the greater of (i) the 12 Month Price divided by 1.35 and (ii) 50% of the conversion price then in effect.



    In the case of the minimum offering, assuming a $2.00 conversion price, the Private Placement will result in the issuance of 1,650,000 common stock equivalents (including the New Series A Preferred Stock and warrants to be issued to the placement agent) or 25.8% of the Conversion Common Stock to be outstanding upon consummation of the Merger. In the case of the maximum offering, assuming a $2.00 conversion price, the Private Placement will result in the issuance of 2,750,000 common stock equivalents (including the New Series A Preferred Stock and warrants to be issued to the placement agent) or 43.0% of the Conversion Common Stock to be outstanding upon consummation of the Merger. If the placement agent's over-allotment option is exercised in full, the Private Placement will result in the issuance of 3,850,000 common stock equivalents (including the New Series A Preferred Stock and warrants to be issued to the placement agent), or 60.3% of the Conversion Common Stock to be outstanding following consummation of the Merger.



    The holders of New Series A Preferred Stock will be entitled to that number of votes as shall equal the number of shares of Conversion Common Stock into which such shares of New Series A Preferred Stock are convertible. In addition, the affirmative vote of the holders of at least two-thirds of the New Series A Preferred Stock will be required for (i) the amendment, alteration or repeal of any provision of the Certificate of Incorportion or the By-laws of Conversion so as adversely to affect the relative rights, preferences, qualifications, limitations or restrictions of the New Series A Preferred Stock, (ii) the authorization or issuance, or increase of the authorized amount, of any security ranking prior to, or on a parity with, the New Series A Preferred Stock (A) upon liquidation or (B) with respect to the payment of any dividends or distributions or (C) with respect to voting rights (other than the Conversion Common Stock),
(iii) the amendment, alteration or repeal of any provision of or the rights, preferences or privileges of the New Series A Preferred Stock, (iv) any liquidation, dissolution or sale of all or substantially all of the assets of Conversion, (v) the incurrence of indebtedness in excess in the aggregate of $100,000 (other than equipment lease lines and indebtedness secured solely by the receivables and inventory of Conversion) or (vi) the repurchase of any of the securities of Conversion (other than repurchases of restricted securities issued pursuant to employee benefit plans approved by Conversion's Board of Directors in connection with termination of employment at prices no greater than the prices paid by any such employees for such restricted securities). The existence or exercise of such rights could deter or prevent Conversion from taking certain actions deemed to be in Conversion's best interests by the Conversion Board of Directors and the other stockholders of Conversion, and could materially adversely affect Conversion's ability to obtain additional equity financing.


    No assurance can be given that the Private Placement will be consummated on the terms stated herein or at all. See "-- Limited Cash Resources; Additional Financing; Risk of Failure to Obtain Required Financing".

    SUBSTANTIAL INDEBTEDNESS; DEBT SERVICE REQUIREMENTS. At December 31, 1996, Dunkirk had outstanding an aggregate of approximately $11,509,000 of long-term indebtedness (excluding capital lease obligations), substantially all of which is secured by the assets of Dunkirk and guaranteed by Conversion. Accordingly, Conversion is subject to all of the risks associated with substantial indebtedness, including the risk that cash flow may not be sufficient to make required payments of principal and interest on indebtedness. Conversion will require substantial cash flow to meet its debt service requirements relating to its outstanding long-term indebtedness. To the extent that all of Dunkirk's assets continue to be pledged, such assets will not be available to secure additional indebtedness, which may adversely affect Conversion's ability to borrow in the future. See "CONVERSION MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and Note 3 of Notes to Conversion's Consolidated Financial Statements for a discussion of the payments due under Conversion's indebtedness.

    In addition, a portion of Conversion's indebtedness is subject to various covenants. In the event of a default in payment of outstanding indebtedness, or in the event of a default arising out of a violation of any covenants, Conversion and/or Dunkirk may lose all or a portion of its assets and Conversion and/or Dunkirk may be forced to materially reduce its business activities or cease its operations. Certain of the instruments governing Conversion's indebtedness also contain default provisions relating to insolvency and the inability to pay debts as they become due.


    Conversion has been granted a deferral of all interest and principal payments due under its $8 million Solid Waste Disposal Facility Bonds for the two-year period commencing March 1, 1997 through and including March 1, 1999; PROVIDED, HOWEVER, that such interest and principal payments will be made from Conversion's debt service reserve funds until such reserve funds are depleted. The total amount of deferred principal and interest payments is approximately $2,386,000, of which approximately $870,000 will be from Conversion's debt service reserve funds. Replenishment of the debt service reserve funds, plus repayment of all additional deferred interest, will be due in 20 equal, consecutive quarterly installments commencing on June 1, 1999. Repayment of the deferred principal will be due on December 1, 2010. The continuing effect of such deferral is conditioned upon the consummation of the Merger by June 30, 1997 and the consummation of a private placement resulting in aggregate gross proceeds to Conversion of at least $2 million by July 15, 1997 and of at least an additional $3 million by August 15, 1997. In addition, following consummation of such private placement, Conversion will be subject to certain covenants, including minimum net worth and working capital covenants.


    In addition to Conversion's indebtedness, the combined entity will have to service Octagon's indebtedness. Octagon is the borrower under a working capital line of credit with an outstanding balance of approximately $2,641,000 as of December 31, 1996. The amount outstanding under the working capital line of credit is subject to fluctuation as a result of borrowings thereunder being made on the basis of eligible accounts receivable. Such working capital line of credit is secured by all of Octagon's accounts receivable, which constitute substantially all of Octagon's assets. To the extent that substantially all of Octagon's assets continue to be pledged, such assets will not be available to secure additional indebtedness, which may adversely affect Conversion's ability to borrow in the future. Octagon's working capital line of credit also contains customary covenant and default provisions. See "OCTAGON MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and Note 4 of Notes to Octagon's Consolidated Financial Statements.

    COMBINATION OF COMPANIES; UNCERTAINTY OF SUCCESS FOR NEW
INITIATIVES. Realization of the anticipated benefits of the Merger will depend in part upon the successful combination of the senior management of the two companies and the efficient and effective integration of the two companies' operations. The inability to successfully combine such senior management or the loss of the services of one or more key persons could have a material adverse effect on the combined companies. The senior management of the combined companies also must continue to attract and retain qualified management level employees and continue to motivate employees in light of organizational changes resulting from the Merger. The integration of the two companies will require the dedication of management resources which may distract attention from the day-to-day operations of the combined company.

    It is anticipated that the combined entity will pursue a number of strategic initiatives that either have not been pursued or have not been fully commercialized by Conversion or Octagon to date, including, among others, the installation of on-site automated radiological control or "health physics" systems, the bundling of Octagon's service capabilities with Conversion's proprietary products and the construction of abrasives production facilities at industrial customer locations. Neither Octagon nor Conversion has experience in developing or implementing these initiatives and such initiatives will involve the risks associated with new businesses generally, including, but not limited to, risks associated with marketing and implementing such initiatives and engineering, design and construction risks in constructing and operating new facilities. See "THE MERGER--Business and Management After the Merger; Employment Agreements".

    AMORTIZATION OF GOODWILL. The Merger will be accounted for as a purchase by Conversion. As a result, the excess of the value of the consideration to be issued to Octagon's stockholders over the fair value of identifiable tangible assets acquired, less the fair value of liabilities assumed, will be capitalized by Conversion. The amount of goodwill will be determined based upon the market value of Conversion Common Stock on August 13, 1996, the time of the announcement of the Merger. Based on a closing price of $4.00 for Conversion Common Stock on August 13, 1996, the amount of goodwill will be approximately $3,152,000. The actual amount of goodwill will be amortized over a 10-year period, resulting in an annual non-cash charge to earnings that will not be deductible for income tax purposes. Based on the August 13, 1996 closing price of $4.00 for Conversion Common Stock, such annual charge will be $315,241. See "THE MERGER--Accounting Treatment of the Merger".


    FIXED CONVERSION RATIO. As a result of the Merger, each outstanding share of Octagon Common Stock, other than shares held by holders who properly exercise their dissenters' rights under Delaware law, will be converted into 0.10 (one-tenth) of a share of Conversion Common Stock. The Conversion Ratio is fixed, and will not be adjusted for any upward or downward movement in the market price of Conversion Common Stock. The market price of Conversion Common Stock is subject to increase or decrease and, therefore, no assurance can be given that, at the Effective Time, the market value of 0.10 (one-tenth) of a share of Conversion Common Stock will be $.40, the market price of 0.10 (one-tenth) of a share of Conversion Common Stock on the last trading day prior
to the announcement of the proposed Merger. As of May   , 1997, the closing
price per share of the Conversion Common Stock on the Nasdaq SmallCap Market was
$        . See "SUMMARY--Market Price and Dividend Data".


    UNCERTAIN MARKET ACCEPTANCE OF ALUMAGLASS. To date, Conversion has had only minimal sales of ALUMAGLASS. There can be no assurance that significant sales will occur or that ALUMAGLASS will obtain broad market acceptance. With respect to abrasives, certain customers may choose the material primarily on the basis of cost per pound and may not sufficiently value the overall cost savings

ALUMAGLASS often provides when taking into account factors such as reduced labor costs resulting from a higher speed of cleaning and reduced energy costs resulting from lower blasting pressures required for ALUMAGLASS. Performance advantages may also not be deemed critical in certain applications where quality of finish is not crucial. There can be no assurance that all customers will experience the performance and cost advantages demonstrated in Conversion's ALUMAGLASS applications testing. For example, ALUMAGLASS may be too hard for certain applications, such as removal of coatings from certain plastic or vinyl substrates, in relation to plastic abrasives or too soft for other applications, such as etching titanium, in comparison to aluminum oxide. With respect to ALUMAGLASS as an aggregate for flooring, roofing, plasters and other construction materials, Conversion has made only limited sales in certain of these markets to date, and there can be no assurance that ALUMAGLASS will ever achieve broad market acceptance in these applications. If Conversion is not successful in marketing ALUMAGLASS, it will focus its efforts on generating revenues from operations of Octagon, its CRT glass recycling operations, sales of other glass and fired ceramic substrates and other future products and services that may be developed or otherwise obtained by Conversion, which may provide only limited growth potential. See "-- Uncertain Market Acceptance of Other Products", "-- Limited Number of CRT Customers; Loss of Significant CRT Customers" and "BUSINESS OF CONVERSION".

    PURCHASE OF ALUMAGLASS REQUIRES EVALUATION OF POTENTIAL CHANGES IN EQUIPMENT AND OPERATING PROCEDURES. The decision by a potential customer to utilize ALUMAGLASS is, among other things, technical in nature, requiring the customer to make an evaluation as to whether changes in its capital equipment or operating procedures will be required in order to realize the performance benefits of Conversion's products. The primary capital equipment change that could be required relates to equipment used to reclaim abrasives. ALUMAGLASS has been designed as a reclaimable abrasive that can be reused between five and ten times during a single application. Current techniques to reclaim abrasives and separate contaminants from the abrasive include gravity separation, cyclone separators and air classifier systems. Of these, gravity separation is typically inappropriate for ALUMAGLASS due to the relatively light weight of ALUMAGLASS compared to the contaminants to be removed. Thus, a potential customer with gravity separation equipment may have to replace such equipment with a cyclone separator or air classifier at a cost that Conversion believes would range from $20,000 to $50,000, depending on the size of the unit. Conversion estimates that approximately 30% of the market for reclaimable abrasives is currently using gravity separation equipment. The primary operating procedure change that potential customers must employ is reducing blasting pressure for ALUMAGLASS by 20% to 30% compared to pressures used for heavier, metallic abrasives. There can be no assurance that potential customers will choose to change their equipment or established procedures or be willing to incur any necessary costs to make such changes or that the benefits derived from utilizing ALUMAGLASS will outweigh the costs incurred to make such changes. See "BUSINESS OF CONVERSION--Markets for Products and Services--Abrasives and Aggregates".

    UNCERTAIN MARKET ACCEPTANCE OF OTHER CONVERSION PRODUCTS. Conversion has only recently commenced production of its other glass and fired ceramic materials, and there can be no assurance that these products will obtain market acceptance. These products will face competition from established abrasive and construction material substrates, such as sand, aluminum oxide and mined materials such as quartz and will have to be price- and performance-competitive to achieve market share.

    CONVERSION'S EQUIPMENT FAILURE; LIMITED ENGINEERING, DESIGN AND CONSTRUCTION EXPERIENCE; LIMITED MANUFACTURING EXPERIENCE. Conversion has completed construction of and operated since spring 1995 one 25-ton-per-day melter. From time to time, Conversion has experienced mechanical or technical difficulties with such melter, which has required repairs and maintenance that have interrupted Conversion's ability to manufacture ALUMAGLASS. Unless other melting sources are obtained, any such mechanical or technical difficulties with such melter in the future could result in an interruption in Conversion's ability to manufacture its abrasives. As a part of recent cost-cutting efforts initiated by Conversion, Conversion has cooled and drained its melter. It is anticipated that the melter will not be restarted until such time as current inventories of ALUMAGLASS are reduced. See "BUSINESS OF CONVERSION -- Manufacturing, Recycling and Conversion Processes -- Melting Process". If warranted by sufficient demand for ALUMAGLASS, Conversion anticipates that it may, in the future, construct melting operations at other industrial locations. Conversion may experience problems associated with the engineering, construction, scale-up and operation of such melters and any additional melters, including, without limitation, cost overruns, start-up delays and technical or mechanical problems. To date, Conversion has engaged in only limited manufacturing and there can be no assurance that Conversion's efforts to expand its manufacturing capabilities will not exceed estimated costs or take longer than expected, or that other unanticipated problems will not arise that would materially adversely affect Conversion's business and prospects. See "CONVERSION MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "BUSINESS OF CONVERSION".

    LIMITED SALES AND MARKETING EXPERIENCE OF CONVERSION; TERMINATION OF VANGKOE JOINT VENTURE AND LOSS OF GUARANTEED MINIMUM PURCHASE COMMITMENT. Conversion has had limited experience in selling and marketing its products and its recycling services. Furthermore, Conversion has assembled only a small sales and marketing organization. There can be no assurance that Conversion will be able to recruit, train or retain qualified personnel to sell and market its products and services or that it will develop a successful sales and marketing strategy. In addition, for certain applications, Conversion has relied on distributors for primary marketing efforts, which has resulted in only limited sales of ALUMAGLASS. In an effort to achieve further market acceptance of ALUMAGLASS, Conversion may seek to enter into joint ventures, licensing or other collaborative arrangements to sell and market its products.


    Conversion previously entered into a joint venture with VANGKOE Industries, Inc. ("VANGKOE"), pursuant to which the parties formed a joint venture company, Advanced Particle Technologies, Inc., a Delaware corporation ("APT"), for the purpose of manufacturing color coated particles for sale as construction material aggregates. APT is owned 50% by VANGKOE and 50% by Conversion. On February 14, 1997, following delays in start-up and certain cost overruns, Conversion and VANGKOE entered into a letter agreement setting forth the intent of the parties to terminate the joint venture. Pursuant to such termination, Conversion will purchase VANGKOE's 50% equity interest in the joint venture company, as well as the proprietary color coating process, for an aggregate of $165,000 in cash, whereupon APT will become a wholly-owned subsidiary of Conversion. Following such purchase, APT will manufacture the color coated particles for sale to VANGKOE. VANGKOE will purchase such particles at a fixed price and, provided that VANGKOE meets sales targets to be mutually agreed upon, serve as an exclusive distributor of such particles for swimming pool plaster and other pool-related applications. The sales targets will merely be threshholds for VANGKOE to maintian its exclusivity as a distributor and VANGKOE will have no oligation to meet such sales targets. VANGKOE will be released from its previous minimum purchase commitment of approximately $1.2 million of ALUMAGLASS and other materials. VANGKOE is a new company without significant assets or experience in marketing aggregates and, therefore, there can be no assurance that it will be successful in marketing Conversion's products. In addition, Conversion has no prior experience in operating a color coating process and there can be no assurance that Conversion will not experience delays or other problems in manufacturing the color coated particles. In the event that the restructured arrangement is successful, Conversion believes that the sale of substrates to VANGKOE will not adversely affect its sales efforts for ALUMAGLASS and other products given that such products have not been sold into the markets to be pursued by VANGKOE and VANGKOE will be prohibited from selling such products other than for swimming pool plaster and other pool-related applications.


    Any joint venture or other collaberative arrangements between Conversion and a third party may result in lack of control by Conversion over the sales and marketing of its products or result in lower revenues to Conversion than if it marketed its products directly. There can be no assurance that any sales and marketing or other efforts undertaken by Conversion or on behalf of Conversion by others will be successful. See "BUSINESS OF CONVERSION -- Sales and Marketing".

    LIMITED NUMBER OF CRT CUSTOMERS; LOSS OF SIGNIFICANT CRT CUSTOMER. To date, substantially all of Conversion's revenues have been derived from recycling CRT glass used in the manufacture of televisions for a limited number of customers. Certain of Conversion's contracts with its CRT customers contain minimum Conversion purchase requirements and, in certain cases, minimum customer purchase obligations. For the fiscal year ended June 30, 1996, three of Conversion's CRT glass recycling customers, Techneglas, Inc. ("Techneglas"), Thomson Consumer Electronics, Inc. ("Thomson") and Toshiba Display Devices, Inc., each accounted for more than 10% of Conversion's revenues and, in the aggregate, accounted for approximately 88% of Conversion's revenues. For the three and six months ended December 31, 1996, two of these customers, Techneglas and Thompson, each accounted for more than 10% of Conversion's revenues and, in the aggregate, accounted for approximately 70% and 65% of Conversion's revenues, respectively. In March 1997, Thomson ceased sending CRT glass to, or purchasing recycled CRT glass from, Conversion. Thomson accounted for approximately 16.5%, or $440,000, of Conversion's consolidated revenues for the fiscal year ended June 30, 1996 and approximately 30.3%, or $207,000, of Conversion's consolidated revenues for the six months ended December 31, 1996, in each case, when taking into account sales of CRT glass supplied by Thomson to both Thomson and customers other than Thomson. Although this lost revenue, based on current revenue levels, would have represented less than 2% of Conversion's revenues after giving effect to the Merger, there can be no assurance that the loss of Thomson will not adversely affect Conversion's ability to attract new CRT customers or retain existing CRT customers. In addition, to the extent the lost Thomson revenue cannot be replaced by obtaining new CRT customers, additional shipments from existing CRT customers or other sources of revenue, such lost business will result in a proportionate reduction in earnings and/or in increased operating losses.

    The loss of any one of Conversion's remaining current CRT customers could have a material adverse effect on Conversion's financial condition and results of operations. In addition, even assuming that Conversion's existing customers continue to utilize Conversion's CRT glass recycling services, Conversion believes that its CRT glass recycling operations will have limited growth potential, unless additional sources of CRT glass are obtained. Conversion currently obtains only waste CRT glass generated from manufacturers of televisions located in the United States, and there are a limited number of such manufacturers. In addition, such manufacturers typically seek more than one outlet for their CRT glass, in order to avoid dependence on any one source. In some cases, manufacturers ship their waste CRT glass to smelters or landfills. Further, transportation costs limit the sources from which Conversion can obtain CRT glass on a cost-effective basis. Conversion believes that its ability to achieve a significant increase in revenues from CRT glass recycling is dependent on its ability to attract computer CRT glass and to obtain outlets for such glass. See "BUSINESS OF CONVERSION -- Products and Services".

    UNCERTAIN INDUSTRIAL WASTE SUPPLY. Conversion utilizes manufacturing by-products and industrial wastes as raw materials for the production of its products. In addition, Conversion will seek to generate revenue in the future from converting manufacturing by-products and industrial wastes into other finished products or into raw materials to be sold to other manufacturers. However, there can be no assurance that producers of such by-products and wastes will view Conversion's processes as a commercially and environmentally acceptable means of disposing of such by-products and wastes or will not find a less expensive means of disposing of such by-products and wastes. As a result, Conversion may be forced to incur higher costs to procure raw materials for its manufacturing processes and may experience difficulty in obtaining wastes for its conversion services. See "BUSINESS OF CONVERSION -- Products and Services".

    RISKS INHERENT IN INTERNATIONAL OPERATIONS. Conversion intends to market its products and services, including services to be provided through Octagon, internationally and plans to seek opportunities overseas to construct and operate additional ALUMAGLASS manufacturing facilities, which may include CRT glass recycling operations, either independently or through joint ventures or other collaborative arrangements with strategic partners. To date, Conversion has made limited sales of its products to a limited number of distributors in Europe, the Middle East and South Africa, but has not constructed any manufacturing facilities overseas. To the extent that Conversion operates its business overseas and/or sells its products in foreign markets, it will be subject to all of the risks inherent in international operations and transactions, including the burdens of complying with a wide variety of foreign laws and regulations, exposure to fluctuations in currency exchange rates and tariff regulations, potential economic instability and export license requirements. In addition, international environmental regulations and enforcement of such regulations vary by country and are subject to changes which may adversely affect Conversion's operations. Conversion is not currently aware of any foreign regulations which would prohibit Conversion from its current or planned marketing for project development efforts. See "BUSINESS OF CONVERSION" and "BUSINESS OF OCTAGON".

    COMPETITION OF CONVERSION. Conversion's manufactured abrasives and aggregates compete with product offerings of other companies, principally aluminum oxide, glass beads, plastic abrasives, garnet and steel grit and, with respect to certain applications, sand, slags, crushed glass or water blasting techniques. Many of the companies offering such products are large corporations with substantially greater technical and financial resources and sales and marketing experience than Conversion. Conversion's ability to effectively compete may be adversely affected by the ability of these competitors to offer their products at lower prices than the prices of Conversion's products and to devote greater resources to the development and sales and marketing of their products than are available to Conversion.

    With respect to its industrial CRT glass recycling operations, Conversion competes with several other companies who accept waste CRT glass for recycling or other purposes, each of which may deal with customers of Conversion and satisfy their recycling, beneficial use or disposal needs. Conversion has recently experienced increased competition with respect to obtaining and retaining CRT glass customers, with some of its competitors offering to take CRT glass from sources free of charge. As discussed above, in March 1997, Thomson ceased sending CRT glass to, and purchasing recycled CRT glass from, Conversion. In general, historically, Conversion has received revenue both when it receives and when it sells recycled CRT glass. There can be no assurance that Conversion will be able to recycle CRT glass on a profitable basis if it is required to eliminate the fee it receives upon receipt of such glass from customers in order to maintain or attract additional sources of CRT glass. See "-- Limited Number of CRT Customers; Loss of Significant CRT Customer".

    In the market for the conversion of manufacturing by-products and industrial wastes into glass and ceramic manufacturing raw materials, Conversion will be competing in the hazardous and non-hazardous waste and industrial by-products treatment and disposal markets, which are served by several large companies and numerous small companies. Any of such competitors or any other potential competitors may develop technologies superior to those of Conversion. There are several established corporations which offer proprietary high temperature waste vitrification services which may compete with the services and products offered or proposed to be offered by Conversion. No assurance can be given that Conversion will be able to compete effectively. See "BUSINESS OF CONVERSION -- Competition".

    CONVERSION'S DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY; RISK OF INFRINGEMENT OF THIRD-PARTY PATENTS. Conversion's success will depend, in part, on its ability to maintain protection for its products and manufacturing processes under United States and foreign patent laws, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. Conversion has two issued U.S. patents and four U.S. patent applications pending. There can be no assurance that any patent applications will result in issued patents, that any issued patents will afford adequate protection to Conversion or not be challenged, invalidated, infringed or circumvented or that any rights thereunder will afford competitive advantages to Conversion. Furthermore, there can be no assurance that others have not independently developed, or will not independently develop, similar products and technologies or otherwise duplicate any of Conversion's products and technologies.

    There can be no assurance that the validity of any patent issued to Conversion would be upheld if challenged by others in litigation or that Conversion's activities would not infringe patents owned by others. Conversion could incur substantial costs in defending itself in suits brought against it, or in suits in which Conversion seeks to enforce its patent rights against others. Should Conversion's products or technologies be found to infringe patents issued to third parties, Conversion would be required to cease the manufacture, use and sale of Conversion's products and Conversion could be required to pay substantial damages. In addition, Conversion may be required to obtain licenses to patents or other proprietary rights of third parties in connection with the development and use of its products and technologies. No assurance can be given that any such licenses required would be made available on terms acceptable to Conversion, or at all.

    Conversion also relies on trade secrets and proprietary know-how, which it seeks to protect, in part, by confidentiality agreements with its university research partners, employees, consultants, advisors and others. There can be no assurance that such parties will maintain the confidentiality of such trade secrets or proprietary information, or that the trade secret or proprietary information of Conversion will not otherwise become known or be independently developed by competitors in a manner that would have a material adverse effect on Conversion's business, financial condition and results of operations. See "BUSINESS OF CONVERSION -- Intellectual Property".

    DEPENDENCE ON ENVIRONMENTAL REGULATION. Federal, state and local environmental legislation and regulations mandate stringent waste management and operations practices, which require substantial capital expenditures and often impose strict liabilities for non-compliance. Environmental laws and regulations are, and will continue to be, a principal factor affecting demand for the technology and services being developed or offered by Conversion. The level of enforcement activities by Federal, state and local environmental protection and related agencies, and changes in regulations and waste generator compliance activities, will also affect demand. To the extent that the burdens of complying with such laws and regulations may be eased as a result of, among other things, political factors, or that suppliers of manufacturing by-products and other industrial wastes find alternative means to comply with applicable regulatory requirements, Conversion's ability to procure such by-products and wastes and the demand for Conversion's services could be adversely affected, which could have a material adverse effect on Conversion's business, financial condition and results of operations. Any changes in these regulations which increase compliance standards may require Conversion to change or improve its manufacturing process. To the extent Conversion conducts its business overseas, international environmental regulations will be applicable. Such regulations vary by country and are subject to changes which may adversely affect Conversion's operations. See "BUSINESS OF CONVERSION -- Environmental Matters".

    REGULATORY STATUS OF CONVERSION'S OPERATIONS. Conversion and its customers operate in a highly regulated environment, and the Dunkirk facility is and any future facilities may be required to have various Federal, state and/or local government permits and authorizations, registrations and/or exemptions. Any of these permits or approvals may be subject to denial, revocation or modification under various circumstances. Failure to comply with the conditions of such permits, approvals, registrations, authorizations or exemptions may adversely affect the installation or operation of Conversion's manufacturing facilities and may subject Conversion to Federal, state or locally-imposed penalties. Conversion's ability to satisfy the permitting requirements for a particular facility does not assure that permitting requirements for other facilities will be satisfied. In addition, if new environmental legislation is enacted or current regulations are amended or are interpreted or enforced differently, Conversion or its customers may be required to obtain additional operating permits, registrations, certifications, exemptions or approvals. There can be no assurance that Conversion or its customers will meet all of the applicable regulatory requirements. See "BUSINESS OF CONVERSION--Environmental Matters."

    POTENTIAL ENVIRONMENTAL LIABILITY OF CONVERSION. Conversion's business exposes it to the risk that harmful substances may be released or escape into the environment from its facilities, processes or equipment, resulting in potential liability for the clean-up or remediation of the release and/or potential personal injury associated with the release. Liability for investigation and/or clean-up and corrective action costs exists under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and the New York State Environmental Conservation Law. Additionally, Conversion is potentially subject to regulatory liability for the generation, transportation, treatment, storage or disposal of hazardous waste if it does not act in accordance with the requirements of Federal or state hazardous waste regulations or facility specific regulatory determinations, authorizations or exemptions. Conversion is also potentially subject to regulatory liability for releases into the air or water under the Clean Air Act of 1970, as amended, and the Federal Water Pollution Control Act of 1972, as amended (hereinafter, the "Clean Water Act"), and analogous state laws and regulations and various other applicable Federal or state laws and regulations if it does not comply with those requirements.

    Conversion may also be exposed to certain environmental risks resulting from the actions of its CRT glass suppliers and other suppliers of industrial wastes. Although Conversion maintains general liability insurance, this insurance is subject to coverage limits and generally excludes coverage for losses or liability related to environmental damage or pollution. Although Conversion conducts and plans to conduct its operations prudently with respect to environmental regulations and plans to structure its relationships with customers and contractors in a manner so as to minimize its exposure to environmental liabilities, Conversion's business, financial condition and results of operations could be materially adversely affected by an environmental claim that is not covered or only partially covered by insurance or other available remedy.

    In addition, although Conversion does not utilize any underground storage tanks, there are several empty tanks at the Dunkirk facility that were used by the former owner of the property to store various materials. An investigation by an environmental engineering firm has disclosed modest soil contamination confined to the immediate vicinity of two tank locations and remediation may be required. Based on estimates from qualified environmental services and engineering firms, total remediation and tank closure costs are expected to range from approximately $28,000, if no remediation is required, to approximately $64,000 if soil and groundwater remediation is required. See "BUSINESS OF CONVERSION -- Environmental Matters".

    DEPENDENCE ON KEY PERSONNEL. Following the Merger, Conversion will be dependent on its key management personnel, including, among others, William L. Amt, who will be President and Chief Executive Officer, and Harry O. Christenson, who will be Chief Financial Officer, of Conversion following the Merger. The loss of one or more of these individuals could have a material adverse effect on the business and operations of Conversion. In addition, Conversion will need to attract and retain other qualified individuals to satisfy its personnel needs. It is currently anticipated that none of Conversion's executive officers will serve as an executive officer of Conversion following the Merger. Although William L. Amt, Harry O. Christenson and certain other individuals who will be officers of Conversion following the Merger have experience in manufacturing operations, none has experience in the business currently engaged in by Conversion. There can be no assurance that Conversion will be successful in retaining its key management personnel or in attracting and retaining new employees. See "THE MERGER -- Business and Management After the Merger; Employment Agreements".

    POTENTIAL CONFLICTS OF INTEREST ARISING FROM CERTAIN RELATED-PARTY TRANSACTIONS OF CONVERSION. Conversion has entered into consulting agreements with certain directors, principal stockholders and affiliates of certain directors and principal stockholders of Conversion, pursuant to which, among other things, certain of such persons received warrants and pursuant to which certain of such persons will be entitled to receive success fees upon the completion of certain project development activities. Such agreements may result in conflicts of interest for the directors and principal stockholders who are, or whose affiliates are, parties to such consulting agreements. Conversion, however, does not believe that the existence of such agreements will interfere with the ability of Conversion's directors to discharge their fiduciary duties to Conversion's stockholders. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF CONVERSION -- Consulting Agreements".

    CHARGE TO EARNINGS IN THE EVENT OF RELEASE OF ESCROW SECURITIES. Upon the consummation of Conversion's initial public offering (the "Conversion IPO"), 740,559 shares (the "Escrow Shares") of Conversion Common Stock and options to purchase 71,923 shares of Conversion Common Stock (the "Escrow Options" and, together with the Escrow Shares, the "Escrow Securities") were deposited into escrow by the holders thereof. The Escrow Securities are subject to cancellation and will be contributed to the capital of Conversion if Conversion does not attain certain earnings levels over the next two to four years or the market price of the Conversion Common Stock does not achieve certain levels over the next three years. The position of the SEC with respect to such escrow arrangements provides that in the event any shares or options are released from escrow to the stockholders of Conversion who are officers, directors, employees or consultants of Conversion, a compensation expense will be recorded for financial reporting purposes. Accordingly, Conversion will, in the event of the release of any Escrow Securities to Conversion's officers, directors, employees or consultants, recognize during the period in which the earnings thresholds are met or such stock levels achieved, a noncash charge to earnings equal to the fair value of such shares on the date of their release, which would have the effect of increasing Conversion's loss or reducing or eliminating earnings, if any, at such time. The recognition of such compensation expense may have a depressive effect on the market price of Conversion's securities. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF CONVERSION -- Escrow Securities". Notwithstanding the foregoing discussion, there can be no assurance that the Escrow Securities will be released from escrow.

    POTENTIAL ADVERSE EFFECTS OF PREFERRED STOCK. Conversion's Restated Certificate of Incorporation authorizes the issuance of shares of "blank check" preferred stock, which will have such designations, rights and preferences as may be determined from time to time by the Board of Directors of Conversion. Accordingly, the Board of Directors of Conversion is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. The preferred stock could be utilized to discourage, delay or prevent a change in control of Conversion. Conversion intends to designate up to 770,000 shares of preferred stock as New Series A Preferred Stock proposed to be issued in the Private Placement. Although Conversion has no present intention to issue any shares of preferred stock other than the New Series A Preferred Stock to be issued in the Private Placement, there can be no assurance that Conversion will not do so in the future. See "DESCRIPTION OF CONVERSION SECURITIES".


    NO DIVIDENDS. Conversion has not paid any cash dividends on its Common Stock and does not expect to declare or pay any cash or other dividends in the foreseeable future. As a holding company, Conversion holds no significant tangible assets other than its investments in and advances and loans to Dunkirk and, following consummation of the Merger, its investment in and advances to Octagon. Conversion's ability to make cash dividend payments to holders of the Common Stock will be dependent upon the receipt of sufficient funds from Dunkirk and/or Octagon. In addition, the terms of Dunkirk's $8 million Solid Waste Disposal Facility Bonds ("IDA Bonds") issued through the Chautauqua County Industrial Development Agency prohibit Dunkirk from paying dividends to Conversion under certain circumstances during any fiscal year in excess of 50% of Dunkirk's net income for such fiscal year. Octagon's working capital line of credit will also prohibit the payment of any dividend by Octagon to Conversion following the Merger unless the consent of the lender is obtained. See "CONVERSION MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources" and "OCTAGON MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS".

    LIMITED MARKET FOR CONVERSION COMMON STOCK; POSSIBLE VOLATILITY OF MARKET PRICE. Prior to the Conversion IPO, there was no market for any of Conversion's securities and since the Conversion IPO, there has been very little trading volume in Conversion's securities. There can be no assurance that an active trading market will develop or be sustained. The market price of the Common Stock could be subject to significant fluctuations in response to variations in government regulations relating to Conversion's operations, general trends in the industry and other factors, including extreme price and volume fluctuations which have been experienced by the securities markets from time to time. See "SUMMARY-- Market Price and Dividend Data".

    OUTSTANDING CONVERSION WARRANTS AND OPTIONS; EXERCISE OF REGISTRATION RIGHTS. As of April 1, 1997, Conversion had outstanding (i) 4,639,550 Redeemable Class A Warrants to purchase an aggregate of 4,639,550 shares of Common Stock and 4,639,550 Redeemable Class B Warrants at an exercise price of $5.85 per share (all of Conversion's outstanding Redeemable Class A Warrants and Redeemable Class B Warrants are referred to herein as the "Redeemable Warrants"); (ii) 3,527,050 Redeemable Class B Warrants to purchase 3,527,050 shares of Common Stock at an exercise price of $7.80 per share; (iii) options (the "Underwriter's Option") held by D.H. Blair Investment Banking Corp. ("Blair"), the underwriter of the Conversion IPO, to purchase an aggregate of 1,226,800 shares of Common Stock, assuming exercise of the underlying Warrants, at a weighted average exercise price of approximately $6.94 per share; (iv) options to purchase an aggregate of 264,236 shares of Common Stock granted under the Conversion Technologies International, Inc. 1994 Employee Stock Option Plan and the Conversion Technologies International, Inc. 1994 Stock Option Plan for Non-Employee Directors at a weighted average exercise price of approximately $4.16 per share; (v) non-qualified options to purchase 50,000 shares of Common Stock issued to Harvey Goldman, the Vice-Chairman, President and Chief Executive Officer of Conversion at an exercise price of $4.40 per share; and (vi) warrants to purchase an aggregate of 319,204 shares of Common Stock at a weighted average exercise price of approximately $4.90 per share issued prior to the Conversion IPO. Conversion has reserved an aggregate of 510,400 shares of Common

Stock for issuance under its stock option plans as of the date of this Proxy Statement/Prospectus. Holders of such warrants and options are likely to exercise them when, in all likelihood, Conversion could obtain additional capital on terms more favorable than those provided by such warrants and options. In addition, the exercise of such warrants and options could have a material adverse effect on the market price of, and liquidity in the market for, shares of Conversion Common Stock. Further, while these warrants and options are outstanding, Conversion's ability to obtain additional financing on favorable terms may be adversely affected. The holders of the Underwriter's Option, the holders of 1,326,166 shares of Common Stock outstanding upon consummation of the Conversion IPO and the holders of warrants to purchase 319,204 shares of Common Stock have certain demand and "piggy-back" registration rights with respect to their securities. The exercise of such rights could involve substantial expense to Conversion. See "SECURITY OWNERSHIP OF CERTAIN OWNERS, DIRECTORS AND MANAGEMENT OF CONVERSION" and "DESCRIPTION OF CONVERSION SECURITIES".

    POTENTIAL ADVERSE EFFECT OF REDEMPTION OF CONVERSION WARRANTS. Commencing May 1997, the Redeemable Warrants may be redeemed by Conversion at a redemption price of $.05 per Warrant upon not less than 30 days' prior written notice if, with respect to the Redeemable Class A Warrants, the closing bid price of the Common Stock shall have averaged in excess of $8.20 per share and, with respect to the Redeemable Class B Warrants, $10.95 per share, in each instance for 30 consecutive trading days ending within 15 days of the notice. Redemption of the Redeemable Warrants could force the holders (i) to exercise the Redeemable Warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so, (ii) to sell the Redeemable Warrants at the then current market price when they might otherwise wish to hold the Redeemable Warrants or (iii) to accept the nominal redemption price which, at the time the Redeemable Warrants are called for redemption, is likely to be substantially less than the market value of the Redeemable Warrants. See "DESCRIPTION OF CONVERSION SECURITIES".

    POSSIBLE ADVERSE EFFECT ON LIQUIDITY OF CONVERSION'S SECURITIES DUE TO THE INVESTIGATION OF D.H. BLAIR INVESTMENT BANKING CORP. AND D.H. BLAIR & CO., INC. BY THE SEC. The SEC is conducting an investigation concerning various business activities of Blair and D.H. Blair & Co., Inc. ("Blair & Co."), a selling group member which distributed substantially all of the securities offered in the Conversion IPO. The investigation appears to be broad in scope, involving numerous aspects of Blair's and Blair & Co.'s compliance with the Federal securities laws and compliance with the Federal securities laws by issuers whose securities were underwritten by Blair or Blair & Co., or in which Blair and Blair & Co. made over-the-counter markets, persons associated with Blair or Blair & Co., such issuers and other persons. Conversion has been advised by Blair that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. Blair cannot predict whether this investigation will ever result in any type of formal enforcement action against Blair or Blair & Co., or, if so, whether any such action might have an adverse effect on Blair or the securities offered hereby. Blair & Co. makes a market in Conversion's securities. An unfavorable resolution of the SEC's investigation could have the effect of limiting such firm's ability to make a market in Conversion's securities, which could adversely affect the liquidity or price of such securities.

    POSSIBLE ADVERSE EFFECTS OF OCTAGON'S CONSENT DECREE. On September 26, 1996, the SEC issued a cease and desist order (the "SEC Order") against Octagon. Octagon consented to the entry of the SEC Order without admitting or denying the matters set forth therein. The SEC Order related to actions taken by Octagon's former principal officers and counsel in 1994. None of Octagon's former management or counsel have an active role in the operation of Octagon today. Octagon has made a number of changes, including the retention of new management, the reconstitution of its Board of Directors and various internal controls in order to assure compliance with SEC and financial reporting requirements. Although Octagon has made the changes described above, there can be no assurance that the SEC Order will not have a negative effect upon the combined entity's ability to obtain additional debt or equity financing or attract new customers.

    POSSIBLE DELISTING OF CONVERSION SECURITIES FROM NASDAQ. While Conversion's Common Stock is included on Nasdaq, there can be no assurance that Conversion will meet the criteria for continued listing. Continued inclusion on Nasdaq generally requires that (i) Conversion maintain at least $2,000,000 in total assets and $1,000,000 in capital and surplus, (ii) the minimum bid price of the Common Stock be $1.00 per share, (iii) there be at least 100,000 shares in the public float valued at $200,000 or more, (iv) the Common Stock have at least two active market makers and (v) the Common Stock be held by at least 300 holders. At the present time, Blair & Co., First United Equities Corp., Knight Securities L.P. and Herzog, Heine, Geduld, Inc. make a market in Conversion's securities. If Conversion is unable to satisfy Nasdaq's maintenance requirements, its securities may be delisted from Nasdaq. In such event, trading, if any, in the Conversion Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board" and it could be more difficult to obtain quotations of the market price of Conversion's securities. Consequently, the liquidity of Conversion's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of Conversion and lower prices for Conversion's securities that might otherwise be attained.

    RISKS OF PENNY STOCK. If Conversion's securities were deleted from Nasdaq (see "-- Possible Delisting of Securities from Nasdaq"), they could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with their spouses). For transactions covered by such rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell Conversion's securities and may adversely affect the ability of the holders of Conversion's securities to sell in the secondary market any of such securities.

    SEC regulations define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

    The foregoing required penny stock restrictions will not apply to Conversion's securities if such securities are listed on Nasdaq and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that Conversion's securities will qualify for exemption from these restrictions. In any event, even if Conversion's securities were exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the SEC finds that such a restriction would be in the public interest. If Conversion's securities were subject to the rules on penny stocks, the market liquidity for Conversion's securities could be severely adversely affected.

                              THE SPECIAL MEETING


    INTRODUCTION. This Proxy Statement/Prospectus is provided to the stockholders of Octagon in connection with the Special Meeting to be held on
June   , 1997 and any adjournments or postponements thereof. The approximate date this Proxy Statement/Prospectus is first being sent to Octagon stockholders
is May   , 1997.


    ACTION TO BE TAKEN AT THE SPECIAL MEETING. At the Special Meeting, the Octagon stockholders will be asked to consider and vote on a proposal to approve and adopt the Merger Agreement and the Merger and to transact any other business that properly comes before the meeting. The Merger Agreement is attached as Exhibit A to this Proxy Statement/Prospectus and is incorporated herein by reference.


    VOTING AT THE SPECIAL MEETING.  Only stockholders of record at the close of
business on May   , 1997 (the "Record Date") will be entitled to vote at the
Special Meeting. As of the close of business on the Record Date, 8,407,702 shares of Octagon Common Stock were outstanding and entitled to vote at the Special Meeting.


    Any person giving a proxy in the form accompanying this Proxy Statement/Prospectus has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Secretary of Octagon an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by affirmatively electing to vote in person while attending the Special Meeting. A stockholder who attends the meeting, however, need not revoke the proxy and vote in person unless the stockholder wishes to do so. All valid, unrevoked proxies will be voted at the Special Meeting in accordance with the instructions given. IF THE SIGNED PROXY IS RETURNED WITHOUT INSTRUCTIONS, IT WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. A majority of the shares of Octagon Common Stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the Special Meeting. The affirmative vote of the holders of a majority of the shares of outstanding Octagon Common Stock is required to approve and adopt the Merger Agreement and the Merger. Abstentions have the same effect as "no" votes in determining whether the proposal is approved. Broker non-votes are counted for purposes of determining whether a quorum exists at the Special Meeting and have the same effect as "no" votes in determining whether the proposal is approved. Although the Notice of Special Meeting of Octagon Stockholders provides for transaction of such other business as may properly come before the meeting, the Octagon Board has no knowledge of any matters to be presented at the meeting other than those referred to herein. The accompanying proxy, however, gives discretionary authority to the proxy holders to vote in accordance with the recommendation of management if any other matters are presented.

    The holders of approximately 52% of Octagon's Common Stock, including, among others, William L. Amt, the President and Chief Executive Officer of Octagon, and Harry O. Christenson, the Chairman and Chief Financial Officer of Octagon, have entered into agreements with Conversion agreeing to vote in favor of approval and adoption of the Merger Agreement and the Merger. Accordingly, there are sufficient votes in favor of the Merger to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholders of Octagon.

    SOLICITATION OF PROXIES. A proxy in the form accompanying this Proxy Statement/Prospectus is solicited on behalf of the Octagon Board. The cost of preparing and printing the proxy, this Proxy Statement/ Prospectus and any other material furnished to the stockholders of Octagon in connection with the Special Meeting will be borne equally by Octagon and Conversion. Proxies will be solicited by use of the mails, and officers and employees of Octagon may, without additional compensation, also solicit proxies by telephone or personal contacts. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of Octagon Common Stock held in their names and

Octagon will, on request, reimburse such persons for their expenses in forwarding proxies and accompanying materials and in obtaining authorization from beneficial owners of Octagon Common Stock to execute proxies.

                            BACKGROUND OF THE MERGER

    The terms and conditions of the Merger were determined through arm's-length negotiations between the senior management and Boards of Directors of Conversion and Octagon. In determining the form and amount of consideration to be paid in the transaction, numerous factors were reviewed by the senior management and Boards of Directors of Conversion and Octagon. See "RECOMMENDATION OF THE OCTAGON BOARD AND REASONS FOR THE MERGER". The following is a brief discussion of the contacts and negotiations that have occurred between the two companies.

    In April 1995, the Octagon Board approved a significant management reorganization and restructuring plan to address a number of litigation and fiscal problems which had adversely affected Octagon in the previous eight months. See "Octagon Management's Discussion and Analysis of Financial Condition and Results of Operations". The plan addressed the need to recapitalize Octagon and neutralize the disruption created by the then-pending litigation. At that time, Octagon management and several directors entered into discussions with a number of investment, merchant and commercial bankers seeking to resolve Octagon's need to find additional working capital. During the period between April 1995 and May 1996, more than 60 financial institutions, private investors and potential merger partners were contacted and dialogues were established concerning potential interest in recapitalizing Octagon, restructuring the working capital line or merging Octagon with a financially sound strategic partner.

    On May 21, 1996, John C. Kolojeski, a director and executive officer of Octagon, and William L. Amt, the President and Chief Executive Officer of Octagon, met with Eckardt C. Beck, a director of Conversion. At that meeting, Mr. Amt outlined the background of Octagon and its need to recapitalize and sought Mr. Beck's advice and counsel. Mr. Beck said that he thought a potential strategic alliance between Conversion and Octagon might be of benefit to both corporations. Mr. Beck indicated that he would explore a potential alliance with the Conversion Board of Directors.


    Between May 21, 1996 and June 5, 1996, various discussions between Mr. Beck and Harvey Goldman, the Chief Executive Officer and President of Conversion, and between Harvey Goldman and other members of Conversion's Board occurred relating to the level of interest in exploring a potential transaction with Octagon, and each company provided certain publicly-available documents to the other.


    On June 6, 1996, following a telephone conversation between Mr. Amt and Mr. Goldman, Octagon and Conversion entered into a confidentiality agreement with respect to information to be supplied by Octagon, allowing discussions to further proceed.

    On June 16, 1996, Mr. Kolojeski and Mr. Amt met Mr. Goldman and Mr. Beck at the Conversion facility in Dunkirk, New York. On June 25 and 26, 1996, Harvey Goldman and Perry Pappas, the Vice President and General Counsel of Conversion, met with Mr. Amt and Harry O. Christenson, the Chairman and Chief Financial Officer of Octagon, at Octagon to further discuss a potential alliance.

    On June 27, 1996, Mr. Amt advised the Board of Directors of Octagon that he and Mr. Kolojeski had initiated a dialogue with Conversion, at which time the Octagon Board authorized Mr. Christenson and Mr. Amt to accelerate the dialogue and evaluate the practicality of a merger. At that time, Mr. Amt discussed the Conversion business as well as other factors discussed below under "RECOMMENDATION OF THE OCTAGON BOARD; REASONS FOR THE MERGER". On June 28, 1996, Octagon and Conversion entered into a confidentiality agreement with respect to information to be supplied by Conversion.

    Following the June 27 Board meeting, Mr. Amt and Mr. Christenson initiated a number of meetings and telephone conversations for the balance of the month of June and the first half of July with

Mr. Goldman and Mr. Pappas. The discussions initially centered around the potential synergies of a potential merger and certain legal due diligence issues relating to prior litigation and SEC problems faced by Octagon. In mid-July, Conversion management met with Octagon management in Orlando to begin the process of exchanging information and data. In addition, Octagon engaged Brooks Houghton, an investment banking firm familiar with Octagon, as its financial advisor.

    Throughout this period, the respective Boards of Directors of Octagon and Conversion were informally apprised of the progress of the discussions between the management teams. At the August 9, 1996 meeting of the Conversion Board of Directors, Mr. Amt and Mr. Christenson addressed a number of questions concerning a potential merger of the two companies and issues associated with the management structure should a merger be consummated. Following the meeting, a due diligence process was initiated by both companies.

    On August 13, 1996, the Letter of Intent was prepared by Conversion outlining the proposed transaction and listing a number of contingencies that were to be mutually addressed by the management of Conversion and Octagon. Both the Octagon and Conversion Boards reviewed the Letter of Intent and authorized its execution. A combined press release was issued by the two companies to advise the public of the intent to merge.

    From August 13, 1996 to November 17, 1996, the management of each company addressed the issues raised by the due diligence process and evaluated a joint business strategy, concentrating on issues affecting liquidity, cash flow and operating synergies. A formal review of the results of these studies and analyses was presented to each of the Boards of Directors by their respective managements. Additionally, the management of the two companies jointly addressed the satisfaction of each of the contingencies noted in the Letter of Intent.

    On November 12, 1996, Octagon received the oral opinion of Brooks, Houghton that the Merger was on terms that were fair to Octagon's stockholders from a financial point of view. On November 12, 1996, the Octagon Board approved and adopted the Merger Agreement and the Merger. Octagon received the written opinion of Brooks, Houghton on November 20, 1996.

    On November 18, 1996, Octagon and Conversion entered into the Merger Agreement and issued a press release informing the public.

    On March 19, 1997, after reviewing, among other things, the terms of the Merger and the operations of Octagon and Conversion and receiving oral confirmation that the terms of the Merger (taking into account the highly-confident letter with respect to the Private Placement and the two-year moratorium on interest and principal debt payments granted by the holders of Conversion's $8 million Solid Waste Disposal Facility Bonds) were fair to Octagon's stockholders from a financial point of view, the Octagon Board approved the Merger and consented to the Private Placement.

    On March 26, 1997, Octagon received from Brooks, Houghton a written confirmation of its November 20, 1996 opinion to the effect that, as of March 26, 1997, the Merger is fair to Octagon's stockholders from a financial point of view.

                    RECOMMENDATION OF THE OCTAGON BOARD AND
                           THE REASONS FOR THE MERGER

    Since August 1995, Octagon management had advised the Octagon Board of the improbability of Octagon's raising the working capital necessary to support even modest growth. In its efforts to seek partners for recapitalizing Octagon, one or more of the following reasons inhibited such a transaction:

    - The traditional investment banking community felt then outstanding litigation, uncertainty with respect to the outcome and impact of the then pending SEC investigation and the potential at such time of further stockholder litigation presented too great a risk for a market maker or investor with respect to Octagon's Common Stock.

    - The inability of Octagon to demonstrate the financial return necessary to repay or service debt prevented management from securing a more traditional, lower cost line of credit from a merchant or commercial banker.

    - Although a private placement to raise capital might have been possible, stockholder dilution would have been excessive in the unlikely event that an investor could have been found.

    - Generation of sufficient working capital from operations was not feasible because of the costs to support outstanding litigation, the high overhead required to support public company costs and the high cost of Octagon's present asset based working capital line of credit.

    - The markets for Octagon's services and the lack of distinguishing skills, systems or products are not attractive for venture capitalists who might otherwise have an interest in Octagon.

    - The notoriety and negative publicity associated with the Octagon and Power Systems tradenames adversely affects sales and marketing substantially, further deteriorating investor interest in Octagon.

During such period, discussions between Octagon and several other entities proposing to invest in or acquire Octagon did not result in any offers being made for Octagon that were on terms and conditions acceptable to the Octagon Board.

    The Merger reflects a current transaction value of approximately $1,381,000 based on market values as of March 19, 1997, and offers the Octagon stockholders several other significant benefits:


    - Conversion Common Stock is listed on the Nasdaq SmallCap Market and is supported by market makers, including Blair & Co.


    - Conversion has adequate working capital to support the combined company's requirements for the next 12 months.

    - There are adequate synergies between the two companies' markets and services to rationalize an operating consolidation strategy and reduce overhead expenses.

    - Should the concepts supported by Conversion's patents and proprietary technology be properly exploited, both the Octagon and Conversion stockholders will have the opportunity for capital appreciation.

    - The combined company resulting from the Merger should have easier access to additional capital than either company on a stand-alone basis.

    Management also identified for the Octagon Board several potentially negative issues raised by the Conversion transaction.


    - Conversion is a start-up company without demonstrated market acceptance or significant sales of its initial product, ALUMAGLASS.


    - Conversion lacks an operating infrastructure and Octagon management will not only have to focus on the daily direction of the services business but be substantially involved in the direction of Conversion's business.

    - Conversion is currently generating operating losses which will need to be funded by the combined entity until Conversion's operations begin to generate a profit.

    Octagon management discussed the prospect of continuing on a stand-alone basis and operating Octagon within the existing parameters of its present limited working capital line of credit. Management informed the Octagon Board that, although recent developments had enhanced the value of Octagon, such developments could not be exploited without additional outside working capital.

    Based on the above, the Octagon Board concluded that the opportunity to merge with Conversion presented a reasonable, and possibly the only viable, alternative to give the Octagon stockholders the opportunity for further capital appreciation.

    Octagon's Board was aware that the Voting Agreements had been entered into by holders of approximately 52% of Octagon's Common Stock, including, among others, Mr. Amt and Mr. Christenson, and that such Voting Agreements could be a deterrent to other parties who might be interested in a business combination with Octagon. However, such Voting Agreements were required by Conversion as a condition to executing the Merger Agreement and, in light of the benefits of the Merger described above and the lack of alternative strategic opportunities, the Board determined it to be in the best interests of Octagon stockholders to approve and adopt the Merger Agreement and the Merger and enter into the Merger Agreement notwithstanding such Voting Agreements.

    After taking into consideration all of the factors set forth above, the Board of Directors of Octagon unanimously determined that the Merger was in the best interests of Octagon and its stockholders, and that Octagon should proceed with the Merger at this time. In view of the wide variety of factors considered, both positive and negative, Octagon's Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered. However, all material factors considered by Octagon's Board of Directors in reaching its decision to approve and adopt the Merger Agreement and the Merger are described above.

    THE OCTAGON BOARD HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE MERGER AND HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF, AND IS ON TERMS THAT ARE FAIR TO, OCTAGON AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT OCTAGON STOCKHOLDERS VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

                          OPINION OF BROOKS, HOUGHTON

    Octagon received the oral opinion of Brooks, Houghton on November 12, 1996 that the Merger was on terms that were fair to Octagon's stockholders from a financial point of view. Brooks, Houghton's written opinion stating the same was received by Octagon on November 20, 1996. Octagon received oral confirmation from Brooks, Houghton stating that the Merger is fair to Octagon's stockholders from a financial point of view on March 19, 1997, and Brooks, Houghton's written opinion to such effect was delivered to Octagon on March 26, 1997. Copies of Brooks, Houghton' s written opinions are attached as Exhibits B-1 and B-2 to this Proxy Statement/Prospectus.

    In arriving at its opinion, Brooks, Houghton examined, among other things,
(i) the Merger Agreement; (ii) historical financial information of Octagon and Conversion; (iii) various filings with the SEC including Conversion's Prospectus dated May 16, 1996 relating to the Conversion IPO, Conversion's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996, Conversion's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1996 and Conversion's Proxy Statement for its Annual Meeting of Stockholders held on November 25, 1996; (iv) publicly available historical stock price and trading volume information for Octagon and Conversion common stock and warrants; (v) Octagon management's projected orderly liquidation value of Octagon; (vi) a selected comparable analyses for Octagon and Conversion provided by the management of Octagon; (vii) background information regarding products and services provided by Conversion and Octagon; and (viii) an October 1, 1996 Octagon Board briefing package regarding the Merger, which was prepared by the management of Octagon. Although Brooks, Houghton was provided with financial projections prepared by Octagon and a nine-month sources and uses of funds schedule prepared by Conversion, such information was not material to Brooks,

Houghton's analysis because of the uncertainty associated with each company's ability to predict accurately its future financial results due to the uncertain nature of its respective business.

    Brooks, Houghton also held discussions with the management of Octagon and Conversion and met with VANGKOE, at their headquarters in St. Augustine, Florida. A senior investment banker from Brooks, Houghton also toured Conversion's facility in Dunkirk, New York. The discussions and meetings with the management of these companies included, among other things, the following:
(i) past and present business operations; (ii) the background of and the rationale for the proposed Merger; (iii) the future operating and financial prospects of the companies on an independent and merged basis; and (iv) the strategic plan for the merged company.

    The opinion prepared by Brooks, Houghton was delivered to Octagon's Chairman of the Board and its Chief Executive Officer for the use and consideration of the Octagon Board. The opinion addresses only the fairness, from a financial viewpoint, of the Conversion Ratio. The opinion neither addresses the value of a share of Octagon's Common Stock nor the business decision to participate in the Merger. The Conversion Ratio was determined pursuant to negotitations between Octagon and Conversion. While Brooks, Houghton has consented to the use of its opinion in this Proxy Statement/Prospectus, Brooks, Houghton does not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act and the rules and regulations promulgated thereunder, nor that its opinion constitutes a report or valuation within the meaning of Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

    As noted in its opinion, Brooks, Houghton relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and did not attempt to independently verify the same. With respect to the financial forecasts provided by management of Octagon or Conversion to Brooks, Houghton for purposes of its opinion, it was assumed that such forecasts were reasonably prepared on a basis reflecting management's most accurate estimates available and the judgment of the respective management of Conversion and Octagon. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities made trade at any time in the future.

    The financial estimates and related assumptions also assumed that the proposed Merger will be treated as a tax-free reorganization pursuant to Section 368 of the Code. Neither Conversion nor Octagon publicly discloses internal management forecasts of the type provided to Brooks, Houghton in connection with its opinion. Such forecasts were not prepared with a view toward public disclosure. Furthermore, such forecasts were based upon numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts. Brooks, Houghton has assumed no liability for such forecasts.

    Based on management's assurances, Brooks, Houghton also assumed that there were no material changes prior to the delivery of its opinion in Octagon's or Conversion's assets, financial condition, results from operations, business or prospects since the respective dates of the last financial statements and other material made available to Brooks, Houghton. Brooks, Houghton assumed that the Merger will be completed in a manner that complies in all respects with the applicable provisions of the Securities Act and the Exchange Act and all other applicable Federal and state statutes, rules and regulations. Brooks, Houghton did not perform any appraisal or valuation of specific assets of Octagon or Conversion and has not expressed any opinion regarding the liquidation value of Octagon or Conversion.

    It is Brooks, Houghton's belief that its analyses must be considered as a whole and that selecting portions of its analyses without considering all factors and analyses would create an incomplete and possibly misleading view of the analyses and the related processes underlying its opinion. Any estimates contained therein are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. No company or transaction used as a comparison in the analyses is identical to Octagon or Conversion or to the combined entity resulting from the Merger. Furthermore, estimates of value of the businesses do not purport to be appraisals or necessarily reflective of the prices at which the businesses actually may be sold. Because such estimates are inherently subject to uncertainty, neither the Octagon Board, Brooks, Houghton nor any other person assumes responsibility for the accuracy of such estimates.

    Based on comparative information provided by the management of Octagon and Conversion, in connection with rendering its opinion, Brooks, Houghton employed a variety of financial and comparative analyses, including those summarized below.

COMPARABLE M&A TRANSACTIONS

    Brooks, Houghton analyzed selected comparable transactions. This analysis included 17 completed transactions from August 22, 1989 through February 29, 1996. The analysis reviewed the following: the target company and its respective industry; the acquirer and the ultimate parent company; the announced and effective dates; the form of the acquisition and whether it was friendly or hostile; the premiums paid; the margins in terms of earnings before interest and taxes ("EBIT") and net income; and long-term valuation measures which included equity value to tangible book value, equity value to net income aggregate value of the transaction to sales, aggregate value of the transaction to earnings before interest, taxes, depreciation and amortization ("EBITDA"), aggregate value of the transaction to sales and aggregate value of the transaction to EBIT. A mean as well as a high and low statistical analysis was included in the analysis.

    No other company or transaction used in the comparable transaction analysis as a comparison is identical to Octagon, Conversion or the combined entity. Therefore, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Octagon and the combined entity are being compared.

COMPARABLE COMPANY ANALYSIS

    Brooks, Houghton analyzed selected companies in similar businesses to Octagon and Conversion. Companies believed by management to be comparable to Octagon were the following 17 selected environmental consulting companies--Acurex Environmental Corp., Earth Technology Corp. USA, Eco-Systems, Environmental Solutions, Inc., ERC Environmental & Energy Services, Geraghty & Miller Inc., HazWaste Industries Inc., KRP Asia Pacific Group (JRP & Partners), Nuclear Services Group, O'Brien-Kreitzberg & Associate, Organic Waste Technologies Inc., Quadrex Corp., RETEC, Riedal Environmental Services, Rust International Inc., Summit Environmental Group, Inc., Thermo Environmental Corp. and Wehran Envirotech Inc. Companies believed by management to be comparable to Conversion were the following five selected technology companies--Energy Biosystems, Catalytica, Inc., GTS DuraTek, Inc., Molten Metals Technology and Thermatrix. The analysis included a comparison of revenue, EBITDA, EBIT and net income over a trailing 12-month period and published estimates for 1997 and 1998. Also included in the analysis were low, average and high implied equity values for those time periods.

ORDERLY LIQUIDATION VALUE

    Brooks, Houghton reviewed an analysis by the management of Octagon regarding the estimated pre-tax cash flow that may be generated from the orderly liquidation of Octagon's assets and certain contracts. Brooks, Houghton calculated a present value of approximately $1,670,000 based on a discount rate of 8.5% applied to Octagon management's estimated pre-tax cash flows.

HISTORICAL STOCK PRICE AND VOLUME

    Brooks, Houghton reviewed historical prices and trade volume of the common stock of Octagon and Conversion for the period May 5, 1996 through November 11, 1996. Included in this review was: an analysis of the price of the common stock and the respective trading volume over time for both Octagon and Conversion; the volume of trading at various price levels; the ratio of the price of Conversion common stock to the price of Octagon common stock for the period May 16, 1996 through August 20, 1996. The average of this ratio over that period was 9.74x, the high was 17.57x and the low was 5.67x.

    As compensation for its services Brooks, Houghton is to be paid by Octagon a total fee of $50,000. Octagon also agreed to reimburse Brooks, Houghton for its reasonable out-of-pocket expenses and to indemnify Brooks, Houghton against certain liabilities, including liabilities under the Federal securities laws.

                                   THE MERGER

GENERAL

    The respective Boards of Directors of Conversion and Octagon, meeting separately, each approved and adopted the Merger Agreement and the Merger and authorized the execution and performance of the Merger Agreement.

    THE FOLLOWING SUMMARY OF THE MATERIAL TERMS OF THE MERGER AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PROVISIONS OF THE MERGER AGREEMENT, WHICH IS ATTACHED AS EXHIBIT A TO THIS PROXY STATEMENT/ PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE.

EFFECTIVE TIME AND EFFECT OF THE MERGER

    The Merger Agreement provides that, following the approval and adoption of the Merger and the Merger Agreement by Octagon's stockholders and the satisfaction or waiver of the other conditions to the Merger, Sub will be merged with and into Octagon, with Octagon continuing as the surviving corporation as a wholly-owned subsidiary of Conversion.

    The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be provided in the Certificate of Merger (the "Effective Time"). The Effective Time is expected to occur as promptly as practicable after the approval of the Merger Agreement and the Merger by the stockholders of Octagon at the Special Meeting, subject to the conditions described under "-- Conditions to Consummation of the Merger". The separate corporate existence of Sub will terminate upon consummation of the Merger and, pursuant to the Merger Agreement and applicable law, each issued and outstanding share of Octagon Common Stock will be converted automatically into 0.10 (one-tenth) of a share of Conversion Common Stock. The Conversion Ratio shall be appropriately adjusted to reflect any stock split, stock dividend, recapitalization, exchange, subdivision, combination or other similar change in Conversion Common Stock or Octagon Common Stock prior to the Effective Time.

EXCHANGE OF SHARES

    Instructions with regard to the surrender of Octagon Common Stock certificates, together with a letter of transmittal to be used for this purpose, will be mailed to Octagon stockholders as promptly as practicable after the Effective Time. In order to receive certificates evidencing Conversion Common Stock, each Octagon stockholder will be required to surrender his or her stock certificate(s) after the Effective Time, together with a duly completed and executed letter of transmittal, to American Stock Transfer & Trust Company, which will act as Exchange Agent (the "Exchange Agent") in connection with the Merger. Promptly after the Effective Time, Conversion will deposit in trust with the Exchange Agent certificates representing the number of shares of Conversion Common Stock which the holders of Octagon Common Stock are entitled to receive in the Merger. Upon receipt of such stock certificates and letters of transmittal, the Exchange Agent will issue stock certificates evidencing whole shares of Conversion Common Stock to the registered holder or his or her transferee for the number of shares of Conversion Common Stock each such person is entitled to receive as a result of the Merger, together with cash in lieu of any fractional shares. No interest will be paid or accrued on the amounts payable upon the surrender of Octagon Common Stock certificates.

    OCTAGON STOCKHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THE INSTRUCTIONS AND LETTER OF TRANSMITTAL ARE RECEIVED.

    If any certificate for Conversion Common Stock is to be issued or any cash payment in lieu of a fractional share is to be made to a person other than the person in whose name the certificate for the Octagon Common Stock surrendered in exchange therefor is registered, it will be a condition of such issuance or payment that the stock certificate so surrendered be properly endorsed and otherwise in proper form for transfer, and that the person requesting such issuance or payment (i) pay in advance any transfer or other taxes required by reason of the issuance of a certificate for Conversion Common Stock or a check representing cash in lieu of a fractional share to a person other than the registered holder of the Octagon Common Stock certificate surrendered, or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

    After the Effective Time, there will be no further transfers on the stock transfer books of Octagon of the shares of Octagon Common Stock that were outstanding immediately prior to the Effective Time. If a certificate representing such shares is presented for transfer, subject to compliance with the requisite transmittal procedures, it will be cancelled and exchanged for the applicable whole number of shares of Conversion Common Stock and cash in lieu of any fractional share amount.

    Each certificate representing Octagon Common Stock immediately prior to the Effective Time will, at the Effective Time, be deemed for all purposes to represent only the right to receive the number of whole shares of Conversion Common Stock (and the right to receive cash in lieu of any fractional share of Conversion Common Stock) into which the shares of Octagon Common Stock represented by such certificate were converted in the Merger.

    Until a certificate which formerly represented Octagon Common Stock is actually surrendered for exchange and received by the Exchange Agent, the holder thereof will not be entitled to receive any dividends or other distributions with respect to Conversion Common Stock payable to holders of record after the Effective Time. Subject to applicable law, upon such surrender of Octagon Common Stock certificates, such dividends or other distributions will be remitted (without interest) to the record holder of certificates for the shares of Conversion Common Stock issued in exchange therefor.

    Any certificates for the Conversion Common Stock and cash to pay for fractional shares delivered to or held by the Exchange Agent and not exchanged for Octagon Common Stock certificates within six months after the Effective Time will be returned by the Exchange Agent to Conversion, which will thereafter act as Exchange Agent. None of Conversion, Octagon or the Exchange Agent will be liable to a holder of Octagon Common Stock for any of the Conversion Common Stock, dividends or other distributions thereon, or cash in lieu of fractional shares, delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    No fractional shares of Conversion Common Stock will be issued in connection with the Merger. All fractional shares of Conversion Common Stock to which a holder of Octagon Common Stock immediately prior to the Effective Time would otherwise be entitled at the Effective Time will be aggregated. If a fractional share results from such aggregation, the Octagon stockholder will be entitled to receive from Conversion a cash payment in lieu thereof in the manner provided in the Merger Agreement. Except for such payment, no Octagon stockholder will be entitled to any dividends or other distributions or other rights of shareholders with respect to any fractional interest.

    The holders of Conversion Common Stock will continue to hold their shares without any change in number, designation, terms or rights.

TREATMENT OF STOCK OPTIONS AND WARRANTS

    At the Effective Time, each holder of vested options to purchase Octagon Common Stock, in exchange for and satisfaction thereof, will receive from Conversion that number of shares of Conversion Common Stock as shall equal (i) the number of shares of Conversion Common Stock that the holder of such vested options would have received in the Merger had such holder exercised such vested options immediately prior to the Effective Time less (ii) the number of shares of Conversion Common Stock as shall equal the quotient obtained by dividing the aggregate exercise price for such vested options by $4.50.

    All unvested options to purchase Octagon Common Stock outstanding at the Effective Time shall be cancelled and no consideration shall be paid or given in respect thereof. However, the Conversion Board of Directors has reserved an aggregate of 90,149 shares of Common Stock for issuance upon the exercise of options to be granted to Octagon employees as soon as practicable following the Effective Time pursuant to the terms of the Merger Agreement.

    At the Effective Time, each of Octagon's then outstanding warrants to purchase Common Stock, by virtue of the Merger and without any further action on the part of any holder thereof, shall be assumed by Conversion and automatically converted, pursuant to its terms, into a warrant to purchase a number of shares of Conversion Common Stock determined by multiplying the number of shares of Octagon Common Stock by 0.10 (rounded up to the nearest whole number of shares) at an exercise price equal to the exercise price in effect under such warrant immediately prior to the Effective Time divided by 0.10 (rounded to the nearest cent).

CONDITIONS TO CONSUMMATION OF THE MERGER

    The obligations of Conversion, Octagon and Sub to consummate the Merger are subject to the satisfaction of certain conditions, including (i) the approval and adoption of the Merger Agreement and the Merger by the stockholders of Octagon, (ii) the receipt of all authorizations, permits, consents and approvals of securities or "Blue Sky" commissions or agencies of any jurisdiction and of other governmental bodies or agencies that may reasonably be deemed necessary so that the consummation of the Merger and the other transactions contemplated by the Merger Agreement will comply with applicable laws, (iii) the effectiveness under the Securities Act of the Registration Statement (of which this Proxy Statement/Prospectus constitutes a part) and the absence of any stop order suspending the effectiveness of the Registration Statement or proceedings seeking a stop order, (iv) no temporary restraining order, preliminary or permanent injunction, or other order preventing the consummation of the Merger, shall have been issued, nor shall any statute, rule or regulation have been enacted prohibits, restricts or delays consummation of the Merger and (v) the receipt by Octagon of the opinion of Greenberg, Traurig that the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code.

    Additional conditions to the obligations of Conversion and Sub to consummate the Merger include (i) the accuracy in all material respects of the representations and warranties of Octagon, (ii) the performance, in all material respects, of all of the obligations required to be performed by Octagon under the Merger Agreement prior to the consummation of the Merger, (iii) all action necessary to authorize the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby will have been duly and validly taken by Octagon and Octagon and the stockholders of Octagon shall have the full power and right to effect the Merger, (iv) the receipt by Conversion of an opinion of Greenberg, Traurig, counsel to Octagon, reasonably satisfactory in form and substance to Conversion, (v) the receipt by the Board of Directors of Conversion from a financial advisor acceptable to it of an opinion stating that the Merger is fair from a financial point of view to Conversion's stockholders, (vi) the execution of an employment agreement between Conversion and each of William L. Amt and Harry O. Christenson in the form attached as an exhibit to the Merger Agreement, (vii) the receipt by Octagon of all necessary consents, waivers and approvals required under Octagon's material agreements, contracts and licenses, (viii) the holders of not more than 5% of the issued and outstanding shares of Octagon Common Stock immediately prior to the Effective Time shall have exercised their appraisal rights under the DGCL,
(ix) Octagon's Certificate of Incorporation shall have been amended to delete therefrom provisions relating to the purchase price for Octagon Common Stock,
(x) Conversion shall have obtained directors' and officers' liability insurance on satisfactory terms and conditions, (xi) releases shall have been obtained from certain former executive officers and directors of Octagon with respect to indemnification and (xii) a party to a pending litigation with Octagon shall not have sought an order to enjoin the Merger.

    Additional conditions to Octagon's obligation to consummate the Merger include (i) the accuracy in all material respects of the representations and warranties of Conversion and Sub and the performance, in all material respects, of all the obligations required to be performed by Conversion and Sub under the Merger Agreement prior to the consummation of the Merger, (ii) all action necessary to authorize the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby will have been duly and validly taken by Conversion and Sub, (iii) the receipt by Octagon of an opinion of O'Sullivan Graev & Karabell, LLP, counsel to Conversion, in form and substance reasonably satisfactory to Octagon, (iv) the receipt of an opinion from Greenberg, Traurig, in form and substance reasonably satisfactory to Octagon, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code, (v) all consents, authorizations, orders or approvals, and filings or registrations with, any governmental authority required in connection with the consummation of the Merger by Conversion and Sub, (vi) the payment of certain expenses of Octagon upon consummation of the Merger, (vii) Conversion shall have elected William L. Amt, Harry O. Christenson, Patricia H. Engman and William V. Roberti as directors of Conversion, effective upon consummation of the Merger and (viii) the receipt of an opinion of Brooks, Houghton, financial advisor to Octagon, that the Merger is fair to the stockholders of Octagon from a financial point of view.

    Under the terms of the Merger Agreement, Conversion and Sub have no obligation to consummate the Merger if any condition to their obligations to consummate the Merger is not satisfied on or prior to the closing date of the Merger and Octagon has no obligation to consummate the Merger if any condition to its obligation to consummate the Merger is not satisfied on or prior to the closing date of the Merger. Any of the conditions to the obligations of Conversion, Sub or Octagon to consummate the Merger (other than the required stockholder approval) may be waived or modified by the party that is, or whose shareholders are, entitled to the benefits thereof.

    Reference is made to Article VI of the Merger Agreement for a complete statement of the conditions precedent to the obligations of the respective parties to consummate the Merger.

REPRESENTATIONS, WARRANTIES AND COVENANTS

    In the Merger Agreement, Conversion, Sub and Octagon have made various representations, warranties, covenants and agreements relating to, among other things, their respective organization, capital structure, business and financial condition and the satisfaction of certain legal requirements for the Merger.

    The Merger Agreement provides that during the executory period of the Merger Agreement and for 20 days thereafter, Octagon shall not, directly or indirectly,
(i) solicit, initiate or engage in discussions with any person other than Conversion relating to the acquisition of Octagon, whether by way of merger, purchase of stock, purchase of assets or otherwise (an "Acquisition Transaction"), (ii) provide information to any person other than Conversion with respect to a possible Acquisition Transaction, (iii) enter into an agreement relating to an Acquisition Transaction with any person other than Conversion and Sub, (iv) consummate an Acquisition Transaction with any person other than Conversion or (v) make or authorize any statement, recommendation or solicitation in support of a possible Acquisition Transaction with a party other than Conversion; PROVIDED, HOWEVER, that Octagon may (i) furnish information to, or enter into discussions or negotiations with, an unaffiliated third party with respect to a proposed Acquisition Transaction that is not subject to conditions relating to financing and offers Octagon's stockholders cash or marketable securities having a value in excess of the shares of Conversion Common Stock to be issued in the Merger (a "Superior Proposal") if the Board of Directors of Octagon, based upon the written advice of counsel, determines in good faith that such action is necessary to comply with its fiduciary duties to stockholders under applicable law and (ii) fail to make or withdraw or modify its recommendation to Octagon's stockholders to approve and adopt the Merger Agreement and the Merger. Octagon has agreed to notify Conversion if it receives any unsolicited offer or proposal relating to an Acquisition Transaction.

    Under the Merger Agreement, each of Conversion and Octagon is generally obligated prior to the Effective Time to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, and to preserve intact its present business organization, the services of the officers and employees and its relationships with suppliers, customers and others. Octagon has agreed to notify Conversion of changes in the normal course of its business and each of Octagon and Conversion has agreed to refrain from taking certain actions without the prior written consent of the other.

VOTING AGREEMENTS

    In connection with the execution of the Letter of Intent and to facilitate the consummation of the Merger, Conversion entered into separate Voting Agreements with certain stockholders of Octagon, including, among others, William L. Amt, the President and Chief Executive Officer of Octagon, Harry O. Christenson, the Chief Financial Officer of Octagon, John C. Kolojeski, a director and Executive Vice President of Octagon, and John T. Royall and Stevan
W. Koinis, principal stockholders and former officers and directors of Octagon, holding an aggregate of approximately 52% of the Octagon Common Stock, which percentage is sufficient to approve the consummation of the Merger without the approval of any other stockholder of Octagon. Each stockholder agreed that at any meeting of the stockholders of Octagon, however called, and in any action by written consent of the stockholders of Octagon, such stockholder will (a) vote all of such shares of Octagon Common Stock in favor of the approval of the Merger Agreement, and the transactions contemplated thereby, including the Merger; and (b) until June 30, 1997, vote such shares of Octagon Common Stock against any (i) merger, consolidation, share exchange, business combination or other similar transaction pursuant to which control of Octagon would be transferred to any person other than Conversion or (ii) sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50% or more of the assets of Octagon taken as a whole, in a single transaction or a series of transactions. Each stockholder has also granted Conversion an irrevocable proxy to vote his shares of Octagon Common Stock as specified above in the event that such stockholder fails to so vote such shares.

    The Voting Agreements will terminate on the earlier of (i) June 30, 1997 and
(ii) the termination of the Merger Agreement.

    The Voting Agreements are intended to ensure that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, the Voting Agreements may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all or a significant interest in Octagon from proposing or making such an acquisition, even if such persons were prepared to pay a higher price per share for Octagon Common Stock than the price per share implicit in the Merger Consideration.

TERMINATION OF THE MERGER AGREEMENT

    The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after the approval by the Octagon stockholders, (i) by mutual written consent of Conversion and Octagon, (ii) by either Conversion or Octagon if the Merger has not been consummated by June 30, 1997, (iii) by Conversion or Octagon if any statute, rule, regulation or other legislation is enacted which, in the reasonable good faith judgment of such party materially adversely impairs the conduct or operation of the other party's business, (iv) Octagon if it receives a Superior Proposal and, based upon written advice of counsel, determines in good faith that accepting such proposal is necessary for the Octagon Board of Directors to comply with its fiduciary duties to stockholders under applicable law or (v) by Conversion if the Octagon Board of Directors shall have (A) withdrawn, modified or amended in any adverse respect its approval or recommendation of the Merger Agreement or the Merger,
(B) failed to include in this Proxy Statement/Prospectus the recommendation that stockholders approve the Merger or (C) recommend to the stockholders an Acquisition Transaction with a party other than Conversion.

FEES AND EXPENSES; TERMINATION FEES

    Conversion and Octagon will each bear their own expenses in the event the Merger is not consummated. If the Merger is consummated, Conversion shall bear its expenses and the reasonable fees and expenses of Octagon's legal, accounting and financial advisors. In addition, Octagon must pay Conversion a termination fee of $200,000 plus out-of-pocket expenses if (i) Octagon terminates the Merger Agreement after receiving a Superior Proposal and being advised by its legal counsel that accepting such offer is necessary to comply with the fiduciary duty of the Octagon Board, (ii) Conversion terminates the Merger Agreement after the Octagon Board withdraws, modifies or amends in an adverse respect its approval and adoption of the Merger Agreement and the Merger or recommends an Acquisition Proposal with respect to any party other than Conversion or (iii) Octagon consummates an acquisition transaction prior to June 30, 1997 with a party other than Conversion who made an acquisition proposal to Octagon prior to the termination of the Merger Agreement, or during the 20-day period following the termination of the Merger Agreement.

AMENDMENT OF THE MERGER AGREEMENT; WAIVER OF CONDITIONS

    The respective Boards of Directors of Octagon, Conversion and Sub may, by written agreement, at any time before or after the approval of the Merger and the Merger Agreement by the Octagon stockholders, amend the Merger Agreement, provided that after such approval by the Octagon stockholders no amendment or modification may be made that would materially adversely affect the rights of the Octagon stockholders without the further approval of such stockholders. Each party to the Merger Agreement may, to the extent legally permitted, extend the time for the performance of any of the obligations of any other party to the Merger Agreement, waive any inaccuracies in the representations or warranties of any other party contained in the Merger Agreement or waive compliance by any other party with any of the agreements or conditions contained in the Merger Agreement (other than the required stockholder approval).

CONFLICTS OF INTEREST

    In considering the recommendation of the Octagon Board to approve and adopt the Merger Agreement and the Merger, Octagon stockholders should be aware that the executive officers of Octagon, certain members of the Octagon Board and certain former officers and directors who are currently principal stockholders of Octagon have interests in the Merger that are in addition to the interests of Octagon stockholders generally, and that the members of the Octagon Board having such interests participated in the discussion, deliberation and voting of the Octagon Board with respect to the Merger Agreement and the Merger. The Octagon Board of Directors was aware of these interests, but did not believe that they would affect the objectivity of any director's determination that the Merger was in the best interests of Octagon's stockholders.

    EMPLOYMENT AGREEMENTS. Each of William L. Amt, the President and Chief Executive Officer and a director of Octagon, and Harry O. Christenson, the Chairman and Chief Financial Officer of Octagon, has entered into an Employment Agreement (collectively, the "Employment Agreements") with Conversion relating to his employment with Conversion for the one-year period following the Merger. Pursuant to the Employment Agreements, Mr. Amt and Mr. Christenson will each receive a salary of $160,000 per year and, upon consummation of the Merger, options to purchase 250,000 shares and 150,000 shares, respectively, of Conversion Common Stock at an exercise price equal to fair market value on the date of grant, and will each be eligible to receive additional incentive compensation and stock options and other benefits. See "-- Business and Management After the Merger; Employment Agreements".

    ACCELERATION OF OPTIONS. The vesting of options held by William L. Amt, the President and Chief Executive Officer and Harry O. Christenson, the Chairman and Chief Financial Officer of Octagon, in each case, to purchase 800,000 shares of Octagon Common Stock at an exercise price of $0.07 was accelerated by Octagon to become exercisable, and all such options were exercised by Mr. Amt and Mr. Christenson on, August 26, 1996 through cashless exercise resulting in the issuance to each of them of 650,667 shares of Octagon Common Stock. See "OCTAGON EXECUTIVE COMPENSATION".

    INDEMNIFICATION. Pursuant to the Employment Agreements, Conversion has agreed that, until six years following the Effective Time, the Surviving Corporation will maintain all rights to indemnification now existing in favor of Mr. Amt and Mr. Christenson (the "Indemnified Parties") as provided in the Octagon Certificate of Incorporation and the Octagon By-laws and as otherwise in effect under any agreement or otherwise on the date of the Merger Agreement. See "-- Business and Management After the Merger; Employment Agreements".

    ELECTION TO CONVERSION BOARD OF DIRECTORS; ISSUANCE OF NON-EMPLOYEE DIRECTOR OPTIONS. William L. Amt, Harry O. Christenson, Patricia H. Engman and William
V. Roberti, each currently an Octagon director, will be appointed to Conversion's Board of Directors upon consummation of the Merger. In addition, upon consummation of the Merger, Patricia H. Engman, Charles R. Henry and William V. Roberti will receive options to purchase 5,000 shares of Conversion Common Stock, at an exercise price equal to the fair market value thereof, pursuant to Conversion's 1994 Stock Option Plan for Non-Employee Directors. See "-- Business and Management After the Merger; Employment Agreements".

    AGREEMENTS WITH CERTAIN PRINCIPAL STOCKHOLDERS WHO EXECUTED VOTING AGREEMENTS; CONVERSION LOANS TO OCTAGON. In August 1996, Conversion and Octagon entered into letter agreements with John T. Royall and Steven W. Koinis, each of whom is a former executive officer and director of, and currently a principal stockholder of, Octagon. Pursuant to the letter agreements, Octagon agreed to reimburse certain legal fees incurred by Messrs. Royall and Koinis pursuant to indemnification obligations as officers of Octagon and Conversion agreed to guarantee such reimbursement obligation effective as of the consummation of the Merger. The letter agreements also contain mutual releases, with certain exceptions, from future claims. In accordance with the provisions of such letter agreements, Messrs. Royall and Koinis entered into Voting Agreements with Conversion obligating them to vote in favor of the Merger and against acquisition proposals of any party other than Conversion.

    In September 1996, Conversion and Octagon entered into a Loan and Security Agreement, pursuant to which Conversion loaned to Octagon an aggregate of $660,000, $55,000 of which Octagon has repaid to Conversion. See "EXISTING RELATIONSHIP BETWEEN CONVERSION AND OCTAGON". $60,000 of the Bridge Loan was used to make reimbursements to Messrs. Royall and Koinis in respect of legal fees in accordance with the terms of the letter agreements. See "-- Voting Agreements".

FEDERAL INCOME TAX CONSEQUENCES

    The following discussion addresses the material Federal income tax consequences of the Merger that are generally applicable to stockholders of Octagon. The discussion summarizes the opinion of Octagon's counsel, Greenberg, Traurig, filed as Exhibit 8.1 to the Registration Statement (the "Exhibit Opinion"). The Exhibit Opinion is based on certain assumptions and subject to certain limitations and qualifications set forth therein.

    For Federal income tax purposes the merger of Sub with and into Octagon, in accordance with the terms of the Merger Agreement, will qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code, and Conversion, Octagon and Sub will each be a party to a reorganization within the meaning of Section 368(b) of the Code. Provided that the Merger qualifies as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code, (i) no gain or loss will be recognized by either Octagon or Conversion as a result of the consummation of the Merger, (ii) no gain or loss will be recognized by a stockholder of Octagon upon the receipt by such stockholder solely of shares of Conversion Common Stock (including any fractional share interest treated as received) in exchange for such stockholder's shares of Octagon Common Stock in accordance with the terms of the Merger Agreement, (iii) the aggregate tax bases of the shares of Conversion Common Stock received by a stockholder of Octagon (including any fractional share interest treated as received) will be the same as the aggregate tax bases of the shares of Octagon Common Stock surrendered in exchange therefor decreased by the amount of any cash received and increased by the amount of any gain recognized and (iv) the holding period of the shares of Conversion Common Stock received by an Octagon stockholder (including any fractional share interest treated as received) in exchange for shares of Octagon Common Stock will include the period during which the shares of Octagon Common Stock surrendered in exchange therefor were held, provided the shares of Octagon Common Stock were held as capital assets at the Effective Time.

    An Octagon stockholder who receives cash in the Merger in lieu of a fractional share interest in Conversion Common Stock will be treated as having received and then redeemed such fractional share of Conversion Common Stock. The tax treatment of such redemption will be governed by Section 302(a) of the Code. Cash received for a fractional share by a minority stockholder who exercises no control over the affairs of Conversion generally will be treated as received in exchange for the fractional share of stock rather than as a dividend. Assuming such treatment, an Octagon stockholder would recognize gain or loss measured by the difference between the cash received and the portion of the stockholder's adjusted tax basis in the shares of Octagon Common Stock allocable to the fractional share. Any capital gain or loss recognized by an Octagon stockholder will be long-term capital gain or loss if the stockholder has held such stockholder's shares of Octagon Common Stock for longer than one year.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. OCTAGON STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE SPECIFIC AND DEFINITIVE ADVICE AS TO THE FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE CONVERSION OF THEIR SHARES OF OCTAGON COMMON STOCK PURSUANT TO THE MERGER, AS WELL AS ADVICE AS TO THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS AND POSSIBLE AMENDMENTS TO SUCH LAWS.

ACCOUNTING TREATMENT OF THE MERGER

    The Merger will be accounted for as a purchase by Conversion. As a result, the excess of the value of the consideration to be issued to Octagon's stockholders over the fair value of identifiable tangible assets acquired, less the fair value of liabilities assumed, will be capitalized by Conversion. The amount of goodwill will be determined based upon the market value of Conversion Common Stock on August 13, 1996, the time of the announcement of the Merger. Based on a closing price of $4.00 for Conversion Common Stock on August 13, 1996, the amount of goodwill will be approximately $3,152,000. The actual amount of goodwill will be amortized over a 10-year period, resulting in an annual non-cash charge to earnings that will not be deductible for income tax purposes. Based on the August 13, 1996 closing price of $4.00 for Conversion Common Stock, such annual charge will be $315,241.

RESALE OF CONVERSION COMMON STOCK BY AFFILIATES

    The shares of Conversion Common Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued pursuant to the terms of the Merger Agreement to any holder of Octagon Common Stock who may be deemed to be an "affiliate" of Octagon for purposes of Rule 145 under the Securities Act or of Conversion. Such affiliates may not sell their shares of Conversion Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145, Rule 144 or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of an entity generally include individuals or entities that control, are controlled by or are under common control with such entity, and includes the directors, the executive officers and the principal stockholders of such entity.

    Octagon agreed in the Merger Agreement to use its best efforts to cause each director, executive officer and other person who may be deemed an affiliate (for purposes of Rule 145) of Octagon to execute and deliver a written agreement intended to ensure compliance with the Securities Act.

    This Proxy Statement/Prospectus cannot be used for resales of Conversion Common Stock received by any person who may be deemed an affiliate of Octagon.

NASDAQ SMALLCAP LISTING

    Shares of Conversion Common Stock are currently listed on the Nasdaq SmallCap Market. Application will be made by Conversion to list the shares of Conversion Common Stock to be issued in connection with the Merger on the Nasdaq SmallCap Market.

BUSINESS AND MANAGEMENT AFTER THE MERGER; EMPLOYMENT AGREEMENTS

    Following the Merger, management of the combined entity will finalize and implement operational strategies designed to maximize return on capital and position the combined entity for growth. Management will also carefully review the combined entity's operations to identify opportunities for eliminating duplicative expenses and other operating expense reductions to facilitate achieving cash flow break-even from operations on a combined basis. It is anticipated that strategic initiatives will include, among others, (i) increasing revenue and profit margins in radiological control and operations and maintenance services through innovative, value-added offerings such as automated radiological control systems and bundled product and service offerings which may utilize substrates produced by Conversion, (ii) continuing to identify markets for Conversion's abrasives and construction material aggregates and identifying other products or materials with respect to which Conversion may obtain marketing rights on a stand-alone or bundled basis, (iii) offering specialty products and third-party services to others on a contract basis utilizing Conversion's manufacturing facilities, (iv) pursuing construction and licensing opportunities with respect to ALUMAGLASS or other glass products utilizing melting technologies on-site at industrial customer locations and (v) growing Conversion's CRT recycling business by entering markets for recycling end-of-life computer CRT tubes or monitors through arrangements with computer manufacturers and other large volume sources. No assurance can be given that any of such initiatives will be successful or that the combined entity will achieve profitability. See "RISK FACTORS".


    The executive officers of Conversion after the Merger are expected to be as follows: William L. Amt, President and Chief Executive Officer; Harry O. Christenson, Chief Financial Officer; John C. Kolojeski, Vice President--Regulatory Compliance; Jack D. Hays, Jr., Vice President--Manufacturing and Operations; and William Gary Jellum, Vice President--Human Resources. Such executive officers are currently executive officers of Conversion or Octagon, with the exception of Mr. Hayes and Mr. Jellum. The backgrounds of these individuals are set forth below. In addition, Eckardt C. Beck will continue to be Chairman of the Board of Conversion following the Merger.


    Jack D. Hays, Jr., 58, is currently an employee of Octagon, which he joined in March 1997 in anticipation of the Merger. From July 1993 through June 1996, Mr. Hays was a National Account Executive with the firm of Brown & Root, Inc., an engineering, construction and environmental consulting firm. From February 1992 through March 1993, Mr. Hays was Executive Vice President of Ford, Bacon & Davis, an engineering and construction consulting firm. Prior to joining Ford, Bacon & Davis, Mr. Hays was with PPG Industries, Inc., where he had over 30 years of experience in various operating and management positions. Mr. Hays also performed consulting services for various entities throughout his career. Mr. Hays received a B.S. and M.S. in Chemical Engineering from Louisiana State University and a M.B.A from the University of Pittsburgh.

    William Gary Jellum, 47, joined Octagon in December 1995 and is Octagon's Vice President of Human Resources. Mr. Jellum has held various human resources positions throughout his career. Prior to joining Octagon, Mr. Jellum was with Trans Global Associates, a human resources consulting firm, which he joined in January 1992. Mr. Jellum received his B.A. in Psychology and Economics from Brock University of St. Catherine, Ontario.

    Following the Merger, Conversion's Board of Directors shall be expanded from eight to twelve directors and William L. Amt, Harry O. Christenson, Patricia H. Engman and William V. Roberti will join Conversion's Board.

    On November 18, 1996, simultaneously with the execution and delivery of the Merger Agreement, William L. Amt and Harry O. Christenson each entered into an Employment Agreement with Conversion relating to the employment of such individuals with Conversion effective as of the consummation of the Merger. The Employment Agreements contain non-competition and confidentiality provisions and provide that Mr. Amt will be the President and Chief Operating Officer of Conversion and that Mr. Christenson will be the Chief Financial Officer of Conversion. Mr. Amt and Mr. Christenson will also serve as directors of Conversion. Mr. Amt and Mr. Christenson will each receive a salary of $160,000 per annum and will receive annual or incentive bonuses if approved by Conversion's Board. Mr. Amt and Mr. Christenson will be entitled to participate in all benefit and stock option plans available to Conversion's employees and executive officers and each will receive an automobile allowance of $600 per month. Upon consummation of the Merger, Mr. Amt and Mr. Christenson will receive non- qualified stock options to purchase 250,000 shares and 150,000 shares, respectively, of Conversion's Common Stock at an exercise price equal to the fair market value thereof on the date of grant. Subject to the vesting and other provisions to be set forth in the non-qualified stock option agreements to be entered into with respect to the options, 20% of such options will vest immediately and 20% of such options shall vest on the first, second, third and fourth anniversaries, respectively, of the date of grant.

    Pursuant to the Employment Agreements, Mr. Amt and Mr. Christenson will each place 34,560 shares of Conversion Common Stock that they will receive in the Merger into escrow. Commencing six months following the consummation of the Merger, one-sixth of such shares shall be released from escrow each month so that all of such escrow shares shall be released on the one-year anniversary of the Merger. In the event of termination by Conversion for "cause" or by the employee without "good reason" (as defined in the Employment Agreements), subject to certain exceptions, the shares then remaining in escrow, if any, shall be cancelled and returned to Conversion. In the event of termination by Conversion without cause, by the employee for good reason or as a result of death or disability, the shares then remaining in escrow, if any, shall be released to the employee. In addition, in the event of termination by Conversion without cause, by the employee for good reason or as the result of death, the employee or his estate will receive a lump sum payment equal to his annual salary and will continue to participate in benefit and other plans for the remaining term of the Employment Agreement.

    The term of each Employment Agreement is one year from the consummation of the Merger and will automatically renew for additional one-year periods, unless six months' prior notice of non-renewal is given by either party. Conversion may not terminate either Employment Agreement without cause during the first year of the term.

    Conversion is also a party to an Amended and Restated Employment Agreement dated July 9, 1994, with Harvey Goldman, pursuant to which Mr. Goldman currently serves as President and Chief Executive Officer of Conversion. See "CONVERSION EXECUTIVE COMPENSATION -- Employment Agreements." Conversion and Mr. Goldman amended the Amended and Restated Employment Agreement in January 1997 to reflect that following the Merger, Mr. Goldman will continue to serve as an employee of Conversion and, at the discretion of Conversion's Board of Directors, as Chairman or Vice-Chairman of the Board and as a member of the Executive Committee of the Board of Directors.

                               DISSENTERS' RIGHTS

    Holders of record of shares of Octagon Common Stock will have appraisal rights with respect to their shares. Such stockholders who do not vote to approve and adopt the Merger Agreement and the Merger may elect to have the fair value of their shares, based on all relevant factors and excluding any element of value arising from the accomplishment or expectation of the Merger, judicially appraised and paid to them in cash. Under Section 262 of the DGCL ("Section 262"), if the Merger is consummated, holders of record of shares of Octagon Common Stock may exercise their appraisal rights by complying with the provisions of Section 262. The following brief summary of Section 262 sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, a copy of which is attached to this Proxy Statement/Prospectus as Exhibit C.

    Stockholders of record who desire to exercise their appraisal rights must fully satisfy all of the following conditions. A written demand for appraisal of shares of Octagon Common Stock must be delivered to the Secretary of Octagon before the taking of the vote on the approval and adoption of the Merger Agreement and the Merger. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the approval and adoption of the Merger Agreement and the Merger. Neither voting against, abstaining from voting, nor failing to vote on the Merger Agreement and the Merger will constitute a demand for appraisal within the meaning of Section 262. Any stockholder seeking appraisal rights must hold the shares of Octagon Common Stock for which appraisal is sought on the date of the making of the demand, continuously hold such shares through the Effective Time and otherwise comply with the provisions of Section 262.

    Stockholders electing to exercise their appraisal rights under Section 262 must not vote for the approval and adoption of the Merger Agreement and the Merger or consent thereto in writing. Voting in favor of the approval and adoption of the Merger Agreement and the Merger, or delivering a proxy in connection with the Special Meeting (unless the proxy votes against, or expressly abstains from the vote on, the approval and adoption of the Merger Agreement and the Merger), will constitute a waiver of the stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.

    A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If shares of Octagon Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares of Octagon Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

    A record owner, such as a broker, who holds shares of Octagon Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In such case, the written demand must set forth the number of shares of Octagon Common Stock covered by such demand. Where the number of shares of Octagon Common Stock is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of the Special Meeting.

    Stockholders who elect to exercise appraisal rights must mail or deliver their written demands to: Secretary, Octagon, Inc., 317 North Lake Boulevard, Suite 1024, Altamonte Springs, Florida 32701. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of Octagon Common Stock covered by the demand, and that the stockholder is thereby demanding appraisal of such shares. Within 10 days after the Effective Time, Octagon must provide notice of the Effective Time to all stockholders who have complied with Section 262 and have not voted for approval and adoption of the Merger Agreement and the Merger.

    Within 120 days after the Effective Time, either Octagon or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Octagon Common Stock of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares of Octagon Common Stock owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In WEINBERGER V. UOP, INC., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company". The Delaware Supreme Court stated that in making this determination of fair value, the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation . . ." The Delaware Supreme Court has construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered". However, the court noted that
Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger".

    Stockholders considering seeking appraisal should keep in mind that the fair value of their shares of Octagon Common Stock determined under Section 262 could be more than, the same as or less than the value of the Merger Shares if they do not seek appraisal of their shares, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Octagon Common Stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

    Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote, for any purpose, the shares of Octagon Common Stock subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.


    At any time within 60 days after the Effective Time, any former holder of shares of Octagon Common Stock shall have the right to withdraw his or her demand for appraisal and to accept the terms offered in the Merger. After this period, such holder may withdraw his or her demand for appraisal only with the consent of Octagon as the surviving corporation in the Merger. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, stockholders' rights to appraisal shall cease and all stockholders shall be entitled to receive the consideration offered per share of Octagon Common Stock provided for in the Merger Agreement. Inasmuch as Octagon has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, a petition timely filed in the Delaware Court of Chancery demanding appraisal shall benefit all dissenting stockholders entitled to appraisal and shall not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.


    Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights. In view of the complexity of these provisions of the DGCL, stockholders who are considering exercising their appraisal rights under Section 262 should consult their legal advisors.

              EXISTING RELATIONSHIP BETWEEN CONVERSION AND OCTAGON

    On September 19, 1996, pursuant to the Letter of Intent, Conversion and Octagon entered into a Loan and Security Agreement, pursuant to which Conversion loaned to Octagon an aggregate of $660,000, $55,000 of which Octagon has repaid to Conversion through the date of this Proxy Statement/Prospectus. Such loan was used for general working capital purposes, including the payment to John Royall and Steven Koinis, former officers and directors and current principal stockholders of Octagon, of an aggregate of $60,000 in respect of certain indemnification obligations of Octagon to such persons. See "THE MERGER -- Conflicts of Interest". The Bridge Loan bears interest at 8.25% and is due on demand. The Bridge Loan may be prepaid by Octagon at any time without penalty but must be prepaid in full if Octagon consummates an Acquisition Transaction with any party other than Conversion. The Bridge Loan is secured by all of the assets of Octagon. Such security interest is subordinated to the liens securing Octagon's working capital line of credit. Default provisions under the Bridge Loan include, among others, (i) the failure to pay principal or interest when due, (ii) a material default or breach by Octagon under the Merger Agreement unless cured (if curable) within 10 days following notice, (iii) a proceeding filed or commenced by or against Octagon that is not dismissed within 30 days and (iv) liens or judgments in excess of $10,000 on Octagon's assets unless released within 10 days.

                         UNAUDITED PRO FORMA CONDENSED
                          CONSOLIDATED FINANCIAL DATA

    The following unaudited pro forma condensed consolidated balance sheet includes Conversion's consolidated balance sheet as of December 31, 1996 and Octagon's consolidated balance sheet as of that same date, giving effect to the acquisition of the Octagon Common Stock in exchange for 850,000 shares of Conversion Common Stock and approximately $250,000 in anticipated direct acquisition and registration costs, as if such acquisition had occurred on December 31, 1996. The unaudited pro forma condensed consolidated statements of operations include Conversion's consolidated statements of operations for the six months ended December 31, 1996 and the year ended June 30, 1996 and Octagon's consolidated statements of operations for the same periods, giving effect to the Merger as if it had occurred on July 1, 1995. The Merger has been accounted for on the purchase basis in such pro forma statements. The historical information of Conversion has been derived from the unaudited condensed consolidated financial statements for the six months ended December 31, 1996 and the audited consolidated financial statements for the year ended June 30, 1996 which are included herein and should be read in conjunction with such financial statements and the notes thereto. The historical information of Octagon has been derived from the audited consolidated financial statements for the year ended December 31, 1996 and the unaudited consolidated financial statements for the twelve months ended June 30, 1996 which are included herein and should be read in conjunction with such financial statements and the notes thereto. In the opinion of the managements of Conversion and Octagon, the above-mentioned unaudited interim condensed consolidated financial statements of the respective companies include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results for unaudited interim periods. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the consolidated financial position or operating results that would have occurred had the Merger been consummated on the dates specified, nor is it indicative of future operating results or financial position. In the opinion of the managements of Conversion and Octagon, all adjustments necessary to present fairly this unaudited pro forma information have been made.

                             CONVERSION AND OCTAGON

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

                                 BALANCE SHEET

                                                                           AT DECEMBER 31, 1996
                                                         --------------------------------------------------------
                                                                 HISTORICAL                    PRO FORMA
                                                         ---------------------------  ---------------------------

                                                          CONVERSION      OCTAGON     ADJUSTMENTS    AS ADJUSTED
                                                         -------------  ------------  ------------  -------------
                                                     ASSETS

Current assets
  Cash.................................................  $   1,764,391  $      2,098  $    --       $   1,766,489
  Notes receivable.....................................        416,761       --           (310,000 (1)       106,761
  Accounts receivable, net.............................        240,216     4,545,038       --           4,785,254
  Unbilled accounts receivable.........................       --             878,073       --             878,073
  Inventories..........................................        431,424       --            --             431,424
  Prepaid expenses and other current assets............        294,051       105,759      (118,126 (2)       281,684
                                                         -------------  ------------  ------------  -------------
Total current assets...................................      3,146,843     5,530,968      (428,126)     8,249,685
Property, plant and equipment..........................     15,052,675       667,119       --          15,719,794
Less accumulated depreciation..........................     (2,255,653)     (355,991)      --          (2,611,644)
                                                         -------------  ------------  ------------  -------------
                                                            12,797,022       311,128       --          13,108,150
Goodwill, net..........................................       --             698,216     2,454,192(3)     3,152,408
Other assets...........................................      1,913,337       209,626      (178,780 (4)     1,944,173
                                                         -------------  ------------  ------------  -------------
                                                         $  17,857,202  $  6,749,938  $  1,847,276  $  26,454,416
                                                         -------------  ------------  ------------  -------------
                                                         -------------  ------------  ------------  -------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable.....................................  $     726,277  $    548,678       -        $   1,274,955
  Notes payable........................................       --           2,950,605      (310,000 (1)     2,640,605
  Advance billing on uncompleted contracts.............       --             968,016       --             968,016
  Other current liabilities............................      2,423,470     1,043,199       131,874(2)     3,598,543
                                                         -------------  ------------  ------------  -------------
Total current liabilities..............................      3,149,747     5,510,498      (178,126)     8,482,119
Long-term debt and capital lease obligations...........     11,116,120       215,342       --          11,331,462
Stockholders' equity (deficiency):
  Par value of common stock............................          1,385        84,047       (83,834 (5)         1,598
  Other stockholders' equity...........................      3,589,950       940,051     2,109,236   )(6     6,639,237
                                                         -------------  ------------  ------------  -------------
                                                             3,591,335     1,024,098     2,025,402      6,640,835
                                                         -------------  ------------  ------------  -------------
                                                         $  17,857,202  $  6,749,938  $  1,847,276  $  26,454,416
                                                         -------------  ------------  ------------  -------------
                                                         -------------  ------------  ------------  -------------

------------------------

(1) Represents elimination in consolidation of promissory notes from Octagon to Conversion. Excludes a $350,000 promissory note issued in March 1997.

(2) Includes $250,000 of costs of completing the Merger, of which $118,126 had been incurred at December 31, 1996 and 131,874 is a pro forma accrual. These costs reduce paid-in capital.

(3) Represents $3,152,408 of goodwill resulting from the Merger, calculated as set forth below, less $698,216 of historical unamortized Octagon goodwill.

Purchase price - 850,000 shares at $4.00/share (August 12, 1996 closing
 price)                                                                   $3,400,000

Acquired value:
        Octagon net worth at December 31, 1996                            1,024,098
        Add: Stock subscriptions receivable at December 31, 1996            100,500
        Less: Write-off of Octagon deferred Merger costs                  (178,790)
        Less: Octagon unamortized goodwill at December 31, 1996           (698,216)
                                                                          ---------
            Total acquired value                                            247,592

Total goodwill resulting from the Merger                                  $3,152,408
                                                                          ---------
                                                                          ---------

(4) Represents write-off of Octagon deferred Merger costs.

(5) Includes issuance of 850,000 shares of Common Stock, $213 par value, for (i) 8,404,702 shares of Octagon common stock, $84,047 par value, and (ii) exercisable Octagon stock options.

(6) Includes $3,399,787 of paid-in capital resulting from issuance of 850,000 shares of Conversion Common Stock at the August 12, 1996 Nasdaq closing price of $4.00, less par value, less Octagon's historical paid-in capital of $10,867,201 and accumulated deficit of $9,826,650.

                             CONVERSION AND OCTAGON

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

                            STATEMENTS OF OPERATIONS

                                                                SIX MONTHS ENDED DECEMBER 31, 1996
                                                     --------------------------------------------------------
                                                              HISTORICAL                   PRO FORMA
                                                     ----------------------------  --------------------------

                                                      CONVERSION       OCTAGON     ADJUSTMENTS   AS ADJUSTED
                                                     -------------  -------------  -----------  -------------
Revenue............................................  $     684,158  $  10,545,360   $  --       $  11,229,518
Costs and expenses
  Cost of goods sold...............................      2,163,041  $  10,073,878      --          12,236,919
  Selling, general and administrative..............      1,208,224      1,444,302      43,292(1)     2,695,818
                                                     -------------  -------------  -----------  -------------
                                                         3,371,265     11,518,180      43,292      14,932,737
                                                     -------------  -------------  -----------  -------------
Loss from operations...............................     (2,687,107)      (972,820)    (43,292)     (3,703,219)
  Interest expense, net............................        498,068        240,701      --             738,769
  Other expense, net...............................       --               40,598      --              40,598
                                                     -------------  -------------  -----------  -------------
Net loss before extraordinary item.................  $  (3,185,175) $  (1,254,119)  $ (43,292)  $  (4,482,586)
                                                     -------------  -------------  -----------  -------------
                                                     -------------  -------------  -----------  -------------
Net loss per common share before extraordinary
  item.............................................  $       (0.67) $       (0.15)
                                                     -------------  -------------
                                                     -------------  -------------
Pro forma net loss per common share before
  extraordinary item...............................                                             $       (0.80)(2)
                                                                                                -------------
                                                                                                -------------
Weighted average common shares.....................      4,747,436      8,187,813                   5,597,436
                                                     -------------  -------------               -------------
                                                     -------------  -------------               -------------

------------------------

(1) Represents amortization of $3,152,408 of goodwill over 10 years, less historical Octagon goodwill amortization of $114,328 for the period.

(2) Calculated using Conversion's historical weighted average shares of 4,747,436 (excluding Escrow Shares) for the six months ended December 31, 1996, plus 850,000 shares to be issued in connection with the Merger.

                             CONVERSION AND OCTAGON

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

                            STATEMENTS OF OPERATIONS

                                                                      YEAR ENDED JUNE 30, 1996
                                                      --------------------------------------------------------
                                                               HISTORICAL                   PRO FORMA
                                                      ----------------------------  --------------------------

                                                       CONVERSION       OCTAGON     ADJUSTMENTS   AS ADJUSTED
                                                      -------------  -------------  -----------  -------------
Revenue.............................................  $   2,679,987  $  28,270,345   $  --       $  30,950,332
Costs and expenses
  Cost of goods sold................................      3,093,560     24,198,307      --          27,291,867
  Selling, general and administrative...............      1,821,179      3,018,454      86,584(1)     4,926,217
  Process development costs.........................        996,259       --            --             996,259
                                                      -------------  -------------  -----------  -------------
                                                          5,910,998     27,216,761      86,584      33,214,343
                                                      -------------  -------------  -----------  -------------
(Loss) income from operations.......................     (3,231,011)     1,053,584     (86,584)     (2,264,011)
  Interest expense, net.............................        961,751        518,891      --           1,480,642
  Other income, net.................................        (81,811)       (64,851)     --            (146,662)
                                                      -------------  -------------  -----------  -------------
Net (loss) income before extraordinary item.........  $  (4,110,951) $     599,544   $ (86,584)  $  (3,597,991)
                                                      -------------  -------------  -----------  -------------
                                                      -------------  -------------  -----------  -------------
Net (loss) income per common share before
  extraordinary item................................  $       (2.64) $        0.09
                                                      -------------  -------------
                                                      -------------  -------------
Pro forma net loss per common share.................                                             $       (1.49)(2)
                                                                                                 -------------
                                                                                                 -------------
Weighted average common shares......................      1,559,908      6,658,478                   2,409,908
                                                      -------------  -------------               -------------
                                                      -------------  -------------               -------------

------------------------

(1) Represents amortization of $3,152,408 of goodwill over 10 years, less historical Octagon goodwill amortization of $228,657 for the period.

(2) Calculated using Conversion's historical weighted average shares of 1,599,908 (excluding Escrow Shares) for the year ended June 30, 1996, plus 850,000 shares to be issued in connection with the Merger.

                             BUSINESS OF CONVERSION

OVERVIEW

    Conversion's business consists of (i) producing various substrates for use as industrial abrasives for surface cleaning and surface preparation applications and for use as aggregates for incorporation into non-skid flooring, roofing shingles, plasters and other construction materials and (ii) recycling CRT glass for sale to the manufacturers of such glass and others. Conversion's abrasives and construction materials substrates include Conversion's initial product, ALUMAGLASS, an alumino-silicate glass produced in a patented process utilizing industrial waste streams and certain virgin materials, as well as other glass and fired ceramic materials produced utilizing Conversion's manufacturing equipment. See "--Manufacturing, Recycling and Mechanical Conversion Processes" and "--Intellectual Property".

    To date, substantially all of Conversion's revenues have been derived from recycling CRT glass used in the manufacture of televisions. Conversion has generated only limited sales of ALUMAGLASS and has only recently commenced production of other substrates. Although Conversion is currently manufacturing certain glass and fired ceramic substrates, Conversion is not currently manufacturing ALUMAGLASS and is relying on its inventory to satisfy customer demand for ALUMAGLASS.

    Following consummation of the Merger, in addition to pursuing opportunities presented by Octagon's business, Conversion plans to focus its efforts on recycling CRT glass used in computers as well as televisions and producing industrial abrasives and substrates for construction materials. Conversion will also continue to pursue joint venture or other arrangements with third parties to manufacture ALUMAGLASS or other glass products on-site at their facilities for their own internal use or for resale on a cost-effective basis.

    Conversion was incorporated in June 1993 for the purpose of acquiring its wholly-owned subsidiary, Dunkirk, and conducted no business activities prior to such acquisition. Dunkirk was acquired by Conversion in August 1994 pursuant to a merger in which holders of Dunkirk Common Stock received Common Stock of Conversion. Prior to such acquisition, Dunkirk was in the development stage, principally engaged in the construction of its manufacturing facilities and initial CRT glass recycling efforts.

    In May 1996, Conversion consummated the Conversion IPO, consisting of 3,527,050 shares of Common Stock and an equal number of Class A Redeemable Warrants and Class B Redeemable Warrants. The Common Stock was sold at $4.40 per share and the Class A Redeemable Warrants and Class B Redeemable Warrants were sold at $0.05 each. The Class A Redeemable Warrants and Class B Redeemable Warrants have exercise prices of $5.85 and $7.80, respectively, per share, and may be redeemed by Conversion at any time after the first anniversary of the effective date of the Conversion IPO if the closing bid price of the Common Stock averages in excess of $8.20 and $10.95, respectively, for 30 consecutive trading days ending within 15 days of the notice of redemption.


    In July 1996, Conversion entered into a joint venture with VANGKOE Industries, Inc. of St. Augustine, Florida, to manufacture coated particles for use as components in a variety of construction materials, including swimming pool plasters, commercial flooring and roofing. In February 1997, Conversion entered into a letter agreement with VANGKOE providing for the termination of the joint venture. Pursuant to such termination, Conversion will purchase VANGKOE's 50% interest in the joint venture company, as well as the proprietary color coating technology to be applied to Conversion's substrates. Conversion, through APT, will then manufacture and sell such color coated particles at a fixed price to VANGKOE, which in turn will be a distributor of such particles for certain markets. Conversion has commenced test runs of the product and VANGKOE has commenced customer sampling programs. It is contemplated that commercial scale production will commence in the second calendar quarter of 1997. VANGKOE is a newly organized company, formed by the principals of Cytech Laboratories, Inc., a privately-held industrial products and research corporation. See "RISK FACTORS--Limited Sales and

Marketing Experience of Conversion; Termination of VANGKOE Joint Venture and Loss of Guaranteed Minimum Purchase Requirement."

PRODUCTS AND SERVICES

    ABRASIVES AND AGGREGATES

    Conversion produces several products which can be used as industrial abrasives and as aggregates for construction materials. These products currently include ALUMAGLASS, and other glass formulation materials marketed as VISIGRIT-TM- and fired ceramic particles marketed as GREAT WHITE-TM-. ALUMAGLASS is manufactured in a patented process utilizing customized melting technology and VISIGRIT and GREAT WHITE are manufactured with Conversion's proprietary know-how and specialized processing equipment. See "--Intellectual Property." As loose grain abrasives, ALUMAGLASS, VISIGRIT and GREAT WHITE can be applied with blasting equipment for industrial cleaning and maintenance and manufacturing operations. Potential purchasers include military and defense agencies, entities engaged in the electronics, aerospace, automotive, glass products and construction industries and entities engaged in surface finishing, coating removal and maintenance of manufacturing and processing equipment, buildings, highways, bridges and commercial vehicles and vessels. ALUMAGLASS, VISIGRIT and GREAT WHITE can also be marketed as aggregates for direct incorporation into products such as non-skid flooring, plasters, tiles and other construction materials, either in manufactured form or following further processing, such as the color coating process.

    ALUMAGLASS, VISIGRIT and GREAT WHITE are manufactured from various industrial manufacturing by-products and wastes. In many cases, Conversion is paid to take the waste feedstocks or receives them at little or no cost. Conversion has entered into supply agreements for certain of these materials and obtains others on a purchase order basis. Conversion believes that adequate supplies of such materials exist from multiple sources.

    Conversion believes that the provision of wastes to Conversion is less costly to its customers than other regulated waste disposal alternatives. Conversion also believes that providing wastes to Conversion reduces the generator's liability and offers a pollution prevention alternative to traditional waste treatment and disposal practices. In addition, these generators may be eligible to receive beneficial re-use certification that the waste material is used for product manufacture. In many situations, this may allow such generators to claim pollution prevention credits, by eliminating a former waste stream and providing it to Conversion as raw material. See
"-- Environmental Matters". In certain cases, Conversion's abrasives products may also be capable of being reclaimed by Conversion after the product is used by customers.

    Conversion's manufacturing process gives it the flexibility to customize its products to provide the various characteristics required for particular applications. For example, with respect to ALUMAGLASS, by altering the batch mix of raw material ingredients, Conversion can alter chemical composition to alter performance characteristics. In addition, Conversion's mechanized finishing area allows ALUMAGLASS, VISIGRIT and GREAT WHITE to be produced in coarse, medium or fine particle or "grit" sizes and, with further processing, into micro grits. Conversion expects fine to medium grit sizes to be suitable for use in equipment maintenance operations, industrial process cleaning and other applications where the integrity of substrates is critical, such as the maintenance of turbine blades in power generation equipment and equipment used in the aerospace industry. Conversion expects medium to coarse grit sizes to be suitable for use in a variety of cabinet and blast room applications and as ingredients for direct incorporation into construction materials. Conversion expects coarse grit sizes to be suitable for cleaning structures or items having steel substrates such as bridges, ships, rail cars, car carriers and cargo containers.

    RECYCLING OF CRT GLASS

    Conversion is also engaged in recycling CRT glass used in televisions and plans to enter the market for recycling computer CRT tubes and monitors. Conversion's current CRT glass recycling customers include electronics manufacturers such as Techneglas, Toshiba Display Devices, Inc. and Hitachi Electronic Devices, U.S.A., Inc. Thomson, which had been a significant CRT customer of Conversion, ceased shipping CRT glass to, and purchasing recycled CRT glass from, Conversion as of March 1997. See "RISK FACTORS -- Limited Number of CRT Customers; Loss of Significant CRT Customer". In Conversion's CRT recycling operations, waste CRT glass, or "dirty cullet", is shipped to Conversion by its customers pursuant to agreements with Conversion. Conversion receives both funnel glass (the back of a television screen, which is relatively thin and tubular in shape) and panel glass (the front of a television screen, which is relatively thick and flat in shape). The funnel glass is cleaned, separated and sold back to the original manufacturers and others. The panel glass is cleaned, separated and sold as a raw material to the original manufacturers and others, used as a raw material by Conversion in the production of ALUMAGLASS or further processed for sale as an aggregate for construction materials.

    CRT glass fragments received by Conversion of approximately one inch or less in diameter are not currently recycled by Conversion due to limitations of its X-ray fluorescence technology and processing equipment. Conversion has sold such glass to certain customers from time to time and is currently evaluating alternative means to sell or dispose of such glass. In the event Conversion is unable to sell such glass, it can dispose of such glass by smelting at prevailing rates. Conversion maintains a reserve for the potential cost of disposing of CRT glass it is unable to recycle or use in its manufacturing process. Such reserve is adjusted periodically for the amount of such material on-hand, landfill or other disposal changes and management's determination of the need for any such reserves based upon the proven salability or disposition options for such materials.

    In February 1997, Conversion commenced a pilot testing program, funded in part by a grant awarded by the New York State Department of Economic Development's Recycling Investment Program (the "Recycling Investment Program"), to determine the viability of the full disassembly and beneficial reuse of computer monitors. To date, IBM, Unisys and one other major computer manufacturer have agreed to provide Conversion with monitors for evaluation. The pilot program will assess the efficiencies and costs of various disassembly processes and outlets for disassembled materials with an emphasis on environmental and worker health and safety concerns. Conversion has already begun to identify various outlets for the components of the monitors. Conversion believes that it will be able to create saleable products from certain of the components, such as construction materials made from plastic casings and certain formulations of the CRT glass. Other materials can be sold to third parties without further processing, including electronics recyclers, metal recovery processors and, for certain other formulations of the computer CRT glass, existing CRT customers of Conversion.

    In addition to its computer monitor disassembly program, Conversion is seeking customers for the recycling of whole, but not necessarily encased, computer CRT tubes. Conversion intends to produce products from certain formulations of the glass and sell other formulations of the glass to its CRT customer base. Conversion believes that, with the addition of relatively inexpensive equipment necessary to separate the panel from funnel glass in a whole tube, its manufacturing processes are readily adaptable to process this material.

    Notwithstanding the foregoing, Conversion has not engaged in the commercial scale recycling of computer CRT glass or monitors to date, and there can be no assurance that it will successfully be able to do so. There can also be no assurance that Conversion will be successful in obtaining computer CRT tubes or monitors on acceptable terms or that it will develop outlets for the recycled components on acceptable terms or at all.

    POTENTIAL FUTURE PRODUCTS

    Future products Conversion may develop include the following:

    - GLASS BEADS FOR HIGHWAY SIGNAGE AND PAVEMENT MARKING MADE FROM CRT PANEL GLASS--Conversion has filed a patent application related to this product and has had small quantity samples of the product manufactured for testing. Conversion has been pursuing potential commercial arrangements with glass bead manufacturers and believes that the product may offer improved retroreflectivity characteristics compared to current soda-lime glass bead formulations.

    - SPECIALTY GLASSES, SUCH AS ELECTRICAL RESISTANCE GLASS, RADIOACTIVE SHIELDING GLASS AND HIGH DENSITY GLASS--Conversion believes that certain specialty glass applications may be developed from the funnel glass component of CRT glass. While Conversion has discussed with others the possibility of manufacturing prototype products, no such prototypes have been produced.

    - OTHER ABRASIVE PRODUCTS MADE FROM MATERIALS RECEIVED BY CONVERSION, WHETHER BLENDED WITH ALUMAGLASS OR OTHER PRODUCTS OR AS A SINGLE CONSTITUENT PRODUCT.

No assurances can be given that Conversion will be successful in developing any future products, that such product applications will prove commercially viable or that Conversion will be able to access feedstock materials or produce such products on commercially viable terms, if at all.

MANUFACTURING, RECYCLING AND CONVERSION PROCESSES

    ALUMAGLASS MANUFACTURING PROCESS

    ALUMAGLASS has been manufactured by Conversion in a three-step process: (i) pre-melting and batching, (ii) melting and (iii) post-melting and finishing.

    PRE-MELTING, BATCHING PROCESS. The pre-melting, batching process includes the collection and intake of materials such as post-consumer bottle glass, waste ceramics and other manufacturing by-products and industrial wastes, as well as certain virgin materials, to be used as raw materials for ALUMAGLASS. Various alumina, silica and certain other metal or calcia-enriched manufacturing by-products and wastes of the electronics, aluminum, specialty steel, automotive and other industries have been identified and utilized by Conversion as product ingredients for its manufacturing processes. Conversion has entered into supply agreements for certain of the materials with industrial entities, and secured authorization from applicable environmental regulatory authorities to utilize various waste materials as product ingredients. Other virgin and waste materials are available on a purchase order basis. Conversion's procedures to secure wastes for beneficially utilized production ingredients in its manufacturing process has been determined to be exempt from RCRA regulation, enabling Conversion to utilize these materials without subjecting itself to the financial and operational constraints typically imposed on waste management facilities. See "-- Environmental Matters".

    Once collected, raw materials are loaded into bins or otherwise separated so that specified quantities of each material can be assembled pursuant to a computerized batching system for which Conversion has been issued a patent. Once a batch of raw materials having the desired chemical components, consisting principally of soda, silica, alumina and calcia, has been assembled, it is taken to Conversion's melter for the next phase of manufacture.

    MELTING PROCESS. Each mixed batch of raw material is loaded into Conversion's melter in order to produce the alumino-silicate glass comprising ALUMAGLASS. Conversion's melter is a customized glass melting furnace. The melter employs a customized air emissions scrubber and heat exchange technology that reduces harmful solid or liquid residual waste or air emissions in the production process. Certain emissions captured in the scrubber are returned to the melter for use as raw materials. The alumino-silicate glass produced in the melter is cooled, where it forms hard particles or "frit" and is taken to the abrasives finishing area.

    The melter went into service in February 1995 and went through a shake-down, stress-test and a final modification program to bring its production capacity to 25 tons of ALUMAGLASS per day. From time to time, Conversion has experienced mechanical or technical difficulties with such melter which have required repairs and maintenance that have interrupted Conversion's ability to manufacture its abrasives. Conversion estimates that the melter will have to be taken out of service approximately once every four years for approximately a three-week period to replace worn refractory bricks, which is required maintenance for glass melters generally. Any mechanical or technical difficulties with the melter in the future could result in an interruption in Conversion's ability to manufacture its abrasives. The failure of Conversion to effect prompt repairs and otherwise keep its melter operating at targeted capacities could have a material adverse effect on the business, financial condition and results of operations of Conversion.

    As part of recent cost-cutting initiatives, Conversion has cooled and drained its melter. It is anticipated that the melter will not be restarted until such time as current inventories of ALUMAGLASS are reduced. Conversion will restart the melter when inventories are reduced, unless more cost-effective opportunities to manufacture ALUMAGLASS (such as on-site at other industrial locations) become available. See "CONVERSION MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS".

    POST-MELTING FINISHING PROCESS. The post-melting abrasives finishing area consists of various items of equipment which perform the functions of crushing ALUMAGLASS frit to desired sizes, sieving the crushed frit to separate the particles and, once the ALUMAGLASS has been tested to assure "grit" size is consistent with industry standards, packaging ALUMAGLASS for sale to customers.

    The abrasives finishing area currently has a production capacity of approximately 100 tons per day for coarse grit and medium grit sizes. Conversion anticipates that the excess capacity of the finishing area will be available to finish raw ALUMAGLASS frit produced at off-site manufacturing locations and additional frit that may be produced at Dunkirk in the event that demand warrants additional melting capacity at the Dunkirk facility.

    CRT GLASS RECYCLING PROCESS

    The first step in the recycling of CRT glass is the inspection of the glass received by Conversion to assure that it complies with requirements set forth in purchase and supply agreements between Conversion and its CRT customers relating to the nature of the glass, amounts of extraneous materials mixed in with the glass and other requirements. Such inspection is generally conducted manually, but may involve the use of hand-held devices which identify chemical constituents of CRT glass. Nonconforming shipments are rejected and returned to the supplier at the supplier's expense.

    Once accepted, CRT glass is processed through Conversion's "primary" cullet line. The process involves extracting pieces of CRT glass of less than a specified size, separating the panel glass from the funnel glass, cleaning and removing coatings on the glass, identifying the chemical composition of the panel glass by use of an X-ray fluorescence technology, for which Conversion has jointly filed for a patent, and batching the funnel glass and panel glass for resale back to customers. This process is repeated for CRT glass fragments too small for Conversion's primary cullet line by identical processing through Conversion's "secondary" cullet line. CRT glass fragments received by Conversion of approximately one inch or less in diameter are not currently recycled by Conversion due to limitations of its X-ray fluorescence technology.

    MECHANICAL CONVERSION PROCESS

    Conversion has identified several waste streams which it receives, including post-consumer bottle glass, waste ceramics and CRT panel glass, as materials which, if converted from the form in which they are received by Conversion into a form suitable to be used as a manufacturing raw material, become valuable materials independent of Conversion's recycling or abrasives manufacturing operations, including Conversion's VISIGRIT and GREAT WHITE products. Conversion identifies the chemical or other valuable properties of these materials and identifies third parties that can utilize the materials in their manufacturing or other operations. Then, depending on the customer's needs, Conversion utilizes its equipment, principally its recycling lines and post-melting, abrasives finishing equipment, to sort, clean and/or grind and crush the material into the desired form. The material is then packaged and shipped to customers.

    Conversion also has the ability to make composite materials, if requested, by mixing the waste material being converted with other waste or virgin materials. Conversion also uses its equipment to

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
mechanically convert these materials into a form suitable for use as a raw material in its abrasives production.

POTENTIAL FUTURE OFF-SITE PRODUCTION FACILITIES AND SERVICES

    Conversion's current manufacturing facilities consist of its Dunkirk, New York plant and, subject to consummation of the restructuring of its joint venture with VANGKOE, its color coating facility in St. Augustine, Florida. Conversion may, however, seek to develop "closed-loop" abrasive manufacturing facilities through which customized abrasive products may be formulated and manufactured for certain large volume users, such as shipyards, with the spent abrasive and the associated blasting residuals taken back to the manufacturing facility for treatment, processing and selective use of the materials as ingredients for re-manufacturing or manufacturing new abrasive supply for the user. Conversion has signed a teaming agreement with a third party to explore the viability of creating such a facility, using a melting technology to be provided by such entity, for a dry-dock operation in the Middle East. There can be no assurance that such a project may prove viable, or if viable, that Conversion and such entity can successfully negotiate and implement a viable commercial project.

RESEARCH AND DEVELOPMENT

    Conversion's research and development efforts are conducted principally through Conversion's internal staff, the Center for Advanced Ceramic Technology ("CACT") at Alfred University and Conversion's Scientific Advisory Board. Conversion currently employs five individuals principally devoted to research and development, and maintains an on-site laboratory at its Dunkirk facility where various analyses, tests and other research and development activities are conducted. CACT is Conversion's primary outside research and development partner, and works on various matters from time to time as directed by Conversion. Conversion also utilizes its Scientific Advisory Board for research and development activities such as advising as to potential product applications, the feasibility of new product formulations and the impact of process modifications on product characteristics.

MARKETS FOR PRODUCTS AND SERVICES

    ABRASIVES AND AGGREGATES

    Conversion has identified two broad markets for its products. The first is as an abrasive for numerous surface preparation and cleaning applications. The second is as an aggregate for various construction materials such as flooring, plasters, roofing materials and tiles.

    A variety of media and methodologies have traditionally been used in the broad market of industrial equipment and facilities cleaning and maintenance. In particular, sand used in blasting applications and chemical solvents have held a significant share of the market. In recent years, however, increased regulations relating to the environment and worker health and safety have resulted in a dramatic decline in the use of sand, which is known to contribute to the lung disease silicosis. In addition, given the greater demand for reclaimable abrasives, which reduce the amount of spent abrasive material subject to landfill and potential environmental liability, Conversion believes that non-reclaimable abrasives, such as sand and metal slags, are competitively disadvantaged. Chemical solvents have also decreased in use with respect to many applications due to such regulatory changes, particularly regulations which have resulted in increased disposal costs. Products such as ALUMAGLASS, glass beads and mineral, metallic and plastic abrasives are affected to a lesser extent by such regulations due to the nature of their composition and the fact that they are reclaimable for multiple uses and have a lower quantity for disposal. ALUMAGLASS, for example, contains no free silica, which cause silicosis, and, depending on the application, can be recycled by Conversion at its Dunkirk facility rather than disposed of after use. Other approaches such as high pressure water and dry ice blasting are also gaining acceptance.

    Loose grain abrasives, typically applied with blasting equipment, are used in numerous industries throughout the world for equipment and facilities maintenance. Applications include cleaning, stripping and other surface treatment or surface preparation applications, such as industrial metal finishing, coating

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removal, structural steel and commercial vehicle cleaning, paint removal and the cleaning and preparation of surface substrates. Potential purchasers of ALUMAGLASS, VISIGRIT and GREAT WHITE as an abrasive include utilities, military and defense agencies, entities engaged in the electronics, aerospace, automotive, glass products and construction industries and entities engaged in surface finishing, coating removal and the maintenance of manufacturing and process industries equipment and facilities, buildings, highways, bridges and commercial vehicles and vessels.

    ALUMAGLASS, VISIGRIT and GREAT WHITE can also be directly incorporated into other products such as non-skid flooring, roofing materials, plasters, tiles, grouts and other construction materials. Certain of Conversion's abrasives can also be used for applications such as softening leather, stonewashing denim and shot peening to prevent metal fatigue in aircraft parts.

    To date, Conversion has made only limited sales of ALUMAGLASS and has only recently commenced production of VISIGRIT and GREAT WHITE and there can be no assurance that such products will ever achieve broad market acceptance. With respect to abrasives, certain customers may choose the material primarily on the basis of cost per pound and may not sufficiently value the overall cost savings ALUMAGLASS often provides when taking into account factors such as reduced labor costs resulting from a higher speed of cleaning and reduced energy savings resulting from lower blast pressures compared to many abrasives or the performance advantages of ALUMAGLASS. In addition, the decision by a potential customer to utilize Conversion's abrasives is, among other things, technical in nature, requiring the customer to make an evaluation as to whether changes in its capital equipment or operating procedures will be required in order to realize the performance benefits of Conversion's products. The primary capital equipment change that could be required relates to equipment used to reclaim abrasives. ALUMAGLASS has been designed as a reclaimable abrasive that can be reused between five and ten times during a single application. Current techniques to reclaim abrasives and separate contaminants from the abrasive include gravity separation, cyclone separators and air classifier systems. Of these, gravity separation is typically inappropriate for ALUMAGLASS due to the relatively light weight of ALUMAGLASS compared to the contaminants to be removed. Thus, a potential customer with gravity separation equipment may have to replace such equipment with a cyclone separator or air classifier at a cost that Conversion believes would range from $20,000 to $50,000, depending on the size of the unit. Conversion estimates that approximately 30% of the market for reclaimable abrasives is currently using gravity separation equipment. The primary operating procedure change that potential customers must employ is reducing blasting pressure for ALUMAGLASS by 20% to 30% compared to pressures used for heavier, metallic abrasives. There can be no assurance that potential customers will choose to change their equipment or established procedures or be willing to incur any necessary costs to make such changes or that the benefits derived from utilizing ALUMAGLASS will outweigh the costs incurred to make such changes. With respect to ALUMAGLASS as an aggregate for flooring, roofing, plasters and other construction materials, Conversion has made only limited sales in certain of these markets to date and there can be no assurance ALUMAGLASS will ever achieve broad market acceptance in these applications.

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
    CRT GLASS RECYCLING

    Conversion currently recycles waste CRT glass generated by television manufacturers located in the United States. Conversion's potential sales revenue from such customers is therefore limited by the relatively few manufacturers located in the United States, the relatively low percentage of CRT glass which becomes waste prior to being incorporated into televisions, which such manufacturers continually strive to reduce further, and shipping costs associated with doing business with manufacturers located at significant distances from Conversion. In addition, Conversion has recently exprienced increased competition with respect to CRT glass recycling services. See "-- Competition". Thomson, historically a significant CRT customer, ceased doing business with Conversion in March 1997. See "RISK FACTORS -- Limited Number of CRT Customers; Loss of Significant CRT Customer".

    Although Conversion will continue to solicit new and existing television CRT manufacturers for increased shipments of CRT glass, Conversion plans to expand its CRT glass recycling business by recycling waste CRT glass generated by manufacturers of computer monitors and post-consumer CRT glass obtained from entities engaged in computer disassembly. Although Conversion does not currently have commitments to take such glass in large volumes, Conversion has begun to receive such glass on a pilot basis and has obtained the regulatory exemptions for such recycling. See "-- Products and Services -- Recycling of CRT Glass". No assurance can be given, however, that Conversion will be able to enter this market on commercially acceptable terms.

    MECHANICAL CONVERSION

    Conversion believes that demand for Conversion's waste conversion services as part of its manufacturing process will be driven by industries' needs to reduce the costs of waste management and remove and manage manufacturing by-products and industrial wastes in compliance with various Federal, state and local environmental statutes and regulations. Other industrialized countries around the world are also proposing or enforcing similar and, in some cases, more stringent environmental legislation. Consequently, Conversion believes that demand for Conversion's waste conversion services may increase because of anticipated, increasingly stringent environmental regulations and the concerns of waste generators over accompanying waste disposal liabilities in the U.S. and abroad. Conversion's competitive advantage and successful market penetration will depend on its ability to provide low-cost waste conversion services while also minimizing the waste generators' liabilities by providing the beneficial reuse of such waste.

DEPENDENCE ON CERTAIN CUSTOMERS

    For the fiscal year ended June 30, 1996, three of Conversion's CRT glass recycling customers, Techneglas, Thomson and Toshiba Display Devices, Inc., each accounted for more than 10% of Conversion's revenues and, in the aggregate, accounted for approximately 88% of Conversion's revenues. Thomson ceased shipping CRT glass to, and purchasing recycled CRT glass from, Conversion as of March 1997. See "RISK FACTORS -- Limited Number of CRT Customers; Loss of Significant CRT Customer". Conversion is currently dependent on its CRT customers for substantially all of its revenues.

SALES AND MARKETING

    To date, Conversion's products have been marketed and distributed in the United States primarily through distributors and limited direct sales efforts by Conversion and only limited sales have been achieved. N.T. Ruddock & Company, Fusco Abrasive Systems, Inc. and Omni Finishing Systems, Inc. are initial regional distributors of the Company's abrasives and are large-volume distributors of loose grain abrasives in the United States. Other distributors include Porter Warner Industries, Inc., Standard Sand & Silica Co., Corrosion Specialties Incorporated, Carpenter Brothers Inc., Grand Northern Products, Inc., MJD Enterprises Inc., Dawson MacDonald Company, Metal Preparations Co., Inc. and W.H. Shurtleff Company. In addition, Midvale Industries, Air Power Equipment Corp. and Ryan Equipment Co., Inc. are

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
among the regional sub-distributors served by N.T. Ruddock & Company. Conversion has also established relationships with distributors in the United Kingdom, Canada, Mexico, China and Israel. Conversion's marketing strategies include, among others, telemarketing, direct mail and trade journal advertising, product sampling programs and customer support programs such as technical assistance programs and testing support.

    To date, Conversion's efforts through distributors have failed to generate significant sales of ALUMAGLASS. Accordingly, Conversion plans to explore joint ventures and other corporate teaming efforts to increase outlets for its products, which may include product bundling or composite production. Conversion will also review and evaluate its distributor relationships and incentives as well as its direct sales initiatives. There can be no assurance, however, that its joint venture or other efforts will be successful.


    Conversion previously entered into a joint venture with VANGKOE Industries, Inc. of St. Augustine, Florida, pursuant to which the parties formed a joint venture company, APT, for the purpose of manufacturing color coated particles for sale as construction material aggregates. APT is owned 50% by VANGKOE and 50% by Conversion. On February 14, 1997, following delays in start-up and certain cost overruns, Conversion and VANGKOE entered into a letter agreement setting forth the intent of the parties to terminate the joint venture. Pursuant to such termination, Conversion will purchase VANGKOE's 50% equity interest in the joint venture company, as well as the proprietary color coating process, for an aggregate of $165,000 in cash, whereupon APT will become a wholly-owned subsidiary of Conversion. Following such purchase, APT will manufacture the color coated particles for sale to VANGKOE. VANGKOE will purchase such particles at a fixed price and, provided that VANGKOE meets sales targets to be mutually agreed upon, serve as an exclusive distributor of such particles for swimming pool plaster and other pool-related applications. The sales targets will merely be threshholds for VANGKOE to maintain its exclusivity as a distributor and VANGKOE will have no obligation to meet such sales targets. VANGKOE will be released from its previous minimum purchase commitment of approximately $1.2 million of ALUMAGLASS and other materials. VANGKOE is a new company without significant assets or experience in marketing aggregates and, therefore, there can be no assurance that it will be successful in marketing Conversion's products. In addition, Conversion has no prior experience in operating a color coating process and there can be no assurance that Conversion will not experience delays or other problems in manufacturing the color coated particles. In the event that the restructured arrangement is successful, Conversion believes that the sale of substrates to VANGKOE will not adversely affect its sales efforts for ALUMAGLASS and other products given that such products have not been sold into the markets to be pursued by VANGKOE and VANGKOE will be prohibited from selling such products other than for swimming pool plaster and other pool-related applications.


    Conversion currently has six individuals dedicated principally to sales and marketing and several others who support the sales and marketing effort on a regular basis.

INTELLECTUAL PROPERTY

    Conversion has been awarded two United States patents. The first patent was issued in December 1993 and relates to Conversion's process for manufacturing abrasive particles from inorganic waste materials, including sludges from various industrial processes and waste water treatment, emission control dusts from high-temperature industrial processes, fly ash from incineration of industrial and residential wastes and certain other process-specific effluents. Examples of such inorganic wastes are spent pot liner from the aluminum industry, refractory wastes from smelting, melting or refining furnaces, various types of slags and precipitants related to metal recovery operations, foundry sands, glass wastes, including television and computer monitor CRT glass, and certain wastes from the manufacture of ceramic products. The second patent was issued in October 1995 and relates to the pre-melting batching process involved in the manufacture of Conversion's abrasives. In addition, Conversion has filed jointly with another party an application for a U.S. patent on the X-ray fluorescence technology used in Conversion's CRT glass

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
recycling operations. Conversion has three additional patent applications on file. One relates to ALUMAGLASS, one relates to Conversion's planned glass bead product and one relates to the use of Conversion's products as aggregates in construction materials.

    Conversion's success will depend, in part, on its ability to maintain protection for its products and manufacturing processes under United States and foreign patent laws, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. There can be no assurance that any of Conversion's patent applications will result in issued patents, that any issued patents will afford adequate protection to Conversion or not be challenged, invalidated, infringed or circumvented or that any rights thereunder will afford competitive advantages to Conversion. Furthermore, there can be no assurance that others have not independently developed, or will not independently develop, similar products and technologies or otherwise duplicate any of Conversion's products and technologies. There can be no assurance that the validity of any patent issued to Conversion would be upheld if challenged by others in litigation or that Conversion's activities would not infringe patents owned by others. Conversion could incur substantial costs in defending itself in suits brought against it, or in suits in which Conversion seeks to enforce its patent rights against others. Should Conversion's products or technologies be found to infringe patents issued to third parties, Conversion would be required to cease the manufacture, use and sale of Conversion's products and Conversion could be required to pay substantial damages. In addition, Conversion may be required to obtain licenses to patents or other proprietary rights of third parties in connection with the development and use of its products and technologies. No assurance can be given that any such licenses required would be made available on terms acceptable to Conversion, or at all.

    Conversion also relies on trade secrets and proprietary know-how, which it seeks to protect, in part, by confidentiality agreements with its university research partners, employees, consultants, advisors and others. There can be no assurance that such parties will maintain the confidentiality of such trade secrets or proprietary information, or that the trade secret or proprietary information of Conversion will not otherwise become known or be independently developed by competitors in a manner that would have a material adverse effect on Conversion's business, financial condition and results of operations.

    Conversion's logo and ALUMAGLASS are registered trademarks.

COMPETITION

    Conversion's products and services are subject to substantial competition. Conversion's abrasives compete with product offerings of other companies, principally aluminum oxide, glass beads, plastic abrasives, gamet, steel grit, coal slag and, with respect to certain applications, sand or water blasting techniques. Many of the companies offering such products are large corporations with substantially greater financial resources than Conversion. Large international competitors of manufactured metallic abrasives include:
Exolon-ESK, General Abrasives Triebacher, Inc., Washington Mills Electro Minerals Corp., Irvin Industries, Inc. and others. Various other manufacturers produce mined, plastic, glass bead and mineral abrasives, as well as high speed water jet spray abrasive systems. Conversion's ability to effectively compete against these companies could be adversely affected by the ability of these competitors to offer their products at lower prices than Conversion's products and to devote greater resources to the marketing and promotion of their products than are available to Conversion.

    The principal competitive factors in the abrasives market are cost of usage, performance, reliability of supply and health and safety issues. Sophisticated users tend to evaluate the total cost of usage of an abrasives product, and consider factors such as (i) the per pound cost of the abrasive; (ii) the speed of cleaning (as it relates to labor and overhead cost to accomplish the job);
(iii) energy consumption cost to apply the abrasive; (iv) special equipment costs and equipment maintenance costs; (v) disposal costs of the spent abrasive; and (vi) post-abrasive application costs, such as removal of embedded abrasive. Conversion believes that ALUMAGLASS provides users with superior performance and lower total cost of usage in many blasting applications.

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
    With respect to ALUMAGLASS used as a blast abrasive, Conversion faces a potential competitive disadvantage in that the decision to purchase ALUMAGLASS may require the customer to make an evaluation as to whether changes in its capital equipment or operating procedures will be required in order to realize the performance benefits of Conversion's products. The primary capital equipment change that could be required relates to equipment used to reclaim abrasives. ALUMAGLASS has been designed as a reclaimable abrasive that can be reused between five and ten times during a single application. Current techniques to reclaim abrasives and separate contaminants from the abrasive include gravity separation, cyclone separators and air classifier systems. Of these, gravity separation is typically inappropriate for ALUMAGLASS due to the relatively light weight of ALUMAGLASS compared to the contaminants to be removed. Thus, a potential customer with gravity separation equipment may have to replace such equipment with a cyclone separator or air classifier at a cost that Conversion believes would range from $20,000 to $50,000 depending on the size of the unit. Conversion estimates that approximately 30% of the market for reclaimable abrasives is currently using gravity separation equipment. The primary operating procedure change that potential customers must employ is reducing blasting pressure for ALUMAGLASS by 20% to 30% compared to pressures used for heavier, metallic abrasives. There can be no assurance that potential customers will choose to change their equipment or established procedures or be willing to incur any necessary costs to make such changes or that the benefits derived from utilizing ALUMAGLASS will outweigh the costs incurred to make such changes.

    As a construction material, ALUMAGLASS, VISIGRIT and GREAT WHITE will compete with various mined and manufactured substances such as quartz, sand and aluminum oxide. Producers of such materials include the competitors named above, as well as 3M Corporation and privately-held entities.

    Conversion competes for certain of its raw materials for its abrasives and waste conversion services in the hazardous and non-hazardous waste and industrial by-products treatment and disposal markets, which are characterized by several large companies and numerous small companies and publicly-owned landfills that charge for the disposal of waste. International waste disposal competitors include, among others, WMX Technologies, Inc., Laidlaw Waste Systems, Inc., Browning-Ferris Industries, Inc., Mid-American Waste Systems, Inc., Allied Waste Industries, Inc. and Strategic Materials, Inc. and a number of large European-based companies. Although Conversion beneficially reuses the wastes it receives and may accept qualified wastes for reduced fees compared to its disposal competitors, any such companies or any other competitor may develop technologies superior to those of Conversion or offer waste disposal services at competitive prices. In addition, to the extent that the burdens of complying with environmental laws and regulations are eased as a result of, among other things, political factors, competitors may offer Conversion's customers and potential customers alternative and less costly means to dispose of their wastes. Conversion's competitive advantage and successful market penetration will depend on its ability to provide low-cost waste conversion services while also minimizing the waste generators' liabilities.

    With respect to its industrial CRT glass recycling operations, Conversion competes with several other companies who accept waste CRT glass for recycling or other purposes, each of which may deal with customers of Conversion and satisfy their recycling, beneficial reuse or disposal needs. In addition, under certain conditions, CRT glass might also be disposed of by melting it to recapture the residuals. Conversion has recently experienced increased competition with respect to proposals to new potential CRT glass customers, with some of the competitors offering to take CRT glass from sources free of charge. In general, historically, Conversion has received revenue both when it receives and when it sells recycled CRT glass. There can be no assurance that Conversion will be able to recycle CRT glass on a profitable basis if it is required to eliminate the fee it receives upon receipt of such glass from customers in order to maintain or attract additional sources of CRT glass. In addition, Thomson, historically a significant CRT recycling customer, ceased doing business with Conversion as of March 1997. There can be no assurance that Conversion will be able to replace the lost Thomson revenue with new CRT customers. See "-- Market Overview" and "RISK FACTORS -- Limited Number of CRT Customers; Loss of Significant CRT Customer".

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
ENVIRONMENTAL MATTERS

    The Federal environmental legislation and policies that Conversion believes are applicable to its manufacturing operations in the United States include RCRA, the Clean Water Act, the Clean Air Act, CERCLA, the Superfund Amendments and Reauthorization Act ("SARA") and the Pollution Prevention Act of 1990. Conversion is also subject to state air, water and solid and hazardous waste laws and regulations that affect its manufacturing operations. State laws and regulations normally must be at least as stringent, and may be more stringent, than their Federal counterparts. These Federal and state laws regulate the management and disposal of hazardous and non-hazardous wastes, control the discharge of pollutants into the air and water, provide for the investigation and remediation of contaminated land and groundwater resources and encourage pollution prevention programs. Many of these laws have international counterparts, particularly in Europe and elsewhere in North America.

    RCRA provides a comprehensive regulatory framework for the generation, transportation, treatment, storage and disposal of solid and hazardous waste. RCRA regulations require that hazardous waste generators, transporters and operators of hazardous waste treatment, storage and disposal facilities meet strict standards set by government agencies. In certain circumstances, RCRA requires owners/operators of treatment, storage and disposal facilities to obtain RCRA Part B permits from the Environmental Protection Agency (the "EPA") or from state agencies authorized to implement the RCRA program. Obtaining such permits may be a lengthy and costly process that requires regulatory inspection and approval of, among other things, the facility design, equipment and operating plans and procedures. In addition, applicants for a RCRA permit for a treatment, storage or disposal facility must submit detailed information regarding all past waste management practices at the facility, and may be required to undertake corrective action for past contamination.

    Additionally, RCRA regulations establish "land disposal restrictions" ("LDRs") that prohibit disposal of specified hazardous wastes on land unless, subject to certain exemptions, these wastes meet or are treated to meet Best Demonstrated Available Technology ("BDAT") treatment standards. The statute imposes civil and, under certain circumstances, criminal liability for failure to comply with the regulatory requirements.

    Under RCRA, wastes are classified as hazardous either by specific listing or because they display certain hazardous characteristics. Under current regulations, waste residues derived from listed hazardous wastes are generally considered to be hazardous wastes until they are delisted through a formal rulemaking process that may require a few months to several years. For this reason, waste residue generated by the processing of listed hazardous wastes will be considered a hazardous waste, regardless of whether this waste residue may be environmentally benign. Subsequent management of such waste residue would be subject to full RCRA regulation, including the prohibition against land disposal without treatment in compliance with BDAT.

    To maximize the market acceptance of Conversion's manufacturing technology, Conversion has chosen to focus its initial project efforts on the development of recycling processes, materials and products which are most likely to qualify for exemptions or favorable regulatory treatment. For example, Conversion uses materials that are not solid wastes and are not subject to RCRA permitting requirements (for example, reclaimed characteristically hazardous by-products or sludges). Conversion handles secondary materials in a way to qualify such materials for exclusions under state or Federal RCRA regulations (for example, use of materials as effective substitutes for other products in a manufacturing process), and Conversion stores materials in an environmentally sound manner (for example, within the manufacturing building or on a concrete slab). The permitting burden on a facility utilizing its current manufacturing technology will depend on the nature of the waste streams (including whether they are classified as solid wastes or hazardous wastes), the configuration of the process at the particular facility, the manner in which products are recovered from the waste and the type of waste residuals created by the process.

    The New York State Department of Environmental Conservation ("NYSDEC") has been delegated authority to administer the RCRA program in New York, and has adopted regulations governing the

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treatment, storage and disposal of solid and hazardous wastes. NYSDEC regulations require Conversion to obtain regulatory exemptions and/or beneficial use determinations for each hazardous waste material it accepts for recycling purposes. Without these regulatory exemptions and/or beneficial use determinations, Conversion would be required to obtain a state RCRA permit to operate its facility, and would become subject to onerous RCRA regulatory requirements.

    Conversion presently has obtained both regulatory determinations and beneficial use determinations from NYSDEC concluding that the materials and processes that it uses and the products that it produces at its Dunkirk facility are not subject to permits under the New York State solid and hazardous waste laws. Furthermore, because the materials currently processed at Conversion's Dunkirk facility are not considered solid wastes under New York State regulations for recycling, Conversion is not required to meet BDAT standards for its products. The facility would be required to meet BDAT standards for any hazardous waste that it generates and ships off-site for land disposal. Currently, Conversion does not generate any such wastes. However, in view of the fact-specific, case-by-case nature of the approval process and the varying policies of different jurisdictions, there can be no assurance that any or all of Conversion's projects will qualify for favorable regulatory treatment in other jurisdictions. In addition, there can be no assurance that new materials accepted at the Dunkirk facility will qualify for favorable regulatory treatment.

    Pursuant to RCRA and New York State law, Federal and state regulations exist governing aboveground and underground storage tanks. Under these regulations, tanks used to store various types of petroleum must be registered with the state until they are permanently closed. These regulations also establish standards for permanent closure, and impose penalties for failure to comply with the registration or closure requirements. Although Conversion does not utilize any underground storage tanks, there are several empty tanks at the Dunkirk facility that were used by the former owner of the property to store various materials, including fuel oil for consumptive heating use on the premises, mineral oil for use in formulating printing ink and a non-hazardous wash solution for cleaning printing presses. The estimated cost to clean and close the tanks is in the range of $28,000 to $34,000, based upon bid proposals from a qualified environmental services firm. An investigation by an environmental engineering firm has disclosed modest soil contamination confined to the immediate vicinity of two tank locations. Because of the amount and confined location of the contamination, it is not certain that any remediation will be required. The environmental engineering firm has estimated that, if remediation of soil and groundwater is required, the cost of excavation, removal and disposal of contaminated material would not exceed $30,000. Thus, total remediation and tank closure costs are expected to range from approximately $28,000, if no remediation is required, to approximately $64,000 if soil and groundwater remediation is required.

    The Clean Air Act empowers the EPA to establish and enforce ambient air quality standards and limits on emissions of pollutants from specific facilities. The Clean Air Act Amendments of 1990 impose specific requirements upon "major" or "area" sources of regulated air pollutants. In certain cases, depending upon the area the source is located, such sources may be required to meet technology-based emissions limits based upon Best Available Control Technology ("BACT") for sources subject to new source performance standards, Maximum Achievable Control Technology ("MACT") for hazardous air pollutant sources and Reasonably Available Control Technology ("RACT") or Lowest Achievable Emission Rates ("LAER") for criteria pollutant sources in non-attainment areas. New York State has also enacted the Air Pollution Control Act, and has promulgated regulations pursuant to that Act that regulate air contaminant sources.

    Under the Clean Air Act and its amendments, and state laws and regulations, Conversion may be required to obtain a Title V operating permit, as well as various other air permits to construct or operate emission sources at its facility.

    The Dunkirk facility has obtained, or is in the process of obtaining, all necessary air permits.

    CERCLA and subsequent amendments under SARA impose continuing liability upon generators of hazardous substances and owners and operators of facilities where hazardous waste is released or threatened to be released, as well as upon parties who arrange for the transportation of hazardous substances to such facilities. CERCLA effectively imposes strict, joint and several liability upon these parties. Accordingly, Conversion could incur liability as an owner or operator for releases of hazardous substances at its Dunkirk facility, or possibly as a hazardous waste generator. In addition, Conversion plans to own and operate other production units and installations, and may be exposed to potential liability under CERCLA for releases of hazardous substances into the environment at those sites.

    The NYSDEC has reviewed extensive environmental sampling data regarding Conversion's Dunkirk facility and concluded that it is unnecessary to consider the site for inclusion on the list of facilities that warrant further investigation for potential remediation.

    The Community Right-to-Know mandate established by SARA requires full disclosure of certain environmental releases to the public and contributes to public awareness and activity regarding corporate environmental management issues. Conversion is required pursuant to this mandate to immediately report any release that meets an established reportable quantity threshold and to report annually the release of certain listed chemicals in excess of applicable thresholds.

    Conversion could be found liable and subject to penalties for failure to immediately report a reportable spill or release.

    The Clean Water Act establishes effluent guidelines and water quality criteria to protect the nation's waterways. Facilities that discharge effluent containing regulated pollutants directly to "waters of the United States" are required to obtain a National Pollution Discharge Elimination System ("NPDES") permit that regulates the amount of pollutant that may be discharged into the water. Facilities that discharge into publicly operated sewer systems, such as the Dunkirk facility, are required to obtain sewer use permits. Dunkirk is presently discharging its effluent to a local sewer system in compliance with a sewer use permit.

    The Pollution Prevention Act of 1990 establishes pollution prevention as a national objective, naming it a primary goal wherever feasible. The Act states that if pollution cannot be prevented, materials should be recycled in an environmentally safe manner in lieu of treatment or disposal. Under the Act, companies would be encouraged to use recycling facilities, such as Dunkirk, rather than to dispose of their sludges or by-products as wastes. The Act also requires facilities like Dunkirk to report annually the volume of certain listed chemicals that are recycled on site. The Dunkirk facility has filed the requisite appropriate reports.

LEGAL PROCEEDINGS

    Conversion is a party to litigation, CONVERSION TECHNOLOGIES INTERNATIONAL, INC. V. R.E. WILLIAMS AND COMPANY, INC., commenced by Conversion on October 26, 1995, in the Supreme Court of New York, County of Chautauqua, against a general contractor hired to construct the improved abrasives finishing area at the Dunkirk facility. The contractor commenced work in April 1995, but was asked to stop work in November 1995 following significant cost overruns, problems and delays in construction and disputes with Conversion over the scope of the work to be performed by the contractor. Conversion has served the contractor with its complaint, alleging, among other things, breach of contract, fraud and defamation, and seeks damages in excess of $1,000,000. The contractor has counterclaimed damages of approximately $483,000, and has filed a mechanic's lien with respect to such claim. The case is currently in the discovery phase. Conversion does not believe that an adverse outcome in this dispute would have a material adverse effect on Conversion. Conversion is not involved in any other material legal proceedings.

EMPLOYEES

    At March 1, 1996, Conversion had approximately 55 full-time employees, including approximately 36 in manufacturing, approximately 5 in research and product applications development, approximately 6 in sales and marketing and approximately 6 in finance and administration. As of such date, Conversion also had one part-time employee. From time to time, Conversion utilizes temporary employees. Conversion has used up to 20 temporary employees to meet its requirements. Conversion believes that additional permanent and temporary employees can be hired on satisfactory terms. None of Conversion's employees is subject to a collective bargaining agreement. Conversion has not experienced any work stoppages and Conversion considers its relations with its employees to be satisfactory.

PROPERTIES

    Conversion owns its 230,000 square foot manufacturing facility in Dunkirk, New York. Such facility is subject to a first mortgage held by the New York Job Development Authority securing a promissory note issued to the Chautauqua Region Industrial Development Corporation, with respect to which approximately $320,721 principal amount was outstanding at December 31, 1996. In addition, such facility is subject to a second mortgage securing a promissory note issued to the former owner of the property as part of the purchase price therefor, with respect to which approximately $303,387 principal amount was outstanding on December 31, 1996. See "CONVERSION MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources".

    Conversion leases approximately 3,000 square feet of executive office space in Hazlet, New Jersey, pursuant to a lease expiring December 31, 1997.

    Conversion is in the process of negotiating a lease for approximately 10,000 square feet of manufacturing space in St. Augustine, Florida. The lease will expire in April 2000.

    Conversion believes that such facilities are adequate to meet its current and currently foreseeable requirements.

               CONVERSION MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Since inception through December 31, 1996, Conversion has sustained cumulative losses of approximately $(20,364,000). Such amount includes (i) a one-time, non-cash charge to operations relating to the write-off in conjunction with the Dunkirk acquisition of approximately $6,232,000 for purchased research and development (in-process) technologies that had not reached technological feasibility and, in the opinion of management, had no alternative use, (ii) approximately $2,528,000 expensed as process development costs related to research and development of Conversion's CRT glass processing and ALUMAGLASS product line and (iii) other expenses, net of revenue, of approximately $11,604,000. Conversion will continue to incur losses until such time as revenues are sufficient to fund its continuing operations.

    The Conversion IPO resulted in net cash proceeds to Conversion of approximately $13,500,000 (after deducting underwriters' discounts and commissions and offering expenses). Following the closing of the Conversion IPO, through December 31, 1996, Conversion spent approximately $2,324,000 on repayment of bridge notes placed through the underwriter of the Conversion IPO (the "Bridge Notes"), approximately $1,752,000 on the repayment of other indebtedness, approximately $2,515,000 on the repayment of past due accounts payable, approximately $1,111,000 in capital expenditures and approximately $4,034,000 for general working capital purposes.

    Conversion has continued to experience significant negative cash flow from operations since the Conversion IPO. Conversion experienced negative cash flow from operations of approximately $(3,359,000) for the six months ended December 31, 1996. This level of negative cash flow resulted principally from decreased revenues for the period in comparison to the year ended June 30, 1996 and increased production efforts to build ALUMAGLASS inventories that had been curtailed prior to the Conversion IPO due to cash constraints. Such revenue decrease was primarily due to reduced inventory of unprocessed CRT glass, improvements in CRT manufacturing processes which have resulted in lower levels of glass breakage at Conversion's CRT customers' facilities and increased competition from CRT glass recycling vendors. In September and October 1996, Conversion effected a number of cost-cutting initiatives in an effort to enable it to continue to fund its operations from existing resources and to reduce the level of revenue required to achieve cash flow break-even, although there can be no assurance that such efforts will be successful or that Conversion will ever achieve cash flow break-even. See "-- Liquidity and Capital Resources".

    Since the Conversion IPO, Conversion has substantially completed its capital expenditure program, demonstrated the commercial-scale production of ALUMAGLASS and built inventory of product. Conversion has also commenced production of its VISIGRIT and GREAT WHITE products. In an effort to increase product sales, Conversion will review its marketing efforts, including its distribution relationships. Conversion is also continuing product testing efforts with certain potential large volume users and recently received initial orders from new customers and new distributors following successful testing.

    With respect to CRT glass recycling, Conversion faces substantial competition in obtaining television CRT glass which has resulted in increased difficulty in obtaining new customers and maintaining existing customers and exerts downward pressure on the fees Conversion charges to accept such glass. In March 1997, Thomson ceased sending CRT glass to, and purchasing recycled CRT glass from, Conversion. See "RISK FACTORS -- Limited CRT Customers; Loss of Significant CRT Customer". Conversion has begun to accept computer CRT glass on a pilot basis, funded in part by a grant from the New York State Department of Economic Development's Recycling Incentive Program, and has taken other steps to increase its CRT glass recycling revenues, although there can be no assurance that Conversion will be successful in obtaining such increased revenue.

    Following the Merger, Conversion will finalize and implement operational strategies designed to maximize return on capital and position Conversion for growth. Conversion will focus on both the Octagon and Conversion businesses with an emphasis on growing the radiological control and operations and maintenance businesses through value-added offerings which will include bundled product and service offerings, recycling computer CRT glass, providing abrasives and aggregates and the implementation of construction and licensing opportunities to establish ALUMAGLASS production facilities on site at customer locations. Conversion will also attempt to leverage the Dunkirk facility's capabilities by offering specialized services or products to others on a contract basis. See "THE MERGER -- Business and Management After the Merger; Employment Agreements".

    The foregoing discussion contains certain forward-looking statements which involve risks and uncertainties, including those set forth herein under the caption "RISK FACTORS". Conversion's actual results could differ materially from the results anticipated in such forward-looking statements.

RESULTS OF OPERATIONS

    SIX MONTHS ENDED DECEMBER 31, 1996 COMPARED TO SIX MONTHS ENDED DECEMBER 31,
     1995

    Consolidated revenues for the six months ended December 31, 1996 were approximately $684,000, consisting primarily of CRT glass recycling fees and approximately $110,000 of ALUMAGLASS sales. For the same six-month period of 1995, Conversion's consolidated revenues were approximately $1,631,000, of which approximately $65,000 was from sales of ALUMAGLASS and the remainder was CRT recycling fees. The decrease in revenues primarily reflects a significant accumulation at June 30, 1995 of unprocessed CRT glass inventory that was processed during the succeding six-month period, improvements in CRT manufacturing processes which has resulted in lower levels of glass breakage at the Company's CRT customers' facilities and increased competition in the form of additional CRT glass recycling vendors, in each case, as compared to the prior year period.

    The net change in cost of goods sold for the six months ended December 31, 1996 versus the same prior year period, an increase of approximately $854,000 despite lower sales volume, reflects a number of factors, including (i) an approximately $525,000 net increase in the non-cash charge associated with the reserve for potential disposal costs of raw materials (an approximately $54,000 increase in the reserve for the six months ended December 31, 1996 as a result of a modest increase in certain raw material inventories compared with a $471,000 decrease in the reserve for the six months ended December 31, 1995, during which such inventories decreased significantly); (ii) a portion of the six months ended December 31, 1995 process development costs, which were fixed in nature, are now included in cost of goods sold because the specific processes have since become operational; (iii) an increase of $313,000 in the non-cash charge for depreciation, reflecting completion of the major components of the abrasives finishing area; (iv) approximately $71,000 in non-recurring engineering charges relating to potential underground fuel tank removal and an abandoned capital expenditure project; and (v) the expensing of production inefficiencies incurred during modifications to the abrasives and other processing systems during the six months ended December 31, 1996. Partially offsetting these cost increases was a $239,000 reduction in freight costs, reflecting the May 1996 change in product pricing policy under which customers now pay outgoing freight.

    The reserve for disposal relates to raw materials received for CRT glass recycling, which are accepted by Conversion at no cost or upon receipt of a fee paid by the supplier, and are consequently assigned no value in inventory upon receipt. The reserve represents the cost that Conversion estimates it would incur should it become necessary to dispose of the materials. The reserve increases or decreases with the level of unvalued CRT glass on hand to be recycled, which does not necessarily fluctuate in line with raw materials for ALUMAGLASS and in-process and finished CRT glass and ALUMAGLASS, which are reported on the balance sheet. The substantial decrease in the reserve during the six months ended December 31, 1995 reflects an accumulation of CRT glass at June 30, 1995 in anticipation of completing the processing line, which glass was subsequently consumed by the additional production which resulted from such completion.

    As a consequence of the above revenue and cost changes, Conversion's gross margin declined to a loss of approximately $1,479,000 for the six months ended December 31, 1996, from a profit of approximately $322,000 for the same period of 1995.

    Selling, general and administrative expenses of approximately $1,208,000 for the six months ended December 31, 1996 compare with approximately $777,000 for the same 1995 period. This increase includes approximately $104,000 higher personnel costs, approximately $124,000 higher consulting costs and approximately $75,000 of added costs primarily for directors' and officers' insurance and investor relations, together with a $99,000 settlement received in the six months ended December 31, 1995 from a former officer of Dunkirk.

    During the six months ended December 31, 1995, Conversion incurred process development costs of approximately $463,000, representing development activity, completed during the fiscal year ended June 30, 1996, which was directed at Conversion's ALUMAGLASS abrasives product and its CRT glass recycling operation. No such costs were incurred during the comparable period ended December 31, 1996.

    Net interest expense increased to approximately $498,000 for the six months ended December 31, 1996 from approximately $408,000 for the same prior year period. This cost increase reflects capitalized interest of approximately $245,000 during the six months ended December 31, 1995, partially offset by an approximately $113,000 increase in interest income on cash received from the Conversion IPO, and lower interest paid as a result of reductions in debt principals.

    FISCAL YEAR ENDED JUNE 30, 1996 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1995

    Conversion's consolidated results of operations for the fiscal year ended June 30, 1995 ("fiscal 1995") include only 10 months of Dunkirk operations since the Dunkirk merger occurred effective August 31, 1994. However, for purposes of the following presentation, Conversion's results of operations for fiscal 1995 include the operations of Dunkirk for both the ten-month period following the effective date of the Dunkirk merger and the two-month period immediately preceding the effective date of the Dunkirk merger.

    Consolidated revenues for the year ended June 30, 1996 ("fiscal 1996") were approximately $2,680,000, consisting primarily of CRT glass recycling fees and approximately $214,000 of ALUMAGLASS sales. For fiscal 1995, Conversion had consolidated revenues of approximately $1,236,000, of which approximately $78,000 was from sales of ALUMAGLASS and the remainder was CRT recycling fees. This increase in revenue during fiscal 1996 primarily reflects completion of Conversion's CRT glass recycling operations and the corresponding increase in Conversion's CRT glass recycling capacity.

    Cost of goods sold was approximately $3,094,000 for fiscal 1996, as compared to approximately $3,168,000 for the prior fiscal year. This decrease reflects a $623,000 reduction in Conversion's reserve for potential disposal costs of raw materials as a result of a decrease in Conversion's raw materials inventory as compared to a $1,070,000 increase in the reserve for fiscal 1995 The substantial decrease in the reserve during the year ended June 30, 1996 reflects an accumulation of CRT glass at June 30, 1995 in anticipation of completing the processing line, which glass was subsequently consumed by the additional production which resulted from such completion. Excluding the effect of the change in Conversion's reserve for disposal during fiscal 1996 and fiscal 1995, cost of goods sold increased approximately $1,619,000 in fiscal 1996 versus fiscal 1995. This adjusted cost increase reflects higher depreciation costs due to increased equipment purchases and higher personnel, energy, repairs and maintenance and freight costs, all of which are attributable to increased production during fiscal 1996.

    Conversion's gross loss on sales of approximately $(414,000) during fiscal 1996 compares with a loss of approximately $(1,933,000) for the prior fiscal year. The increase in revenues allowed for better overall utilization of production capacity and resulted in attendant economies of scale.

    Selling, general and administrative expenses for fiscal 1996 decreased to approximately $1,821,000 from $2,827,000 for fiscal 1995. This decrease resulted from substantially lower legal, consulting and travel costs, together with a $99,000 settlement received from a former officer of Dunkirk during fiscal 1996.

    Conversion incurred process development costs of approximately $996,000 for fiscal 1996 as compared with approximately $1,614,000 for fiscal 1995. A decrease in developmental activity directed at Conversion's ALUMAGLASS abrasives product during the last half of fiscal 1996 and the completion of Conversion's CRT glass recycling operation accounted for this entire cost reduction.

    During fiscal 1995, Conversion incurred a one-time, non-cash charge to operations relating to a write-off of approximately $6,232,000, which represented purchased research and development technologies in conjunction with the Dunkirk merger that had not reached technological feasibility and, in the opinion of management, had no alternative use.

    Net interest expense increased to approximately $962,000 for fiscal 1996 from approximately $387,000 for fiscal 1995, reflecting increased indebtedness of Conversion, partially offset by capitalized interest costs of $439,932 and $63,499 for fiscal 1996 and fiscal 1995, respectively.

    The fiscal 1996 Statement of Operations includes an extraordinary item amounting to $442,000. This charge includes underwriting, debt discount, legal and accounting costs relating to Bridge Notes issued in December 1995 to provide interim working capital until the Conversion IPO could be closed.

LIQUIDITY AND CAPITAL RESOURCES

    Conversion's business is capital intensive. Conversion has funded its operations principally from debt financing, the private placement of preferred stock (subsequently converted into Common Stock) and the proceeds of the Conversion IPO. At December 31, 1996, Conversion had approximately $11,509,000 in principal amount of long-term indebtedness (excluding capital lease obligations) and approximately zero net working capital.

    At March 1, 1997, Conversion had approximately $1,000,000 in available cash and marketable securities. In late September and October, 1996, Conversion effected a number of cost-saving measures to enable it to continue to fund its operations from its existing resources, and to reduce the revenue required to achieve break-even cash flow, although there can be no assurance that Conversion will achieve such break-even cash flow. Such measures included cooling and draining Dunkirk's melter and curtailing certain other operations since inventories of ALUMAGLASS have reached satisfactory levels, making reductions in overhead and other operating expenses and refraining from making discretionary capital expenditures. Conversion's capital expenditure program is now substantially complete. Conversion estimates that it will require modest near-term capital expenditures at its facility, principally to complete certain elements of its mechanical conversion area and computer recycling operations, although additional discretionary expenditures could be made if additional financing or cash from operations becomes available. Conversion anticipates remaining equipment expenditures of approximately $84,000 in connection with the color coating facility it will operate as a result of the termination of its joint venture with VANGKOE.


    In April 1997, Conversion received a letter from a placement agent with respect to its interest in acting as placement agent on a best efforts basis for the Private Placement of New Series A Preferred Stock to be issued by Conversion for aggregate gross proceeds of a minimum of $3 million and a maximum of $5 million, plus an over-allotment option in the aggregate amount of $2 million. See "Description of Conversion Securities" for a description of the terms of the New Series A Preferred Stock. The Private Placement will be made to accredited investors and will consist of a minimum of 300,000 and a maximum of 500,000 shares of New Series A Preferred Stock (to be sold in units of 10,000 shares each) (plus up to an additional 200,000 shares subject to the over-allotment option) at a stated par value of $10 per share. The Private Placement is conditioned upon the holders of more than 50% of Octagon's Common Stock entering into irrevocable voting proxies with respect to the Merger and consummation of the Merger. Conversion has agreed to file a "shelf" registration statement within 45 days following the final closing date of the Private Placement with respect to the Common Stock issuable upon conversion of the New Series A Preferred Stock and upon exercise of warrants to be issued to the placement agent. In consideration for its services, the placement agent will receive a cash commission equal to 9% of the total proceeds of the Private Placement and a non-accountable expense allowance equal to 4% of the total proceeds of the Private Placement. The placement agent will also receive warrants to purchase that number of shares of New Series A Preferred Stock as shall equal 10% of the total number of shares of Premium Preferred Stock sold in the Private Placement at an exercise price equal to 110% of the offering price of such shares. No assurance can be given that the Private Placement will be consummated on the terms stated herein or at all. See "RISK FACTORS--Limited Cash Resources; Additional Financing; Risk of Failure to Obtain Required Financing".



    Conversion has been granted a deferral of all interest and principal payments due under its $8 million Solid Waste Disposal Facility Bonds for the two-year period commencing March 1, 1997 through and including March 1, 1999; PROVIDED, HOWEVER, that all such interest and principal payments will be made from Conversion's debt service reserve funds until such reserve funds are depleted. The total amount of deferred principal and interest payments is approximately $2,386,000, of which approximately $870,000 will be made from Conversion's debt service reserve funds. Replenishment of the debt service reserve funds, plus repayment of all additional deferred interest, will be due in 20 equal, consecutive quarterly installments commencing on June 1, 1999. Repayment of the deferred principal will be due on December 1, 2010. The continuing effect of such deferral is conditioned upon the consummation of the merger by June 30, 1997 and the consummation of a private placement resulting in aggregate gross proceeds to Conversion of at least $2 million by July 15, 1997 and of at least an additional $3 million by August 15, 1997. In addition, following consummation of such private placement, Conversion will be subject to certain covenants, including minimum net worth and working capital covenants.


    Deferred revenue decreased to approximately $558,000 at June 30, 1996 from approximately $944,000 at June 30, 1995. Deferred revenue relates to raw materials received for CRT glass recycling, which are accepted by Conversion upon receipt of a fee paid by the supplier. The materials in inventory are assigned no value; also, the recycling fees received on the raw stock on hand are not recognized as revenue until the materials are put through the recycling process. The amount of such fee received at any point in time is deferred revenue. The substantial decrease during the year ended June 30, 1996 reflects an accumulation of CRT glass at June 30, 1995 in anticipation of completing the processing line, which glass was subsequently consumed by the additional production which resulted from the completion of the processing line.

    Accrued expenses decreased to approximately $778,000 at June 30, 1996 from approximately $1,169,000 at June 30, 1995. Legal expenses and related settlement costs accrued at June 30, 1995 were paid during fiscal 1996.

    Conversion's long-term indebtedness consists principally of (i) $8 million outstanding principal amount of industrial development bonds issued through the Chautauqua County Industrial Development Agency, which bear interest at 11.5% with principal repayments commencing in 1998 over a 12-year period, (ii) $2,109,230 outstanding principal amount under term loans provided by Key Bank of New York and guaranteed by the New York Job Development Authority, which loans bear interest at the prime rate and are payable in monthly installments through January 2002, and (iii) various mortgage loans and subordinated indebtedness from certain of Conversion's CRT glass customers who provided financial and technical assistance to Conversion during its start-up phase. Conversion's debt service requirements are currently approximately $412,000 per quarter (excluding capital lease obligations). Conversion's long-term indebtedness is secured by liens on substantially all of its fixed assets. Conversion's long-term indebtedness has been used to finance its facility, equipment and related capital expenditures. Certain of the agreements related to such long-term indebtedness contain a limited number of customary covenants and default provisions.

    Conversion's capital lease payments were approximately $115,000 for the year ended June 30, 1996 and are estimated to be approximately $84,000, $41,000 and $27,000 for the fiscal years ending June 30, 1997, 1998 and 1999, respectively, under current commitments. Conversion's utility expenses averaged approximately $70,000 per month at its level of operations prior to cooling and draining the melter as part of its recent cost-cutting initiatives.

    Conversion's base annual fixed expenses include approximately $427,000 in aggregate annual base compensation for the current executive officers of Conversion and debt service obligations relating to Conversion's outstanding indebtedness, which are estimated to aggregate approximately $1,647,000 for fiscal 1997 (excluding capital lease obligations).

    To date, Conversion has provided an aggregate of $660,000 in working capital loans to Octagon, $55,000 of which Octagon has repaid to Conversion. See "EXISTING RELATIONSHIP BETWEEN CONVERSION AND OCTAGON".

    Following the Merger, on a consolidated basis, Conversion will also have the liability of Octagon's working capital line of credit. See "OCTAGON MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "RISK FACTORS -- Substantial Indebtedness; Debt Service Requirements".

    Conversion has Federal net operating loss carryforwards that amounted to approximately $11.5 million at June 30, 1996 which expire between 2006 and 2001. Pursuant to Section 382 of the Code, utilization of net operating loss carryforwards is limited if there has been a change in control (ownership) of Conversion. Although a comprehensive evaluation has not yet been performed, it appears that upon the merger with Dunkirk, effective August 31, 1994, and upon the Conversion IPO, effective May 16, 1996, such changes in control (ownership) had occurred. As a result of such changes, it appears that Conversion's ability to utilize its net operating loss carryforwards generated by Dunkirk prior to August 31, 1994 (approximately $1.5 million) is limited by Section 382 and is further limited to the use of these loss carryforwards against future Dunkirk earnings only. In addition, the consolidated losses incurred through the effective date of the Conversion IPO (approximately $8.2 million) may be limited to as low as approximately $1 million on an annual basis.

    The foregoing discussion contains certain forward-looking statements which involves risks and uncertainties, including those set forth herein under the caption "RISK FACTORS". Conversion's actual results could differ materially from the results anticipated in such forward-looking statements.

                            MANAGEMENT OF CONVERSION

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth the names, ages and positions of the executive officers and directors of Conversion:

NAME                                         AGE                                   POSITION
---------------------------------------      ---      ------------------------------------------------------------------
Eckardt C. Beck (1)(2).................          53   Chairman
Harvey Goldman (1).....................          50   Vice-Chairman, Chief Executive Officer, President and Director
Robert Dejaiffe........................          58   Vice President -- Technology
Perry A. Pappas........................          35   Vice President, General Counsel and Secretary
Catherine Susan Kirby..................          37   Vice President
Norman L. Christensen, Jr., Ph.D.......          49   Director
Peter H. Gardner (1)(3)(4).............          30   Director
Alexander P. Haig......................          44   Director
Scott A. Katzmann (1)(3)(4)............          40   Director
Donald R. Kendall, Jr..................          44   Director
Irwin M. Rosenthal.....................          67   Director

------------------------

(1) Member of Executive Committee.

(2) Although Mr. Beck is not an employee of Conversion, he has entered into a Consulting Agreement with Conversion pursuant to which, among other things, Mr. Beck will assist Conversion in strategic planning, business development, investor relations and fund raising activities. Mr. Beck is currently spending substantially all of his working time and efforts on matters for Conversion, although such time commitment is expected to decrease over the first several months following consummation of the Merger. See "CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF CONVERSION--Consulting Agreements."

(3) Member of Audit Committee.

(4) Member of Compensation Committee.

    ECKARDT C. BECK has been a director of Conversion since February 1995 and Chairman of the Board since February 1997. Mr. Beck served as the Chairman and Chief Executive Officer of Air & Water Technologies Corporation from October 1987 through June 1994 and as a director from June 1990 through November 1994. Mr. Beck has served as Chairman and Chief Executive Officer of other environmental technologies companies prior to 1987. Mr. Beck also served as the Assistant Administrator of the United States Environmental Protection Agency in charge of the national water and waste programs and as the Regional Administrator of EPA Region 2.

    HARVEY GOLDMAN joined Conversion in March 1994 as President and Chief Executive Officer and has been Vice Chairman of the Board since February 1997. From June 1991 through March 1994, Mr. Goldman served as Executive Vice President and as a director of Air & Water Technologies Corporation, a publicly-held environmental technologies company (and successor to Research-Cottrell, Inc.), and as its Chief Financial Officer from June 1987 through June 1991. Prior to joining Research Cottrell, Inc. in 1985, Mr. Goldman was a partner at Arthur Young & Co. (now Ernst & Young LLP), where he served as Director of Financial Consulting in New York City and National Director of Environmental Consulting. Mr. Goldman received his B.A. from Duke University and his M.B.A. from Harvard Business School.

    ROBERT DEJAIFFE is Conversion's Vice President -- Technology and has been Vice President and Technical Director of Dunkirk since joining Dunkirk in July 1992. His career started as an engineer with Corning

Incorporated where he was responsible for the design and construction of several specialty glass furnaces. Mr. Dejaiffe then became Manager of Research and Development for the 48 Insulations Division of Foster Wheeler Corporation, where he developed a new electric furnace design and worked with high temperature industrial insulations using reduced glass. From 1981 to 1989, he was at Potters Industries as Manager of Advanced Technology and Manager of Process Development Engineering, and from October 1989 until joining Conversion, he managed a research and testing facility at Penn State University. He holds several patents on glass composites, furnace accessories and refractory treatments. Mr. Dejaiffe received his B.S. in Ceramics Engineering from Penn State University and an M.B.A. from Syracuse University.

    PERRY A. PAPPAS is Vice President, General Counsel and Secretary of Conversion. Mr. Pappas joined Conversion in September 1995. Prior to joining Conversion, Mr. Pappas was an attorney with O'Sullivan Graev & Karabell, LLP, a New York law firm, where he specialized in venture capital and mergers and acquisitions. Prior to joining O'Sullivan Graev & Karabell, LLP in October 1989, Mr. Pappas was an attorney with the firm of Weil Gotshal & Manges. Mr. Pappas received his B.S. in Psychology and Master's degree in Labor and Industrial Relations from Michigan State University and his J.D. from the University of Michigan.

    CATHERINE SUSAN KIRBY is a Vice President of Conversion. Ms. Kirby has over 10 years of marketing experience, including the positions of Creative Services Manager and Account Executive with the public relations firm of Stern & Associates, where she worked from October 1987 to April 1990 and focused on new product introduction and product innovations. Ms. Kirby then worked on a consulting basis for various clients including divisions of AT&T, until joining Conversion in March 1994. Ms. Kirby received her B.A. in Communications and Advertising and M.A. in Communications and Public Relations from Rowan College of New Jersey.

    NORMAN L. CHRISTENSEN, JR., PH.D. has been a director of Conversion since June 1994 and is the Board of Directors' liaison to the Scientific Advisory Board. Dr. Christensen is the Dean of the Nicholas School of the Environment at Duke University, a position he has held since its founding in July 1991. From January 1990 to July 1991, Dr. Christensen was Professor and Chair of Botany at Duke University. Dr. Christensen has held other academic positions and has served as an advisor to the USDA Forest Service, the National Science Foundation and NASA, and he is a Fellow of the American Association for the Advancement of Science and the National Association of Environmental Professionals.

    PETER H. GARDNER was elected a director of Conversion in October 1995. Mr. Gardner is an Investment Officer at Technology Funding Inc., the Managing General Partner of two investment funds which are stockholders of and consultants to Conversion. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF CONVERSION". Mr. Gardner joined Technology Funding Inc. in July 1994. Mr. Gardner held the position of Project Leader and Project Scientist at Roy F. Weston, Inc., an environmental engineering firm, from June 1990 through August 1993. During the period September 1993 through June 1995, Mr. Gardner earned an M.B.A. from the Anderson School of UCLA.

    ALEXANDER P. HAIG was appointed as a director of Conversion in May 1996. Since February 1996, Mr. Haig has been President and Chief Operating Officer of Sky Station International, Inc., a telecommunications company. He has also served since 1988 as a principal and legal counsel to Worldwide Associates, Inc., a business adviser to both U.S. and foreign countries for marketing and sales activities. Prior to 1988, Mr. Haig was an attorney in private practice. Mr. Haig received his B.A. and J.D. from Georgetown University.

    SCOTT A. KATZMANN has been a director of Conversion since October 1994. Mr. Katzmann is a Managing Director and the Head of Capital Markets at Paramount Capital, Inc., the placement agent for Conversion's Series A Preferred Stock. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF CONVERSION". Prior to joining Paramount Capital, Inc. in March 1993, Mr. Katzmann spent over 10 years with The First Boston Corporation, where he specialized in early stage venture capital financings, leveraged acquisition financings, investment partnerships, oil and gas transactions, expansion capital financings and project financings. Prior to that, he was an Investment Officer in the Investment Department of Aetna Life & Casualty, where he specialized in private placements.

    DONALD R. KENDALL, JR. has been a director of Conversion since June 1994. From May 1993 through the present, Mr. Kendall has served as the President of Cogen Technologies Capital Company, L.P., a power cogeneration company, the general partner of which is owned by an affiliate of Cogen Technologies, Inc., a privately-held corporation engaged in the business of, among other things, the development of cogeneration power plants. Also from May 1993 through the present, Mr. Kendall has served as the Chairman and Chief Executive Officer of Palmetto Partners, Ltd., a privately-held partnership engaged in the business of making investments, the general partner of which is also an affiliate of Cogen Technologies, Inc. From May 1992 to May 1993, Mr. Kendall was a Managing Director at CS First Boston Corporation. From February 1990 to May 1992, Mr. Kendall served as President of Kendall Capital Partners, L.P. Mr. Kendall is a director of Cogen Technologies, Inc.

    IRWIN M. ROSENTHAL was appointed as a director of the Company in May 1996. Mr. Rosenthal is an attorney and since 1960 has specialized in securities law. He is currently a senior partner at Rubin Baum Levin Constant & Friedman. From January 1990 to November 1991, Mr. Rosenthal was a senior partner at Baer, Marks and Upham and prior thereto he was an attorney at various other law firms. Mr. Rosenthal serves as Secretary and as a director of Magar Inc., a private investment firm, of which he is a principal stockholder. He is also a director of Magna-Lab, Inc., a publicly-traded medical technology company, Symbollon Corporation, a publicly-traded chemical and medical technology company, Life Medical Sciences, Inc., a publicly-traded medical technology company, and Echocath, Inc., a publicly-traded medical technolkogy company, and is a general partner of Alliance which is a partnership which invests in companies and may take on a management role in such companies.

BOARD COMMITTEES AND DESIGNATED DIRECTORS

    The Conversion Board of Directors has a Compensation Committee, an Audit Committee and an Executive Committee. The Compensation Committee makes recommendations to the Conversion Board concerning salaries and incentive compensation for officers and employees of Conversion and administers Conversion's Employee Stock Option Plan. The Audit Committee reviews the results and scope of the audit and other accounting related matters. The Executive Committee has the full authority of the Board of Directors, subject to the DGCL. The Board will establish a Nominating Committee and a Fairness Committee effective upon the closing of the Merger. It is anticipated that at least one director from Octagon will serve on each such committee.

    Mr. Gardner serves as the designee of Technology Funding Inc., the Managing General Partner of two investment funds that are stockholders of Conversion. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF CONVERSION" and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT OF CONVERSION".

DIRECTORS' COMPENSATION

    Directors who are full-time employees of Conversion receive no additional compensation for services rendered as members of the Conversion Board or committees thereof. Directors who are not full-time employees of Conversion receive reimbursement of out-of-pocket expenses for attendance at Conversion Board meetings. Conversion maintains a Stock Option Plan for Non-Employee Directors, pursuant to which options to purchase an aggregate of 1,217 shares of Conversion Common Stock were issued during fiscal year 1996. Such options vest one year from the date of grant and have an exercise price of $4.40 per share.

    On July 1, 1996, each director of Conversion received an option to purchase 121 shares of Conversion Common Stock pursuant to an automatic grant under Conversion's Stock Option Plan for Non-Employee Directors. Such options have an exercise price of $5.00 per share and vest one year from the date of grant.

    On October 15, 1996, the Conversion Board of Directors granted options to its non-employee directors pursuant to the Stock Option Plan for Non-Employee Directors to purchase an aggregate of 50,000 shares of Conversion Common Stock. Such options have an exercise price of $3.125 per share and vest one year from the date of grant.

    Conversion entered into a Consulting Agreement with Eckardt C. Beck in March 1995, which was amended in February 1997 in connection with Mr. Beck's election as Chairman. Pursuant to the Consulting Agreement, Mr. Beck will, among other things, assist Conversion in strategic planning, business development, investor relations, fund raising and such other activities as shall be reasonably requested by the Board and within Mr. Beck's areas of expertise. Mr. Beck will receive a monthly consulting fee of $6,000 pursuant to the Consulting Agreement until the expiration of the agreement in February 2000. Upon consummation of the Merger, Mr. Beck will also receive non-qualified options to purchase 200,000 shares of Conversion Common Stock at an exercise price equal to the fair market value of the Conversion Common Stock on the date of grant. Of such options, 20% will vest immediately and 20% will vest on each of the first, second, third and fourth anniversaries of the date of grant as long as Mr. Beck shall remain as Chairman (unless removed other than as the result of breach of fiduciary duty, conviction of a felony or breach of the Consulting Agreement).

SCIENTIFIC ADVISORY BOARD

    Since Conversion's inception, Conversion has sought the advisory services of a number of scientists, researchers and clinicians with extensive experience in Conversion's fields of interest (the "Scientific Advisors"). Conversion has established a Scientific Advisory Board whose members assist Conversion in identifying product development opportunities, in reviewing and evaluating with management the progress of research programs, and in recruiting and evaluating scientists and other employees.

    Most of the Scientific Advisors are employed by and/or have consulting agreements with entities other than Conversion, some of which may conflict or compete with Conversion, and they are expected to devote only a small portion of their time to Conversion. They are not expected to actively participate in Conversion's activities. Certain of the institutions with which the Scientific Advisors are affiliated may have regulations or policies which limit the ability of such personnel to act as part-time consultants or in other capacities for a commercial enterprise or may adopt such regulations or policies in the future. Furthermore, it is probable that any inventions or processes discovered by the Scientific Advisors will not become the property of Conversion but will remain the property of such persons or of such persons' full-time employers.

    Conversion's Scientific Advisory Board presently consists of the following individuals:

    RICHARD M. SPRIGGS, PH.D., Chairman of the Scientific Advisory Board, is the Executive Director of the MUS Center for Advanced Ceramic Technology at Alfred University, the John F. McMahon Professor of Ceramic Engineering and the Director of Sponsored Research Activities at CACT. Dr. Spriggs has held several national and international positions of leadership in scientific research and higher education administration. Dr. Spriggs is recognized internationally for his pioneering work in advanced ceramic materials and their processing, structure and behavior. He is the author and co-author of over 100 articles and publications in the field of ceramic engineering. He jointly holds three patents for his work with structural adhesives and sintering procedures of ceramic materials. As Project Director of the National Research Council at the National Academy of Sciences, he was involved with the 1984 landmark study of the status of high technology ceramics in Japan and other assessments of advanced areas of technology.

    JOEL CLARK, PH.D. is Profession of Materials Engineering in the Department of Materials Science and Engineering at the Massachusetts Institute of Technology. Dr. Clark has been with MIT since 1968, except from 1972 through 1975, during which period Dr. Clark was Project Manager for the Development of Intermetallic Alloys at Texas Instruments. Dr. Clark received his S.M. degree from Sloan School of Management at MIT in 1975, his Sc.D. degree in Materials Science and Engineering from MIT in 1972 and his M.S. and B.S. in Engineering Science from Florida State University in 1970 and 1966, respectively. Dr. Clark has published numerous articles on advanced materials.

    DOTSEVI Y. SOGAH, PH.D. is a professor of Chemistry at Cornell University. Previously Dr. Sogah spent 10 years in a number of senior research positions at DuPont Central Research, Wilmington, Delaware and served on various U.S. government Advisory Boards including the NRC Board on Chemical Science and Technology from 1989 to 1992 and as Vice Chairman of the NRC Polymer Science & Engineering Committee. Dr. Sogah has served since 1989 on several editorial advisory boards including the International Advisory Board for Science and Engineering of Composite Materials. Dr. Sogah holds a dozen U.S. patents and has published numerous articles in the area of composite materials.

    WILLIAM R. PRINDLE, SC.D. was the Division Vice President and Associate Director-Technology Group at Corning Incorporated from 1980 to 1991. From 1976 to 1980, Dr. Prindle served in Washington, D.C. as Executive Director of The National Materials Advisory Board, a unit of the National Research Council of the National Academy of Sciences. He has particular interest and experience in the management of glass and ceramics research and development, and in the structure and properties of materials. Dr. Prindle received his B.S. and M.S. in Physical Metallurgy from the University of California at Berkeley in 1948 and 1950, respectively, and his Sc.D. in Ceramics from MIT in 1955.

    SYLVIA M. JOHNSON, PH.D. is Program Manager, Ceramics, in the Physical Sciences Division of SRI International. In addition to over 13 years' experience with SRI International, Dr. Johnson has served as Research Officer at Clay Minerals Research at CSR Building Materials Inc. in Sydney, Australia. Dr. Johnson has published numerous articles, edited two books and is an inventor on four patents in the ceramics area. Dr. Johnson received a B.Sc. in Ceramic Engineering from the University of New South Wales, Australia, and an M.S. and Ph.D. in Materials Science from the University of California at Berkeley. Dr. Johnson is also a Fellow of the American Ceramics Society.

LIMITATION OF LIABILITY

    The DGCL permits a corporation through its Certificate of Incorporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty with certain exceptions. The exceptions include a breach of fiduciary duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, improper declarations of dividends and transactions from which the directors derived an improper personal benefit. Conversion's Certificate of Incorporation exonerates its directors from monetary liability to the fullest extent permitted by this statutory provision but does not restrict the availability of non-monetary and other equitable relief.

    Conversion believes that it is the position of the SEC that insofar as the foregoing provision may be invoked to disclaim liabilities arising under the Securities Act, the provision is against public policy as expressed in the Securities Act and is therefore unenforceable. Such limitation of liability also does not affect the availability of injunctive relief or rescission.

                       CONVERSION EXECUTIVE COMPENSATION

    The following table sets forth a summary of the compensation earned by Harvey Goldman, Conversion's Vice-Chairman, President and Chief Executive Officer, and Perry A. Pappas, Conversion's Vice President and General Counsel (collectively, the "Named Executive Officers"), for services rendered in all capacities to Conversion during Conversion's fiscal years ended June 30, 1995 and 1996. No other executive officer of Conversion received salary and bonus compensation in excess of $100,000 during fiscal year 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                                              LONG-TERM
                                                                                                            COMPENSATION/
                                                                                                               AWARDS
                                                                                      ANNUAL COMPENSATION   -------------
                                                                                                             SECURITIES
                                                                                     ---------------------   UNDERLYING
                                                                                                  SALARY    OPTIONS/SARS
NAME AND PRINCIPAL POSITION                                                            YEAR        ($)           (#)
-----------------------------------------------------------------------------------  ---------  ----------  -------------
Harvey Goldman.....................................................................       1995  $  180,000            --
Vice-Chairman, President and Chief Executive Officer                                      1996  $  180,000     50,000(1)
Perry A. Pappas....................................................................       1995      --                --
Vice President, General Counsel and Secretary (2)                                         1996  $  104,167     21,923(3)

------------------------

(1) Non-qualified options to purchase Conversion Common Stock issued outside of Conversion's Employee Stock Option Plan. Such options have an exercise price of $4.40 per share and vest over three years. All of such options are Escrow Options.

(2) Mr. Pappas joined Conversion on September 1, 1995. Mr. Pappas' current annual salary is $125,000.

(3) Incentive Stock Options to purchase Conversion Common Stock issued pursuant to Conversion's Employee Stock Option Plan. Such options have an exercise price of $4.40 per share and vest over three years. All of such options are Escrow Options.

OPTION GRANTS IN FISCAL YEAR 1996

    The following table sets forth the number of individual stock option grants made to each Named Executive Officer during fiscal year 1996.

                                                                              PERCENT OF
                                                              NUMBER OF          TOTAL
                                                             SECURITIES      OPTIONS/SARS
                                                             UNDERLYING       GRANTED TO      EXERCISE OR
                                                            OPTIONS/SARS     EMPLOYEES IN     BASE PRICE
NAME                                                       GRANTED (#) (1)  FISCAL YEAR (2)     ($/SH)      EXPIRATION DATE
---------------------------------------------------------  ---------------  ---------------  -------------  ---------------
Harvey Goldman...........................................       50,000(3)          56.5%       $    4.40         5/16/03
Perry A. Pappas..........................................        7,307(4)           8.2%       $    4.40         9/01/02
                                                                14,616(4)          16.5%       $    4.40         9/19/92

------------------------

(1) All options vest in three equal annual installments, and have a term of seven years.

(2) Conversion granted options to purchase an aggregate of $8,424 shares of Conversion Common Stock during fiscal year 1996.

(3) Non-qualified Options granted outside of Conversion's Employee Stock Option Plan.

(4) Incentive Stock Options granted pursuant to Conversion's Employee Stock Option Plan.

None of the Named Executive Officers exercised options in fiscal year 1996. As of the end of fiscal year 1996, none of the options held by the Named Executive Officers were in-the-money.

EMPLOYMENT AGREEMENTS


    Harvey Goldman is employed with Conversion under a four-year employment agreement, which contains a one-year renewal option, effective as of March 1, 1994. Under the terms of the employment agreement, which includes confidentiality and non-competition provisions, Mr. Goldman receives an annual salary of $180,000, subject to increase at the discretion of the Conversion Board of Directors. Pursuant to the employment agreement, Mr. Goldman was issued 27,194 shares of Conversion Common Stock at a price of $.002 per share as additional compensation. Mr. Goldman is also eligible to receive an annual bonus at the discretion of the Compensation Committee. Both Conversion and Mr. Goldman may terminate the employment agreement at any time by providing written notice to the other party. If the termination is initiated by Conversion without cause, Mr. Goldman is entitled to receive a one-time severance payment equal to three times his then effective base salary. The Employment Agreement was amended in January 1997 to reflect that Mr. Goldman will cease to be President and Chief Executive Officer of Conversion upon consummation of the Merger. It is currently anticipated that Mr. Goldman will resign as an employee and director of Conversion following consummation of the Merger, although it is expected that Mr. Goldman will be available on a consulting basis for a mutually acceptable period at rates less than his current salary.


    Perry A. Pappas is employed with Conversion under a three-year employment agreement which contains a one-year renewal option, effective as of September 1, 1995. Under the terms of the employment agreement, which includes confidentiality and non-competition provisions, Mr. Pappas receives an annual salary of $125,000, subject to increase at the discretion of the Conversion Board of Directors. In addition, options to purchase 7,307 shares of Conversion Common Stock at an exercise price of $4.40 per share were issued to Mr. Pappas. Mr. Pappas is also entitled to receive performance bonuses upon recommendation of the President and approval by the Board of Directors. The employment agreement permits both Mr. Pappas and Conversion to terminate the employment agreement by providing written notice to the other party. If the termination is initiated by Conversion without cause, Mr. Pappas is entitled to receive a one-time severance payment equal to his base salary and continuation of benefits for a period of one year.

                           CERTAIN RELATIONSHIPS AND
                       RELATED TRANSACTIONS OF CONVERSION

EMPLOYMENT AGREEMENTS

    Conversion has entered into employment agreements with Harvey Goldman, the Vice-Chairman, President and Chief Executive Officer of Conversion, and Perry A. Pappas, Vice President, General Counsel and Secretary of Conversion. In addition, Conversion has entered into Employment Agreements with William L. Amt and Harry O. Christenson, the President and Chief Executive Officer and Chairman and Chief Financial Officer, respectively, of Octagon, with respect to their employment by Conversion upon consummation of the Merger. Conversion is party to a Consulting Agreement with Eckardt C. Beck, the Chairman of Conversion. See "CONVERSION EXECUTIVE COMPENSATION" and "THE MERGER -- Business and Management After the Merger; Employment Agreements".


SERIES A PRIVATE PLACEMENT



    Between August 1994 and May 1995, Paramount Capital, Inc. ("Paramount") acted as placement agent in connection with the private placement of Conversion's Series A Preferred Stock (the "Series A Placement"). Paramount received $632,250 in commissions and a non-accountable expense allowance of $281,000 in consideration of its services as placement agent. In addition, designees of Paramount received, as additional compensation, warrants to purchase an aggregate of 281,000 shares of Series A Preferred Stock, at an exercise price of $2.75 per share, exercisable at any time for a period of 10 years following the closing of the offering. Such warrants have been amended and restated as of the date of the Conversion IPO to be warrants to purchase 97,185 shares of Conversion Common Stock at an exercise price of $4.84 per share. Until November 1997, Paramount will be entitled to receive a fee of 13% on any investments received by Conversion from investors or corporate partners (excluding project finance investors) that were introduced to Conversion by Paramount.



    Lindsay Rosenwald, M.D., is the President, Chairman and sole stockholder, and Peter Kash is a Managing Director, of Paramount. In connection with the Series A Placement, Dr. Rosenwald and Mr. Kash received warrants to purchase shares of Series A Preferred Stock, which represent warrants to purchase 34,353 and 4,788 shares of Conversion Common Stock, respectively, as of the date of the Conversion IPO. In addition, Mr. Kash is the trustee of The Long Term Equity Holdings Trust (1994)(the "Trust"), a principal stockholder of Conversion. The beneficiaries of the Trust are the minor children of Dr. Rosenwald. The limited partners of VentureTek L.P. ("VentureTek"), also a principal stockholder of Conversion, include Dr. Rosenwald's wife and their minor chrildren. Certain of the limited partners of VentureTek, including Dr. Rosenwald's wife, are stockholders of D.H. Blair & Co., Inc., and are the daughters of the sole stockholder of Blair. The remaining limited partners are their children. Conversion issued 138,218 shares of Conversion Common Stock to each of the Trust and VentureTek in April 1994 for a purchase price of $.002 per share. Scott Katzmann, a director of Conversion, is a Managing Director of Paramount.



BRIDGE LOANS



    In connection with a bridge financing in 1994 (the "1994 Financing"), designees of Paramount, the placement agent for the 1994 Financing, received warrants to purchase an aggregate of 7,307 shares of Conversion Common Stock with an initial per share exercise price equal to $13.55. Such warrants have been amended and restated, effective as of the date of the Conversion IPO, to become exercisable for 20,750 shares of Conversion Common Stock at an exercise price of $4.77 per share. Effective as of the date of the Conversion IPO, such warrants include warrants to purchase 10,374 shares of Conversion Common Stock issued to Dr. Rosenwald and warrants to purchase 4,671 shares of Conversion Common Stock issued to Mr. Kash.

    In September, October and November 1995, Conversion borrowed an aggregate of $650,000 from stockholders of Conversion or their affiliates for working capital. Of such amount, an aggregate of $250,000 was provided by Technology Funding Partners III, L.P. ("TFP III") and Technology Funding Venture Partners V, An Aggressive Growth Fund, L.P. ("TFVP V"), $200,000 was provided by Palmetto Partners, Ltd. ("Palmetto") and an aggregate of $200,000 was provided by the Aries Domestic Fund L.P. and the Aries Trust, two funds for which Paramount Capital Asset Management, Inc. is the general partner and investment manager, respectively. Dr. Rosenwald is the sole stockholder of Paramount Capital Asset Management, Inc. The principal amount of such loans was exchanged at the closing of the 1995 Bridge Financing (as defined below) for $650,000 principal amount of new notes and warrants to purchase 325,000 shares of Conversion Common Stock (which warrants were exchanged automatically on the closing of the Conversion IPO for Redeemable Class A Warrants to purchase 325,000 shares of Conversion Common Stock). The notes received by such stockholders were repaid at the closing of the Conversion IPO.



    In December 1995, Conversion completed a bridge financing (the "1995 Bridge Financing"), placed through Blair, of an aggregate of $2,225,000 principal amount of notes and 1,112,500 warrants in which it received net proceeds of approximately $1,849,750 (after expenses of such offering). The notes, together with interest at the rate of 10% per annum, were repaid upon the closing of the Conversion IPO. The warrants were exchanged automatically on the closing of the Conversion IPO for Redeemable Class A Warrants.



    In March 1996, Conversion borrowed an aggregate of $200,000 pursuant to promissory notes bearing interest at the rate of 10% per annum, payable on the earlier of the closing of the Conversion IPO and September 1996. Of such amount, Dr. Rosenwald provided $150,000, Scott A. Katzmann and Peter Kash each provided $18,750 and Harvey Goldman provided $12,500. Such notes were repaid at the closing of the Conversion IPO.



    In May 1996, Conversion borrowed $200,000 from Dr. Rosenwald pursuant to promissory notes bearing interest at the rate of 10% per annum, which were repaid at the closing of the Conversion IPO.


CONSULTING AGREEMENTS


    In April 1995, Conversion entered into a Project Development Assistance Agreement (the "Paramount Assistance Agreement") with Paramount Capital, Inc., the placement agent for Series A Preferred Stock issued by Conversion which was converted into Conversion Common Stock at the closing of the Conversion IPO. Pursuant to the Paramount Assistance Agreement, principals of Paramount having experience in foreign project development will, among other things, introduce Conversion to potential strategic partners, assist in obtaining requisite regulatory approvals and otherwise facilitate project development activities. Conversion agreed to pay to Paramount or its designees a success fee of $75,000 for completed projects and a fee of 7% on any funds invested in Conversion by a foreign partner introduced by Paramount (together with warrants to purchase that number of shares of Common Stock of Conversion as is equal to 5% of the amount invested divided by the Conversion Common Stock share purchase price, at an exercise price equal to 110% of such Conversion Common Stock purchase price). The term of the Paramount Assistance Agreement is one year, subject to renewal, cancellable by either party upon 30 days' prior written notice. Scott A. Katzmann, a director of Conversion, is a Managing Director of Paramount.



    In May 1995, Conversion entered into a Consulting Agreement (the "TFI Consulting Agreement") with TFP III and TFVP V, which collectively hold 276,727 shares of Conversion Common Stock. Pursuant to the TFI Consulting Agreement, the consultants will, among other things, introduce Conversion to strategic partners and potential customers, provide strategic marketing advice, identify complementary technologies with strategic synergies, and identify and assist in procuring appropriate media channels for Conversion's products. As compensation for their services, the consultants received warrants which were amended as of the effective date of the Conversion IPO to become warrants to purchase 69,177 shares of Conversion Common Stock, at an exercise price of $5.28 per share. Peter H. Gardner, a director of

Conversion, is an Investment Officer at Technology Funding Inc. ("TFI"), the Managing General Partner of TFP III and TFVP V, and serves as TFI's designee on the Board of Directors of Conversion.

    In July 1995, Conversion entered into a Project Development Assistance Agreement (the "TFI Assistance Agreement") with TFI. Pursuant to the TFI Assistance Agreement, certain designated principals of TFI will, among other things, assist Conversion in project development efforts both in the United States and abroad by identifying potential strategic partners, assisting in obtaining regulatory approvals and providing regulatory guidance and otherwise facilitating project development activities. Conversion will pay to TFI or its designess a success fee of $75,000 for completed projects and a fee of 7% on any funds invested in Conversion by a strategic partner introduced by TFI (together with warrants to purchase that number of shares of Conversion Common Stock as is equal to 5% of the amount invested divided by the Conversion Common Stock share purchase price, at an exercise price equal to 110% of such purchase price). The term of the TFI Assistance Agreement is one year, subject to renewal, cancelable by either party upon 30 days' prior written notice.

    In July 1995, Conversion entered into a Consulting Agreement with Palmetto Partners, Ltd. ("Palmetto"), a stockholder of Conversion and an affilaite of Donald R. Kendall, Jr., a director and stockholder of Conversion. Pursuant to the Consulting Agreement, Palmetto, among other things, will provide assistance in identifying and developing project finance opportunities for new facilities in the United States and abroad, present Conversion's products to certain affiliates and provide product testimonials. Pursuant to the Consulting Agreement, Palmetto received warrants to purchase an aggregate of 1,217 shares of Conversion Common Stock subject to vesting over a three-year period. The price of such warrants was amended, effective as of the effective date of the Conversion IPO, to be $5.28 per share.


    Conversion entered into a Consulting Agreement with Eckardt C. Beck in March 1995, which was amended in February 1997 in connection with Mr. Beck's election as Chairman. Pursuant to the Consulting Agreement, Mr. Beck will, among other things, assist Conversion in strategic planning, business development, investor relations, fund raising and such other activities as shall be reasonably requested by the Board and within Mr. Beck's areas of expertise. Mr. Beck will receive a monthly salary of $6,000 pursuant to the Consulting Agreement until the expiration of the agreement in February 2000. Upon consummation of the Merger, Mr. Beck will also receive non-qualified options to purchase 200,000 shares of Conversion Common Stock at an exercise price equal to the fair market value of the Conversion Common Stock on the date of grant. Of such options, 20% will vest immediately and 20% will vest on each of the first, second, third and fourth anniversaries of the date of grant as long as Mr. Beck shall remain as Chairman of the Board (unless removed other than as the result of breach of fidicuiary duty, conviction of a felony or breach of the Consulting Agreement).


INDEMNIFICATION OF FORMER OFFICER; NON-COMPETE

    In December 1995, Conversion agreed to indemnify and hold harmless Gerald P. Balcar, a founder of Dunkirk, a former officer of Dunkirk and Conversion and a stockholder of Conversion, with respect to guarantees made by Mr. Balcar and his wife of obligations of Dunkirk. Mr. Balcar has agreed not to compete with Conversion for a two-year period ending August 31, 1997.

ISSUANCES OF SECURITIES TO EXECUTIVE OFFICERS AND DIRECTORS

    From the period from inception (June 23, 1993) to December 1995, Conversion granted options to purchase an aggregate of 48,891 shares of Conversion Common Stock to executive officers and directors of Conversion with exercise prices ranging from $13.55 to $20.53 per share. Such options were repriced as of the effective date of the Conversion IPO at $4.40 per share.

    In February, April and June 1994, Conversion issued 98,837 shares of Conversion Common Stock to Harvey Goldman, the Chairman, Chief Executive Officer and President of Conversion, at a price of $.002 per share.

    In April 1994, in connection with a bridge financing, Conversion issued to Mr. Goldman warrants to purchase 1,845 shares of Conversion Common Stock at an exercise price of $13.55 per share. Such warrants were amended and restated effective as of the effective date of the Conversion IPO to become warrants to purchase 5,239 shares of Conversion Common Stock at an exercise price of $4.77 per share.

    In April 1994, in connection with a bridge financing, Conversion issued warrants to purchase 3,691 shares of Conversion Common Stock to Donald R. Kendall, Jr., a director of Conversion, at an exercise price of $13.55 per share. Such warrants were amended and restated effective as of the effective date of the Conversion IPO to become warrants to purchase 10,482 shares of Conversion Common Stock at an exercise price of $4.77 per share.

    In April 1994, for services rendered in connection with a bridge financing, Conversion issued warrants to purchase 1,644 shares of Conversion Common Stock to Scott A. Katzmann, a director of Conversion, at an exercise price of $13.55 per share. Such warrants were amended and restated effective as of the effective date of the Conversion IPO to become warrants to purchase 4,669 shares of Conversion Common Stock at an exercise price of $4.77 per share.

    In August 1994, Conversion issued 2,455 shares of Conversion Common Stock to Robert Dejaiffe, Vice President--Technology of Conversion, in exchange for his shares of common stock of Dunkirk.

    In August 1994, Conversion issued 1,888 shares of Conversion Common Stock to Mr. Goldman upon conversion of $25,000 principal amount of notes issued to Mr. Goldman in April 1994.

    In August 1994, Conversion issued 3,775 shares of Conversion Common Stock to Mr. Kendall upon conversion of $50,000 principal amount of notes issued to Mr. Kendall in April 1994.

    In February 1995, Conversion issued 40,000 shares of Series A Preferred Stock to Mr. Eckardt C. Beck, the Chairman of Conversion, for $100,000. Such shares converted upon the closing of the Conversion IPO into 13,833 shares of Conversion Common Stock.

    In March 1995, Conversion issued 10,000 shares of Series A Preferred Stock to Mr. Kendall for $25,000. Such shares converted upon the closing of the Conversion IPO into 3,456 shares of Conversion Common Stock.

    In May 1995, Conversion issued warrants to purchase 54,250 shares of Series A Preferred Stock to Scott A. Katzmann, a director of Conversion, at an exercise price of $2.75 per share. Such warrants were amended and restated effective as of the effective date of the Conversion IPO to become warrants to purchase 18,764 shares of Conversion Common Stock at an exercise price of $4.84 per share.

    In April 1996, Conversion issued non-qualified stock options outside of Conversion's Employee Stock Option Plan, all of which are Escrow Options, to Mr. Goldman, to purchase 50,000 shares of Conversion Common Stock. Such options have an exercise price of $4.40 per share and vest ratably over three years on an annual basis.

    On July 1, 1996, each director received an option to purchase 121 shares of Conversion Common Stock pursuant to an automatic grant under Conversion's Stock Option Plan for Non-Employee Directors. Such options have an exercise price of $5.00 per share and vest one year from the date of grant.

    On October 11, 1996, Mr. Goldman and Mr. Pappas purchased 80,000 and 10,000 shares, respectively, of Conversion Common Stock for a purchase price of $.00025 per share, pursuant to restricted stock grant awards under Conversion's 1996 Employee Incentive Plan. Such shares vest in January 1998.

    On October 15, 1996, the Conversion Board of Directors granted options to its non-employee directors pursuant to Conversion Stock Option Plan for Non-Employee Directors to purchase an aggregate of 50,000 shares of Conversion Common Stock. Such options have an exercise price of $3.125 per share and vest one year from the date of grant.

    Upon consummation of the Merger, Eckardt C. Beck, the Chairman of Conversion, will receive non-qualified options to purchase 200,000 shares of Conversion Common Stock at an exercise price equal to the fair market value on the date of grant.

BOARD DESIGNEE AND OTHER TFI COVENANTS

    Conversion, TFP III and TFVP V entered into a Series A Preferred Stock Purchase Agreement in May 1995. The agreement, as amended in December 1995, provides that Conversion will (i) use its best efforts to nominate a designee of TFI to the Board of Directors of Conversion and (ii) sell shares of stock and grant options to employees, officers, directors and consultants only pursuant to Board approved plans and agreements containing three-year vesting provisions (except in the case of sales of stock or grants of options to new employees where the Board determines otherwise for valid business reasons). Such covenants terminate upon the earlier of (a) May 1999 and (b) such time as TFP III and TFVP V cease to hold approximately 18,270 shares of Conversion Common Stock in the aggregate.

    The terms of the transactions described above were negotiated by the parties thereto, and Conversion believes that such transactions were on terms no less favorable to Conversion than could have been obtained from unaffiliated third parties. All future transactions between Conversion and any of its officers, directors, principal stockholders and affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of the disinterested members of the Board of the Directors.

ESCROW SECURITIES

    In connection with the Conversion IPO, 740,559 Escrow Shares and 71,923 Escrow Options were deposited into escrow by the holders thereof. The Escrow Shares include shares held by Harvey Goldman (100,725) and Scott A. Katzmann (12,179 shares). The Escrow Options include options held by Harvey Goldman (50,000) and Perry Pappas (21,923). The Escrow Securities are not assignable or transferable. The holders thereof have the power to vote the Escrow Shares while such shares are held in escrow. Holders of any options in escrow may exercise their options prior to their release from escrow; however, the shares issuable upon any such exercise will continue to be held in escrow as Escrow Shares. The Escrow Securities will be released from escrow, on a pro rata basis, if, and only if, one or more of the following conditions is/are met:

        (a) Conversion's net income before provision for income taxes and exclusive of any extraordinary earnings or charges which would result from the release of the Escrow Securities (all as audited by Conversion's independent public accountants) (the "Minimum Pretax Income") amounts to at least $4.7 million for the fiscal year ending June 30, 1998;

        (b) the Minimum Pretax Income amounts to at least $7.0 million for the fiscal year ending June 30, 1999;

        (c) the Minimum Pretax Income amounts to at least $9.3 million for the fiscal year ending June 30, 2000;

        (d) the Closing Price (as defined) of the Conversion Common Stock averages in excess of $11.25 per share for 60 consecutive business days during the 18-month period commencing on the effective date of the Conversion IPO;

        (e) the Closing Price of the Conversion Common Stock averages in excess of $15.00 per share for 60 consecutive business days during the 18-month period commencing 18 months from the effective date of the Conversion IPO; or

        (f) during the periods specified in (d) or (e) above, Conversion is acquired by or merged into another entity in a transaction in which the value of the per share consideration received by the stockholders of Conversion on the date of such transaction or at any time during the applicable period set forth in (d) or (e), respectively, equals or exceeds the applicable levels set forth in (d) or (e), respectively.

    The Minimum Pretax Income amounts set forth above shall (i) be calculated exclusive of any extraordinary earnings or any charges to income resulting from release of the Escrow Securities and (ii) be increased proportionately, with certain limitations, in the event additional shares of Conversion Common Stock or securities convertible into, exchangeable for or exercisable into Conversion Common Stock are issued after completion of the Conversion IPO. The Closing Price amounts set forth above are subject to adjustment in the event of any stock splits, reverse stock splits or other similar events.

    Any money, securities, rights or property distributed in respect of the Escrow Securities, including any property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution or total or partial liquidation of Conversion, shall be held in escrow until release of the Escrow Securities. If none of the applicable Minimum Pretax Income or Closing Price levels set forth above have been met by October 15, 2000, the Escrow Securities, as well as any dividends or other distributions made with respect thereto, will be cancelled and contributed to the capital of Conversion. Conversion expects that the release of any Escrow Securities to officers, directors, employees and consultants of Conversion will be deemed compensatory and, accordingly, will result in a charge to reportable earnings, which would equal the fair market value of such shares on the date of release. Such charge could increase the loss or reduce or eliminate Conversion's net income for financial reporting purposes for the period(s) during which such shares are, or become probable of being, released from escrow. Although the amount of compensation expense recognized by Conversion will not affect Conversion's total stockholders' equity, it may have a negative effect on the market price of Conversion's securities.

    The Minimum Pretax Income and Closing Price levels set forth above were determined by negotiation between Conversion and Blair and should not be construed to imply or predict any future earnings by Conversion or any increase in the market price of its securities.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                 OWNERS, DIRECTORS AND MANAGEMENT OF CONVERSION

    The following table sets forth information with respect to the beneficial ownership of the Conversion Common Stock as of March 1, 1997, by (i) each person known by Conversion to own beneficially more than 5% of the outstanding Conversion Common Stock, (ii) each of Conversion's directors and nominees for director and the Named Executive Officers and (iii) all directors and executive officers of Conversion as a group.

                                                                                   NUMBER OF SHARES
                                                                                  BENEFICIALLY OWNED
NAME OF BENEFICIAL OWNER (1)                                                             (2)            PERCENTAGE
-------------------------------------------------------------------------------  --------------------  -------------
Harvey Goldman (3)(4)..........................................................          202,630               3.6%
Eckardt C. Beck (5)............................................................           55,050             *
Norman L. Christensen, Jr. (6).................................................            2,615             *
Peter H. Gardner (7)...........................................................          460,901               8.1
Alexander P. Haig (8)..........................................................            4,871             *
Scott A. Katzmann (3)(9).......................................................           36,829             *
Donald R. Kendall, Jr. (10)....................................................          175,953               3.1
Irwin M. Rosenthal (11)........................................................           --                --
Perry A. Pappas (12)...........................................................           18,931             *
Technology Funding Venture Partners V, An Aggressive Growth Fund, L.P. (13)....          460,901               8.1
All officers and directors as a group (10 persons).............................          965,917              16.2

------------------------

*   Less than one percent.

(1) Unless otherwise indicated and subject to applicable community property laws, each stockholder has sole voting and investment power with respect to all shares of Conversion Common Stock beneficially owned by such stockholder. Unless otherwise indicated, the address of each stockholder is c/o Conversion, Bethany Crossing Office Center, 82 Bethany Road, Hazlet, New Jersey 07730.

(2) Applicable percentage of ownership is based on 5,539,745 shares of Conversion Common Stock outstanding as of March 1, 1997, together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of Conversion Common Stock subject to options that are presently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(3) Includes 100,725 Escrow Shares beneficially owned by Harvey Goldman and 12,179 Escrow Shares beneficially owned by Scott A. Katzmann.

(4) Includes currently exercisable warrants to purchase 5,239 shares of Conversion Common Stock, and currently exercisable Escrow Options to purchase 16,666 shares of Conversion Common Stock. Also includes 80,000 shares of restricted Conversion Common Stock granted pursuant to the 1996 Employee Incentive Plan in October 1996, which vest in January 1998. Excludes options to purchase 73,334 shares of Conversion Common Stock which are not exercisable within 60 days, 33,334 of which options are Escrow Options.

(5) Includes currently exercisable options to purchase 1,217 shares of Conversion Common Stock. Also includes options to be granted effective upon consummation of the Merger to purchase 40,000 shares of Conversion Common Stock. Excludes options to purchase 10,121 shares of Conversion Common Stock which are not exercisable within 60 days. Also excludes options to be granted effective upon the consummation of the Merger to purchase 160,000 shares of Conversion Common Stock. The address of such stockholder is 6345 NW 26th Terrace, Boca Raton, Florida 33496.

(6) Includes currently exercisable options to purchase 2,615 shares of Conversion Common Stock. Excludes options to purchase 5,121 shares of Conversion Common Stock which are not exercisable within 60 days. The address of such stockholder is Nicholas School of the Environment, Duke University, Box 90328, Durham, North Carolina 27708-0328.

(7) Includes shares beneficially owned by TFP III and TFVP V. Mr. Gardner is an Investment Officer at Technology Funding Inc., the Managing General Partner of TFP III and TFVP V. Mr. Gardner disclaims beneficial ownership of all securities of Conversion owned by TFP III and TFVP V. Includes currently exercisable options to purchase 1,217 shares of Conversion Common Stock. Excludes options to purchase 10,121 shares of Conversion Common Stock which are not exercisable within 60 days. The address of such stockholder is c/o Technology Funding Inc., 2000 Alameda de las Pulgas, San Mateo, California 94403.

(8) Excludes options to purchase 5,121 shares of Conversion Common Stock which are not exercisable within 60 days.

(9) Includes currently exercisable options and warrants to purchase 24,650 shares of Conversion Common Stock. Excludes options to purchase 10,121 shares of Conversion Common Stock which are not exercisable within 60 days. The address of such stockholder is c/o Paramount Capital, Inc., 375 Park Avenue, Suite 1501, New York, New York 10152.

(10) Includes currently exercisable options and warrants to purchase 11,699 shares of Conversion Common Stock. Also includes 51,588 shares of Conversion Common Stock and warrants, exercisable within 60 days, to purchase an aggregate of 105,435 shares of Conversion Common Stock owned by Palmetto Partners Ltd., of which Mr. Kendall is Chairman and Chief Executive Officer. Excludes warrants to purchase an aggregate of 608 shares of Conversion Common Stock owned by Palmetto Partners, Ltd., which are not exercisable within 60 days. Mr. Kendall disclaims beneficial ownership of all securities of Conversion owned by Palmetto Partners, Ltd., other than 30,000 shares of Conversion Common Stock issuable upon exercise of warrants held by Palmetto Partners, Ltd. in which Mr. Kendall has a pecuniary interest. Excludes options to purchase 5,121 shares of Conversion Common Stock which are not exercisable within 60 days. The address of such stockholder is c/o Palmetto Partners, Ltd., 1600 Smith Street, 50th Floor, Houston, Texas 77002.

(11) Excludes options to purchase 5,121 shares of Conversion Common Stock which are not exercisable within 60 days.

(12) Includes currently exercisable options to purchase 8,931 shares of Conversion Common Stock which are Escrow Options. Also includes 10,000 shares of restricted Conversion Common Stock granted pursuant to the 1996 Employee Incentive Plan in October 1996, which vest in January 1998. Excludes options to purchase an additional 27,992 shares of Conversion Common Stock which are not exercisable within 60 days, 12,992 of which options are Escrow Options.

(13) Includes (i) 207,547 shares of Conversion Common Stock, (ii) warrants, exercisable within 60 days, to purchase 137,206 shares of Conversion Common Stock, (iii) 69,180 shares of Conversion Common Stock held by TFP III and
    (iv) warrants, exercisable within 60 days, to purchase 45,751 shares of Conversion Common Stock. Includes currently exercisable options issued to Peter Gardner to purchase 1,217 shares of Conversion Common Stock. Excludes options issued to Peter Gardner to purchase 10,121 shares of Conversion Common Stock which are not exercisable within 60 days. Excludes warrants to purchase (i) 8,388 shares of Conversion Common Stock held by TFVP V and (ii) 2,792 shares of Conversion Common Stock held by TFP III, in each case, which are not exercisable within 60 days.

                              BUSINESS OF OCTAGON

OVERVIEW

    Octagon is a technical services contractor serving electric utilities, Federal agencies, municipalities and selected industrial chemical producers. Octagon specifically prepares management plans to identify, handle, transport, decontaminate and dispose hazardous, toxic and nuclear materials. It oversees and audits large labor forces during the planning, performance and close-out of decontamination and decommissioning projects in nuclear, toxic and hazardous facilities. Octagon mobilizes large teams of specialized engineers and radiation protection technicians to operate, manage and maintain facilities and equipment involved with these environmental market segments. Finally, Octagon provides outsourcing services to a number of Federal government agencies and municipalities supporting logistics, military telecommunications and complex LAN/WAN information processing facilities and systems. Octagon markets its services to substantial and growing segments of the overall environment and information technology services markets. Octagon's services are provided on a defined task basis as well as a staff augmentation basis.

NUCLEAR HEALTH AND SAFETY

    Octagon provides radiation protection and decontamination services, nuclear engineering and monitoring technology. It designs combinations of outsourced services, professional assistance and technological solutions to help clients accomplish their objectives while at the same time complying with all applicable statutes, regulations and industry standards. Octagon draws from its nationwide, skilled personnel pool of over 10,000 qualified managers, engineers, supervisors and technicians to staff outsourced requirements. Octagon's automated personnel database makes rapid access and selection of qualified staff possible. The process is capable of putting a substantial number of technicians on-site immediately in emergencies and more than 100 qualified, clearable technicians at a plant for a schedule outage. Specialty personnel of all categories are also available to perform tasks or to augment customer staff. Octagon designs apprentice programs to help clients meet local community employment goals.

PRODUCT AND SERVICES AUTOMATION

    Octagon offers and supports several automation products for continuous or periodic remote monitoring of process variables and environmental characteristics, for real-time analysis of data and for storing and transmitting information for immediate or on-demand display by authorized networked personnel. The products incorporate photographs, layout diagrams and video clips that can be used for data and trend displays in context or for facility tours and training. Octagon's Visual Survey Data System, Graphic Electronic Dosimetry Display Systems and Interactive Video Tour Systems support the nuclear health and safety programs discussed above.

RANGE AND LOGISTICS SERVICES AND FACILITY MANAGEMENT

    Octagon offers strategic outsourcing and privatization that ensures reliable, efficient performance, allowing management to focus on its core functions and responsibilities, reducing corporate or mission risk by providing full service support for the operation and management of government and commercial facilities and activities. These services include the following: operation and maintenance of electronic and conventional ranges; management solutions for uninterrupted service; range environmental services such as UXO disposal; sophisticated information and communications systems; value-added privatization and outsourcing services; quality assurance and quality control programs; and logistic services integrating. Octagon through its highly trained team can provide staff to meet any requirement including network, electronics, explosive ordnance disposal and hazardous material certifications.

ENVIRONMENTAL SERVICES

    Octagon can provide professionals to perform environmental audits, site investigations, risk assessments, remediation designs and management and technical services for private and governmental sites subject to major regulatory programs. This includes assessments and plans for waste transportation and remediation and disposal throughout North America, Europe and the Far East, and audits and investigations of waste disposal and regulatory compliance to identify environmental liabilities and provide the baseline for site remediation, risk-reduction planning and related permitting. Octagon can provide expert testimony regarding hazardous pollutants as well as uncategorized toxins.

INFORMATION TECHNOLOGY

    Octagon has an experienced and trained staff in computers, networks, telecommunications, automated task support, remote monitoring and logistics management. This includes the latest technologies in worldwide telecommunications, information management and inventory and logistic planning and control. Octagon operates and maintains mainframes and minicomputers, designs, installs and maintains LANs/ WANs, provides user support and training to develop systems and applications software and documentation, and provides systems integration, work process engineering and imaging solutions.

                OCTAGON MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    Consolidated revenues for the year ended December 31, 1996 were approximately $24,992,000 compared to approximately $28,779,000 for the year ended December 31, 1995.

    The following table shows the approximate distribution of Octagon's revenues for these comparative periods grouped between commercial contract revenues and government contract revenues. Octagon provides highly-skilled personnel to perform various contract labor services for customers in various industries. Octagon's contract revenues are primarily labor and labor-related cost intensive. Octagon provides a wide array of services and typically provides multiple services to a customer pursuant to a single contract. Accordingly, Octagon does not, and cannot reasonably be expected to, account for revenues and operating income by the various types of services it provides. In making strategic decisions, management reviews the profitability of its contracts as a whole, rather than the profitability of individual services to be provided under a contract.

                                                                               YEAR ENDED DECEMBER 31,
                                                                     --------------------------------------------
CONTRACT REVENUES                                                        1996           1995         1996/1995
-------------------------------------------------------------------  -------------  -------------  --------------
Commercial.........................................................  $  16,812,000  $  17,779,000  $     (967,000)
Government.........................................................  $   8,180,000  $  11,000,000  $   (2,820,000)
                                                                     -------------  -------------  --------------
                                                                     $  24,992,000  $  28,779,000  $   (3,787,000)

    The major cause of the reduction of governmental contract revenues was due to the transition of Octagon from being the prime contractor on certain contracts to participating as a subscontractor when the contracts were rebid at their termination. One of these contracts renewed for a five-year term during 1994, and Octagon transitioned from the prime to the sub contractor in 1995, which represented approximately $2,037,000 (or 72%) of this reduction.

    During 1995, as a result of the management reorganization and restructuring of Octagon, discussed further below, certain commercial contract business under development was discontinued. Although this new business only contributed approximately $448,000 of revenues during the year ended December 31, 1995, it accounts for the reduction in the year ended December 31, 1996.

    Direct costs of revenues for the year ended December 31, 1996 were approximately $19,637,000 or 79% of revenues compared to approximately $21,797,000 or 76% of revenues for the year ended December 31, 1996. This $2.2 million reduction in direct costs reflects the reductions in revenues discussed earlier; however, since the direct costs component of governmental contract revenues is lower than for commercial contracts, Octagon experienced an overall reduction in gross contribution margins after direct costs of approximately 3% in the twelve-month period of 1996 compared to the same period in 1995.

    The combined costs of indirect costs and selling, general and administrative expenses were reduced in the year ended December 31, 1996, by nearly $2.5 million from the year ended December 31, 1995 as shown below:

                                                                                 YEAR ENDED DECEMBER 31,
                                                                        ------------------------------------------
                                                                            1996          1995        1996/1995
                                                                        ------------  ------------  --------------
Indirect costs........................................................  $  2,118,000  $  3,333,000  $   (1,215,000)
Selling, general and administrative...................................  $  2,442,000  $  3,721,000  $   (1,279,000)
                                                                        ------------  ------------  --------------
                                                                        $  4,560,000  $  7,054,000  $   (2,494,000)

    Starting in July of 1995, Octagon under the control of a new management team began a major effort to restructure its operations and reorganize its business focus in an effort to recover from the significant and expensive disruptions of several major litigation actions, including a class action lawsuit brought on behalf of its stockholders, a suit by a former officer and director and an investigation by the SEC. See Note 7 of Notes to Octagon's financial statements for the years ended December 31, 1995 and 1996 respectively, included herein.

    The efforts to reduce costs and expenses included closing Octagon's corporate offices in Reston, Virginia and consolidating the overhead support staffing for both the government contracts business and commercial contracts business in Altamonte Springs, Florida. Additionally, all operational and new business development costs and expenses related to the startup of Octagon's commercial telecommunications business (Octacom) were discontinued and the January 1995 investment in Allink network management was abandoned. The collective effect of these actions saved Octagon approximately $300,000 per month in operating costs accounting for approximately $2.1 million of the reductions in indirect overhead and selling, general and administrative costs in the year ended December 31, 1996, as compared to the year ended December 31, 1995.

    Other income for the year ended December 31, 1996 was approximately $50,000 compared to the approximately $749,000 for 1995. In 1995, approximately $410,000 was collected in connection with a favorable judgment awarded to Octagon in its lawsuit over a fraudulent contract and $230,000 was recovered for legal costs under an insurance policy in 1995. In 1996, there were no significant items.

    YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    Consolidated revenues for the year ended December 31, 1995 were approximately $28,779,000 compared to approximately $31,756,000 for the year ended December 31, 1994.

    The following table shows the approximate distribution of Octagon's revenues for these comparative periods grouped between commercial contract revenues and government contract revenues.

                                                                               YEAR ENDED DECEMBER 31,
                                                                     --------------------------------------------
CONTRACT REVENUES                                                        1995           1994         1995/1994
-------------------------------------------------------------------  -------------  -------------  --------------
Commercial.........................................................  $  17,331,000  $  18,690,000  $   (1,359,000)
Government.........................................................  $  11,448,000  $  13,066,000  $   (1,618,000)
                                                                     -------------  -------------  --------------
                                                                     $  28,779,000  $  31,756,000  $   (2,977,000)

    Octagon acquired Power Systems in March 1994, which accounts for substantially all the commercial contracts revenues during these periods. Commrcial contract revenues for 1994 represent only nine months of operations for the Power Systems subsidiary as compared to a full year's operating activity in 1995. Although not determinable, for comparative purposes this reduction in revenues would have been greater had 1994 been a full year of operations within Octagon. The reported decrease of approximately $1,359,000 in commercial contract revenue resulted from the combined impact of approximately $1,130,000 reduction in revenues for staff augmentation from ABB and its subsidiaries, the company from which Octagon purchased Power Systems. This customer base, although reduced from the historical levels, continues to represent approximately 14% of Octagon's commercial contracts revenues.

    The $1,618,000 reduction in government contract revenues for the year ended December 31, 1995 compared to the year ended December 31, 1994 is due primarily to reduced operations for the Department of Energy previously handled in Octagon's Ohio office.

    Direct costs of sales as of December 31, 1995 were approximately $21,797,000, a decrease of approximately $2,678,000 or 11% from 1994. The changes in direct costs correspond to the same business changes as those affecting revenues.

    Combined indirect costs, other operating expenses and selling, general and administrative expenses for the year ended December 31, 1995 were approximately $7,054,000 compared to approximately $12,378,000 for the year ended December 31, 1994. As stated earlier, Octagon experienced an operational reorganization and restructure of its business in mid-year 1995. The reduction in these costs of approximately $5,324,000 is a result of eliminating the 1994 costs build up for additional marketing expenses to increase business and backlog, the costs incurred in investigating potential acquisitions, recruiting senior managers and start-up costs for Octacom.

    Additionally, unusual non-recurring items of approximately $3,964,000 incurred in the year ended December 31, 1994 for reserves against the recovery of the performance deposit in a litigation, settlement on the stockholders' class action lawsuit and assorted legal costs were one-time costs and not repeated in 1995.

LIQUIDITY AND CAPITAL RESOURCES

    Since the reorganization that began in July 1995, Octagon has been able to stabilize its financial condition. Liquidity to manage the working capital requirements of operations and contract performance is currently being provided under a $5 million line of credit. This line was renewed in February 1996 when it was increased from $3 million and at that time was extended for a two-year term. This line is secured by the assets of Octagon and provides borrowings based a pre-determined formula to the extent that eligible collateral in the form of accounts receivables is available. In addition, this line provides access to borrowing of up to $1 million, within the $5 million maximum, for the funding of contract startup when working capital is needed prior to actual accounts receivable being generated. To date, Octagon has not needed to use this provision of the credit line.

    Even though Octagon has experienced financial stability from operations it continues to struggle due to lack of capital to fund growth beyond current business levels.

    Early in 1995, Octagon management formalized its efforts to recapitalize Octagon to finance the necessary investment in marketing, as well as the development of innovative technologies that may bring value to specific customer requirements and ultimately may be brought to entire market segments. Unfortunately, there remain certain obstacles to recapitalization. See "RECOMMENDATION OF THE OCTAGON BOARD AND THE REASONS FOR THE MERGER".

    At December 31, 1996, the combined balances of billed and unbilled accounts receivable were approximately $1,273,000 higher than they were at December 31, 1995 primarily due to the recognition of revenues from completed audits of government contracts by the Defense Contract Audit Agency. See Note 7 of Notes to Octagon's consolidated financial statements for the years ended December 31, 1995 and 1996, respectively, included elsewhere in this Proxy Statement/Prospectus.

    During 1996 and 1997, in order to support the costs and expenses related to merger activities and other working capital needs, it was necessary for Octagon to borrow $660,000 from Conversion. See "EXISTING RELATIONSHIP BETWEEN CONVERSION AND OCTAGON".

                             MANAGEMENT OF OCTAGON

    The current executive officers and directors of Octagon are as follows:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
William L. Amt (4)...................................          55   President, Chief Executive Officer and Director
Harry O. Christenson.................................          52   Chairman of the Board and Chief Financial Officer
John C. Kolojeski....................................          52   Executive Vice President and Director
Patricia Hanahan Engman (2)(3)(4)....................          54   Director
Charles R. Henry (1)(2)(3)(4)........................          59   Director
Henry St. John Fitzgerald (3)........................          66   Director
William V. Roberti (1)(2)(3).........................          50   Director

------------------------

(1) Member of Audit Committee.

(2) Member of Compensation Committee.

(3) Member of Fairness Committee.

(4) Member of Nominating Committee.

    The principal occupation and business experience of each executive officer and director of Octagon for at least the last five years are as follows:

    WILLIAM L. AMT joined Octagon in October 1993 and has served in various positions since that date. From October 1993 until June 1994, he served as the Vice President of Marketing and Sales. From June 1994 to June 1995, he served as the President of Power Systems and as the Vice President of the Environmental Group. Mr. Amt was elected President and Chief Executive Officer in May 1995. Mr. Amt became a director in June 1995. From 1991 to November 1993, Mr. Amt was both the Vice President International and the Vice President of the Chemicals Business Unit for Ford Bacon & Davis, Incorporated, a multinational engineering and consulting firm serving the chemical and hydrocarbon industry. Prior to that, from 1988 to 1991, Mr. Amt was Director of Marketing and Business Development Manager for Simons Eastern Consultants, Inc., a major international design and engineering firm. Mr. Amt is a registered professional engineer and holds a B.S. Degree from Purdue University.

    HARRY O. CHRISTENSON joined Octagon in February 1995 as Chief Financial Officer and was elected Chairman of the Board in December 1995. From 1993 to February 1995, Mr. Christenson was a senior partner in the firm of CFO Support Services, a consulting firm that developed strategic reorganization and restructuring plans for both public and private companies. Prior to that, from 1979 to 1994, Mr. Christenson held positions with Penril Datacom Networks, Inc. as Corporate Controller, Vice President of Finance and Chief Operating Officer. Mr. Christenson holds a B.S. Degree from Fairfield University and an M.B.A. from the University of New Haven.

    JOHN C. KOLOJESKI joined Octagon in November 1993 and (except for one period of five months) has served in various positions with Octagon since that date. Mr. Kolojeski served as a Vice President of Octagon from December 1993 until April 1994. Mr. Kolojeski left Octagon in April 1994 and served as the Vice President of Environmental Sciences Group, Inc. for five months. In December 1994, Mr. Kolojeski returned to Octagon and has served as an Executive Vice President since that date. Prior to joining Octagon, from 1990 to 1993, Mr. Kolojeski served as the Vice President of Technology Science Group, Inc.

    PATRICIA HANAHAN ENGMAN has been a director of Octagon since April 1996. Mrs. Engman is Executive Director of the Business Roundtable. From 1974 to 1984, Mrs. Engman was Counsel for Legislative and Administrative Affairs for Bristol-Myers Company. From 1971 to 1973, she was a Congressional Liaison

Officer for the Federal Trade Commission. Ms. Engman received her A.B., cum laude, from Coker College and a J.D. from the University of Florida.

    CHARLES R. HENRY has been a director of Octagon since March 1996. Mr. Henry is a consultant to Scientific Application International Corporation and other small companies. From January 1993 to January 1996, Mr. Henry was President of Allied Research Corporation Services. Prior to 1993, Mr. Henry, a retired Major General (US Army) held the position of Chief Executive Officer of Defense Contracts Management Command from 1990 to 1992. From 1988 to 1992, Mr. Henry was Deputy Director, Defense Logistics Agency. Mr. Henry has a B.S. from Middle Tennessee State University and a J.D. from Woodrow Wilson Law School and an L.L.M. from Woodrow Wilson Law School.

    WILLIAM V. ROBERTI was elected to the Octagon Board in June 1996. In May 1995, Mr. Roberti was hired to be the President and Chief Executive Officer of the Plaid Clothing Group, Inc. One of Mr. Roberti's chief responsibilities in this position was to lead the Plaid Clothing Group, Inc. through a reorganization. On July 17, 1995, the Plaid Clothing Group filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. On November 26, 1996, the Plaid Clothing Group, Inc. was sold to the Hartmarx Corporation of Chicago, Illinois. Mr. Roberti will continue to act as the President and Chief Executive Officer of the Plaid Clothing Group, Inc. From 1987 to 1994, Mr. Roberti spent seven years as the President and Chief Executive Officer of Brooks Brothers, Inc., a division of Marks & Spencer. Mr. Roberti has a B.A. from Sacred Heart University and an M.B.A. from Southern Methodist University.

    HENRY ST. JOHN FITZGERALD was appointed to the Octagon Board in January 1995. For the past five years, Mr. Fitzgerald has been an attorney in the private practice of law. Mr. Fitzgerald also served as an Assistant United States Attorney. Mr. Fitzgerald has a J.D. and an L.L.M. from Georgetown University.

    The current executive officers and directors of Octagon listed above were all serving in their respective positions with Octagon when the SEC issued a cease and desist order against Octagon on September 26, 1996. However, the cease and desist order involved claims against the former management and the former counsel of Octagon regarding actions which occurred in the summer of 1994. None of Octagon's current executive officers or directors served on the Octagon Board during the time period relevant to the SEC's order.

BOARD COMMITTEES

    The Octagon Board has a Compensation Committee, an Audit Committee, a Fairness Committee and a Nominating Committee. The Compensation Committee makes recommendations to the Octagon Board concerning salaries and incentive compensation for officers and employees of Octagon and administers Octagon's incentive compensation plan. The Audit Committee reviews the results and scope of the audit and other accounting related matters and is responsible for selecting and overseeing Octagon's outside legal counsel and independent auditing firm. The Fairness Committee reviews any transactions involving an officer, director or other person deemed to be an "insider" for the purpose of ensuring that such transaction is fair to Octagon and its stockholders. The Nominating Committee recommends directors for election to the Octagon Board.

DIRECTORS' COMPENSATION

    Directors who are full-time employees of Octagon receive no additional compensation for services rendered as members of the Octagon Board or any committee thereof. Directors who are not full-time employees of Octagon receive $1,000 for each Octagon Board meeting attended in person and $500 for each Octagon Board meeting attended telephonically.

    In addition, directors who are not employees of Octagon are eligible to receive non-qualified stock options pursuant to Octagon's 1995 Long-Term Incentive Plan (the "Octagon Stock Option Plan"). Upon joining the Octagon Board, each non-employee director has been granted options to purchase 40,000 shares of Octagon Common Stock at an exercise price equal to the fair market value of the Octagon Common Stock on the date of grant.

LIMITATION OF LIABILITY

    The DGCL permits a corporation through its Certificate of Incorporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty with certain exceptions. The exceptions include a breach of fiduciary duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, improper declarations of dividends and transactions from which the directors derived an improper personal benefit. Octagon's Certificate of Incorporation exonerates its directors from monetary liability to the fullest extent permitted by this statutory provision but does not restrict the availability of non-monetary and other equitable relief.

    Octagon believes that it is the position of the SEC that insofar as the foregoing provision may be invoked to disclaim liabilities arising under the Securities Act, the provision is against public policy as expressed in the Securities Act and is therefore unenforceable. Such limitation of liability also does not affect the availability of injunctive relief or rescission.

                         OCTAGON EXECUTIVE COMPENSATION

    The following table sets forth a summary of the compensation earned by William L. Amt, Octagon's Chairman, President and Chief Executive Officer, Harry
O. Christenson, Octagon's Chief Financial Officer, and John C. Kolojeski, Executive Vice President--Head of Environmental Regulatory Division (collectively, the "Octagon Named Executive Officers") for services rendered to Octagon during Octagon's fiscal years ended December 31, 1994, 1995 and 1996. No other executive officers of Octagon received salary and bonus compensation in excess of $100,000 during fiscal year 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                         COMPENSATION
                                                                 ANNUAL COMPENSATION     -------------
                                                              -------------------------    NUMBER OF
NAME AND                                                                  OTHER ANNUAL     OPTIONS/       ALL OTHER
PRINCIPAL POSITION                                   YEAR       SALARY    COMPENSATION       SARS       COMPENSATION
-------------------------------------------------  ---------  ----------  -------------  -------------  -------------

William L. Amt...................................       1994  $  150,000       --             --             --
  Chief Executive Officer                               1995  $  150,000       --            800,000(2)      --
                                                        1996  $  150,000       14,000(1)      --         $   247,150(3)

Harry O. Christenson.............................       1994      --           --             --             --
  Chairman of the Board and Chief Financial             1995  $  116,628(4)      14,000(1)     800,000(2)      --
  Officer                                               1996  $  150,000       --             --         $   246,760(5)

John C. Kolojeski................................       1994  $   48,125(6)      --           --             --
  Executive Vice President                              1995  $   90,000       --             --         $    26,000(7)
                                                        1996  $  110,000       --             --             --

------------------------

(1) Represents the fair market value of 200,000 shares of Octagon Common Stock awarded to each of Mr. Amt and Mr. Christenson on November 29, 1995. The fair market value of the stock on the date of grant was $.09 per share.

(2) Represents a grant of non-qualified options to purchase Octagon Common Stock issued pursuant to Octagon's Stock Option Plan on November 29, 1995 at an exercise price of $.07 per share with an expiration date of January 2006. One-third of the options vested immediately and one-half of the remaining options will be exercisable on each of the two successive anniversaries of the date of grant.

(3) Represents the net value of stock options exercised during 1996 equal to $244,000 and a car allowance of $3,150. See footnote (1) to the table below under the caption "-- Aggregated Option/SAR Exercises in the Last Fiscal Year and FY-End Option/SAR Values".

(4) Mr. Christenson joined Octagon in February 1995. Mr. Christenson's annual salary is $150,000.

(5) Represents the net value of stock options exercised during 1996 equal to $244,000 and a car allowance of $2,760. See footnote (1) to the table below under the caption "-- Aggregated Option/SAR Exercises in the Last Fiscal Year at FY-End Option Values".

(6) Mr. Kolojeski left Octagon for a period of five months in 1994.

(7) Represents a settlement with the former management of Octagon to recover salary and reimbursement of expenses after Mr. Kolojeski's dismissal in 1994. Includes $15,000 in legal expenses incurred in a suit to recover such payments.

OPTION GRANTS IN FISCAL YEAR 1996

    The following table sets forth information concerning options granted during the fiscal year ended December 31, 1996 to the Octagon Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                        NUMBER OF         % OF TOTAL
                                                       SECURITIES       OPTIONS GRANTED
                                                       UNDERLYING       TO EMPLOYEES IN    EXERCISE PRICE   EXPIRATION
NAME                                                 OPTIONS GRANTED    FISCAL YEAR (2)     ($ PER SHARE)      DATE
---------------------------------------------------  ---------------  -------------------  ---------------  -----------

John C. Kolojeski..................................       50,000(1)             9.16%         $    0.25        2/12/06

------------------------

(1) This represents stock options granted pursuant to Octagon's Stock Option Plan on February 12, 1996. One-third of the options are exercisable immediately and one-half of the remaining shares will be exercisable on each of the two successive anniversaries of the date of grant. For a discussion of how Mr. Kolojeski's stock options will be treated upon consummation of the Merger, please see "THE MERGER -- Treatment of Stock Options and Warrants".

(2) Octagon granted options to purchase an aggregate of 546,000 shares of Octagon Common Stock during fiscal 1996.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

    On August 26, 1996, William Amt and Harry Christenson each exercised their stock options (the "Stock Options") to acquire 800,000 shares of Octagon Common Stock at an exercise price of $.07 per share. Mr. Amt and Mr. Christenson each exercised their Stock Options through cashless exercise by delivering 149,333 shares of Octagon's common stock valued in the aggregate at $56,000 (each share of Common Stock was valued at $0.375 per share, at the closing price on August 23, 1996) to Octagon. As a result of such exercise, Octagon issued 650,667 shares of Octagon Common Stock to each of Mr. Amt and Mr. Christenson. On August 26, 1996, Octagon's Board had voted to accelerate the vesting schedule of the Stock Options, so that all 800,000 options granted pursuant to the Stock Options would be exercisable immediately. Prior to the Octagon Board's action on August 26, 1996, one-third of the options had vested, one-third were scheduled to vest on March 31, 1997 and the remaining one-third were scheduled to vest on March 31, 1998.

                                                                                                VALUE OF UNEXERCISED
                                                                   NUMBER OF UNEXERCISED            IN-THE-MONEY
                                      NUMBER OF                        OPTIONS/SARS                 OPTIONS/SARS
                                       SHARES                          AT FY-END (#)                  AT FY-END
                                     ACQUIRED ON     VALUE      ---------------------------  ---------------------------
NAME                                  EXERCISE      REALIZED     EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
-----------------------------------  -----------  ------------  ---------------------------  ---------------------------

William L. Amt.....................   650,667(1)  $  244,000(2)                0/0                          0/0

Harry O. Christenson...............   650,667(1)  $  244,000(2)                0/0                          0/0

------------------------

(1) On August 26, 1996, through cashless exercise Mr. Amt and Mr. Christenson each exercised their respective options to acquire 800,000 shares by delivery of 149,333 shares of Octagon Common Stock, valued at a closing price of $0.375 on August 23, 1996. As a result of such exercise, Octagon issued 650,667 shares of Octagon Common Stock to each of Mr. Amt and Mr. Christenson.

(2) Value is based on the difference between the closing price of the Octagon Common Stock on August 26, 1996, the date on which the option was exercised ($0.375) and the option exercise price ($0.07) times the number of options exercised (800,000).

EMPLOYMENT AGREEMENTS

    Octagon has entered into employment agreements having a term of one year with Messrs. Amt and Christenson as of December 1, 1995. The agreements provide for automatic annual renewals unless contrary notice is given by either party. Messrs. Amt and Christenson's current annual salaries under the agreements are $150,000 and $150,000, respectively. The salaries of Messrs. Amt and Christenson under the agreements may be increased to reflect annual cost of living increases and may be supplemented by discretionary merit and performance increases as determined by the Octagon Board. Such employment agreements terminate effective upon consummation of the Merger pursuant to the Employment Agreements entered into between Conversion and such officers. See "THE MERGER -- Business and Management After the Merger; Employment Agreements".

    Octagon is also a party to an Employment Agreement dated November 1, 1995, with Steven Koinis, a former officer and director of Octagon. Pursuant to the Employment Agreement, Mr. Koinis receives a salary of $150,000 per annum and agreed to assist Octagon in mergers and acquisitions, creditor arrangements and other specified tasks. Pursuant to a letter agreement entered into among Conversion, Octagon and Mr. Koinis, Mr. Koinis agreed to terminate the Employment Agreement and has released Octagon from any claims thereunder effective upon consummation of the Merger. See "THE MERGER -- Conflicts of Interest".

                       CERTAIN RELATIONSHIPS AND RELATED

                            TRANSACTIONS OF OCTAGON

    During 1995, Octagon paid $208,960 to Henry St. John Fitzgerald, a director of Octagon for legal services rendered in 1994 and the first eight months of 1995. Octagon and Mr. Fitzgerald are presently negotiating Mr. Fitzgerald's bill for legal services rendered during September through December 1995.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

                  OWNERS, DIRECTORS AND MANAGEMENT OF OCTAGON

    The following table sets forth information with respect to the beneficial ownership of the Octagon Common Stock as of March 21, 1997, by (i) each person known by Octagon to own beneficially more than 5% of the outstanding Octagon Common Stock, (ii) each of Octagon's directors and the Octagon Named Executive Officers and (iii) all directors and executive officers of Octagon as a group.

                                                                                    NUMBER OF SHARES
                                                                                      BENEFICIALLY
NAME OF BENEFICIAL OWNER (1)                                                              OWNED        PERCENTAGE
----------------------------------------------------------------------------------  -----------------  -----------
William L. Amt....................................................................         850,667          10.12%
Harry O. Christenson..............................................................         850,667          10.12%
John C. Kolojeski (2)(3)..........................................................         100,000           1.19%
Patricia H. Engman (2)............................................................         --               *
Charles R. Henry (2)..............................................................           3,000          *
William V. Roberti (2)............................................................         --               *
Henry St. John Fitzgerald (2).....................................................         --               *
John S. Royall (4)................................................................       1,125,750          13.40%
Steven W. Koinis (5)..............................................................       1,125,750          13.40%
All officers and directors as a group (7 persons).................................       1,804,334          21.47%

------------------------

*   Less than one percent.

(1) Unless otherwise indicated and subject to applicable community property laws, each stockholder has sole voting and investment power with respect to all shares of Octagon Common Stock beneficially owned by such stockholder. Unless otherwise indicated, the address of each stockholder is c/o Octagon, 317 S. North Lake Road, Suite 1024, Altamonte Springs, Florida 32701.

(2) The amount shown for each of Mr. Kolojeski, Ms. Engman, Mr. Henry, Mr. Roberti and Mr. Fitzgerald excludes options to acquire 40,000 shares of Octagon Common Stock granted to each non-employee director upon joining the Octagon Board. The options were granted pursuant to Octagon's Stock Option Plan and have exercise prices ranging from $.25 to $.28 per share, the fair market value of the stock on the date of grant. These options are not yet exercisable and will not become exercisable within the next 60 days.

(3) Mr. Kolojeski owns his shares jointly with his wife, Carol K. Kolojeski.

(4) The address for John S. Royall is c/o Digital Commerce Corporation, 11180 Sunrise Valley Drive, Reston, Virginia 20191.

(5) The address for Steven W. Koinis is 11050 Bale Road, Oakton, Virginia 22124.

                      DESCRIPTION OF CONVERSION SECURITIES

    The following description of Conversion's securities does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of Conversion's Amended and Restated Certificate of Incorporation, as amended, and By-laws, the Warrant Agreement among Conversion, Blair and American Stock Transfer & Trust Company, as warrant agent, pursuant to which the Redeemable Warrants were issued and the Underwriting Agreement between Conversion and, copies of all of which have been filed with the SEC as exhibits to the Registration Statement of which this Proxy Statement/ Prospectus is a part.

GENERAL

    Conversion's authorized capital stock consists of 25,000,000 shares of Conversion Common Stock, $.00025 par value, and 15,000,000 shares of preferred stock, $.001 par value ("Preferred Stock"), of which 12,042,000 are "blank check" or subject to designation by the Board. See "-- Premium Preferred Stock".

COMMON STOCK

    Conversion currently has outstanding 5,539,745 shares of Conversion Common Stock. Holders of Conversion Common Stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of Conversion Common Stock, including the election of directors. There is no right to cumulate votes for the election of directors. Stockholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of Conversion's stockholders, and the vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of Conversion's Certificate of Incorporation.

    Holders of Conversion Common Stock are entitled to receive dividends PRO RATA based on the number of shares held, when, as and if declared by the Conversion Board of Directors, from funds legally available therefor, subject to the rights of holders of any outstanding Preferred Stock. In the event of the liquidation, dissolution or winding up of the affairs of Conversion, all assets and funds of Conversion remaining after the payment of all debts and other liabilities, subject to the rights of the holders of any outstanding Preferred Stock, shall be distributed, pro rata, among the holders of the Conversion Common Stock. Holders of Conversion Common Stock are not entitled to preemptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the Conversion Common Stock. All outstanding shares of Conversion Common Stock are, and the shares of Conversion Common Stock offered hereby will be when issued, fully paid and non-assessable.


NEW SERIES A PREFERRED STOCK



    Prior to consummation of the Merger, Conversion will file a Certificate of Designation designating 770,000 shares of authorized but undesignated shares of Preferred Stock as "Series A Convertible Preferred Stock" to be issued as soon as possible following consummation of the Merger pursuant to the Private Placement. The New Series A Preferred Stock will have a stated par value of $10 per share and will be immediately convertible at the option of the holder into Conversion Common Stock at the lesser of (i) $2.00 per share and (ii) the average closing bid price of the Conversion Common Stock for the 30-trading-day period preceding the closing of the Private Placement (or, in the case of more than one closing date, preceding the closing date with the lowest such average closing bid price), unless a lower conversion price is mutually agreed upon by Conversion and the placement agent. In addition, the conversion price will be reset 12 months following the final closing date of the Private Placement if the average closing price for the Common Stock over the 20 trading days preceding such date is less than 135% of the then applicable conversion price. In such event, the adjusted conversion price will be reduced to be equal to the greater of (i) the 12 Month Price divided by 1.35 and (ii) 50% of the conversion price then in effect. The conversion price of the New Series A Preferred Stock will also be subject to adjustment to reflect stock splits, stock dividends, mergers, consolidations, reorganizations and issuances of securities at prices below the then applicable conversion price. Unless converted earlier, at any time after 12 months following the final closing date of the Private Placement, Conversion can cause the New Series A Preferred Stock to be converted into Conversion Common Stock if the closing price of the Conversion Common Stock shall have exceeded 200% of the then applicable conversion price for at least 20 trading days in any 30-consecutive-trading-day period. The New Series A Preferred Stock will have a liquidation preference equal to 135% of its stated value, plus accrued but unpaid dividends.



    Commencing 12 months from the final closing date of the Private Placement, the holders of the New Series A Preferred Stock will be entitled to receive dividends, payable in cash or, at the option of Conversion, in kind, at the rate of 10% per annum. The New Series A Preferred Stock will entitle the holder to a number of votes as shall be equal to the number of shares of Conversion Common Stock into which such shares shall be convertible. In addition, the vote of two-thirds of the New Series A Preferred Stock shall be required for (i) the amendment, alteration or repeal of any provision of the Certificate of Incorporation or the By-laws of Conversion so as adversely to affect the relative rights, preferences, qualifications, limitations or restrictions of the New Series A Preferred Stock, (ii) the authorization or issuance, or increase of the authorized amount, of any security ranking prior to, or on a parity with, the New Series A Preferred Stock (A) upon liquidation or (B) with respect to the payment of any dividends or distributions or (C) with respect to voting rights (other than the Conversion Common Stock), (iii) the amendment, alteration or repeal of any provision of or the rights, preferences or privileges of the New Series A Preferred Stock, (iv) any liquidation, dissolution or sale of all or substantially all of the assets of Conversion, (v) the incurrence of indebtedness in excess in the aggregate of $100,000 (other than equipment lease lines and indebtedness secured solely by the receivables and inventory of Conversion) or (vi) the repurchase of any of the securities of Conversion (other than repurchases of restricted securities issued pursuant to employee benefit plans approved by Conversion's Board of Directors in connection with termination of employment at prices no greater than the prices paid by any such employees for such restricted securities).


REDEEMABLE WARRANTS

    REDEEMABLE CLASS A WARRANTS. Each Redeemable Class A Warrant entitles the registered holder to purchase one share of Conversion Common Stock and one Class B Warrant at an exercise price of $5.85 at any time until 5:00 P.M., New York City time, on May 15, 2001. Commencing May 1997, the Redeemable Class A Warrants are redeemable by Conversion on 30 days' written notice at a redemption price of $.05 per Redeemable Class A Warrant if the "closing price" of the Conversion Common Stock for any 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $8.20 per share. "Closing price" shall mean the closing bid price if listed in the over-the-counter market on Nasdaq or otherwise or the closing sale price if listed on the Nasdaq National Market or a national securities exchange. All Redeemable Class A Warrants must be redeemed if any are redeemed.

    REDEEMABLE CLASS B WARRANTS. Each Redeemable Class B Warrant entitles the registered holder to purchase one share of Conversion Common Stock at an exercise price of $7.80 at any time after issuance until 5:00 P.M. New York City time, on May 15, 2001. Commencing one year from the effective date of the Conversion IPO, the Class B Warrants are redeemable by Conversion on 30 days' written notice at a redemption price of $.05 per Class B Warrant, if the closing price (as defined above) of the Conversion Common Stock for any 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $10.95 per share. All Redeemable Class B Warrants must be redeemed if any are redeemed.

    GENERAL. The Redeemable Class A Warrants and Redeemable Class B Warrants were pursuant to a warrant agreement (the "Warrant Agreement") among Conversion, Blair and American Stock Transfer & Trust Company, New York, New York, as warrant agent (the "Warrant Agent"), and are evidenced by warrant certificates in registered form. The Redeemable Warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the Conversion Common Stock or upon issuance of shares of Conversion Common Stock at prices lower than the market price of the Conversion Common Stock, with certain exceptions.

    The exercise prices of the Redeemable Warrants were determined by negotiation between Conversion and Blair and should not be construed to be predictive of or to imply that any price increases in Conversion's securities will occur.

    Conversion has reserved from its authorized but unissued shares a sufficient number of shares of Conversion Common Stock for issuance upon the exercise of the Redeemable Class A Warrants and the Redeemable Class B Warrants. The holders of the Redeemable Warrants might be expected to exercise them at a time when Conversion would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided for by the Redeemable Warrants.

    The Redeemable Warrants do not confer upon the Warrantholder any voting or other rights of a stockholder of Conversion. Upon notice to the Warrantholders, Conversion has the right to reduce the exercise price or extend the expiration date of the Redeemable Warrants.

UNDERWRITER'S OPTIONS

    Conversion granted Blair or its designees the Underwriter's Options to purchase up to 306,700 shares of Conversion Common Stock and/or 306,700 Redeemable Class A Warrants and/or 306,700 Redeemable Class B Warrants. These securities will be identical to the securities offered in the Conversion IPO except that the Class A Warrants and the Class B Warrants issuable upon exercise of the Underwriter's Options will not be subject to redemption by Conversion until the Underwriter's Options have been exercised and the underlying warrants are outstanding. The Underwriter's Options cannot be transferred, sold, assigned or hypothecated for two years from the effective date of the Conversion IPO, except to any officer of Blair or members of the selling group or their officers. The Underwriter's Options are exercisable during the three-year period commencing two years from the effective date of the Conversion IPO at an exercise price of $6.16 per share of Conversion Common Stock, $.07 per Class A Warrant and $.07 per Class B Warrant (140% of the initial public offering price of such securities) subject to adjustment in certain events to protect against dilution. The holders of the Underwriter's Options have certain demand and piggyback registration rights.

TRANSFER AGENT

    American Stock Transfer & Trust Company, New York, New York, serves as Transfer Agent for the shares of Conversion Common Stock and Warrant Agent for the Redeemable Warrants.

BUSINESS COMBINATION PROVISIONS

    Conversion is subject to a Delaware statute regulating "business combinations," defined to include a broad range of transactions, between Delaware corporations and "interested stockholders," defined as persons who have acquired at least 15% of a corporation's stock. Under the law, a corporation may not engage in any business combination with any interested stockholder for a period of three years from the date such person became an interested stockholder unless certain conditions are satisfied. Conversion has not sought to "elect out" of the statute and, therefore the restrictions imposed by such statute apply to Conversion.

REGISTRATION RIGHTS

    Conversion has granted certain demand and piggy-back registration rights to holders of 1,023,054 shares of Conversion Common Stock issued upon conversion of the Series A Preferred Stock at the closing of the Conversion IPO.

    Conversion has granted certain demand and piggy-back registration rights to holders of 45,304 shares of Conversion Common Stock issued in connection with a 1994 financing.

    Conversion has granted certain piggy-back registration rights to holders of 257,808 shares of Conversion Common Stock issued in connection with the acquisition of Dunkirk.

    Conversion has granted certain demand and piggy-back registration rights to the holders of warrants to purchase 293,365 shares of Conversion Common Stock and the holders of the Conversion Common Stock issued or issuable upon exercise thereof.

    All of the above described registration rights have been waived until June 1997.

    The holders of the Underwriter's Options have demand and piggy-back registration rights relating to such options and the underlying securities.


    Conversion will file a "shelf" registration statement within 45 days following the final closing date of the Private Placement with respect to the Common Stock issuable upon conversion of the New Series A Preferred Stock to be sold pursuant to the Private Placement.


                        COMPARATIVE RIGHTS OF CONVERSION

                     STOCKHOLDERS AND OCTAGON STOCKHOLDERS

    Octagon's stockholders should be aware of the following differences in rights attendent to Conversion Common Stock and Octagon Common Stock pursuant to their respective certificates of incorporation and by-laws.

    Conversion's Certificate of Incorporation authorizes the issuance of shares of "blank check" preferred stock, which will have such designations, rights and preferences as may be determined from time to time by the Board of Directors of Conversion. Accordingly, the Board of Directors of Conversion is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Conversion Common Stock. The preferred stock could be utilized to discourage, delay or prevent a change in control of Conversion. Octagon's Certificate of Incorporation does not authorize preferred stock for issuance by the Octagon Board.

    Octagon's Certificate of Incorporation contains a fair price provision restricting the transferability of Octagon Common Stock by Octagon's stockholders. Such provision states that the price to be paid for Octagon Common Stock shall be "the fair market value" thereof, or, if there is no established market value, the book value thereof ("book value" being the appraised value of all corporate assets and liabilities as of the date of the last balance sheet), or at a price not exceeding the amount offered in writing by a bona fide offer to purchase said shares, whichever shall be higher. Inasmuch as this provision purports to prohibit Octagon stockholders from selling Octagon Common Stock below certain prices, it could operate to prevent certain sales of Octagon Common Stock. Pursuant to the Merger Agreement, Octagon is required to amend its Certificate of Incorporation to delete this provision as a condition to consummation of the Merger. Such deletion could remove a potential deterrent to the consummation of the Merger if, at the time of the consummation of the Merger, Octagon Common Stock is trading at a price greater than 10% of the trading price of Conversion Common Stock. Such deletion could also remove a deterrent to other potential bidders for Octagon or serve to facilitate lower bids from other potential bidders. Octagon stockholders should be aware that Conversion's Certificate of Incorporation does not contain any fair price provisions.

    Octagon's by-laws state that vacancies created on the Octagon Board resulting from the removal of a director by Octagon's stockholders can only be filled by the vote of the holders of a majority of Octagon's stockholders. This provision operates to assure that Octagon's stockholders will have the power to remove directors and replace them with their choice. Conversion's by-laws provide that vacancies occurring on Conversion's Board may be filled by Conversion's stockholders or by Conversion's Board. Accordingly, Conversion's stockholders are not afforded this protection.

                                 LEGAL MATTERS

    The validity of the securities to be issued in the Merger will be passed upon for Conversion by O'Sullivan Graev & Karabell, LLP, New York, New York. The statements relating to United States patent rights and Federal government environmental regulations concerning the business of Conversion have been passed upon by Collier, Shannon, Rill & Scott, Washington, DC. Certain tax consequences of the Merger will be passed upon by Greenberg, Traurig, outside counsel for Octagon.

                                    EXPERTS

    The consolidated financial statements of Conversion at June 30, 1996 and 1995 and for the years then ended and the financial statements of Dunkirk at August 31, 1994 and for the two months then ended appearing in this Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement of which this Proxy Statement/Prospectus forms a part, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated balance sheet of Octagon at December 31, 1996 and the consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1996 and December 31, 1995 have been audited by BDO Seidman, LLP, independent auditors, in each case as set forth in its report thereon appearing elsewhere herein and in the Registration Statement of which this Proxy Statement/ Prospectus forms a part, and, in each case, are included in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

                            INDEPENDENT ACCOUNTANTS

    Representatives of BDO Seidman LLP are expected to be present at the Special Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                         INDEX TO FINANCIAL STATEMENTS
           CONVERSION TECHNOLOGIES INTERNATIONAL, INC. AND SUBSIDIARY

Report of Independent Auditors.......................................................  F-2

Consolidated Balance Sheets of Conversion Technologies International, Inc. and
  Subsidiary as of December 31, 1996 (unaudited) and June 30, 1996 and 1995..........  F-3

Consolidated Statements of Operations of Conversion Technologies International, Inc.
  and Subsidiary for the six months ended December 31, 1996 and 1995 (unaudited) and the years ended June 30, 1996 and 1995 and Statement of Operations of Dunkirk
  International Glass and Ceramics Corporation (Predecessor) for the two months ended
  August 31, 1994....................................................................  F-4

Consolidated Statements of Stockholders' Equity of Conversion Technologies
  International, Inc. and Subsidiary for the years ended June 30, 1995 and 1996 and the six months ended December 31, 1996 (unaudited).................................  F-5

Statement of Stockholders' Deficiency of Dunkirk International Glass and Ceramics
  Corporation (Predecessor) for the two months ended August 31, 1994.................  F-6

Consolidated Statements of Cash Flows of Conversion Technologies International, Inc.
  and Subsidiary for the six months ended December 31, 1996 and 1995 (unaudited) and the years ended June 30, 1996 and 1995 and Statement of Cash Flows of Dunkirk
  International Glass and Ceramics Corporation (Predecessor) for the two months ended
  August 31, 1994....................................................................  F-7

Notes to Consolidated Financial Statements...........................................  F-9

                                 OCTAGON, INC. AND SUBSIDIARIES
                       YEAR ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

Report of Independent Certified Public Accountants...................................  F-24

Financial statements:

  Consolidated balance sheet as of December 31, 1996.................................  F-25

  Consolidated statements of operations for the years ended December 31, 1996 and
    December 31, 1995................................................................  F-26

  Consolidated statements of stockholders' equity for the years ended December 31,
    1996 and December 31, 1995.......................................................  F-27

  Consolidated statements of cash flows for the years ended December 31, 1996 and
    December 31, 1995................................................................  F-28

  Summary of accounting policies.....................................................  F-29

  Notes to consolidated financial statements.........................................  F-32

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Conversion Technologies International, Inc.

    We have audited the accompanying consolidated balance sheets of Conversion Technologies International, Inc. and Subsidiary (Company) at June 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. We have also audited the accompanying statements of operations, stockholders' deficiency and cash flows of Dunkirk International Glass and Ceramics Corporation (Predecessor) for the two months ended August 31, 1994. These financial statements are the responsibility of the Companies' managements. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Conversion Technologies International, Inc. and Subsidiary at June 30, 1996 and 1995, and the consolidated results of their operations and cash flows for the years then ended and Dunkirk International Glass and Ceramics Corporation's results of operations and cash flows for the two months ended August 31, 1994 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Metro Park, New Jersey
August 13, 1996, except for Note 9, as to which the date is September 20, 1996

           CONVERSION TECHNOLOGIES INTERNATIONAL, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                                                JUNE 30,
                                                                       DECEMBER 31,   ----------------------------
                                                                           1996           1996           1995
                                                                       -------------  -------------  -------------
                                                                        (UNAUDITED)
                                                      ASSETS
Cash and cash equivalents............................................  $   1,764,391  $   4,539,464  $     733,843
Marketable securities................................................             --      2,009,632       --
Notes receivable.....................................................        416,761       --             --
Accounts receivable, less allowance for doubtful accounts of $18,000 at December 31, 1996, $25,000 at June 30, 1996, and $0 at June 30,
  1995...............................................................        240,216        343,214        283,571
Inventories..........................................................        431,424        337,736        227,724
Prepaid expenses and other current assets............................        294,051        205,984        133,032
                                                                       -------------  -------------  -------------
Total current assets.................................................      3,146,843      7,436,030      1,378,170
Property, plant and equipment:
  Land...............................................................         75,000         75,000         75,000
  Building and improvements..........................................      1,609,832      1,609,832      1,184,344
  Machinery and equipment............................................     11,720,714     11,573,933      6,298,912
  Construction in progress...........................................      1,647,129      1,008,480      2,393,829
                                                                       -------------  -------------  -------------
                                                                          15,052,675     14,267,245      9,952,085
  Less accumulated depreciation......................................     (2,255,653)    (1,630,639)      (824,632)
                                                                       -------------  -------------  -------------
                                                                          12,797,022     12,636,606      9,127,453
Deferred finance charges, less accumulated amortization of $108,529,
  $81,272 and $26,970 at December 31, 1996,
  June 30, 1996 and June 30, 1995, respectively......................        467,586        494,843        508,718
Other noncurrent assets..............................................        144,716         38,304         31,266
Restricted assets
  Project fund.......................................................            156         72,859         78,772
  Debt service reserve funds.........................................      1,300,879      1,268,457        915,136
                                                                       -------------  -------------  -------------
                                                                       $  17,857,202  $  21,947,099  $  12,039,515
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Notes payable........................................................  $    --        $    --        $     386,500
Accounts payable.....................................................        726,277      1,279,280      1,077,714
Deferred revenue.....................................................        582,072        557,907        944,230
Reserve for disposal.................................................        790,900        737,000      1,360,000
Accrued expenses.....................................................        563,905        778,306      1,168,696
Current portion of capital lease obligations.........................         40,201         72,914         94,130
Current portion of long-term debt....................................        446,392        437,285        404,387
                                                                       -------------  -------------  -------------
Total current liabilities............................................      3,149,747      3,862,692      5,435,657
Capital lease obligations, less current portion......................         53,509         74,693        147,227
Long-term debt, less current portion.................................     11,062,611     11,281,715      8,657,582
Stockholders' equity (deficiency):
  Preferred stock, $.001 par value, authorized 15,000,000 shares, issued and outstanding 0 at December 31, 1996 and June 30, 1996,
    and 2,958,000 shares at June 30, 1995............................       --             --                2,958
  Class A common stock, $.00025 par value, authorized 25,000,000 shares, issued and outstanding 5,539,745 at December 31, 1996,
    5,449,745 at June 30, 1996, and 909,404 shares at June 30,
    1995.............................................................          1,385          1,362            227
  Additional paid-in capital.........................................     24,186,932     23,905,705     10,421,981
  Unearned stock compensation........................................       (232,739)      --             --
  Accumulated deficit................................................    (20,364,243)   (17,179,068)   (12,626,117)
                                                                       -------------  -------------  -------------
Total stockholders' equity (deficiency)..............................      3,591,335      6,727,999     (2,200,951)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
                                                                       $  17,857,202  $  21,947,099  $  12,039,515
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                            See accompanying notes.

           CONVERSION TECHNOLOGIES INTERNATIONAL, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   COMPANY                            PREDECESSOR
                                         -----------------------------------------------------------    COMPANY
                                                                                                      -----------
                                               SIX MONTHS ENDED                                       TWO MONTHS
                                                 DECEMBER 31,               YEAR ENDED JUNE 30,          ENDED
                                         ----------------------------  -----------------------------  AUGUST 31,
                                             1996           1995           1996            1995          1994
                                         -------------  -------------  -------------  --------------  -----------
                                          (UNAUDITED)    (UNAUDITED)
Revenue................................  $     684,158  $   1,630,933  $   2,679,987  $    1,173,264   $  62,452
Cost of goods sold.....................      2,163,041      1,309,330      3,093,560       2,788,599     379,661
                                         -------------  -------------  -------------  --------------  -----------
Gross profit (loss) on sales...........     (1,478,883)       321,603       (413,573)     (1,615,335)   (317,209)
Selling, general and administrative....      1,208,224        777,293      1,821,179       2,529,263     297,792
Process development costs..............       --              463,068        996,259       1,531,955      82,427
Write-off of in-process technology.....       --             --             --             6,232,459      --
                                         -------------  -------------  -------------  --------------  -----------
Loss from operations...................     (2,687,107)      (918,758)    (3,231,011)    (11,909,012)   (697,428)
Interest expense, net..................        498,068        408,415        961,751         345,690      40,999
Other income...........................       --             --               81,811        --            --
                                         -------------  -------------  -------------  --------------  -----------
Loss before extraordinary item.........     (3,185,175)    (1,327,173)    (4,110,951)    (12,254,702)   (738,427)
Extraordinary item.....................       --             --              442,000        --            --
                                         -------------  -------------  -------------  --------------  -----------
Net loss...............................  $  (3,185,175) $  (1,327,173) $  (4,552,951) $  (12,254,702)  $(738,427)
                                         -------------  -------------  -------------  --------------  -----------
                                         -------------  -------------  -------------  --------------  -----------
Net loss per common share before
  extraordinary item...................  $       (0.67) $       (1.12) $       (2.64) $       (16.68)
                                         -------------  -------------  -------------  --------------
                                         -------------  -------------  -------------  --------------
Net loss per common share..............  $       (0.67) $       (1.12) $       (2.92) $       (16.68)
                                         -------------  -------------  -------------  --------------
                                         -------------  -------------  -------------  --------------

                            See accompanying notes.

           CONVERSION TECHNOLOGIES INTERNATIONAL, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
 YEARS ENDED JUNE 30, 1995 AND JUNE 30, 1996 AND THE SIX MONTHS ENDED DECEMBER
                                    31, 1996

                                      PREFERRED STOCK                            CLASS A COMMON STOCK
                            -----------------------------------  -----------------------------------------------------
                                                    ADDITIONAL                                              ADDITIONAL
                             NUMBER                   PAID-IN      NUMBER                                    PAID-IN
                            OF SHARES    AMOUNT       CAPITAL     OF SHARES     AMOUNT      SUBSCRIPTIONS    CAPITAL
                            ---------  -----------  -----------  -----------  -----------  ---------------  ----------
Balance at June 30,
  1994....................     --          --           --          586,246    $     147      $    (131)    $    6,055
  Issuance of Class A
    common stock..........                                          323,158           80                     4,421,655
  Issuance of preferred
    stock.................  2,958,000   $   2,958    $5,994,271
  Payment received for
    Class A common stock
    subscriptions.........                                                                          131
  Net Loss................
                            ---------  -----------  -----------  -----------  -----------         -----     ----------
Balance at June 30,
  1995....................  2,958,000       2,958    5,994,271      909,404          227         --          4,427,710
  Issuance of Class A
    common stock..........                                        3,527,050          882                    13,526,159
  Converted to common
    stock.................  (2,958,000)     (2,958) (5,994,271)   1,023,054          255                     5,996,974
  Surrendered and
    canceled..............                                           (7,308)          (1)                      (98,999)
  Repurchased and
    canceled..............                                           (2,455)          (1)                      (12,889)
  Debt discount on bridge
    notes.................                                                                                      66,750
  Net Loss................
                            ---------  -----------  -----------  -----------  -----------         -----     ----------
Balance at June 30,
  1996....................     --          --           --        5,449,745        1,362         --         23,905,705
  Issuance of Class A
    common stock..........                                           90,000           23
  Stock compensation......                                                                                     281,227
  Net loss................
                            ---------  -----------  -----------  -----------  -----------         -----     ----------
Balance at December 31,
  1996....................     --       $  --        $  --        5,539,745    $   1,385         --         $24,186,932
                            ---------  -----------  -----------  -----------  -----------         -----     ----------
                            ---------  -----------  -----------  -----------  -----------         -----     ----------


                                                            TOTAL
                              UNEARNED                   STOCKHOLDERS'
                                STOCK      ACCUMULATED      EQUITY
                            COMPENSATION     DEFICIT     (DEFICIENCY)
                            -------------  ------------  ------------
Balance at June 30,
  1994....................       --         $ (371,415)   $ (365,344)
  Issuance of Class A
    common stock..........                                 4,421,735
  Issuance of preferred
    stock.................                                 5,997,229
  Payment received for
    Class A common stock
    subscriptions.........                                       131
  Net Loss................                 (12,254,702)  (12,254,702)
                            -------------  ------------  ------------
Balance at June 30,
  1995....................       --        (12,626,117)   (2,200,951)
  Issuance of Class A
    common stock..........                                13,527,041
  Converted to common
    stock.................                                    --
  Surrendered and
    canceled..............                                   (99,000)
  Repurchased and
    canceled..............                                   (12,890)
  Debt discount on bridge
    notes.................                                    66,750
  Net Loss................                  (4,552,951)   (4,552,951)
                            -------------  ------------  ------------
Balance at June 30,
  1996....................       --        (17,179,068)    6,727,999
  Issuance of Class A
    common stock..........                                        23
  Stock compensation......      (232,739)       --            48,488
  Net loss................                  (3,185,175)   (3,185,175)
                            -------------  ------------  ------------
Balance at December 31,
  1996....................      (232,739)  ($20,364,243)  $3,591,335
                            -------------  ------------  ------------
                            -------------  ------------  ------------

                            See accompanying notes.

              DUNKIRK INTERNATIONAL GLASS AND CERAMICS CORPORATION

                             (PREDECESSOR COMPANY)

                     STATEMENT OF STOCKHOLDERS' DEFICIENCY

                    FOR THE TWO MONTHS ENDED AUGUST 31, 1994

                                             PREFERRED STOCK              COMMON STOCK
                                        --------------------------  ------------------------   ADDITIONAL
                                           NUMBER                     NUMBER                    PAID-IN      ACCUMULATED
                                          OF SHARES      AMOUNT      OF SHARES     AMOUNT       CAPITAL        DEFICIT
                                        -------------  -----------  -----------  -----------  ------------  -------------
Balance at June 30, 1994..............           35     $  --            5,250    $       5   $    105,055  $  (2,106,546)
  Capital contribution of parent
    company upon merger at August 31,
    1994..............................       --                         --           --          1,500,000       --
  Cancellation of preferred stock upon
    merger............................          (35)       --           --           --            --            --
  Net loss............................       --            --           --           --            --            (738,427)
                                                 --
                                                              ---        -----          ---   ------------  -------------
Balance at August 31, 1994............       --         $  --            5,250    $       5   $  1,605,055  $  (2,844,973)
                                                 --
                                                 --
                                                              ---        -----          ---   ------------  -------------
                                                              ---        -----          ---   ------------  -------------


                                            TOTAL
                                        STOCKHOLDERS'
                                         DEFICIENCY
                                        -------------
Balance at June 30, 1994..............  $  (2,001,486)
  Capital contribution of parent
    company upon merger at August 31,
    1994..............................      1,500,000
  Cancellation of preferred stock upon
    merger............................       --
  Net loss............................       (738,427)

                                        -------------
Balance at August 31, 1994............  $  (1,239,913)

                                        -------------
                                        -------------

                            See accompanying notes.

           CONVERSION TECHNOLOGIES INTERNATIONAL, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       COMPANY                        PREDESSOR
                                                  -------------------------------------------------    COMPANY
                                                                                                     -----------
                                                      SIX MONTHS ENDED                               TWO MONTHS
                                                        DECEMBER 31,          YEAR ENDED JUNE 30,       ENDED
                                                  ------------------------  -----------------------  AUGUST 31,
                                                     1996         1995         1996        1995         1994
                                                  -----------  -----------  ----------  -----------  -----------
                                                  (UNAUDITED)  (UNAUDITED)
OPERATING ACTIVITIES
Net loss........................................  ($3,185,175) ($1,327,173) $(4,552,951) $(12,254,702)  $(738,427)
Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
    Depreciation expense........................     625,014      428,720      886,863      742,090      33,607
    Amortization of deferred financing and
      patent costs..............................      27,257       27,044       54,302       39,568      --
    Interest expense converted to equity........      --           --           --           13,767      --
    Write-off of in-process technology..........      --           --           --        6,232,459      --
    Settlement with former officer..............      --          (99,000)     (99,000)     --           --
    Stock compensation expense..................      48,488       --           --          --           --
    Debt discount on Bridge Notes...............      --           --           66,750      --           --
    Changes in operating assets and liabilities:
      (Increase) decrease in accounts
        receivable..............................     102,998      (19,126)     (59,643)    (115,478)    (48,299)
      Increase in inventories...................     (93,688)    (105,222)    (110,012)    (227,724)     --
      (Increase) decrease in prepaid expenses
        and other current assets................     (88,067)      (2,737)     (72,952)     173,623          44
      Increase in other noncurrent assets.......    (106,412)      (7,038)      (7,038)     (29,165)     --
      Increase (decrease) in deferred revenue...      24,165     (278,929)    (386,323)     504,010     136,754
      Increase (decrease) in accounts payable,
        reserve for disposal and other accrued
        expenses................................    (713,504)     (27,202)    (811,824)   1,418,150    (314,051)
                                                  -----------  -----------  ----------  -----------  -----------
Net cash used in operating activities...........  (3,358,924)  (1,410,663)  (5,091,828)  (3,503,402)   (930,372)

INVESTING ACTIVITIES
Sale of marketable securities...................   2,009,632       --           --          --           --
Issuance of notes receivable....................    (416,761)      --           --          --           --
Purchase of marketable securities...............      --           --       (2,009,632)     --           --
Capital expenditures............................    (785,430)  (3,106,384)  (4,396,016)  (6,986,377)   (559,149)
Net cash impact from acquistion of Dunkirk
  International Glass and Ceramics
  Corporation...................................      --           --           --       (1,328,338)     --
                                                  -----------  -----------  ----------  -----------  -----------
Net cash provided by (used in) investing
  activities....................................     807,441   (3,106,384)  (6,405,648)  (8,314,715)   (559,149)

FINANCING ACTIVITIES
Due to Conversion Technologies International,
  Inc...........................................      --           --           --          --            9,670
Increase in deferred finance and registration
  costs.........................................      --         (393,746)     (40,427)    (424,228)    (30,425)
Issuance of notes payable.......................      --        2,225,000    2,675,000      320,000      --
Payment of notes payable........................      --           --       (3,061,500)    (195,430)     --
Issuance of long-term debt......................       8,282    3,033,049    3,056,476    7,938,455     191,193
Decrease (increase) in restricted assets........      40,281      (20,656)    (347,408)    (993,908)     --
Principal payments on long-term debt............    (218,279)    (184,805)    (399,445)    (259,476)     (6,397)
Principal payments under capital lease
  obligations...................................     (53,897)     (48,326)     (93,750)     (81,690)    (23,794)
Issuance of common stock........................          23       --       13,514,151        7,631      --
Issuance of preferred stock.....................      --           --           --        5,997,229      --
Capital contribution............................      --           --           --          --        1,500,000
                                                  -----------  -----------  ----------  -----------  -----------
Net cash (used in) provided by financing
  activities....................................    (223,590)   4,610,516   15,303,097   12,308,583   1,640,247
                                                  -----------  -----------  ----------  -----------  -----------
(Decrease) increase in cash and cash
  equivalents...................................  (2,775,073)      93,469    3,805,621      490,466     150,726
Cash and cash equivalents at beginning of
  period........................................   4,539,464      733,843      733,843      243,377      20,935
                                                  -----------  -----------  ----------  -----------  -----------
Cash and cash equivalents at end of period......   $1,764,391   $ 827,312   $4,539,464  $   733,843   $ 171,661

           CONVERSION TECHNOLOGIES INTERNATIONAL, INC. AND SUBSIDIARY

                                                                       COMPANY                        PREDESSOR
                                                  -------------------------------------------------    COMPANY
                                                                                                     -----------
                                                      SIX MONTHS ENDED                               TWO MONTHS
                                                        DECEMBER 31,          YEAR ENDED JUNE 30,       ENDED
                                                  ------------------------  -----------------------  AUGUST 31,
                                                     1996         1995         1996        1995         1994
                                                  -----------  -----------  ----------  -----------  -----------
                                                  (UNAUDITED)  (UNAUDITED)
                                                  -----------  -----------  ----------  -----------  -----------
                                                  -----------  -----------  ----------  -----------  -----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid, net of amount capitalized........   $ 725,583    $ 468,409   $1,009,746  $   470,765   $  12,040
                                                  -----------  -----------  ----------  -----------  -----------
                                                  -----------  -----------  ----------  -----------  -----------
Tax refund......................................      --           --       $  (81,628)     --           --
                                                  -----------  -----------  ----------  -----------  -----------
                                                  -----------  -----------  ----------  -----------  -----------
Supplemental disclosure of non cash transactions
Purchase of equipment through capital lease
  agreements....................................      --           --           --      $   129,791   $  16,220
Debt assumed by Conversion Technologies Interna-
  tional, Inc...................................      --           --           --          --          270,028
Common stock/paid-in capital
  Debt converted to common stock
    Long term debt..............................      --           --           --          969,928      --
    Interest expense on long term debt..........      --           --           --           13,767      --
    Accounts payable............................      --           --           --           31,225      --
  Write-off of investment in Dunkirk
    International Glass and Ceramics
    Corporation.................................      --           --           --           (5,040)     --
  Issuance of shares to stockholders of Dunkirk
    International Glass and Ceramics
    Corporation.................................      --           --           --        3,492,547      --
  Write-off of deferred finance costs, net of
    amortization................................      --           --           --          (88,192)     --
Surrender and cancellation of Common Stock......      --        $ (99,000)  $  (99,000)     --           --
Issuance of warrants in connection with bridge
  notes.........................................      --           66,750       66,750      --           --
Accrued deferred finance and registration
  costs.........................................      --          201,190       --          --           --

                            See accompanying notes.

           CONVERSION TECHNOLOGIES INTERNATIONAL, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1996
            (AMOUNTS AND DISCLOSURES INCLUDED FOR DECEMBER 31, 1996
                            AND 1995 ARE UNAUDITED)

1. ORGANIZATION

    Conversion Technologies International, Inc. (the "Company" or "CTI") is a specialty materials company (i) manufacturing industrial abrasives marketed under the name ALUMAGLASS-TM-, (ii) processing certain glass and ceramic materials, such as cathode ray tube (CRT) glass, for resale to original manufacturers or others or converting such materials into manufacturing raw materials for the Company and others and (iii) developing certain other technologies. The Company has developed products and services to meet the needs of a number of its strategic industrial partners and to potentially serve large international markets. The Company's revenue streams are a combination of waste conversion fees and manufactured product sales.

    Effective August 31, 1994, Conversion Technologies International, Inc. and Dunkirk International Glass and Ceramics Corporation ("Dunkirk") completed a merger whereby the common shareholders of Dunkirk exchanged their common shares for 257,808 shares of the Company's common stock valued at $13.55 per share (each common share of Dunkirk was converted to 49.107 common shares of CTI). Prior to this transaction, Conversion Technologies International, Inc. had owned 35 shares of Dunkirk's Convertible Series A Preferred Stock, which were canceled upon the merger transaction. The Company contributed $1.5 million to Dunkirk as a condition of the closing. This transaction has been accounted for as a purchase. In conjunction with this merger transaction, the Company recorded a charge against earnings of $6,232,459 relating to the write-off of purchased research and development (in process) technology that had not reached technological feasibility and, in management's opinion, had no alternative future use at the merger date. The in-process technology was expensed on the date of acquisition. As part of this merger transaction, a portion of Dunkirk's debt was converted into 13,281 shares of the Company's common stock at an exercise price of $20.32 per share.

    If this merger transaction had occurred on July 1, 1994, the Company's consolidated revenue, net loss and pro forma net loss per common share for the year ended June 30, 1995 would have been $1,235,716, ($12,974,814) and ($17.24), respectively.

    As of the date of the merger transaction, Dunkirk was in the developmental stage. Dunkirk was incorporated on July 3, 1990, for the purpose of recycling and beneficially reusing industrial waste cathode ray tube (CRT) glass and converting other industrial waste materials into high value specialty abrasives and other glass-ceramic materials. Dunkirk started developing its patented processes in 1991. CRT glass processing commenced in the summer of 1994 and Dunkirk commenced production of its ALUMAGLASS-TM- family of abrasives in the spring of 1995 and accordingly, the Company has exited the development stage. Product application testing and initial marketing of ALUMAGLASS-TM- is currently underway. Dunkirk incurred cumulative net losses of approximately $2,845,000 from its inception, July 3, 1990 to August 31, 1994. In addition, as of August 31, 1994, Dunkirk had a working capital deficiency of approximately $2,728,000 and a shareholders' deficiency of approximately $1,240,000 which includes the above mentioned $1.5 million capital contribution from the Company.

    On November 9, 1995, the Board of Directors approved an approximate 0.1218-for-one reverse split of its common stock. The accompanying consolidated financial statements have been retroactively restated to reflect this reverse stock split.

           CONVERSION TECHNOLOGIES INTERNATIONAL, INC. AND SUBSIDIARY

                                 JUNE 30, 1996
            (AMOUNTS AND DISCLOSURES INCLUDED FOR DECEMBER 31, 1996
                            AND 1995 ARE UNAUDITED)

1. ORGANIZATION (CONTINUED)
    On May 16, 1996 the Company completed its initial public offering ("IPO"). The funds generated by this offering became available at the closing on May 21, 1996, and included the proceeds from 3,067,000 shares of common stock sold at $4.40 per share, 3,067,000 Class A Warrants sold at $0.05 each and 3,067,000 Class B Warrants sold at $0.05 each. On June 7, the Company closed on the underwriter's over-allotment option for sales of 460,050 of each of the foregoing securities at identical pricing. (See Note 7).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of Conversion Technologies International, Inc. and its wholly-owned subsidiary, Dunkirk International Glass and Ceramics Corporation. The consolidated statement of operations and cash flows for the year ended June 30, 1995 include the results of Dunkirk from August 31, 1994 (date of merger). Intercompany accounts and transactions have been eliminated in consolidation.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    The consolidated financial statements and related notes thereto as of December 31, 1996 and 1995 and for the six months ended December 31, 1996 and 1995 are unaudited and have been prepared in a manner consistent with the preparation of the audited consolidated financial statements of the Company included herein. In the opinion of management, such unaudited consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented.

REVENUE RECOGNITION

    The Company derives most of its revenue from a combination of fees charged to accept waste materials and from the sale of its products. Revenue recognition of the fees charged to accept the waste material is deferred until the material is placed through the conversion process.

    For the year ended June 30, 1996, 87.5% of the Company's revenue was derived from three major customers. Revenue generated from each of these customers amounted to $1,395,568, $677,648 and $273,709 which represents 52.1%, 25.3% and
10.2% of total revenue, respectively. For the year ended June 30, 1995, 90.8% of the Company's revenue was derived from three major customers. Revenue generated from each of these customers amounted to $436,246, $387,752 and $241,838 which represents 37.2%, 33.0% and 20.6% of total revenue, respectively.

    For the three months ended December 31, 1996, 69.7% of the Company's revenue was derived from two major customers. Revenue generated from each of these customers amounted to $145,197 and $91,838, which represents 42.7% and 27.0% of total revenue, respectively. For the three months ended December 31, 1995, 84.6% of the Company's revenue was derived from the same two major customers.

           CONVERSION TECHNOLOGIES INTERNATIONAL, INC. AND SUBSIDIARY

                                 JUNE 30, 1996
            (AMOUNTS AND DISCLOSURES INCLUDED FOR DECEMBER 31, 1996
                            AND 1995 ARE UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Revenue generated from each of these customers amounted to $553,567 and $155,868, which represents 66.0% and 18.6% of total revenue, respectively.

    For the six months ended December 31, 1996, 65.5% of the Company's revenue was derived from two major customers. Revenue generated from each of these customers amounted to $290,540 and $153,877, which represents 42.5% and 22.5% of total revenue, respectively. For the six months ended December 31, 1995, 83.3% of the Company's revenue was derived from the same two major customers. Revenue generated from each of these customers amounted to $994,697 and $413,966 which represents 57.9% and 25.4% of total revenue, respectively.

    One such major customer has notified the Company that it will cease to send CRT glass to, and purchase recycled CRT glass from, the Company as of March 1997.

RESERVE FOR DISPOSAL

    Dunkirk began accepting waste materials (primarily CRT glass) in early 1994. Upon accepting the waste materials, Dunkirk established a reserve for the potential disposal costs for the waste materials accepted, in the event that the conversion processes being developed were not successful. For the two months ended August 31, 1994, Dunkirk recorded additions of $135,000 to this reserve. From August 31, 1994 (date of merger) to June 30, 1995, the Company recorded an addition of $935,000 to this reserve. From July 1, 1995 to June 30, 1996, the Company reduced the reserve by approximately $623,000. From July 1, 1996 to December 31, 1996 the Company increased the reserve by approximately $54,000. The increases/decreases in the reserve, which substantially resulted from changes in the volume of inventory, have been charged/credited against operations. The Company intends to adjust the reserve when the conversion processes prove commercially successful. Because these waste materials are received by the Company from suppliers at either no cost or for receipt of a fee, they are assigned no value in inventory until they are put through the recycling process.

INVENTORIES

    Inventories are valued at the lower of cost or market, with cost determined by the first-in, first-out (FIFO) method.

    Inventories consisted of the following:

                                                                              JUNE 30,
                                                        DECEMBER 31,   ----------------------
                                                            1996          1996        1995
                                                        -------------  ----------  ----------
Raw materials.........................................   $    93,332   $   79,237  $   48,015
Work-in-process.......................................       138,090      135,536     109,168
Finished goods........................................       200,002      122,963      70,541
                                                        -------------  ----------  ----------
                                                         $   431,424   $  337,736  $  227,724
                                                        -------------  ----------  ----------
                                                        -------------  ----------  ----------

           CONVERSION TECHNOLOGIES INTERNATIONAL, INC. AND SUBSIDIARY

                                 JUNE 30, 1996
            (AMOUNTS AND DISCLOSURES INCLUDED FOR DECEMBER 31, 1996
                            AND 1995 ARE UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at cost. The Company capitalized interest costs of $439,932 in the year ended June 30, 1996 and $63,499 in the year ended June 30, 1995 with respect to the construction of certain long-term assets. Depreciation and amortization is computed on the straight-line method over the estimated useful lives of the assets. Amortization on assets under capital leases is provided on a straight-line basis over the lesser of the useful lives of the related assets or the terms of the leases.

CASH EQUIVALENTS

    The Company considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents.

MARKETABLE SECURITIES

    The Company considers all marketable securities to be available for sale. These securities are carried at cost which approximated fair value at June 30, 1996.

DEFERRED FINANCING COSTS

    Deferred costs include costs related to obtaining debt financing, and are being amortized under the interest method of accounting.

INCOME TAXES

    Deferred income tax assets and liabilities are recorded for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

PROCESS DEVELOPMENT COSTS

    Process development costs represent research and development associated with the Company's CRT glass processing and ALUMAGLASS-TM- product lines (technologies) since the date of the merger transaction.

EXTRAORDINARY ITEM

    The consolidated statement of operations for the fiscal year ended June 30, 1996 includes an extraordinary charge of $442,000, representing the costs of obtaining bridge financing in the form of Bridge Notes totaling $2,225,000 (see
Note 4).

           CONVERSION TECHNOLOGIES INTERNATIONAL, INC. AND SUBSIDIARY

                                 JUNE 30, 1996
            (AMOUNTS AND DISCLOSURES INCLUDED FOR DECEMBER 31, 1996
                            AND 1995 ARE UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
NET LOSS PER COMMON SHARE

    The net loss per common share is based on the net loss for the period, divided by the weighted average number of common shares outstanding during the year (excluding the common shares that were deposited into escrow in connection with the Company's initial public offering-see Note 7). Common Stock equivalents such as stock options and warrants are not included as their effect is anti-dilutive. However, immediately prior to the closing of the Company's initial public offering, the Company's Series A Preferred Stock was converted into 1,023,054 shares of common stock (see Note 7). The weighted average number of these converted shares, at June 30, 1996 and 1995 were 1,023,054 and 587,742 respectively, and they have been included in the related net loss per common share calculation. Therefore, the weighted average number of common shares outstanding at December 31, 1996 and 1995, and June 30, 1996 and 1995 were 4,747,436, 1,185,797, 1,559,908 and 734,754, respectively.

EMPLOYEE STOCK OPTION PLAN

    The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related Interpretations in accounting for its employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals or is greater than the market price of the underlying stock on the date of grant, no compensation expense is recognized.

PENDING ACCOUNTING PRONOUNCEMENTS

    SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", proscribes new rules for recognizing impairments to property, plant and equipment. The standard is effective for the Company beginning fiscal 1997. Management believes this standard will have no impact on the Company.

3. DEBT

    Long-term debt consists of the following obligations as of June 30, 1996 and 1995:

                                                                                                JUNE 30,
                                                                                       ---------------------------
                                                                                           1996           1995
                                                                                       -------------  ------------
Dunkirk--Chautauqua Region Industrial Development Corporation (CRIDA) mortgage note
  (collaterized by a mortgage on real property having a carrying value of approximately $1,593,500 at June 30, 1996) payable in monthly installments of
  $4,285 including interest at a variable rate (6% at June 30, 1996) through October
  1, 2004............................................................................  $     336,529  $    366,762
Dunkirk--Term loans with a bank payable in 84 monthly installments of $40,944 including principal and interest at the prime rate (8.25% at June 30, 1996) through
  December 27, 2001. Collateral for this loan is a first purchase money lien on the
  Company's machinery and equipment, and

           CONVERSION TECHNOLOGIES INTERNATIONAL, INC. AND SUBSIDIARY

                                 JUNE 30, 1996
            (AMOUNTS AND DISCLOSURES INCLUDED FOR DECEMBER 31, 1996
                            AND 1995 ARE UNAUDITED)

3. DEBT (CONTINUED)

                                                                                                JUNE 30,
                                                                                       ---------------------------
                                                                                           1996           1995
                                                                                       -------------  ------------
  repayment is guaranteed by the former Dunkirk president and the New York State Job
  Development Authority (JDA)........................................................      2,192,379     2,492,767
Dunkirk--Subordinated mortgage note (collateralized by a mortgage on real property having a carrying value of approximately $1,593,500 at June 30, 1996) payable in monthly installments of $4,956 including interest at 10% through January 21,
  2004...............................................................................        317,517       343,806
Dunkirk--Chautauqua County Industrial Development Agency (CCIDA) subordinated note payable in monthly payments of $1,485 including interest at 7% through June 1,
  1999. The note contains various restrictive covenants, is guaranteed by the former
  Dunkirk president and is collateralized by a subordinated security interest in certain machinery and equipment having a carrying value of approximately
  $11,683,500........................................................................         49,295        64,295
Dunkirk--Southern Tier Enterprise Development Organization (STEDO) subordinated note payable in monthly payments of $1,169 including interest at 8% through July 1,
  2002. The note contains various restrictive covenants, is guaranteed by the former
  Dunkirk president and is collateralized by a subordinated security interest in
  certain equipment having a carrying value of approximately $11,683,500.............         59,974        68,816
Dunkirk--New York Job Development Authority (Al Tech) subordinated note payable in monthly payments of $1,887 including interest at 5% through September 1, 1999. The note contains various restrictive covenants, is guaranteed by the former Dunkirk president and is collateralized by a subordinated security interest in certain
  equipment having a carrying value of approximately $11,683,500.....................         67,799        86,543
Dunkirk--Chautauqua County Industrial Development Agency solid waste disposal facility bonds payable in quarterly payments of interest only through September 1,
  1998 at a rate of 11.5% subject to adjustment upon the achievement of stated debt service coverage ratio. Beginning December 1, 1998 and annually through December 1,
  2010 principal payments which increase from $325,000 to $1,025,000 are payable with interest continuing to be paid quarterly. The bond security agreement contains various restrictive covenants and is collateralized by a security interest in the
  equipment acquired with the proceeds (see Note 5, Restricted Assets)...............      8,000,000     5,000,000
Dunkirk--Subordinated unsecured debt from various electronic companies; OI-NEG TV
  Products, Inc. (Techneglas), Thomson Consumer Electronics, Sanyo Manufacturing
  Corp., Toshiba Display Devices and Hitachi Electronic Devices (USA), begin with quarterly payments of interest only

           CONVERSION TECHNOLOGIES INTERNATIONAL, INC. AND SUBSIDIARY

                                 JUNE 30, 1996
            (AMOUNTS AND DISCLOSURES INCLUDED FOR DECEMBER 31, 1996
                            AND 1995 ARE UNAUDITED)

3. DEBT (CONTINUED)

                                                                                                JUNE 30,
                                                                                       ---------------------------
                                                                                           1996           1995
                                                                                       -------------  ------------
  at prime plus 2% (10.25% at June 30, 1996) through a range of dates ending January
  1, 1999. Beginning between March 31, 1998 and April 1, 1999 and going through a range of dates with the final subordinate debt issue ending January 1, 2004 quarterly installments of principal plus interest at prime plus 2% are payable. The first five quarterly interest payments for a portion of the debt has been converted by the Company into subordinated notes ($43,789 converted at June 30, 1996) payable in quarterly payments of interest only at 8% for nineteen quarters and the principal amount plus interest being due between April 1, 1999 through April 1,
  2000...............................................................................        695,507       639,030
                                                                                       -------------  ------------
Total Debt...........................................................................     11,719,000     9,061,969
Less current maturities..............................................................        437,285       404,387
                                                                                       -------------  ------------
                                                                                       $  11,281,715  $  8,657,582
                                                                                       -------------  ------------
                                                                                       -------------  ------------

    The Company has agreed to idemnify and hold harmless the former Dunkirk president with respect to guarantees made by him for obligations of Dunkirk. In addition, the Company has agreed to use its reasonable efforts to cause the release of such guarantees.

    Maturities on long-term debt for the next five years are as follows:

June 30,
1997...........................................................  $  437,285
1998...........................................................     511,964
1999...........................................................   1,044,540
2000...........................................................   1,109,491
2001...........................................................     993,617
Thereafter.....................................................   7,622,103
                                                                 ----------
                                                                 $11,719,000
                                                                 ----------
                                                                 ----------

           CONVERSION TECHNOLOGIES INTERNATIONAL, INC. AND SUBSIDIARY

                                 JUNE 30, 1996
            (AMOUNTS AND DISCLOSURES INCLUDED FOR DECEMBER 31, 1996
                            AND 1995 ARE UNAUDITED)

3. DEBT (CONTINUED)
    The carrying amounts and fair values of long-term borrowings consisted of the following at June 30, 1996:

                                                               CARRYING AMOUNT    FAIR VALUE
                                                               ----------------  -------------
5% subordinated note.........................................   $       67,799   $      62,370
6% mortgage note.............................................          336,529         287,336
7% subordinated note.........................................           49,295          46,942
8% subordinated note.........................................           59,974          56,771
8.25% secured bank loan......................................        2,192,379       2,192,379
10% subordinated mortgage note...............................          317,517         314,882
Variable rate debt...........................................          695,507         695,507
11.5% solid waste disposal bonds.............................        8,000,000       8,000,000
                                                               ----------------  -------------
      Total Long-Term Borrowings.............................   $   11,719,000   $  11,656,187
                                                               ----------------  -------------
                                                               ----------------  -------------

    The fair values of fixed long-term borrowings were calculated as the present value of future cash flows discounted at the Company's estimated current borrowing rate of the respective issues ranging from prime plus 2% to prime plus 3.25%.

4. NOTES PAYABLE

    During fiscal 1996 Dunkirk repaid a $262,500 balance plus accrued interest to close a $300,000 line of credit arrangement with a bank.

    In June, 1996 Dunkirk repaid a $124,000 demand note plus accrued interest payable to a bank. The balance outstanding on this note was $124,000 at June 30, 1995.

    During the period commencing September 1995 and ending November 1995, the Company issued $700,000 of 6% convertible promissory notes, in anticipation of additional equity financing, of which $50,000 was repaid during the year (see below).

    During the period commencing December 7, 1995 and ending December 15, 1995, the Company obtained additional bridge financing ("bridge loan") in the principal amount of $2,225,000, (recorded, net of the value assigned to the attached warrants, at $2,158,250) which includes the conversion of $650,000 of the $700,000 convertible promissory notes discussed above. The bridge loan was issued through a private placement arranged by the underwriter of the Company's IPO. This bridge loan was comprised of bridge units, each consisting of a bridge note in the principal amount of $50,000 bearing interest at the rate of 10% per annum, and warrants to purchase 25,000 shares of the Company's common stock at an exercise price of $4.00 per share commencing one year from the date of issuance and expiring three years after the initial closing date of the bridge loan offering.

    In March 1996, the Company issued $200,000 of promissory notes, due upon the earlier of the closing of the IPO and six months from the date issued, to certain directors, officers and security holders which bore interest at 10% per annum. In May 1996, the Company issued an additional $200,000 of promissory notes to a securityholder with identical terms to the notes issued in March 1996.

           CONVERSION TECHNOLOGIES INTERNATIONAL, INC. AND SUBSIDIARY

                                 JUNE 30, 1996
            (AMOUNTS AND DISCLOSURES INCLUDED FOR DECEMBER 31, 1996
                            AND 1995 ARE UNAUDITED)

4. NOTES PAYABLE (CONTINUED)
    All of the outstanding bridge notes and promissory notes were repaid at the closing of the IPO from the proceeds thereof. Concurrent with the closing of the offering, the common stock warrants issued to the bridge note holders were converted into an equivalent number (1,112,500) of Class A warrants, each of which entitles the holder to purchase, at an exercise price of $5.85, subject to adjustment, one share of common stock and one Class B warrant. Each Class B warrant entitles the holder to purchase one share of common stock at an exercise price, subject to adjustment, of $7.80 (see Note 7).

5. RESTRICTED ASSETS

    Dunkirk has $156, $72,859 and $78,772 of project funds available at December 31, 1996, June 30, 1996 and June 30, 1995, respectively, for the acquisition of qualified machinery and equipment from the unexpended balance on the sale of the solid waste disposal facility bonds. In addition, a debt service reserve fund equivalent to 10% of the bonds plus interest is required to be deposited in escrow ($862,422 at December 31, 1996, $840,442 at June 30, 1996 and $508,291 at
June 30, 1995), and may be released under certain conditions.

    Dunkirk also has a debt service reserve fund of $438,457 at December 31, 1996, $428,015 at June 30, 1996 and $406,845 at June 30, 1995, including interest, deposited in escrow as required by the JDA for payment of the final installments due on the related debt.

6. COMMITMENTS AND CONTINGENCIES

    The Company is a party to litigation commenced by the Company in the Supreme Court of New York, County of Chautauqua, against a general contractor hired to construct the improved abrasives finishing area, which is a part of the Company's current capital expansion program. The contractor commenced work in April 1995, but was asked to stop work in November 1995 following significant cost overruns, problems and delays in construction and disputes with the Company over the scope of the work to be performed by the contractor. The Company has served the contractor with its complaint, alleging, among other things, breach of contract, fraud and defamation, and seeks damages in excess of $1,000,000. The contractor has served an answer with affirmative defenses and counterclaims against the Company for breach of contract. The aggregate amount of the claims by the contractor against the Company is $483,000 plus interest. The case is currently in the discovery phase.

    The Company does not believe that an adverse outcome in the foregoing dispute would have a material adverse effect on the Company.

           CONVERSION TECHNOLOGIES INTERNATIONAL, INC. AND SUBSIDIARY

                                 JUNE 30, 1996
            (AMOUNTS AND DISCLOSURES INCLUDED FOR DECEMBER 31, 1996
                            AND 1995 ARE UNAUDITED)

6. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Company has entered into capital leases for machinery and equipment that may be purchased on expiration of the leases on various dates through 2000. The net asset value of property under capitalized leases, included in property, plant and equipment, is as follows:

                                                                               JUNE 30,
                                                                        ----------------------
                                                                           1996        1995
                                                                        ----------  ----------
Machinery and equipment...............................................  $  354,352  $  351,224
Less accumulated amortization.........................................     217,375     116,844
                                                                        ----------  ----------
                                                                        $  136,977  $  234,380
                                                                        ----------  ----------
                                                                        ----------  ----------

    Lease amortization of $101,531 and $80,424 for the years ended June 30, 1996 and 1995, respectively, is included in cost of goods sold. Lease amortization of $12,414 is included in cost of goods sold of Dunkirk for the two months ended August 31, 1994.

    Future minimum lease payments under capitalized leases together with the present value of the net minimum lease payments as of June 30, 1996 is as follows:

  June 30,
    1997..........................................................  $  84,051
    1998..........................................................     40,973
    1999..........................................................     27,179
    2000..........................................................     15,879
    2001..........................................................     --
                                                                    ---------
Total net minimum lease payments..................................    168,082
Less amount representing interest.................................     20,475
                                                                    ---------
Present value of net minimum lease payments.......................  $ 147,607
                                                                    ---------
                                                                    ---------

    Total rent expense of the Company for the periods ended June 30, 1996 and 1995 was $99,530 and $76,886, respectively. All non-cancelable operating lease agreements expire during fiscal 1997.

           CONVERSION TECHNOLOGIES INTERNATIONAL, INC. AND SUBSIDIARY

                                 JUNE 30, 1996
            (AMOUNTS AND DISCLOSURES INCLUDED FOR DECEMBER 31, 1996
                            AND 1995 ARE UNAUDITED)

7. CAPITAL STOCK

    During fiscal 1995, the Company issued 2,958,000 shares of Series A Preferred Stock, par value $.001, at $2.50 per share through private equity placements. The Series A Preferred Stock was convertible into the Company's common stock on an approximate 0.1218-to-one basis subject to certain anti-dilution provisions.

    As part of the merger transaction described in Note 1, the Company's 7%, $600,000 convertible bridge notes, issued in fiscal 1994 to related parties, were converted into the Company's common stock (at $13.55 per share). All related deferred finance charges were charged to equity upon the conversion.

    On May 16, 1996, the Company completed an initial public offering of the Company's common stock, Class A warrants and Class B warrants. Concurrent with the closing of the IPO, the Series A Preferred Stock was converted into 1,023,054 shares of common stock as a result of the restatement of the Company's Certificate of Incorporation which adjusted the Series A Preferred Stock conversion ratio due to anti-dilution provisions. In addition, preferred stock warrants became exercisable for common stock (adjusted for a 0.1218-for-one reverse common stock split-see Note 1) and the number of common shares into which certain common stock warrants and all preferred stock warrants are convertible increased by a factor of approximately 2.84 upon the effective date of the IPO due to the fact that those warrants had protection against the dilutive effect of the valuation placed on the Company upon the IPO. Also, upon the effective date of the IPO, the Company adjusted the exercise price of all the options and warrants outstanding prior to the IPO to $4.40 with some warrants having an exercise price equal to $4.40 plus a premium in certain circumstances. All amounts disclosed related to options and warrants have been restated to reflect the adjusted exercise prices.

    In connection with the IPO, 740,559 shares of the Company's common stock and options to purchase 71,923 shares of Common Stock (the "Escrow Securities") were deposited into escrow by the holders thereof. The Escrow Securities will only be released from escrow when the Company attains certain earnings levels or the market price of the Company's common stock achieves certain levels. These Escrow Securities are subject to cancellation if such conditions are not achieved. The release of any Escrow Securities to officers, directors, employees and consultants will result in a charge to the Company equal to the fair value of such securities on the date of release.

    In conjunction with the issuance of the Company's 7%, $600,000 convertible bridge notes in fiscal 1994, the private equity placement, as well as for other business reasons, the Company has issued the

           CONVERSION TECHNOLOGIES INTERNATIONAL, INC. AND SUBSIDIARY

                                 JUNE 30, 1996
            (AMOUNTS AND DISCLOSURES INCLUDED FOR DECEMBER 31, 1996
                            AND 1995 ARE UNAUDITED)

7. CAPITAL STOCK (CONTINUED)
following common stock purchase warrants, all of which expire between the fifth and seventh anniversary of the date of grant:

                                                                      NUMBER OF    EXERCISE
                                                                       SHARES        PRICE
                                                                     -----------  -----------
Outstanding at June 30, 1994.......................................      146,536  $      4.77
  Granted October 19, 1994 through June 30, 1995...................      173,158    4.40-5.28
  Exercised........................................................         (608)       20.53
  Canceled.........................................................       (2,315)        4.40
                                                                     -----------
Outstanding at June 30, 1995.......................................      316,771    4.77-5.28
  Granted July 21, 1995 through December 15, 1995..................    1,114,933    4.00-4.40
  Canceled.........................................................   (1,112,500)        4.00
                                                                     -----------
Outstanding at June 30, 1996.......................................      319,204    4.40-5.28
                                                                     -----------
                                                                     -----------

    In conjunction with its initial public offering, the Company has issued the following Class A and Class B warrants, all of which expire on the fifth anniversary of the date issued:

                                                                              CLASS A                  CLASS B
                                                                      -----------------------  -----------------------
                                                                      NUMBER OF    EXERCISE    NUMBER OF    EXERCISE
                                                                        SHARES       PRICE       SHARES       PRICE
                                                                      ----------  -----------  ----------  -----------
Outstanding at June 30, 1995........................................      --          --           --          --
Issued May 16, 1996 and June 7, 1996................................   4,639,550   $    5.85    3,527,050   $    7.80
                                                                      ----------               ----------
Outstanding at June 30, 1996........................................   4,639,550                3,527,050
                                                                      ----------               ----------
                                                                      ----------               ----------

    Commencing May 1997, the Class A and Class B warrants are redeemable by the Company on 30 days' written notice at a redemption price of $.05 per Class A and Class B warrant if the closing price of the Company's common stock for any 30 consecutive trading days averages in excess of $8.20 and $10.95 per share, respectively.

    The Company maintains an Employee Stock Option Plan (the "Employee Plan") and a Non-Employee Director Stock Option Plan (the "Non-Employee Plan"). Stock options may be granted at the discretion of the Board of Directors. The Company has reserved 440,000 and 70,400 shares of its common stock for issuance upon the exercise of options granted under the Employee and Non-Employee Plans, respectively. The Non-Employee Plan options are exercisable in full one year after the date of grant and expire ten years from the date of grant. The Employee Plan options primarily vest one-third on each of the first three anniversaries of the date of grant and expire on the seventh anniversary of the date of grant. The Company grants stock options at exercise prices equal to or greater than the fair market value of the Company's common stock on the date of grant.

    On April 21, 1996, the Company granted, effective as of the effective date of the IPO, non-qualified options to purchase 50,000 shares of its common stock at an exercise price of $4.40 per share to an executive officer and director. These options are not part of the Employee Plan and Non-Employee Plan.

           CONVERSION TECHNOLOGIES INTERNATIONAL, INC. AND SUBSIDIARY

                                 JUNE 30, 1996
            (AMOUNTS AND DISCLOSURES INCLUDED FOR DECEMBER 31, 1996
                            AND 1995 ARE UNAUDITED)

7. CAPITAL STOCK (CONTINUED)
    The following table summarizes the activity in options under the Employee and Non-Employee Plans, plus options granted on a non-qualified basis:

                                                                             NUMBER      EXERCISE
                                                                            OF SHARES      PRICE
                                                                           -----------  -----------
EMPLOYEE PLAN OPTIONS
Outstanding at June 30, 1994.............................................       3,896    $    4.40
  Granted................................................................      39,630         4.40
  Canceled...............................................................      (5,443)        4.40
                                                                           -----------
Outstanding at June 30, 1995.............................................      38,083         4.40
  Granted................................................................      38,424         4.40
  Canceled and expired...................................................      (6,884)        4.40
                                                                           -----------
Outstanding at June 30, 1996.............................................      69,623         4.40
                                                                           -----------
                                                                           -----------
NON-EMPLOYEE PLAN OPTIONS
Outstanding at June 30, 1994.............................................       1,397         4.40
  Granted................................................................       4,869         4.40
                                                                           -----------
Outstanding at June 30, 1995.............................................       6,266         4.40
  Granted................................................................       1,217         4.40
                                                                           -----------
Outstanding at June 30, 1996.............................................       7,483         4.40
                                                                           -----------
                                                                           -----------
NON-QUALIFIED OPTIONS
Outstanding at June 30, 1995.............................................      --           --
  Granted................................................................      50,000         4.40
                                                                           -----------
Outstanding at June 30, 1996.............................................      50,000         4.40
                                                                           -----------
                                                                           -----------

8. INCOME TAXES

    There was no income tax expense/benefit for the Company for the years ended June 30, 1996 and 1995. Nor was there any tax expense/benefit for Dunkirk for the two months ended August 31, 1994.

           CONVERSION TECHNOLOGIES INTERNATIONAL, INC. AND SUBSIDIARY

                                 JUNE 30, 1996
            (AMOUNTS AND DISCLOSURES INCLUDED FOR DECEMBER 31, 1996
                            AND 1995 ARE UNAUDITED)

8. INCOME TAXES (CONTINUED)
    Following is a reconciliation of income tax expense (credit) to the amount based on the U.S. statutory rate of 34% for the years ended June 30, 1996 and 1995:

                                                                                              PREDECESSOR
                                                                         COMPANY                COMPANY
                                                               ----------------------------  --------------
                                                                                               TWO MONTHS
                                                               FOR THE YEAR ENDED JUNE 30,       ENDED
                                                               ----------------------------    AUGUST 31,
                                                                   1996           1995            1994
                                                               -------------  -------------  --------------
Income tax benefit based on U.S. statutory rate..............  $  (1,548,003) $  (4,166,599)  $   (251,065)
Write-off of in-process technology with no tax deduction.....                     2,119,036
Valuation allowance for losses...............................      1,548,003      2,047,563        251,065
                                                               -------------  -------------  --------------
                                                               $    --        $    --         $    --
                                                               -------------  -------------  --------------
                                                               -------------  -------------  --------------

    Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                             JUNE 30,
                                                                    --------------------------
                                                                        1996          1995
                                                                    ------------  ------------
Deferred tax assets:
  Deferred revenue................................................  $    223,163  $    377,692
  Reserve for disposal............................................       294,800       544,000
  Start-up costs..................................................        86,000       114,667
  Tax loss carryforward...........................................     4,584,808     2,351,232
                                                                    ------------  ------------
Total deferred tax assets.........................................     5,188,771     3,387,591
Valuation allowance...............................................     5,188,771     3,387,591
                                                                    ------------  ------------
Net deferred tax assets...........................................  $    --       $    --
                                                                    ------------  ------------
                                                                    ------------  ------------

    The above net deferred tax assets have been reserved because it is not more likely than not that they would be recognized.

    At June 30, 1996, the Company has approximately $11.5 million of tax loss carryforwards available to offset future taxable income, which expire between 2006 and 2011. The Tax Reform Act of 1986 enacted a complex set of rules (Section 382) limiting the potential utilization of net operating loss carryforwards in periods following a corporate "ownership change". In general, for federal income tax purposes, an ownership change is deemed to occur if the percentage of stock of a loss corporation owned (actually, constructively and, in some cases, deemed) by one or more "5% shareholders" has increased by more than 50 percentage points over the lowest percentage of such stock owned during a three year testing period. Although a comprehensive evaluation has not yet been performed, it appears that on August 31, 1994 (Dunkirk merger) and May 16, 1996 (completion of IPO) such changes in ownership had occurred. As a result of such changes, it appears the Company's ability to utilize its net operating loss carryforwards generated by Dunkirk prior to August 31, 1994 (approximately $1.5 million) is limited by Section 382, and is further limited to the use of these loss carryforwards against future Dunkirk earnings only. In addition,

           CONVERSION TECHNOLOGIES INTERNATIONAL, INC. AND SUBSIDIARY

                                 JUNE 30, 1996
            (AMOUNTS AND DISCLOSURES INCLUDED FOR DECEMBER 31, 1996
                            AND 1995 ARE UNAUDITED)

8. INCOME TAXES (CONTINUED)
the consolidated losses incurred through the IPO date (approximately $8.2 million) may be limited to as low as approximately $1 million on an annual basis.

9. SUBSEQUENT EVENTS

    On August 26, 1996, the Company announced that they had entered into a Letter of Intent relating to a merger of Conversion Technologies International, Inc. and Octagon, Inc., a technical services firm providing radiological control and operations and maintenance services to nuclear utilities and the Departments of Energy and Defense. An Agreement and Plan of Reorganization relating to the merger was signed on November 18, 1996 by the Company, a newly-formed subsidiary of the Company and Octagon. Octagon Inc.'s revenue and net income was $24,991,505 and $28,500, respectively, for the year ended December 31, 1996.

    Under the terms of the proposed merger, the holders of Octagon Inc. common stock will receive one share of the Company's stock for every ten shares of Octagon Inc. common stock, and Octagon Inc. will become a wholly-owned subsidiary of the Company.

    Effective as of August 26, 1996 ("Effective Date"), the Company approved and adopted the 1996 Long-Term Employee Incentive Plan (the "Plan"). Under the Plan, payment of awards may be in cash or the common stock of the Company or a combination of both, at the option of the Company. The maximum number of shares of the Company's common stock available for awards under the Plan is 200,000, subject to adjustments as provided in the Plan. The Plan will terminate without further action of the board of directors on the tenth anniversary of the Effective Date. In October 1996, the Company issued a total of 90,000 shares to two officers of the Company under the Plan, which shares vest January 1, 1998.

    On September 20, 1996, December 11, 1996 and March 26, 1997, the Company advanced $250,000, $60,000 and $350,000, respectively, to Octagon Inc. under secured promissory notes. The notes are secured by a second lien on Octagon Inc.'s assets and interest is charged at 8.25%. The notes are due on demand on or after February 13, 1997.

    In April 1997, the Company received a letter from a placement agent with respect to its interest in acting as placement agent on a best efforts basis for a private placement of the Company's Preferred Stock. The private placement would consist of a minimum of 300,000 and a maximum of 500,000 shares of Preferred Stock (to be sold in units of 10,000 each) (plus an over-allotment option with respect to an additional 200,000 shares) at a stated par value of $10 per share. The Preferred Shares would be immediately convertible at the option of the holder into the Company's common stock based upon a specified price per share. Commencing 12 months from the final closing of the private placement, the holders of the Preferred Stock would be entitled to receive dividends, payable in cash or, at the option of the Company, in additional shares of Preferred Stock, at the rate of 10% per annum. The Preferred Stock would entitle the holder to the number of votes equal to the number of shares of the Company's common stock into which the Preferred Stock is convertible. In consideration for the private placement, the placement agent would receive a cash commission of 9% and a non-accountable expense allowance of 4% of the total proceeds. The placement agent would also receive warrants to purchase shares of the

           CONVERSION TECHNOLOGIES INTERNATIONAL, INC. AND SUBSIDIARY

                                 JUNE 30, 1996
            (AMOUNTS AND DISCLOSURES INCLUDED FOR DECEMBER 31, 1996
                            AND 1995 ARE UNAUDITED)

9. SUBSEQUENT EVENTS (CONTINUED)
Company's Preferred Stock equal to 10% of the total number of shares of Preferred Stock issued in the private placement at an exercise price equal to 110% of the offering price of such shares.


    The Company has been granted a deferral of all interest and principal payments due under its $8 million Solid Waste Disposal Facility Bonds (see Note
3) for the two-year period commencing March 1, 1997 through and including March 1, 1999; PROVIDED, HOWEVER, that all such interest and principal payments will be made from the Company's debt service reserve funds until such reserve funds are depleted. The total amount of deferred principal and interest payments is approximately $2,386,000, of which approximately $870,000 will be made from the Company's debt service reserve funds. Replenishment of the debt service reserve funds, plus repayment of all additional deferred interest will be due in 20 equal, consecutive quarterly installments commencing on June 1, 1999. Repayment of the deferred principal will be due on December 1, 2010. The continuing effect of such deferral is conditioned upon the consummation of the Octagon acquisition by June 30, 1997 and the completion of a private placement of at least $2 million by July 15, 1997 and of at least an additional $3 million by August 15, 1997. In addition, following consummation of the private placement, the Company will be subject to certain covenants, including minimum net worth and working capital covenants.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
Octagon, Inc. and Subsidiaries

    We have audited the accompanying consolidated balance sheet of Octagon, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Octagon, Inc. and Subsidiaries as of December 31, 1996 and the consolidated results of their operations and their cash flows each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          BDO Seidman, LLP
                                          Certified Public Accountants

Orlando, Florida
March 21, 1997

                         OCTAGON, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                                                     DECEMBER 31,
                                                                                                         1996
                                                                                                     -------------
                                                 ASSETS (NOTE 3)
Current assets:
  Cash.............................................................................................  $       2,098
  Accounts receivable, less allowance for doubtful accounts of $34,000 (Notes 1 and 3).............      4,545,038
  Unbilled accounts receivable.....................................................................        878,073
  Prepaid expenses and other.......................................................................        105,759
                                                                                                     -------------
      Total current assets.........................................................................      5,530,968
                                                                                                     -------------

Property and equipment, less accumulated depreciation of $355,991..................................        311,128
                                                                                                     -------------

Other assets:
  Goodwill, less accumulated amortization of $750,319..............................................        698,216
  Deferred merger costs............................................................................        178,790
  Noncompete agreements, less accumulated amortization of $18,417..................................          6,139
  Deposits and other...............................................................................         24,697
                                                                                                     -------------
                                                                                                           907,842
                                                                                                     -------------
      Total assets.................................................................................  $   6,749,938
                                                                                                     -------------
                                                                                                     -------------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Notes payable (Note 3)...........................................................................  $   2,950,605
  Accounts payable--trade..........................................................................        548,678
  Accrued salaries and payroll taxes...............................................................        379,481
  Accrued vacation leave...........................................................................        235,087
  Other accrued expenses...........................................................................        249,384
  Long-term debt--current portion (Note 4).........................................................        179,247
  Advance billings on uncompleted contracts........................................................        968,016
                                                                                                     -------------
      Total current liabilities....................................................................      5,510,498
                                                                                                     -------------
Long-term debt--noncurrent portion (Note 4)                                                                215,342
                                                                                                     -------------
      Total liabilities............................................................................      5,725,840
                                                                                                     -------------

Commitments and contingencies (Note 7)
Stockholders' Equity (Note 9)
  Common Stock, $.01 par value, 25,000,000 shares authorized, issued and outstanding 8,404,702.....         84,047
  Additional paid in capital.......................................................................     10,867,201
  Less stock subscriptions receivable..............................................................       (100,500)
  Accumulated deficit..............................................................................     (9,826,650)
                                                                                                     -------------
                                                                                                         1,024,098
                                                                                                     -------------
      Total Liabilities and Stockholders' Equity...................................................  $   6,749,938
                                                                                                     -------------
                                                                                                     -------------

   See accompanying summary of accounting policies and notes to consolidated financial statements.

                         OCTAGON, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                       YEARS ENDED DECEMBER 31,
                                                                                         1996           1995
                                                                                     -------------  -------------
Contract revenue...................................................................  $  24,991,505  $  28,779,075
Cost of revenue production
  Direct costs.....................................................................     19,637,004     21,796,720
  Indirect costs...................................................................      2,117,955      3,332,916
  Amortization of goodwill and noncompete agreements...............................        297,987        320,376
  Selling, general and administrative..............................................      2,619,699      3,720,757
                                                                                     -------------  -------------
                                                                                        24,672,645     29,170,769
                                                                                     -------------  -------------
      Income (loss) from operations................................................        318,860       (391,694)
Interest expense...................................................................       (512,987)      (448,546)
Other income (Note 10).............................................................         49,528        748,667
Other expenses (Note 10)...........................................................        -             (436,195)
                                                                                     -------------  -------------
                                                                                          (463,459)      (136,074)
                                                                                     -------------  -------------
Net loss before extraordinary item.................................................       (144,599)      (527,768)
                                                                                     -------------  -------------
Extraordinary item (Note 12).......................................................        173,099       --
                                                                                     -------------  -------------
Net income (loss)..................................................................  $      28,500  $    (527,768)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Income (loss) per common share:
  Before extraordinary item........................................................          (0.02)         (0.08)
  Extraordinary item...............................................................           0.02       --
                                                                                     -------------  -------------
      Net income (loss)............................................................       --                (0.08)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Weighted average shares outstanding................................................      7,503,679      6,602,833
                                                                                     -------------  -------------
                                                                                     -------------  -------------

   See accompanying summary of accounting policies and notes to consolidated financial statements.

                         OCTAGON, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                        COMMON STOCK
                                   ----------------------
                                                            ADDITIONAL      STOCK                                  TOTAL
                                    NUMBER OF      PAR       PAID-IN     SUBSCRIPTIONS TREASURY   ACCUMULATED   STOCKHOLDERS'
                                     SHARES       VALUE      CAPITAL      RECEIVABLE     STOCK      DEFICIT        EQUITY
                                   -----------  ---------  ------------  ------------  ---------  ------------  ------------
Balance at January 1, 1995.......   6,450,000   $  64,500  $ 10,058,073   $ (100,500)  $  --       $(9,327,382)  $  694,691
  Issuance of common stock.......      24,500         245          (245)      --          --           --            --
  Issuance of common stock
    warrants as settlement of
    litigation (Note 7)..........      --          --           560,000       --          --           --           560,000
  Acquisition of Allink (Note
    2)...........................      95,000         950       152,175       --          --           --           153,125
  Stock compensation (Note 7)....     400,000       4,000        24,000       --          --           --            28,000
  Net loss.......................      --          --           --            --          --         (527,768)     (527,768)
                                   -----------  ---------  ------------  ------------  ---------  ------------  ------------
Balance at December 31, 1995.....   6,969,500      69,695    10,794,003     (100,500)     --       (9,855,150)      908,048
  Issuance of common stock for
    exercise of stock options
    (Note 9).....................   1,600,000      16,000        96,000       --          --           --           112,000
  Issuance of common stock-
    settlement of accounts
    payable--trade (Note 9)......     133,868       1,339        86,211       --          --           --            87,550
  Treasury stock purchased.......      --          --           --            --        (112,000)      --          (112,000)
  Treasury stock retired.........    (298,666)     (2,987)     (109,013)      --         112,000       --            --
  Net income ....................      --          --           --            --          --           28,500        28,500
                                   -----------  ---------  ------------  ------------  ---------  ------------  ------------
Balance, December 31, 1996 ......   8,404,702   $  84,047  $ 10,867,201   $ (100,500)  $  --       $(9,826,650)  $1,024,098
                                   -----------  ---------  ------------  ------------  ---------  ------------  ------------
                                   -----------  ---------  ------------  ------------  ---------  ------------  ------------

   See accompanying summary of accounting policies and notes to consolidated financial statements.

                         OCTAGON, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                               YEARS ENDED
                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1996          1995
                                                                                        -------------  -----------
Cash flows from operating activities:
  Net income (loss)...................................................................  $      28,500   $(527,768)
  Adjustments to reconcile net income (loss) to net cash used for operating activities:
    Allowance for doubtful accounts...................................................         35,185     273,470
    Stock compensation................................................................       --            28,000
    Deferred rent.....................................................................       --           (64,740)
    Loss on abandonment of investment in Allink.......................................       --           153,125
    (Gain) Loss on disposal of fixed assets...........................................        (26,778)    137,065
    Depreciation .....................................................................        116,116     162,520
    Amortization......................................................................        297,987     295,820
    Write-off of notes receivable.....................................................         22,990      --
    Changes in assets and liabilities, net of effects of
      acquisition in 1995:
      Accounts receivable.............................................................     (1,307,948)  1,339,124
      Prepaid expenses and other......................................................         69,400      84,839
      Accounts payable................................................................       (507,545)   (813,470)
      Accrued salaries and payroll taxes..............................................        (26,972)   (554,031)
      Accrued vacation leave..........................................................         30,565     (22,297)
      Accrued other expenses..........................................................        (98,663)     --
      Income tax receivable...........................................................       --             6,139
      Advance billings on uncompleted contracts.......................................       (220,409)   (759,417)
                                                                                        -------------  -----------
Net cash used for operating activities................................................     (1,587,572)   (261,621)
Cash flows from investing activities:
  Decrease (increase) in notes receivable.............................................         62,704     (35,694)
  Release of deposit for injunction bond..............................................       --           500,000
  Proceeds from disposal of property and equipment....................................         93,416      45,953
  Purchase of property and equipment..................................................        (38,291)   (278,469)
  Loans to officers and stockholders..................................................       --            75,000
  Decrease (increase) in deposits.....................................................        (16,081)    109,817
                                                                                        -------------  -----------
Net cash provided by investing activities.............................................        101,748     416,607
Cash flows from financing activities:
  Net proceeds from notes payable.....................................................      1,556,470     340,023
  Payments on long-term debt..........................................................        (52,251)   (497,074)
  Increase in deferred merger costs...................................................       (178,790)     --
                                                                                        -------------  -----------

Net cash provided by (used for) financing activities..................................      1,325,429    (157,051)
                                                                                        -------------  -----------
Net decrease in cash..................................................................       (160,395)     (2,065)
Cash, beginning of year...............................................................        162,493     164,558
                                                                                        -------------  -----------
Cash, end of year.....................................................................  $       2,098   $ 162,493
                                                                                        -------------  -----------
                                                                                        -------------  -----------

   See accompanying summary of accounting policies and notes to consolidated financial statements.

                         OCTAGON, INC. AND SUBSIDIARIES

                         SUMMARY OF ACCOUNTING POLICIES

Principles of                  The accompanying consolidated financial statements include
  Consolidation..............  the accounts of Octagon, Inc. and its wholly-owned subsidiaries ("the Company"). All significant intercompany accounts and transactions are eliminated in consolidation.

Business.....................  During 1995, the Company completed a reorganization of its business operations, focusing its efforts as a supplier of technical support services and proprietary technology in the field of regulatory compliance, outsourcing and project
                               management. These services are currently directed towards
                               supporting client compliance in a cross section of
                               environmental, nuclear, health and process safety
                               regulations, as well as providing staff augmentation,
                               consulting, outsourcing and project management services.

                               On November 18, 1996, the Company entered into a merger
                               agreement, subject to certain conditions with Conversion
                               Technologies International, Inc. (Conversion). Pursuant to
                               the merger agreement each issued and outstanding share of
                               the Company's common stock will be converted into 0.10 (one tenth) of a share of Conversion's common stock, resulting in the Company continuing as a surviving corporation as a
                               wholly-owned subsidiary of Conversion. The merger agreement may be terminated if the merger has not been consummated by
                               June 30, 1997 or by other conditions set forth in the
                               agreement.

Recognition of Revenue.......  The Company, which operates under the trade names "Octagon"
                               and "Power Systems Energy Services" (PSESI), recognizes
                               revenue under cost-type and fixed-price contracts with the
                               United States government and commercial customers using the percentage-of-completion method whereby progress towards
                               completion is measured based on a ratio of total costs
                               incurred compared with total expected contract costs.
                               Periodically, total expected contract costs are reviewed,
                               and revenue accrual rates are revised as necessary. The
                               Company recognizes the full income effect of such changes in the accounting periods in which the changes are determined.
                               Estimated losses on all contracts are recorded in full when identified.

                               The Company also performs services under cost-type and
                               fixed-price per unit of service contracts. Revenue on
                               cost-type contracts is recognized by adding direct costs
                               consisting principally of labor to indirect costs associated with the contract and negotiated profit. Revenue on
                               fixed-price per unit contracts is computed by applying
                               negotiated billing rates to hours worked or tasks completed on the contract. Estimated losses on all contracts are
                               recorded in full when identified.

                         OCTAGON, INC. AND SUBSIDIARIES

                               Revenue from contracts with the United States government
                               comprised approximately 33% and 35% of revenue in 1996 and
                               1995, respectively. Revenue from export sales is not
                               material. Approximately 41%, of revenue was derived from one customer in 1996 and approximately 26%, 18% and 10% of
                               revenue was derived from three customers in 1995, other than the U.S. government.

                               Advance billings on uncompleted contracts in the
                               accompanying balance sheets represent amounts due to United
                               States government agencies. Such amounts arise from billings on contracts exceeding amounts recognized as revenue.

                               Indirect costs associated with revenue in the accompanying statement of operations represent operational overhead costs allocable to more than one contract.

Property and Equipment.......  Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally on a
                               straight-line basis (over five to seven years) for financial reporting purposes.

Intangible Assets............  Goodwill reported in the accompanying balance sheet arose from the acquisition of Executive Resource Associates
                               ("ERA"), the Company's predecessor, in September 1993 and
                               from the acquisition of PSESI in 1994 and represents the
                               amount by which the cost of the businesses purchased
                               exceeded the fair value of the net assets acquired. Goodwill is being amortized under the straight-line method over
                               periods ranging from five to 20 years. Management
                               continually monitors the realizability of goodwill by
                               comparing current and estimated future earnings from
                               acquired businesses to the carrying value of the goodwill in relation to the estimated useful lives used in computing
                               annual amortization.

                               The costs of noncompete agreements are amortized over the
                               life of the agreements (two to three years) on a
                               straight-line basis.

Concentration of Credit        All of Octagon's accounts receivable represent amounts due
  Risk.......................  directly from United States government customers under prime contracts or subcontracts with prime contractors to the U.S.
                               government. A substantial portion of PSESI's accounts
                               receivable (55% of total accounts receivable at December 31,
                               1996) are concentrated within the major utilities located in the United States and with a major multinational
                               corporation. Consequently, management believes credit risk is insignificant. In addition, for instances where
                               collection of accounts receivable appears doubtful,
                               management believes allowances for doubtful accounts are
                               adequate to absorb estimated losses as of December 31, 1996.

                         OCTAGON, INC. AND SUBSIDIARIES

Taxes on Income..............  The Company accounts for income taxes in accordance with
                               Statement of Financial Accounting Standards No. 109,
                               "Accounting for Income Taxes" ("SFAS 109"), which requires recognition of estimated income taxes payable or refundable on income tax returns for the current year and for the
                               estimated future tax effect attributable to temporary
                               differences and carryforwards. Measurement of deferred
                               income tax is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being
                               reduced by available tax benefits not expected to be
                               realized.

Earnings per Share...........  Earnings per share is based on the weighted average number of shares and, if dilutive, common equivalent shares
                               outstanding during the year. Stock options and warrants
                               outstanding were not considered in the computation since the effect of their inclusion would be antidilutive.

Fair Value of Financial
  Instruments................  Statement of Financial Accounting Standards No. 107,
                               "Disclosures about Fair Value of Financial Instruments,"
                               requires disclosure of fair value information about
                               financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent
                               information available to management as of December 31, 1996.

                               The respective carrying value of certain on-balance-sheet
                               financial instruments approximated their fair values. These financial instruments include cash, trade receivables,
                               accounts payable, accrued expenses and advanced billings on uncompleted contracts. Fair values were assumed to
                               approximate carrying values for these financial instruments since they are short term in nature and their carrying
                               amounts approximate fair values or they are receivable or
                               payable on demand. The fair value of the Company's long-term debt is estimated based upon the quoted market prices for
                               the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

Use of Estimates.............  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of
                               contingent assets and liabilities, including litigation (see
                               Note 7) at the date of the financial statements and the
                               reported amounts of revenues and expenses during the
                               reporting period. Actual results could differ from those
                               estimates.

Reclassification               Certain items in the 1995 financial statement have been
                               reclassified to conform to 1996 presentation.

                         OCTAGON, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

1. ACCOUNTS RECEIVABLE

    Unbilled accounts receivable can be invoiced upon attaining respective milestones under certain fixed-price contracts and upon completion of federal government overhead audits for various projects and cost-type contracts. Management anticipates unbilled amounts as of December 31, 1996 will be billed and collected in 1997 and thereafter. Such amounts have been classified as current assets in accordance with industry practice. Certain of the Company's billed accounts receivable are assigned as collateral for borrowings under a bank line of credit (see Note 3).

2. ACQUISITIONS

    In January 1995, the Company acquired all of the outstanding common stock of Allink Network Management Company ("Allink") and its parent holding company, Spiratek, Inc. The Company accounted for the transaction as a purchase. In connection with the acquisition, the Company issued 95,000 shares of common stock (see Note 9), promissory notes of $30,000 and granted stock options to purchase 30,000 shares of Company common stock. The Company subsequently abandoned its investment in Allink and deconsolidated the assets, liabilities and operations of the subsidiary on its financial statements. As a result, the Company wrote off its investment in Allink and all related liabilities incurred in connection with the acquisition. The loss resulting from the abandonment of the investment was not material to the Company's financial statements. The financial position and results of operations of Allink for the year ended December 31, 1995 were not material to the Company's consolidated financial statements. The Company has no additional material contingent liabilities related to Allink.

3. NOTES PAYABLE

    The Company has a credit facility agreement with Foothill Capital Corporation which allows the Company to borrow the lesser of $5,000,000 or 50% of certain accounts receivable at 3% over prime rate. The credit agreement is collateralized by substantially all of the Company's assets and matures February 27, 1998. Interest payments on the note are due monthly. The balance at December 31, 1996 under this agreement was $2,640,605.

    During 1996, the Company issued notes payable to Conversion Technologies International, Inc. for $310,000. The note bears interest at 8.25% and is payable upon demand on or after February 13, 1997. The notes are collateralized primarily by property and equipment.

                         OCTAGON, INC. AND SUBSIDIARIES

4. LONG-TERM DEBT

    Long-term debt consists of the following:

Unsecured note payable bearing interest at 7.5%, principal and interest of $6,847 due monthly through January, 2000.............  $ 208,533

Various unsecured notes payable bearing interest at 7%, principal
 and interest of $2,844 due monthly through January, 2000.........     92,120

Unsecured note payable for litigation settlement (see Note 7),
 bearing interest at 10%, currently due...........................     45,000

Unsecured note payable, bearing interest at 7%, principal and
 interest due August 1997.........................................     35,000

Other note payable for equipment purchase.........................     13,936
                                                                    ---------

                                                                      394,589

Less current maturities...........................................    179,247
                                                                    ---------

Total long-term debt..............................................  $ 215,342
                                                                    ---------
                                                                    ---------

    The aggregate amount of long-term debt maturing in future years is as follows as of December 31, 1996:

Year Ended:
1997.............................................................  $ 179,247
1998.............................................................    106,715
1999.............................................................    107,568
2000.............................................................      1,059
                                                                   ---------
    Total........................................................  $ 394,589
                                                                   ---------
                                                                   ---------

5. RELATED PARTIES

    During the year ended December 31, 1995, the Company paid $208,960 to an attorney who was a director of the Company for legal services rendered.

6. TAXES ON INCOME

    The components of deferred income tax assets and liabilities consist of the following as of December 31, 1996:

Deferred income tax assets:
  Net operating loss carryforwards..............................  $2,948,000
  Accruals......................................................     331,000
  Amortization..................................................     127,000
  Merger costs..................................................      67,000
  Bad debts.....................................................      13,000
  Other.........................................................       6,000
                                                                  ----------
Gross deferred income tax assets................................   3,492,000
                                                                  ----------

                         OCTAGON, INC. AND SUBSIDIARIES

6. TAXES ON INCOME (CONTINUED)

Deferred income tax liabilities:
  Unbilled revenue..............................................    (330,000)
  Depreciation..................................................     (31,000)
                                                                  ----------
Gross deferred income tax liabilities...........................    (361,000)
                                                                  ----------
Total net deferred income tax assets............................   3,131,000
Valuation allowance.............................................  (3,131,000)
                                                                  ----------
                                                                  $   --
                                                                  ----------
                                                                  ----------

    The change in the valuation allowance for deferred tax assets was a decrease of $713,000 during 1995.

    The following summary reconciles differences from taxes at the federal statutory rate with the effective rate:

Year Ended December 31,:                                        1996       1995
Federal income taxes at statutory rates.....................       34.0%     (34.0%)
Utilization of unused net operating loss carryforwards......      (19.0)    --
Other.......................................................      (15.0)    --
Losses without tax benefits.................................     --           34.0%
                                                              ---------  ---------
Income taxes at effective rates                                  --         --
                                                              ---------  ---------
                                                              ---------  ---------

    The Company has a net operating loss carryforward expiring in 2010 of approximately $6,899,000 as of December 31, 1996 available to offset taxable income. In the event of a change in control of the Company as defined by the Internal Revenue Code, use of net operating losses could be limited in the future.

    The tax benefit of these losses of approximately $2,948,000 has been offset by a valuation allowance due to it being more likely than not that the deferred tax assets will not be realized.

7. COMMITMENTS AND CONTINGENCIES

LEASES

    The Company leases its current office facilities, certain office equipment and certain data processing equipment and vehicles under long-term, noncancelable lease agreements expiring at various times through 1999. Rental expense was approximately $303,000 and $473,000 for the years ended December 31, 1996 and 1995, respectively.

    The Company's minimum future annual rental commitments under the leases are as follows:

Year ended December 31,
1997..............................................................  $ 128,000
1998..............................................................     87,000
1999..............................................................      2,000
                                                                    ---------
                                                                    $ 217,000
                                                                    ---------
                                                                    ---------

EMPLOYMENT AGREEMENTS

    The Company has entered into various employment agreements with certain officers and directors of the Company which require salary commitments totaling $450,000 during the year ending December 31,

                         OCTAGON, INC. AND SUBSIDIARIES

7. COMMITMENTS AND CONTINGENCIES (CONTINUED)
1997. In addition, upon execution of the agreements, two of the officers were awarded 200,000 shares of common stock each (see Note. 9).

CONTRACT COSTS AND SALES TAX AUDIT

    Audits of the Company's costs charged to government contracts have been completed by the Defense Contract Audit Agency (DCAA) through December 31, 1994. Revenue of approximately $1,742,000 resulting from the audits was reflected in the Company's results of operations for the year ended December 31, 1996. Subsequent years are subject to DCAA audit. The Company believes that any audit adjustments for the periods subsequent to December 31, 1994 would not have a material adverse effect on the financial position or results of operations of the Company.

    The State of Virginia has issued a sales tax deficiency notice for the period January 1992 through December 1994. The Company plans to protest any proposed assessments for deficiencies and believes that any adjustments which may result from this examination will not have a material effect on the Company's financial position or results of operations. The Company accrued $60,000 for the deficiency during 1996.

SELF-INSURANCE

    Until September 30, 1996, the Company maintained a self-insurance program for that portion of health care costs not covered by insurance. The Company was liable for claims up to $50,000 per employee annually. Liabilities under the plan were satisfied at December 31, 1996.

LITIGATION:

    SECURITIES AND EXCHANGE COMMISSION INVESTIGATION

    On September 30, 1996, the Company agreed with an Administrative Proceeding from the Securities and Exchange Commission (SEC) instituting a cease and desist proceeding pursuant to Section 21c of the Securities Act of 1934. In agreeing, the Company neither admitted nor denied noncompliance with certain disclosure provisions of section 21c of the Securities Act of 1934 and agreed to remain in compliance with these regulations in the future.

    This Administrative Proceeding was the result of the U.S. Securities and Exchange Commission, on September 1, 1994, entering a Formal Order of Investigation directing its staff to determine whether certain acts and practices relating to the Company violated certain anti-fraud and corporate reporting provisions of federal securities laws. The SEC alleged violations of reporting requirements and violations which address related party transactions and the timeliness of the disclosure of the MacKenzie agreement (discussed below). The acts and practices appeared to have related to the Company's first and second quarter reports of Form 10Q of 1994.

    There was no financial impact as a result of the conclusion of this investigation.

    ACQUISITION OF PSESI

    The Company is a co-defendant in litigation involving the purchase of PSESI, a wholly-owned subsidiary which currently represents 67% of the Company's revenues. The plaintiff asserted the seller breached a contract to sell PSESI to the plaintiff, which contract pre-existed the Company's purchase agreement. The Company believes it has valid defenses which includes the seller's representation at closing

                         OCTAGON, INC. AND SUBSIDIARIES

7. COMMITMENTS AND CONTINGENCIES (CONTINUED) that the PSESI stock was free of any claims against it. The seller further indemnified the Company for any claims made as a result of any misrepresentations.

    On January 23, 1997, the Company received a summary judgment in its favor. This judgment may be subject to appeal. Accordingly, the Company believes that it will not have any ultimate liability in this matter.

    OCTAGON, INC. VERSUS JAMES MACKENZIE INTERNATIONAL TRADING PLC. JAMES KHAN
     AND THE
     KHAN FAMILY TRUST

    During 1995, the Company was awarded a summary judgment in its legal proceedings that were initiated in 1994 in the United Kingdom and Virginia against James MacKenzie International Trading PLC ("MacKenzie"), a London-based company, and its managing director, James Khan. Earlier, the Company had entered into an agreement with MacKenzie to deliver telecommunications products to a third party. The Company provided MacKenzie a cash deposit of $1,265,000 in lieu of the issuance of a performance bond. Such payment was to be applied by MacKenzie exclusively for obtaining a letter of credit required by the agreement.

    During 1994, MacKenzie breached the agreement, and the Company recorded a charge against earnings of $1,265,000 to fully reserve for the deposit. The Company also paid $500,000 as collateral for an injunction bond.

    In addition to the summary judgment, the defendants were ordered to defend themselves upon the condition that they deposit into the Court by May 3, 1995 the sum of $1,315,600, which they failed to comply with. The Company was awarded a judgment for $1,265,000 plus damages, of which approximately $410,000 was received during the year. In addition, the collateral posted for the injunction bond of $500,000 was returned to the Company. The Company intends to continue its efforts to recover the remainder of the judgment. However, the outcome of this recovery effort is uncertain at this time.

    CLASS ACTION LITIGATION

    On February 17, 1995, the Company settled a class action suit that was brought against the Company and two officers in 1994, alleging violations of the Securities Exchange Act of 1934 and claiming the Company and its officers misled investors regarding events surrounding a contract with MacKenzie to deliver telecommunications products to a third party. The Company believes the claims made were without merit but concluded it was in its best interest to settle the matter to avoid expenses and risks of continued litigation. Under the terms of the settlement, an insurance company which had provided liability coverage for officers and directors paid $1,050,000 to the class of shareholders represented in the suit. The Company paid $50,000 in cash and issued a promissory note for $90,000 (see Note 4). The Company also issued $1,100,000 Class A warrants for the purchase of Octagon stock under the terms of the settlement in complete satisfaction of its remaining $560,000 obligation (see Note 9). In addition, during 1995, the Company received $230,000 representing the reimbursement of various professional fees incurred during the litigation.

    LITIGATION WITH FORMER OFFICER

    In January 1996, the Company settled a suit brought by a former officer and director who commenced litigation in March 1995 against the Company and an officer alleging, among other things, that the employment of the former officer and director was not properly terminated for cause and defamation. The complaint sought damages of approximately $1,650,000 with respect to employment agreement claims,

                         OCTAGON, INC. AND SUBSIDIARIES

7. COMMITMENTS AND CONTINGENCIES (CONTINUED)
$10,000,000 of compensatory damages and $350,000 of punitive damages with respect to his defamation claim. The suit was settled in January 1996 for approximately $103,000, which included a payment to the officer of approximately $40,000.

8. RETIREMENT PLAN

    The Company has established two 401(k) defined contribution plans covering substantially all employees meeting certain minimum age and service requirements. The Company matches certain percentages of employees' contributions to the plans as determined by the Board of Directors. Employer contributions and administrative costs of the plans were approximately $148,000 and $150,000, for the years ended December 31, 1996 and 1995, respectively.

9. STOCKHOLDER'S EQUITY

    At December 31, 1996 the Company has a 1995 long-term incentive stock option plan, has issued non-plan options and has 4,550,000 common stock warrants outstanding. The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for the options and warrants. Under APB Opinion 25, if options and warrants are granted or extended at exercise prices less than fair market value, compensation expense is recorded for the differences between the grant price and the fair market value. Warrants issued to persons other than employees are recorded at fair value as determined by the Black-Scholes or comparable method and compensation expense is recorded if applicable.

    Under the Company's 1995 long-term incentive stock plan (the "Plan"), a maximum of 3,500,000 option shares of the Company's common stock may be granted with exercise prices equal to the fair market value of the stock at the date of grant.

    In addition, the plan provides for the granting of stock appreciation rights and other performance awards subject to certain conditions and limitations. No stock appreciation rights or performance awards have been granted under the plan. The plan shall terminate without further action of the Board during November 2005.

    Statement of Financial Accounting Standards No. 123 (FAS 123) "Accounting for Stock-Based Compensation," requires the Company to provide pro forma information regarding net income and earnings per share as if compensation cost for the Company's stock options and warrants had been determined in accordance with the fair value based method prescribed in FAS 123. The Company estimates the fair value of each stock option and warrant at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: no dividend yield, volatility of 110% and 154%, risk-free interest rates ranging from 5.2% to 6.6% and 5.5% to 7.5% and expected lives ranging from one to five years.

                         OCTAGON, INC. AND SUBSIDIARIES

9. STOCKHOLDER'S EQUITY (CONTINUED)
    Under the accounting provisions of FAS 123, the Company's net income (loss) and earnings (loss) per share would have been changed to the pro forma amounts indicated below.

                                                                          1996        1995
                                                                       ----------  -----------
Net Income (Loss)
  As Reported........................................................  $   28,500  $  (527,768)
  Pro Forma..........................................................     (83,795)    (807,068)
Earnings (Loss) per Share
  As Reported........................................................     $--           $(0.08)
  Pro Forma..........................................................       (0.01)       (0.12)

    Changes in options outstanding are summarized as follows:

                                                                                       WEIGHTED
                                                                       WEIGHTED      AVERAGE FAIR
                                                                        AVERAGE        VALUE OF
                                                                    EXERCISE PRICE      OPTIONS
                                                         SHARES       (PER SHARE)       GRANTED
                                                      ------------  ---------------  -------------
Balance, December 31, 1994..........................       --          $  --           $  --
Granted-equal to market value.......................     1,600,000           .07             .03
Granted-above market value..........................        30,000          2.00             .71
                                                      ------------         -----             ---

Balance December 31, 1995...........................     1,630,000     $     .74       $  --
Granted-equal to market value.......................       546,000           .25             .23
Exercised...........................................    (1,600,000)          .07          --
Forfeited...........................................       (79,500)          .25          --

Balance, December 31, 1996..........................       496,500     $     .84       $  --

    During 1995, options were granted to two company officers to purchase 1,600,000 shares of common stock. The original vesting plan for these options called for 533,333 options to vest each year after the grant date beginning March 31, 1996. In August, 1996 the Board of Directors accelerated the vesting period for the balance of the options and agreed to accept shares of Company common stock owned by the officers as payment of the exercise price of the options. The pro forma disclosures reflect the effect of the acceleration of the vesting of the options. In August, 1996 the officers exercised the 1,600,000 options by exchanging 298,666 shares of Company common stock held by them in excess of six months. The number of shares exchanged for the exercisable price was based on the market value of the common stock at the exercise date and were recorded as treasury stock. Immediately subsequent to the option exercise, the Board of Directors agreed to retire the treasury shares.

    Changes in warrants outstanding are summarized as follows:

                                                                                       WEIGHTED
                                                                       WEIGHTED      AVERAGE FAIR
                                                                        AVERAGE        VALUE OF
                                                                    EXERCISE PRICE     WARRANTS
                                                         SHARES       (PER SHARE)       GRANTED
                                                      ------------  ---------------  -------------
Balance, December 31, 1994..........................     3,450,000     $    4.00       $  --
Granted-above market value..........................     1,100,000          4.00             .70
                                                      ------------         -----             ---

Balance, December 31, 1995 and 1996.................     4,550,000     $    4.00       $  --
                                                      ------------         -----             ---
                                                      ------------         -----             ---

                         OCTAGON, INC. AND SUBSIDIARIES

9. STOCKHOLDER'S EQUITY (CONTINUED)
    At December 31, 1996, all outstanding warrants and a total of 128,834 of the outstanding options were exercisable with a weighted-average exercise price of $1.49.

    The following table summarizes information about fixed stock options and warrants at December 31, 1996:

                               WEIGHTED
                   NUMBER       AVERAGE     WEIGHTED       NUMBER      WEIGHTED
                OUTSTANDING    REMAINING     AVERAGE     EXERCIABLE     AVERAGE
                AT DECEMBER   CONTRACTUAL   EXERCISE    AT DECEMBER    EXERCISE
EXERCISE PRICE    31,1996        LIFE         PRICE       31, 1996       PRICE
--------------  ------------  -----------  -----------  ------------  -----------
$    0.25-0.27      466,500    9.3 years    $    0.25        98,834    $    0.25
$         2.00       30,000     .1 years    $    2.00        30,000    $    2.00
$         4.00    4,550,000    3.2 years    $    4.00     4,550,000    $    4.00
             ~    5,046,500                               4,678,834

COMMON STOCK WARRANTS ISSUED-LITIGATION

    In connection with the settlement of the class action litigation (see Note
7), the Company agreed to issue 1,100,000 warrants to purchase common stock. The warrants expire February 28, 2000 and carry an exercise price of $4.00 per share. The warrants are redeemable upon certain conditions.

COMMON STOCK AND OPTIONS ISSUED--ACQUISITIONS

    In connection with the acquisition of Allink (see Note 2), the Company issued 95,000 shares of common stock and granted options to purchase 30,000 shares of common stock at $2 per share. The options expire January 18, 1997.

COMMON STOCK ISSUED--COMPENSATION

    In connection with certain employment agreements and the long-term incentive plan, the Company awarded 400,000 shares of common stock (see Note 7). Compensation expense was recorded related to such awards based on the trading price of the Company's stock at that date ($0.07 per share).

    During 1994, the Company awarded 24,500 shares of common stock to four former employees of the Company. The shares were issued during 1995, and as a result, $245 was reclassified from additional paid-in capital to common stock.

COMMON STOCK ISSUED--ACCOUNTS PAYABLE TRADE SETTLEMENT

    During 1996, the Company issued 133,868 shares of common stock in settlement of accounts payable trade amounting to $87,550.

SHARES RESERVED

    At December 31, 1996, the Company has reserved common stock for the following purposes:

Employee stock option plan.......................................................  1,500,000
Non-plan stock options...........................................................     30,000
Stock warrants...................................................................  4,550,000
                                                                                   ---------
Total shares reserved............................................................  6,080,000
                                                                                   ---------
                                                                                   ---------

                         OCTAGON, INC. AND SUBSIDIARIES

10. OTHER INCOME AND EXPENSES

    For the years ended December 31, 1996 and 1995, other income and expenses were comprised of the following:

                                                                           1996        1995
                                                                        ----------  ----------
OTHER INCOME
Collection of MacKenzie judgment......................................  $   --      $  410,321
Reimbursement of professional fees....................................      --         230,000
Other.................................................................      49,528     108,346
                                                                        ----------  ----------
  Total...............................................................  $   49,528  $  748,667
                                                                        ----------  ----------
                                                                        ----------  ----------

OTHER EXPENSES
                                                            1996       1995
                                                          ---------  ---------
Settlement of litigation with former officer............  $      --  $ 103,455
Abandonment of investment in Allink.....................         --    145,156
Other...................................................         --    187,584
                                                          ---------  ---------
  Total.................................................  $      --  $ 436,195
                                                          ---------  ---------
                                                          ---------  ---------

11. SUPPLEMENTAL CASH FLOW INFORMATION

    Year Ended December 31,

                                                                           1996        1995
                                                                        ----------  ----------
CASH PAID FOR INTEREST:...............................................  $  496,787  $  417,321

NON CASH FINANCING AND INVESTING ACTIVITIES:
Issuance of notes payable to settle accounts payable-trade............  $  335,651  $       --
Issuance of common stock to settle accounts payable-trade.............      87,550          --
Sale of equipment through acceptance of note receivable...............          --  $   50,000
Issuance of common stock warrants to settle litigation................      --         560,000
Issuance of notes payable to settle litigation........................      --          90,000
Issuance of common stock in connection with acquisition of Allink.....      --         153,125

12. EXTRAORDINARY ITEM

    During 1996, the Company initiated various settlements with certain of its vendors. The settlements resulted in the vendors forgiving $173,099 of accounts payable-trade outstanding as of December 31, 1995. In addition, several vendors agreed to convert $335,652 of their accounts payable-trade balances into interest bearing notes payable.

                                                                       EXHIBIT A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  DATED AS OF
                               NOVEMBER 18, 1996,
                                  AS AMENDED,

                                     AMONG

                            CONVERSION TECHNOLOGIES
                              INTERNATIONAL, INC.,

                              CTI ACQSUB-II, INC.

                                      AND

                                 OCTAGON, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                 ---------
ARTICLE I                     GENERAL..........................................................................        A-1
                   1.1.       The Merger.......................................................................        A-1
                   1.2.       The Effective Time of the Merger.................................................        A-1
                   1.3.       Effect of Merger.................................................................        A-1
                   1.4.       Charter and By-Laws of Surviving Corporation.....................................        A-1
                   1.5.       Taking of Necessary Action.......................................................        A-2
                   1.6.       Tax-Free Reorganization..........................................................        A-2
                   1.7.       Closing..........................................................................        A-2
ARTICLE II                    EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                              EXCHANGE OF CERTIFICATES.........................................................
                                                                                                                       A-2
                   2.1.       Effect on Capital Stock..........................................................        A-2
                              (a)        Capital Stock of Acquisition Sub......................................        A-2
                              (b)        Cancellation of Certain Shares of Company Common Stock................        A-2
                              (c)        Exchange Ratio for Company Common Stock...............................        A-2
                              (d)        Shares of Dissenting Stockholders.....................................        A-2
                              (e)        Adjustments for Capital Changes.......................................        A-3
                   2.2.       Escrow Deposit; Exchange of Certificates.........................................        A-3
                              (a)        Procedure for Exchange................................................        A-3
                              (b)        Distributions with Respect to Unsurrendered Certificates..............        A-3
                              (c)        No Further Ownership Rights in Company Common Stock...................        A-4
                              (d)        No Issuance of Fractional Shares......................................        A-4
                              (e)        Termination of Exchange Fund and Common Shares Trust..................        A-5
                              (f)        No Liability..........................................................        A-5
                   2.3.       Company Options..................................................................        A-5
                   2.4.       Company Warrants.................................................................        A-5
ARTICLE III                   REPRESENTATIONS AND WARRANTIES...................................................        A-6
                   3.1.       Representations and Warranties of the Company....................................        A-6
                              (a)        Organization; Good Standing; Qualification and Power..................        A-6
                              (b)        Equity Investments....................................................        A-6
                              (c)        Capital Stock; Securities.............................................        A-6
                              (d)        Authority; No Consents................................................        A-7
                              (e)        Financial Information.................................................        A-7
                              (f)        Absence of Undisclosed Liabilities....................................        A-8
                              (g)        Absence of Changes....................................................        A-8
                              (h)        Tax Matters...........................................................        A-9
                              (i)        Title to Assets, Properties and Rights and Related Matters............       A-10
                              (j)        Real Property-Owned or Leased.........................................       A-10
                              (k)        Intellectual Property.................................................       A-10
                              (l)        Agreements, Etc.......................................................       A-10
                              (m)        No Defaults, Etc......................................................       A-11
                              (n)        Litigation, Etc.......................................................       A-11
                              (o)        Compliance; Governmental Authorizations...............................       A-11
                              (p)        Labor Relations; Employees............................................       A-12
                              (q)        Employee Benefit Plans and Contracts..................................       A-12
                              (r)        Certain Agreements....................................................       A-13
                              (s)        Insurance.............................................................       A-13

                                                                                                                   PAGE
                                                                                                                 ---------
                              (t)        Brokers...............................................................       A-14
                              (u)        Related Transactions..................................................       A-14
                              (v)        Board Approval........................................................       A-14
                              (w)        Vote Required.........................................................       A-14
                              (x)        Information Supplied..................................................       A-14
                              (y)        Company Not an Interested Stockholder.................................       A-14
                              (z)        Disclosure............................................................       A-14
                              (aa)       Knowledge Definition..................................................       A-15
                              (ab)       Company Reference Includes Company Subs...............................       A-15
                   3.2.       Representations and Warranties of Parent and Acquisition Sub.....................       A-15
                              (a)        Organization; Good Standing; Qualification and Power..................       A-15
                              (b)        Capital Stock.........................................................       A-15
                              (c)        Equity Investments....................................................       A-15
                              (d)        Authority.............................................................       A-15
                              (e)        SEC Documents.........................................................       A-16
                              (f)        Financial Statements..................................................       A-16
                              (g)        Absence of Undisclosed Liabilities....................................       A-17
                              (h)        Absence of Changes....................................................       A-17
                              (i)        Title to Assets, Properties and Rights and Related Matters............       A-17
                              (j)        Intellectual Property.................................................       A-17
                              (k)        Brokers...............................................................       A-18
                              (l)        Information Supplied..................................................       A-18
                              (m)        No Defaults, Etc......................................................       A-18
                              (n)        Litigation, Etc.......................................................       A-18
                              (o)        Compliance; Governmental Authorizations...............................       A-18
                              (p)        Insurance.............................................................       A-18
                              (q)        Disclosure............................................................       A-19
                              (r)        Knowledge Definition..................................................       A-19
                              (s)        Parent Reference Includes Dunkirk.....................................       A-19
ARTICLE IV                    RELATED AGREEMENTS...............................................................       A-19
                   4.1        Voting Agreements................................................................       A-19
                   4.2        Affiliate Agreements.............................................................       A-19
ARTICLE V                     CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME; ADDITIONAL AGREEMENTS..........
                                                                                                                      A-20
                   5.1.       Access to Records and Properties of Each Party; Confidentiality..................       A-20
                   5.2.       Operation of Business of the Company.............................................       A-20
                   5.3.       Operation of Business of Parent..................................................       A-20
                   5.4.       Negotiation With Others..........................................................       A-20
                   5.5.       Dissenting Stockholders..........................................................       A-21
                   5.6.       Preparation of S-4; Other Filings................................................       A-21
                   5.7.       Advice of Changes................................................................       A-22
                   5.8.       Letter of the Company's Accountants..............................................       A-22
                   5.9.       Letter of Parent's Accountants...................................................       A-22
                   5.10.      Stockholders' Approval...........................................................       A-22
                   5.11.      Legal Conditions to Merger.......................................................       A-23
                   5.12.      Consents.........................................................................       A-23
                   5.13.      Efforts to Consummate............................................................       A-23
                   5.14.      Notice of Prospective Breach.....................................................       A-23
                   5.15.      Public Announcements.............................................................       A-23
                   5.16.      Affiliates.......................................................................       A-23

                                                                                                                   PAGE
                                                                                                                 ---------
ARTICLE VI                    CONDITIONS PRECEDENT.............................................................       A-24
                   6.1.       Conditions to Each Party's Obligations...........................................       A-24
                              (a)        Stockholder Approval; Agreement of Merger.............................       A-24
                              (b)        Approvals.............................................................       A-24
                              (c)        Legal Action..........................................................       A-24
                              (d)        S-4...................................................................       A-24
                              (e)        Legislation...........................................................       A-24
                   6.2.       Conditions to Obligations of Parent and Acquisition Sub..........................       A-24
                              (a)        Representations and Warranties........................................       A-24
                              (b)        Performance of Obligations of the Company.............................       A-24
                              (c)        Authorization of Merger...............................................       A-24
                              (d)        Opinion of the Company's Counsel......................................       A-24
                              (e)        Acceptance by Counsel to Parent and Acquisition Sub...................       A-25
                              (f)        Consents and Approvals................................................       A-25
                              (g)        Government Consents, Authorizations, Etc..............................       A-25
                              (h)        Related Agreements....................................................       A-25
                              (i)        Dissenters............................................................       A-25
                              (j)        Employment Agreements.................................................       A-25
                              (k)        Releases..............................................................       A-25
                              (l)        Amendment to Koinis Employment Agreement..............................       A-25
                              (m)        Amendment to Octagon Charter..........................................       A-25
                              (n)        Fairness Opinion......................................................       A-25
                              (o)        D&O Insurance.........................................................       A-25
                              (p)        NMC...................................................................       A-25
                   6.3.       Conditions to Obligations of the Company.........................................       A-25
                              (a)        Representations and Warranties........................................       A-26
                              (b)        Performance of Obligations of Parent and Acquisition Sub..............       A-26
                              (c)        Authorization of Merger...............................................       A-26
                              (d)        Opinion of Counsel to Parent and Acquisition Sub......................       A-26
                              (e)        Tax Opinion...........................................................       A-26
                              (f)        Acceptance by Counsel to the Company..................................       A-26
                              (g)        Government Consents, Authorizations, Etc..............................       A-26
                              (h)        Payment of Expenses...................................................       A-26
                              (i)        Appointment of Directors..............................................       A-26
                              (j)        Fairness Opinion......................................................       A-26
ARTICLE VII                   RELATED TRANSACTIONS TO BE EFFECTED AT THE CLOSING...............................
                                                                                                                      A-27
                   7.1.       Payment of Certain Fees and Expenses.............................................       A-27
                   7.2.       Bridge Indebtedness..............................................................       A-27
ARTICLE VIII                  TERMINATION; AMENDMENT, MODIFICATION AND WAIVER..................................       A-27
                   8.1.       Termination......................................................................       A-27
                   8.2.       Effect of Termination............................................................       A-28
ARTICLE IX                    MISCELLANEOUS....................................................................       A-28
                   9.1.       Expenses.........................................................................       A-28
                   9.2.       Entire Agreement.................................................................       A-29
                   9.3.       Descriptive Headings.............................................................       A-29
                   9.4.       Notices..........................................................................       A-29
                   9.5.       Counterparts.....................................................................       A-30
                   9.6.       Governing Law....................................................................       A-30
                   9.7.       Benefits of Agreement............................................................       A-30

                                                                                                                   PAGE
                                                                                                                 ---------
                   9.8.       Pronouns.........................................................................       A-30
                   9.9.       Amendment, Modification and Waiver...............................................       A-30

SCHEDULES
Schedule 2.3(c)    --         Persons to Whom Options to Purchase Parent Common Stock Will Be Granted
Schedule 4.1       --         Persons Subject to Voting Agreement
Schedule 4.2       --         Rule 145 Affiliates

EXHIBITS
Exhibit A          --         Form of Agreement of Merger
Exhibit B          --         Form of Voting Agreement
Exhibit C          --         Form of Affiliate Agreements
Exhibit D          --         Form of Employment Agreement

                                    GLOSSARY

    The following terms used in this Agreement are defined in the following
Sections:

                                                                                                    SECTION OR
TERM                                                                                              OTHER LOCATION
-----------------------------------------------------------------------------------------------  -----------------
Acquisition Sub................................................................................           Preamble
Actions........................................................................................             3.1(n)
Affiliate Agreements...........................................................................             4.1(b)
Agreement......................................................................................    First paragraph
Agreement of Merger............................................................................    First paragraph
Benefit Arrangements...........................................................................         3.1(t)(iv)
Break-up Fee...................................................................................             7.1(b)
Business Day...................................................................................                1.7
Charter........................................................................................             3.1(a)
Closing........................................................................................                1.7
Closing Date...................................................................................                1.7
Code...........................................................................................                1.6
Common Shares Trust............................................................................             2.2(e)
Company........................................................................................           Preamble
Company Affiliate Agreement....................................................................             4.1(b)
Company Affiliate Tax Agreement................................................................             4.1(b)
Company Common Stock...........................................................................    First paragraph
Company Disclosure Schedule....................................................................                3.1
Company Expenses...............................................................................               10.1
Company Financial Statements...................................................................             3.1(e)
Company Interim Balance Sheet..................................................................       3.1(e)(i)(A)
Company Interim Financial Statements...........................................................       3.1(e)(i)(A)
Company Option.................................................................................             2.3(b)
Company Returns................................................................................             3.1(h)
Company Subs...................................................................................             3.1(a)
Company Warrants...............................................................................             3.1(c)
Constituent Corporations.......................................................................                1.1
Delaware Statute...............................................................................    First paragraph
Dissenting Stockholders........................................................................                5.5
Dunkirk........................................................................................             3.2(c)
Effective Time.................................................................................                1.2
Employee.......................................................................................          3.1(q)(i)
Employee Plans.................................................................................          3.1(t)(i)
Encumbrances...................................................................................             3.1(i)
ERISA..........................................................................................          3.1(q)(i)
ERISA Affiliate................................................................................          3.1(q)(i)
Excess Shares..................................................................................             2.2(d)
Exchange Act...................................................................................             3.2(c)
Exchange Agent.................................................................................             2.2(b)
Exchange Fund..................................................................................             2.2(b)
Executory Period...............................................................................             5.1(a)
FAS No. 5......................................................................................             3.1(f)
GAAP...........................................................................................         3.1(e)(ii)
Governmental Authority.........................................................................             3.1(n)
GT.............................................................................................             6.2(d)
Intellectual Property Rights...................................................................             3.1(k)

                                                                                                    SECTION OR
TERM                                                                                              OTHER LOCATION
-----------------------------------------------------------------------------------------------  -----------------
Koinis.........................................................................................             6.2(k)
Liability......................................................................................             3.1(f)
Losses.........................................................................................             8.1(d)
Material Adverse Effect........................................................................             3.1(a)
Merger.........................................................................................                1.1
Merger Shares..................................................................................             2.1(c)
Multiemployer Plan.............................................................................        3.1(t)(iii)
OG&K...........................................................................................             6.2(e)
Old Certificate................................................................................             2.2(b)
Other Filings..................................................................................                5.6
Parent.........................................................................................           Preamble
Parent Common Stock............................................................................    First paragraph
Parent Disclosure Schedule.....................................................................                3.2
Parent Financial Statements....................................................................             3.2(f)
Parent SEC Documents...........................................................................             3.2(e)
Party..........................................................................................             5.1(a)
Pension Plans..................................................................................          3.1(q)(i)
Prospectus.....................................................................................             3.2(b)
Related Agreements.............................................................................                4.1
Rule 145.......................................................................................             4.1(b)
Rule 145 Affiliate.............................................................................             4.1(b)
S-4............................................................................................                5.6
SEC............................................................................................            3.1 (x)
Stockholder Action.............................................................................               5.10
Stockholder Statement..........................................................................               5.10
Stockholders...................................................................................             2.2(a)
Stockholders' Materials........................................................................               5.10
Stockholders' Meeting..........................................................................               5.10
Subsidiary.....................................................................................             2.1(b)
Superior Proposal..............................................................................                5.4
Surviving Corporation..........................................................................                1.1
Tax............................................................................................             3.1(h)
Taxes..........................................................................................             3.1(h)
Transaction Costs..............................................................................               10.1
Unvested Company Option........................................................................             2.3(b)
Vested Company Option..........................................................................             2.3(b)
Voting Agreements..............................................................................             4.1(a)

    AGREEMENT AND PLAN OF REORGANIZATION dated as of November 18, 1996, as amended, among CONVERSION TECHNOLOGIES INTERNATIONAL, INC., a Delaware corporation ("Parent"), CTI ACQSUB-II, INC., a Delaware corporation and wholly-owned subsidiary of Parent ("Acquisition Sub"), and OCTAGON, INC., a Delaware corporation (the "Company").

    The Boards of Directors of Parent, Acquisition Sub and the Company have each duly approved and adopted this Agreement and Plan of Reorganization (this "Agreement"), the Agreement of Merger in substantially the form of Exhibit A attached hereto (the "Agreement of Merger") and the proposed merger of Acquisition Sub with and into the Company in accordance with this Agreement, the Agreement of Merger and the Delaware General Corporation Law (the "Delaware Statute"), whereby, among other things, the issued and outstanding shares of common stock, $.01 par value, of the Company (the "Company Common Stock") (other than shares held by Dissenting Stockholders, if any), will be exchanged and converted into shares of common stock, $.00025 par value, of Parent (the "Parent Common Stock") in the manner set forth in Article II hereof and in the Agreement of Merger, upon the terms and subject to the conditions set forth in this Agreement and the Agreement of Merger.

    NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the Agreement of Merger and the representations, warranties, covenants, agreements, conditions and promises contained herein and therein, the parties hereby agree as follows:

                                   ARTICLE I
                                    GENERAL

    1.1 THE MERGER. In accordance with the provisions of this Agreement, the Agreement of Merger and the Delaware Statute, Acquisition Sub shall be merged with and into the Company (the "Merger"), which at and after the Effective Time shall be, and is sometimes herein referred to as, the "Surviving Corporation". Acquisition Sub and the Company are sometimes referred to as the "Constituent Corporations".

    1.2 THE EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, the Agreement of Merger shall be executed, delivered and filed with the Secretary of State of the State of Delaware by each of the Constituent Corporations on the Closing Date in the manner provided under Section 251 of the Delaware Statute. The Merger shall become effective (the "Effective Time") upon the filing of the Agreement of Merger with the Secretary of State of the State of Delaware.

    1.3 EFFECT OF MERGER. At the Effective Time the separate existence of Acquisition Sub shall cease and Acquisition Sub shall be merged with and into the Surviving Corporation, and the Surviving Corporation shall possess all of the rights, privileges, powers and franchises as well of a public as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations, as provided in Section 259 of the Delaware Statute.

    1.4 CHARTER AND BY-LAWS OF SURVIVING CORPORATION. From and after the Effective Time, (i) the Charter of the Company shall be amended so that Article Fourth of the Company's Certificate of Incorporation shall read in its entirety as follows: "The total number of shares of all classes of stock which the corporation shall have authority to issue is 1,000, all of which shall consist of Common Stock, $.01 par value per share.", and, as so amended, shall be the Charter of the Surviving Corporation, unless and until altered, amended or repealed as provided in the Delaware Statute, (ii) the by-laws of Acquisition Sub shall be the by-laws of the Surviving Corporation, unless and until altered, amended or repealed as provided in the Delaware Statute, the Charter or such by-laws, (iii) the directors of Acquisition Sub shall be the directors of the Surviving Corporation, unless and until removed, or until their respective terms of office shall have expired, in accordance with the Delaware Statute, the Charter and the by-laws of the Surviving Corporation, as applicable, and (iv) the officers of the Company shall be the officers of the Surviving

Corporation, unless and until removed, or until their terms of office shall have expired, in accordance with the Delaware Statute, the Charter and the by-laws of the Surviving Corporation, as applicable.

    1.5 TAKING OF NECESSARY ACTION. Prior to the Effective Time, the parties hereto shall do or cause to be done all such acts and things as may be necessary or appropriate in order to effectuate the Merger as expeditiously as reasonably practicable, in accordance with this Agreement, the Agreement of Merger and the Delaware Statute.

    1.6 TAX-FREE REORGANIZATION. For Federal income tax purposes, the parties intend that the Merger be treated as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of Section 368(a)(2)(E) of the Code.

    1.7 CLOSING. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VIII, and subject to the provisions of Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m. (New York time) on a date (the "Closing Date") to be mutually agreed upon by the parties, which date shall be not later than the third Business Day after all the conditions set forth in
Article VI shall have been satisfied (or waived in accordance with Section 10.9, to the extent the same may be waived), unless another date is agreed to in writing by the parties. The Closing shall take place at the offices of O'Sullivan Graev & Karabell, LLP, 30 Rockefeller Plaza, New York, New York 10112, unless another place is agreed to in writing by the parties. As used herein, the term "Business Day" shall mean any day other than a Saturday, Sunday or day on which banks are permitted to close in the City and State of New York.

                                   ARTICLE II
                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

    2.1 EFFECT ON CAPITAL STOCK. At the Effective Time, subject and pursuant to the terms and conditions of this Agreement and the Agreement of Merger, by virtue of the Merger and without any action on the part of the Constituent Corporations or the holders of the capital stock of the Constituent
Corporations:

    (1) CAPITAL STOCK OF ACQUISITION SUB. Each issued and outstanding share of common stock, par value $.01 per share, of Acquisition Sub shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

    (2) CANCELLATION OF CERTAIN SHARES OF COMPANY COMMON STOCK. Each share of Company Common Stock that is (i) owned by the Company as treasury stock, (ii) authorized but unissued, (iii) owned by any subsidiary of the Company or (iv) owned by Parent or any subsidiary of Parent, shall be cancelled and no Parent Common Stock or other consideration shall be delivered in exchange therefor. As used herein, a "subsidiary" of any corporation means another corporation an amount of whose voting securities sufficient to elect at least a majority of its Board of Directors is owned directly or indirectly by such corporation.

    (3) EXCHANGE RATIO FOR COMPANY COMMON STOCK. Subject to Section 2.2, each share of Company Common Stock issued and outstanding at the Effective Time (other than shares cancelled pursuant to Section 2.1(b) and shares held by Dissenting Stockholders, if any) shall be exchanged and converted into the right to receive 0.1 (one-tenth) of a share of Parent Common Stock in accordance with
Section 2.2. For convenience of reference, the shares of Parent Common Stock to be issued upon the exchange and conversion of Company Common Stock in accordance with this Section 2.1(c) are sometimes hereinafter collectively referred to as the "Merger Shares".

    (d) SHARES OF DISSENTING STOCKHOLDERS. Each issued and outstanding share of Company Common Stock held by a Dissenting Stockholder, if any, shall not be exchanged and converted as described in Section 2.1(c) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the Delaware Statute; provided, however, that each share of

Company Common Stock issued and outstanding at the Effective Time and held by a Dissenting Stockholder who or which shall, after the Effective Time, withdraw his or its demand for appraisal or lose or fail to perfect his or its right of appraisal as provided in the Delaware Statute shall be deemed, as of the Effective Time, to be exchanged and converted into Parent Common Stock as provided in Section 2.1(c), without interest. After the Effective Time, as provided in the Delaware Statute, no Dissenting Stockholder will be entitled to vote the shares of Company Common Stock subject to such Dissenting Stockholder's demand for appraisal for any purpose or be entitled to the payment of dividends or other distributions on such shares.

    (e) ADJUSTMENTS FOR CAPITAL CHANGES. If, prior to the Effective Time, Parent or the Company recapitalizes through a subdivision of its outstanding shares into a greater number of shares, or a combination of its outstanding shares into a lesser number of shares, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares or other classes, or declares a dividend on its outstanding shares payable in shares of its capital stock or securities convertible into shares of its capital stock, then the applicable exchange ratio for Company Common Stock will be adjusted appropriately so as to maintain the relative proportionate interests of the holders of shares of Company Common Stock and the holders of shares of Parent Common Stock.

    2.2  EXCHANGE OF CERTIFICATES.

    (a) PROCEDURE FOR EXCHANGE. Prior to the Closing Date, Parent shall select an exchange agent (the "Exchange Agent") to act in such capacity in connection with the Merger. Promptly after the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II and the Agreement of Merger, certificates representing the Merger Shares (which shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record, other than Parent, any subsidiary of Parent, the Company and any subsidiary of the Company, of a certificate or certificates which immediately before the Effective Time represented issued and outstanding shares of Company Common Stock (collectively, the "Old Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon delivery of the Old Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of Old Certificates in exchange for certificates representing Merger Shares. Upon surrender of an Old Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent, the holder of such Old Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this
Article II and the Agreement of Merger and the Old Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered on the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Old Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2(a) and the Agreement of Merger, each Old Certificate shall be deemed, on and after the Effective Time, to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock as contemplated by this Article II and the Agreement of Merger.

    (b) DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED CERTIFICATES. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(d) or the Agreement of Merger until the holder of record of such Old Certificate shall surrender such Old Certificate. Subject to the effect of applicable laws, following surrender of any such Old Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(d) and the Agreement of Merger and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

    (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms of this Article II and the Agreement of Merger (including any cash paid pursuant to Section 2.2(b) or 2.2(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock and there shall be no further registration or transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Old Certificate is presented to the Surviving Corporation for any reason, such Old Certificate shall be cancelled and exchanged as provided in this Article II and the Agreement of Merger.

    (d) NO ISSUANCE OF FRACTIONAL SHARES. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

        (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to
    Section 2.2(a) over (y) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock pursuant to
    Section 2.2(a) (such excess being herein called the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for the holders of Company Common Stock, shall sell the Excess Shares at then prevailing prices in the over-the-counter market, all in the manner provided in paragraph (iii) of this Section 2.2(d).

        (iii) The sale of the Excess Shares by the Exchange Agent shall be executed in the over-the-counter market through one or more member firms of the National Association of Securities Dealers, Inc. and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Company Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of Company Common Stock (the "Common Shares Trust"). Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled.

        (iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to the holders of Company Common Stock in lieu of any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Company Common Stock.

    (e) TERMINATION OF EXCHANGE FUND AND COMMON SHARES TRUST. Any portion of the Exchange Fund and Common Shares Trust which remains undistributed to the stockholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand, and any former stockholders of the Company who have not theretofore complied with this Article II and the Agreement of Merger shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

    (f) NO LIABILITY. Neither the Exchange Agent, Parent, Acquisition Sub nor the Company shall be liable to any holder of shares of Company Common Stock or Parent Common Stock, as the case may be, for shares (or dividends or distributions with respect thereto) of Parent Stock to be issued in exchange for Company Common Stock pursuant to this Section 2.2, if, on or after the expiration of six months following the Effective Date, such shares are delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    2.3 COMPANY OPTIONS. (a) At the Effective Time, each holder of a Vested Company Option shall, in exchange for and satisfaction thereof, receive from Parent a number of shares of Parent Common Stock as shall equal (i) the number of shares of Parent Common Stock that the holder of such Vested Company Option would have received pursuant to this Article II and the Agreement of Merger had such holder exercised such Vested Company Option immediately prior to the Effective Time less (ii) the number of shares of Parent Common Stock as shall equal the quotient obtained by dividing the aggregate exercise price for such Vested Company Option by $4.50. All Unvested Company Options shall be cancelled at the Effective Time, and no consideration shall be payable in respect thereof (the parties acknowledge, however, that there will be new issuances pursuant to paragraph (c) below). Prior to the Effective Time, the Company shall use its reasonable efforts to obtain all necessary consents and releases from holders of Company Options and take any such other action as may be reasonably necessary to give effect to the transactions contemplated by this Section 2.3 and to otherwise cause each Company Option to be surrendered and cancelled at the Effective Time.

    (b) As used herein, the following terms shall have the following meanings:

        (a) "Company Option" shall mean and include any Unvested Company Option and any Vested Company Option.

        (b) "Unvested Company Option" shall mean each of the Company's options to purchase Company Common Stock that is outstanding at the Effective Time, which is not exercisable immediately prior to the Effective Time pursuant to its terms in effect as of the date hereof.

        (c) "Vested Company Option" shall mean each of the Company's options to purchase Company Common Stock that is outstanding at the Effective Time, which is exercisable immediately prior to the Effective Time pursuant to its terms in effect as of the date hereof.

    (c) Promptly after the Effective Time, Parent shall grant options to purchase an aggregate of 90,149 shares of Parent Common Stock to those persons listed on Schedule 2.3(c), which schedule shall be agreed upon by the parties and attached hereto prior to the Closing, in the amounts set forth on such Schedule, at an exercise price per share equal to the fair market value of a share of Parent Common Stock on the date of grant, determined in the manner provided in the Employee Stock Option Plan of Parent, which options shall vest over a three-year period beginning on the date of grant and otherwise be subject to the terms and conditions of such Employee Stock Option Plan and the option agreements evidencing options granted pursuant thereto.

    2.4 COMPANY WARRANTS. At the Effective Time, each of the Company's then outstanding Company Warrants, by virtue of the Merger and without any further action on the part of any holder thereof, shall be assumed by Parent and automatically converted, pursuant to its terms, into a warrant to purchase a number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common

Stock covered by such Company Warrant immediately prior to the Effective Time by
0.1 (one-tenth) (rounded up to the nearest whole number of shares), at an exercise price per share of Parent Common Stock equal to the exercise price in effect under such Company Warrant immediately prior to the Effective Time divided by 0.1 (one-tenth) (rounded up to the nearest cent).

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

    3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent and Acquisition Sub that, except as disclosed in the disclosure schedule dated the date hereof, certified by the Chief Executive Officer of the Company and delivered by the Company to Parent and Acquisition Sub simultaneously herewith (which disclosure schedule shall contain specific references to the representations and warranties to which the disclosures contained therein relate) (the "Company Disclosure Schedule"):

    (a) ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER. Each of the Company and the wholly-owned subsidiaries of the Company set forth in the Company Disclosure Schedule (the "Company Subs"), (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as currently proposed to be conducted and (iii) is duly qualified and in good standing to do business in all jurisdictions in which the failure to be so qualified and in good standing could reasonably be expected to have a material adverse effect on the business, properties, Liabilities, assets, operations, results of operations, condition (financial or otherwise), prospects or affairs (a "Material Adverse Effect") of the Company. The Company has all requisite corporate power and authority to enter into this Agreement and the Agreement of Merger and each of the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company has delivered to Parent true and complete copies of the Charter and by-laws of the Company and each Company Sub, respectively, in each case as amended to the date hereof. As used herein, "Charter" shall mean, with respect to any corporation, those instruments that at the time constitute its corporate charter as filed or recorded under the general corporation law of the jurisdiction of its incorporation, including the articles or certificate of incorporation or organization, and any amendments thereto, as the same may have been restated, and any amendments thereto (including any articles or certificates of merger or consolidation or certificates of designation or similar instruments which effect any such amendment) which became effective after the most recent such restatement.

    (b) EQUITY INVESTMENTS. Other than the Company Subs, the Company does not currently have any subsidiaries, nor does it currently own any capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, joint venture or other entity. The Company owns 100% of the issued and outstanding capital stock of each Company Sub, free and clear of all Encumbrances. Except for the Company Options and the Company Warrants, there are no options, warrants, rights, calls, commitments or agreements of any character to which the Company or any Company Sub is a party or by which the Company or any Company Sub is bound calling for the issuance of shares of capital stock of the Company or any Company Sub or any securities convertible into or exercisable or exchangeable for, or representing the right to purchase or otherwise receive, any such capital stock, or other arrangement to acquire, at any time or under any circumstance, capital stock of the Company or any such other securities of the Company or any Company Sub.

    (c) CAPITAL STOCK; SECURITIES. The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock, of which 8,404,702 shares are outstanding. The Company has reserved (x) 4,580,000 shares of Company Common Stock for issuance upon exercise of outstanding warrants (collectively, the "Company Warrants") and (y) 499,167 shares of Company Common Stock for issuance upon the exercise of Company Options, of which 114,834 are Vested Company Options and 384,333 are Unvested Company Options. All outstanding shares of Company Common Stock are validly issued and outstanding, fully paid and non-assessable and not subject to preemptive rights. Except as set forth in the Company Disclosure Schedule, there are no voting trusts, voting agreements (except in favor of the Merger), proxies (except as a part of voting agreements in favor of the Merger), first refusal rights, first offer rights, co-sale rights, transfer restrictions (other than restrictions imposed by federal or state securities laws) or other agreements, instruments or understandings (whether written or oral, formal or informal) with respect to the voting, transfer or disposition of Company Common Stock to which the Company is a party or by which it is bound, or, to the best knowledge of the Company, among or between any persons other than the Company.

    (d) AUTHORITY; NO CONSENTS. The execution, delivery and performance by the Company of this Agreement and the Agreement of Merger and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company; and this Agreement and the Related Agreements to which it is a party have been, and the Agreement of Merger when executed and delivered by the Company will be, duly and validly executed and delivered by the Company, and this Agreement and the Related Agreements to which it is a party are, and the Agreement of Merger when executed and delivered by the parties thereto will be, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms. Neither the execution, delivery and performance of this Agreement, the Related Agreements to which it is a party or the Agreement of Merger nor the consummation by the Company of the transactions contemplated hereby or thereby nor compliance by the Company with any provision hereof or thereof will (A) conflict with, (B) result in any violations of, (C) cause a default under (with or without due notice, lapse of time or both), (D) give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under or (E) result in the creation of any Encumbrance on or against any assets, right or property of the Company under any term, condition or provision of (x) any instrument or agreement to which the Company is a party, or, to the best knowledge of the Company, by which the Company or any of its properties, assets or rights may be bound (except as shall been waived or with respect to which consent shall have been obtained prior to the Closing), (y) any law, statute, rule, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any Governmental Authority applicable to the Company or any of its properties, assets or rights or (z) the Company's Charter or by-laws. Except as contemplated by this Agreement or the Agreement of Merger, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Authority is required in connection with the execution, delivery and performance by the Company of this Agreement or the Agreement of Merger or the consummation of the transactions contemplated hereby or thereby, except for (i) the distribution of the Stockholders' Materials with respect to the adoption by the Stockholders of this Agreement and the Agreement of Merger, (ii) the filing of the Agreement of Merger and the related officer's certificates with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (iii) such other consents, waivers, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on the Company or materially impair the ability of the Company and the Stockholders to consummate the transactions contemplated by this Agreement or the Agreement of Merger, including, without limitation, the Merger.

    (e) FINANCIAL INFORMATION. (i) The Company has previously delivered to Parent the following financial statements (collectively, the "Company Financial Statements"):

        (i) the unaudited consolidated balance sheet of the Company as at September 30, 1996 (the "Company Interim Balance Sheet"), and the related consolidated statements of income, cash flow and stockholders' equity for the eight-month period then ended, prepared by the Company (the "Company Interim Financial Statements"); and

        (ii) the audited consolidated balance sheets of the Company as at December 31, 1995, 1994 and 1993 and the related audited consolidated statements of income, cash flow and stockholders' equity for the years then ended (including complete footnotes thereto), certified by the Company's independent public accountants, and accompanied by a copy of such auditor's report.

    (ii) The Company Financial Statements (A) are in accordance with the books and records of the Company, (B) fairly present the financial condition of the Company on a consolidated basis as at the respective dates indicated and the results of operations of the Company on a consolidated basis for the respective periods indicated and (C) have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"), except as indicated therein and, in the case of the Company Interim Financial Statements, for the absence of complete footnote disclosure as required by GAAP and subject, in the case of the Company Interim Financial Statements, to changes resulting from normal year-end audit adjustments, which adjustments shall not in any event result in a material adverse change to any item of revenue or expense.

    (f) ABSENCE OF UNDISCLOSED LIABILITIES. At September 30, 1996, (i) the Company had no liability or obligation of any nature (whether known or unknown, matured or unmatured, fixed or contingent ("Liability")), which was not provided for or disclosed on the Company Interim Balance Sheet and (ii) all liability reserves established by the Company and set forth on the Company Interim Balance Sheet were adequate, in the good faith judgement of the Company, for all such Liabilities at the date thereof. There were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975 ("FAS No. 5")) which were not adequately provided for on the Company Interim Balance Sheet as required by FAS No. 5.

    (g) ABSENCE OF CHANGES. Since September 30, 1996, the Company has been operated in the ordinary course, consistent with past practice, and there has not been:

        (i) to the best knowledge of the Company, any damage, destruction or loss, whether or not covered by insurance, having or which could reasonbly be expected to have a Material Adverse Effect;

        (ii) to the best knowledge of the Company, any Liability created, assumed, guaranteed or incurred, or any material transaction, contract or commitment entered into, by the Company, other than the license, sale or transfer of the Company's products to customers in the ordinary course of business;

       (iii) any declaration, setting aside or payment of any dividend or other distribution of any assets of any kind whatsoever with respect to any shares of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition of any such shares of the capital stock of the Company;

        (iv) any payment, discharge or satisfaction of any material Encumbrance or Liability or any cancellation by the Company of any material debts or claims or any amendment, termination or waiver of any right of material value to the Company, except for the Bridge Indebtedness which will be contributed by the Parent to the Company at the Closing pursuant to Section 7.2;

        (v) any stock split, reverse stock split, combination, reclassification or recapitalization of any Company Common Stock, or any issuance of any other security in respect of or in exchange for, any shares of Company Common Stock;

        (vi) any issuance by the Company of any shares of its capital stock or any debt security or securities, rights, options or warrants convertible into or exercisable or exchangeable for any shares of its capital stock or debt security (other than shares of Company Common Stock issued upon exercise of Company Options in accordance with the present terms thereof);

       (vii) any termination of, or, to the best knowledge of the Company, indication of an intention to terminate or not renew, any material contract, license, commitment or other agreement between the

    Company and any other person, or the assignment by the Company of any interest in any contract to which the Company is a party;

      (viii) any material write-down or write-up of the value of any asset of the Company, or any material write-off of any accounts receivable or notes receivable of the Company or any portion thereof;

        (ix) any increase in or modification or acceleration of compensation or benefits payable or to become payable to any officer, employee, consultant or agent of the Company other than in the ordinary course, or the entering into of any employment contract with any officer or employee;

        (x) the making of any loan, advance or capital contribution to or investment in any person or the engagement in any transaction with any employee, officer, director or stockholder of the Company, other than advances to employees in the ordinary course of business for travel and similar business expenses;

        (xi) any change in the accounting methods or practices followed by the Company, any change in depreciation or amortization policies or rates theretofore adopted by the Company, whether or not as a result of any Defense Contract Audit Agency review;

       (xii) any termination of employment of any officer or key employee of the Company or, to the best knowledge of the Company, any expression of intention by any officer or key employee of the Company to terminate such office or employment with the Company;

      (xiii) any amendments or changes in the Company's Charter or by-laws;

       (xiv) to the best knowledge of the Company, the commencement of any litigation or other action by or against the Company; or

       (xv) any agreement, understanding, authorization or proposal, whether in writing or otherwise, for the Company to take any of the actions specified in items (i) through (xiv) above.

    (h) TAX MATTERS. The Company and each other corporation included in any consolidated or combined tax return in which the Company has been included (i) have filed and will file, in a timely and proper manner, consistent with applicable laws, all Federal, state and local Tax returns and Tax reports required to be filed by them through the Closing Date (the "Company Returns") with the appropriate governmental agencies in all jurisdictions in which Company Returns are required to be filed and have paid or will pay all amounts shown thereon to be due; and (ii) have paid and shall timely pay all Taxes required to have been paid on or before the Closing Date. All Taxes attributable to all taxable periods ending on or before the Closing Date, to the extent not required to have been previously paid have been adequately provided for on the Company Interim Balance Sheet and the Company will not accrue a Tax liability from the date of the Company Interim Balance Sheet up to and including the Closing Date, other than a Tax liability accrued in the ordinary course of business. The Company has not been notified by the Internal Revenue Service or any state, local or foreign taxing authority that any issues have been raised (and are currently pending) in connection with any Company Return, and no waivers of statutes of limitations have been given or requested with respect to the Company. Except as contested in good faith and disclosed in the Company Disclosure Schedule, any deficiencies asserted or assessments (including interest and penalties) made as a result of any examination by the Internal Revenue Service or by any other taxing authorities of any Company Return have been fully paid or are adequately provided for on the Company Interim Balance Sheet and no proposed additional Taxes have been asserted. The Company (i) has not made an election to be treated as a "consenting corporation" under Section 341(f) of the Code nor (ii) is it a "personal holding company" within the meaning of Section 542 of the Code. The Company has not agreed to, nor is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. The Company will not incur a Tax liability resulting from the Company ceasing to be a member of a consolidated or combined group that had previously filed consolidated, combined or unitary Tax returns. As used in this Agreement, "Tax" means any of the Taxes and "Taxes" means, with respect to any entity, (A) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such entity and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of (i) being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable law) of another entity, (ii) being a member of an affiliated or combined group or (iii) any contractual obligations or otherwise.

    (i) TITLE TO ASSETS, PROPERTIES AND RIGHTS AND RELATED MATTERS. The Company has good and marketable title to all assets, properties and interests in properties, real, personal or mixed, reflected on the Company Interim Balance Sheet or acquired after September 30, 1996, except for (i) those Encumbrances set forth in the Company Disclosure Schedule, (ii) liens for current taxes not yet due and payable, (iii) statutory mechanics and materialmen's liens and (iv) utility easements. As used herein, the term "Encumbrances" shall mean and include security interests, mortgages, liens, pledges, guarantees, charges, easements, reservations, restrictions, clouds, equities, rights of way, options, rights of first refusal and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

    (j) REAL PROPERTY-OWNED OR LEASED. The Company does not currently own, nor has it or any of its predecessors ever owned, any real property. The Company Disclosure Schedule contains a list of all real property leased by the Company and any requirement of consent of the lessor to the Merger (including any requirement of consent to assignment by way of change of control). The Company is the owner and holder of all the leasehold estates purported to be granted by each lease to which it is a party and all leases are in full force and effect and constitute valid and binding obligations of the Company. The Company has made available to Parent true and complete copies of all such leases.

    (k) INTELLECTUAL PROPERTY. The Company Disclosure schedule sets forth a list of all patents, copyrights, trademarks, tradenames and service marks and any licensed intellectual property rights (other than commercial or "shrink-wrap" licenses covering software generally available to the public on a retail basis) (collectively, "Intellectual Property Rights") of the Company. To the best knowledge of the Company, the ownership or use of such Intellectual Property Rights by the Company does not infringe on the intellectual property rights of others (and the Company has not received notice alleging any such infringement), and, to the best of the Company's knowledge, no third party is infringing on the Intellectual Property Rights of the Company. Except as set forth on the Disclosure Schedule, the Company is not obligated to pay any third party any royalty or fee for the use of the Intellectual Property Rights used in its business.

    (l) AGREEMENTS, ETC. The Company Disclosure Schedule sets forth a true and complete list of all written or oral contracts, agreements and other instruments not made in the ordinary course of business to which the Company is a party, or made in the ordinary course of business and referred to in clauses (i) through
(ix) of this Section 3.2(l). The Company is not a party to any agreement, arrangement or understanding, whether written or oral, formal or informal, relating to:

        (i) any joint venture, partnership or other agreement or arrangement for the sharing of profits;

        (ii) any collective bargaining contract or other contract with or commitment to any labor union;

       (iii) the future purchase, sale or license of products, material, supplies, equipment or services requiring payments to or from the Company in an amount in excess of $50,000 per annum, which agreement, arrangement or understanding is not terminable on 30 days' notice without cost or other liability at or at any time after the Effective Time, or in which the Company has granted or received manufacturing rights, most favored nations pricing provisions or exclusive marketing or other rights relating to any product, group of products, services, technology, assets or territory;

        (iv) the employment of any officer, employee, consultant or agent or any other type of contract, commitment or understanding with any officer, employee, consultant or agent which (except as otherwise generally provided by applicable law) is not immediately terminable without cost or other liability at or at any time after the Effective Time;

        (v) indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or, if involving payments in excess of $50,000 per annum, for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

        (vi) contract or commitment for capital expenditures individually in excess of $50,000;

       (vii) any agreement or contract with a "disqualified individual" (as defined in Section 280G(c) of the Code), which could result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(i) of the Code) under Section 280G of the Code;

      (viii) agreement or arrangement for the sale of any assets, properties or rights having a value in excess of $50,000; or

        (ix) agreement which restricts the Company from engaging in any aspect of its business or competing in any line of business in any geographic area.

    The Company has furnished to Parent true and complete copies of all such agreements listed in the Company Disclosure Schedule and each such agreement (A) is the legal, valid and binding obligation of the Company and, to the best knowledge of the Company, the legal, valid and binding obligation of each other party thereto, in each case enforceable in accordance with its terms, (B) is in full force and effect and (C) to the best knowledge of the Company, the other party or parties thereto is or are not in material default thereunder.

    (m) NO DEFAULTS, ETC. The Company has in all material respects performed all the obligations required to be performed by it to date and is not in material default or, to the best knowledge of the Company, alleged to be in material default under (i) its Charter or by-laws or (ii) any material agreement, lease, contract, commitment, instrument or obligation to which the Company is a party or by which any of its properties, assets or rights are or may be bound or affected, and, to the best knowledge of the Company, there exists no event, condition or occurrence which, with or without due notice or lapse of time, or both, would constitute such a default by it of any of the foregoing. To the best knowledge of the Company, no current customer has notified, or expressed an intention to notify, the Company that such customer will materially reduce the dollar amount of business it will do with the Company or cease doing business with the Company.

    (n) LITIGATION, ETC. Except as otherwise set forth in the Company Disclosure Letter, there are no (i) actions, suits, claims, investigations or legal or administrative or arbitration proceedings (collectively, "Actions") pending, or to the best knowledge of the Company, threatened against the Company, whether at law or in equity, or before or by any Federal, state, municipal, foreign or other governmental court, department, commission, board, bureau, agency or instrumentality ("Governmental Authority"), (ii) judgments, decrees, injunctions or orders of any Governmental Authority or arbitrator against the Company or (iii) to the best knowledge of the Company, material disputes with customers or vendors.

    (o) COMPLIANCE; GOVERNMENTAL AUTHORIZATIONS. Except as otherwise set forth in the Company Disclosure Letter, the Company has complied and is presently in compliance in all material respects with all material Federal, state, local or foreign laws, ordinances, regulations and orders applicable to it or its business, including, without limitation, all Federal and state securities or "blue sky" laws and all laws and regulations relating to occupational safety and health and the environment. The Company has all material

Federal, state, local and foreign governmental authorizations, security clearances, consents, approvals, licenses and permits necessary in the conduct of its business as presently conducted and as currently proposed to be conducted, such authorizations, consents, approvals, licenses and permits are in full force and effect, no material violations are or have been recorded in respect of any thereof and no proceeding is pending or, to the best knowledge of the Company, threatened to revoke or limit any thereof. All of the Company's full-time and temporary personnel who provide services in a manner or of the type that require specific certifications or clearances have provided such services at all times while having such certifications or clearances in full force and effect. Neither the Company nor, to the best knowledge of the Company, any of its full-time or part-time personnel has been cited or alleged by the Nuclear Regulatory Commission or other regulatory authority as failing to comply with regulatory requirements or guidelines in the performance of services.

    (p) LABOR RELATIONS; EMPLOYEES. The Company Disclosure Schedule sets forth the number of full-time and part-time employees of the Company and the primary locations at which such employees provide their services as of the date hereof. Except as set forth in the Company Disclosure Schedule, (A) the Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees, (B) upon termination of the employment of any such employees, neither the Company, Parent, Acquisition Sub nor the Surviving Corporation will by reason of anything done prior to the Closing be liable to any of such employees for severance pay or any other payments, (C) to the best knowledge of the Company, the Company is in compliance in all material respects with all material Federal, state, local and foreign laws and regulations respecting labor, employment and employment practices, terms and conditions of employment and wages and hours, and (D) there is no unfair labor practice, sexual harassment or other employment-related complaint pending or, to the best knowledge of the Company, threatened against the Company or any employee of the Company. To the best knowledge of the Company, no employee of the Company is in material violation of any term of any employment contract, confidentiality agreement or any other contract or agreement relating to the relationship of such employee with the Company or any other party because of the nature of the business conducted or proposed to be conducted by the Company or the execution and delivery of such agreement or contract by such employee.

    (q)  EMPLOYEE BENEFIT PLANS AND CONTRACTS

    (i) The Company Disclosure Schedule identifies each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other material written or formal plans or agreements involving direct or indirect compensation (including any employment agreements entered into between the Company and any Employee of the Company, but excluding workers' compensation, unemployment compensation, other government-mandated programs and the Company's salary and wage arrangements) currently or previously maintained, contributed to or entered into by the Company or any ERISA Affiliate thereof for the benefit of any Employee or former Employee under which the Company or any ERISA Affiliate thereof has any present or future obligation or liability (the "Employee Plans"). The Company has provided to Parent true and complete copies of all Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof. For purposes of the preceding sentence, "ERISA Affiliate" shall mean any entity which is a member of (A) a "controlled group of corporations", as defined in Section 414(b) of the Code, (B) a group of entities under "common control", as defined in Section 414(c) of the Code or (C) an "affiliated service group", as defined in Section 414(m) of the Code or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company. Any Employee Plans which individually or collectively would constitute an "employee pension benefit plan", as defined in Section 3(2) of ERISA, but which are not Multiemployer Plans (collectively, the "Pension Plans"), are identified as such in the Company Disclosure Schedule. For purposes of this Section 3.1(t), "Employee" means any common law employee, consultant or director of the Company.

    (ii) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to the date hereof, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has provided Parent with copies of the most recent Internal Revenue Service determination letters with respect to any such Employee Plans. Each Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Employee Plans.

   (iii) Except as set forth in the Company Disclosure Schedule, no Employee Plan constitutes or since the enactment of ERISA has constituted a "multiemployer plan", as defined in Section 3(37) of ERISA (a "Multiemployer Plan"). The Company has not within the past five years incurred any material liability under Title IV of ERISA arising in connection with the termination of any Pension Plan or the complete or partial withdrawal from any Multiemployer Plan. Except as disclosed in the Company Disclosure Schedule, if a "complete withdrawal" by the Company were to occur as of the Closing with respect to all Multiemployer Plans, the Company would not incur any withdrawal liability under Title IV of ERISA.

    (iv) The Company Disclosure Schedule lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not an Employee Plan, (B) is entered into, maintained or contributed to, as the case may be, by the Company,
(C) covers any Employee or former Employee and (D) under which the Company has any present or future obligation or liability (excluding workers' compensation, unemployment compensation or other government-mandated programs and the Company's salary and wage arrangements). Such contracts, plans and arrangements as are described above are hereinafter referred to collectively as the "Benefit Arrangements". Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all material laws, statutes, rules, regulations, orders and judgments which are applicable to such Benefit Arrangements.

    (v) The Company has provided, or will have provided, to individuals entitled thereto who are current or former Employees of the Company all required notices within the applicable time period and coverage pursuant to Section 4980B of the Code with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, and no tax payable on account of Section 4980B of the Code has been incurred with respect to any current or former Employees of the Company.

    (r) CERTAIN AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company from the Company, under any Employee Plan, Benefit Arrangement or otherwise, (ii) materially increase any benefits otherwise payable under any Employee Plan or the Benefit Arrangement or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

    (s) INSURANCE. The Company maintains policies of liability, theft, fidelity, fire, product liability, workmen's compensation, indemnification of directors and officers and other similar forms of insurance. The Company Disclosure Schedule sets forth a history of all claims in excess of $50,000 made by the Company thereunder and the status thereof. All such policies of insurance are in full force and effect and all premiums with respect thereto are currently paid and, to the best knowledge of the Company, no basis exists for termination of any thereof on the part of the insurer. The amounts of coverage under such policies conform to the requirements set forth in the Company's customer contracts. The Company has not, during the last three fiscal years, been denied or had revoked or rescinded any policy of insurance.

    (t) BROKERS. The Company has not, nor have any of its officers, directors, stockholders or employees, employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

    (u) RELATED TRANSACTIONS. Except as otherwise set forth in the Company Disclosure Letter and for compensation to regular employees of the Company, no current or former director, officer or stockholder that is an affiliate of the Company or any associate (as defined in the rules promulgated under the Exchange
Act) thereof, is now, or has been during the last five fiscal years, (i) a party to any transaction with the Company (including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or borrowing money from, or otherwise requiring payments to, any such director, officer or affiliated stockholder of the Company or associate thereof), or (ii) the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present or potential competitor, supplier or customer of the Company (other than non-affiliated holdings in publicly-held companies), nor does any such person receive income from any source other than the Company which relates to the business of, or should properly accrue to, the Company.

    (v)  BOARD APPROVAL.  The Board of Directors of the Company has unanimously
(i) approved this Agreement, the Agreement of Merger and each of the Related Agreements to which the Company is a party and the transactions contemplated hereby and thereby, (ii) determined that the Merger is in the best interests of the Stockholders of the Company and is on terms that are fair to such Stockholders and (iii) recommended that the Stockholders of the Company approve the Merger in accordance with the Agreement of Merger and the Delaware Statute.

    (w) VOTE REQUIRED. The affirmative vote of a majority of the outstanding shares of the Company Common Stock approving the Merger, this Agreement, the Agreement of Merger, each of the Related Agreements to which the Company is a party and the material transactions contemplated hereby and thereby are the only votes of the holders of any class or series of the Company's capital stock necessary to approve this Agreement, the Agreement of Merger and each of the Related Agreements to which the Company is a party and the transactions contemplated hereby and thereby.

    (x) INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company or any Stockholder for inclusion in (i) the S-4 will, at the time that the S-4 is filed with the SEC and at the time that the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, and (ii) the Stockholders' Materials will, at the dates mailed to the Stockholders and at the effective date of the Stockholder Action, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Stockholders' Materials will comply as to form in all material respects with the provisions of all applicable laws, rules and regulations of all Governmental Authorities.

    (y) COMPANY NOT AN INTERESTED STOCKHOLDER. As of the date of this Agreement, neither the Company nor, to the best of the Company's knowledge, any of its Affiliates is an "Interested Stockholder" of Parent as such term is defined in Section 203 of the Delaware Statute.

    (z) DISCLOSURE. Neither Section 3.1 of this Agreement (including the Company Disclosure Schedule) nor any document, written information, statement, financial statement, certificate or exhibit furnished or to be furnished to Parent or Acquisition Sub by or on behalf of the Company or any Stockholder pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements or facts contained herein and therein not misleading in light of the circumstances under which they were made.

    (aa) KNOWLEDGE DEFINITION. As used herein, "to the best knowledge of the Company" and like phrases shall mean and include (i) actual knowledge and (ii) that knowledge which a prudent businessperson (including the officers, directors and other key employees of the Company) would have obtained in the management of his or her business affairs after making due inquiry and exercising reasonable diligence with respect thereto. In connection therewith, the knowledge (both actual and constructive) of any officer, director or other key employee of the Company shall be imputed to be the knowledge of the Company.

    (ab) COMPANY REFERENCE INCLUDES COMPANY SUBS. Each reference to the Company in this Section 3.1 shall be deemed to be a reference to the Company and each Company Sub, unless the context requires otherwise. Accordingly, the Company Disclosure Schedule shall include disclosures with respect to each Company Sub, as well as the Company, in response to the representations and warranties set forth in this Section 3.1, as applicable.

    3.2 REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB. Parent and Acquisition Sub represent and warrant to the Company, except as disclosed in the SEC Documents (as defined below) or the disclosure schedule dated the date hereof, certified by the Chief Executive Officer of Parent and delivered by Parent to the Company simultaneously herewith (which disclosure schedule shall contain specific references to the representations and warranties to which the disclosures contained therein relate) (the "Parent Disclosure Schedule"):

    (a) ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER. Each of Parent and Acquisition Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as currently proposed to be conducted, to enter into this Agreement, the Agreement of Merger (in the case of Acquisition Sub) and each of the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and (iii) is duly qualified and in good standing in all jurisdictions in which the failure to be so qualified and in good standing could reasonbly be expected to have a Material Adverse Effect on the Parent or Acquisition Sub. Parent has delivered to the Company true and complete copies of the Charter and by-laws of each of Parent and Acquisition Sub.

    (b) CAPITAL STOCK. Parent's definitive Prospectus dated May 16, 1996, filed with the SEC with respect to Parent's initial public offering (the "Prospectus"), sets forth a true and complete description of the authorized and outstanding shares of capital stock of Parent as of the dates referred to therein. All outstanding shares of Parent Common Stock are validly issued, fully paid and non-assessable and not subject to preemptive rights. Parent has duly authorized and reserved for issuance the Merger Shares, and, when issued in accordance with the terms of Article II and the Agreement of Merger, the Merger Shares will be validly issued, fully paid and nonassessable and free of preemptive rights. Parent owns all the outstanding shares of capital stock of Acquisition Sub, and all of such shares are validly issued, fully paid and nonassessable and not subject to preemptive rights.

    (c) EQUITY INVESTMENTS. Other than Dunkirk International Glass and Ceramics Corporation ("Dunkirk") and Acquisition Sub, the Company does not currently have any subsidiaries, nor does it currently own any capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, joint venture or other entity. The Company owns 100% of the issued and outstanding capital stock of Dunkirk and Acquisition Sub free and clear of all Encumbrances.

    (d) AUTHORITY. The execution, delivery and performance of this Agreement and each of the Related Agreements by Parent and the execution, delivery and performance of this Agreement and the Agreement of Merger by Acquisition Sub and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Acquisition Sub. This Agreement and each of the Related Agreements are valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms; and this Agreement is, and the Agreement of Merger when executed and delivered by Acquisition Sub, as contemplated hereby, will be, the valid and binding obligations of Acquisition Sub, enforceable against Acquisition Sub in accordance with their respective terms. Neither the execution, delivery and performance of this Agreement and the Related Agreements by Parent, the execution, delivery and performance of this Agreement and the Agreement of Merger by Acquisition Sub, nor the consummation of the transactions contemplated hereby or thereby, will (A) conflict with, (B) result in any violations of, (C) cause a default under (with or without due notice, lapse of time or both), (D) give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, (E) result in the creation of any Encumbrance on or against any assets, rights or property of Parent or Acquisition Sub, as the case may be, under any term, condition or provision of (x) any instrument or agreement to which Parent or Acquisition Sub is a party, or, to the best knowledge of Parent, by which Parent or Acquisition Sub or any of their respective properties, assets or rights may be bound (except as shall have been waived or with respect to which consent shall have been obtained prior to the Closing), (y) any law, statute, rule, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any Governmental Authority applicable to Parent or Acquisition Sub or any of their respective properties, assets or rights or (z) Parent's or Acquisition Sub's Charter or by-laws, as amended through the date hereof, respectively, which conflict, breach, default, violation or other event would prevent the consummation of the transactions contemplated by this Agreement, the Agreement of Merger or any Related Agreement to which Parent or the Acquisition Sub is a party. Except as contemplated by this Agreement or the Agreement of Merger, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Authority is required in connection with the execution, delivery and performance by Parent or Acquisition Sub of this Agreement, the Agreement of Merger or the Related Agreements to which they are party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing with the SEC of (A) the S-4 and (B) such reports and information under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby, (ii) such filings as may be required by the Nasdaq SmallCap Market with respect to Parent Common Stock to be issued in connection with the Merger and the Company Warrants to be assumed by Parent in the Merger, (iii) the filing of such documents with, and the obtaining of such orders from, various state securities and blue-sky authorities as are required in connection with the transactions contemplated hereby, (iv) the filing of the Agreement of Merger and the related officer's certificate with the Secretary of State of the State of Delaware and (v) such other consents, waivers, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Parent or materially impair the ability of Parent or Acquisition Sub to consummate the transactions contemplated by this Agreement and the Agreement of Merger, including, without limitation, the Merger.

    (e) SEC DOCUMENTS. Parent has furnished the Company with a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC on or after January 1, 1996 (the "Parent SEC Documents"), which are all the documents (other than preliminary material) that Parent was required to file (or otherwise did file) with the SEC on or after January 1, 1996. As of their respective dates, none of the Parent SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Parent SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder.

    (f) FINANCIAL STATEMENTS. The financial statements of Parent included in the Parent SEC Documents (the "Parent Financial Statements") (A) complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, consistently applied (except as may have been indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-QSB promulgated by the SEC) (B) were in accordance with the books and records of Parent and (C) fairly present (subject, in the case of the unaudited statements, to normal, nonrecurring audit adjustments) the consolidated financial position of Parent and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

    (g) ABSENCE OF UNDISCLOSED LIABILITIES. At September 30, 1996, (i) Parent had no Liability which was not provided for or disclosed on the Parent Financial Statements for September 30, 1996 and (ii) all liability reserves established by Parent and set forth thereon were adequate, in the good faith judgement of Parent, for all such Liabilities at the date thereof. There were no material loss contingencies (as such term is used in FAS No. 5) which were not adequately provided on the Parent Financial Statements for September 30, 1996 as required by FAS No. 5.

    (h) ABSENCE OF CHANGES. Since September 30, 1996, Parent has been operated in the ordinary course, consistent with past practice, and there has not been:

        (i) to the best knowledge of Parent, any damage, destruction or loss, whether or not covered by insurance, having or which could reasonably be expected to have a Material Adverse Effect;

        (ii) to the best knowledge of Parent, any Liability created, assumed, guaranteed or incurred, or any material transaction, contract or commitment entered into, by Parent, other than the license, sale or transfer of Parent's products to customers in the ordinary course of business;

       (iii) any declaration, setting aside or payment of any dividend or other distribution of any assets of any kind whatsoever with respect to any shares of the capital stock of Parent, or any direct or indirect redemption, purchase or other acquisition of any such shares of the capital stock of Parent;

        (iv) any stock split, reverse stock split, combination, reclassification or recapitalization of any Company Common Stock, or any issuance of any other security in respect of or in exchange for, any shares of Parent Common Stock;

        (v) any issuance by Parent of any shares of its capital stock or any debt security or securities, rights, options or warrants convertible into or exercisable or exchangeable for any shares of its capital stock or debt security;

        (vi) any termination of, or, to the best knowledge of Parent, indication of an intention to terminate or not renew, any material contract, license, commitment or other agreement between Parent and any other person, or the assignment by Parent of any interest in any contract to which Parent is a party;

       (vii) any material write-down or write-up of the value of any asset of Parent, or any material write-off of any accounts receivable or notes receivable of Parent or any portion thereof;

      (viii) any amendments or changes in Parent's Charter or by-laws;

        (ix) to the best knowledge of Parent, the commencement of any litigation or other action by or against Parent; or

        (x) any agreement, understanding, authorization or proposal, whether in writing or otherwise, for Parent to take any of the actions specified in items (i) through (ix) above.

    (i) TITLE TO ASSETS, PROPERTIES AND RIGHTS AND RELATED MATTERS. Parent has good and marketable title to all assets, properties and interests in properties, real, personal or mixed, reflected on its balance sheet for June 30, 1996 included in the SEC Documents or acquired after June 30, 1996, except for (i) those Encumbrances set forth in the Parent Disclosure Schedule, (ii) liens for current taxes not yet due and payable and (iii) statutory mechanics and materialmen's liens.

    (j) INTELLECTUAL PROPERTY. The Parent Disclosure schedule sets forth a list of all Intellectual Property Rights of Parent. To the best knowledge of Parent, the ownership or use of such Intellectual Property

Rights by Parent does not infringe on the intellectual property rights of others (and Parent has not received notice alleging any such infringement), and, to the best of Parent's knowledge, no third party is infringing on the Intellectual Property Rights of Parent. Except as set forth on the Disclosure Schedule, Parent is not obligated to pay any third party any royalty or fee for the use of the Intellectual Property Rights used in its business.

    (k) BROKERS. Neither Parent, Acquisition Sub, nor any of their respective officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

    (l) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Acquisition Sub for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, and (ii) the Stockholders' Materials will, at the date mailed to the Stockholders and at the effective date of the Stockholder Action, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

    (m) NO DEFAULTS, ETC. Parent has in all material respects performed all the obligations required to be performed by it to date and is not in material default or, to the best knowledge of Parent, alleged to be in material default under (i) its Charter or by-laws or (ii) any material agreement, lease, contract, commitment, instrument or obligation to which Parent is a party or by which any of its properties, assets or rights are or may be bound or affected, and, to the best knowledge of Parent, there exists no event, condition or occurrence which, with or without due notice or lapse of time, or both, would constitute such a default by it of any of the foregoing. To the best knowledge of Parent, no current customer has notified, or expressed an intention to notify, Parent that such customer will materially reduce the dollar amount of business it will do with Parent or cease doing business with Parent.

    (n) LITIGATION, ETC. Except as otherwise set forth in the Parent Disclosure Letter, there are no (i) Actions pending, or to the best knowledge of Parent, threatened against Parent, whether at law or in equity, or before or by any Governmental Authority, (ii) judgments, decrees, injunctions or orders of any Governmental Authority or arbitrator against the Company or (iii) to the best knowledge of the Company, material disputes with customers or vendors.

    (o) COMPLIANCE; GOVERNMENTAL AUTHORIZATIONS. Except as otherwise set forth in the Parent Disclosure Letter, Parent has complied and is presently in compliance in all material respects with all material Federal, state, local or foreign laws, ordinances, regulations and orders applicable to it or its business, including, without limitation, all Federal and state securities or "blue sky" laws and all laws and regulations relating to occupational safety and health and the environment. Parent has all material Federal, state, local and foreign governmental authorizations, security clearances, consents, approvals, licenses and permits necessary in the conduct of its business as presently conducted and as currently proposed to be conducted, such authorizations, consents, approvals, licenses and permits are in full force and effect, no material violations are or have been recorded in respect of any thereof and no proceeding is pending or, to the best knowledge of Parent, threatened to revoke or limit any thereof.

    (p) INSURANCE. Parent maintains policies of liability, theft, fidelity, fire, product liability, workmen's compensation, indemnification of directors and officers and other similar forms of insurance. The Parent Disclosure Schedule sets forth a history of all claims in excess of $50,000 made by Parent thereunder and the status thereof. All such policies of insurance are in full force and effect and all premiums with respect thereto are currently paid and, to the best knowledge of Parent, no basis exists for termination of any thereof on the part of the insurer. The amounts of coverage under such policies conform to the requirements set forth in the Parent's customer contracts. Parent has not, during the last three fiscal years, been denied or had revoked or rescinded any policy of insurance.

    (q) DISCLOSURE. Neither Section 3.2 of this Agreement nor any document, written information, statement, financial statement, certificate or exhibit furnished or to be furnished to the Company by or on behalf of Parent or Acquisition Sub pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements or facts contained herein and therein not misleading in light of the circumstances under which they were made.

    (r) KNOWLEDGE DEFINITION. As used herein, "to the best knowledge of Parent" and like phrases shall mean and include (i) actual knowledge and (ii) that knowledge which a prudent businessperson (including the officers, directors and other key employees of Parent) would have obtained in the management of his or her business affairs after making due inquiry and exercising reasonable diligence with respect thereto. In connection therewith, the knowledge (both actual and constructive) of any officer, director or other key employee of Parent shall be imputed to be the knowledge of Parent.

    (s)  PARENT REFERENCE INCLUDES DUNKIRK.  Each reference to Parent in this
Section 3.2 shall be deemed to be a reference to Parent and Dunkirk, unless the context requires otherwise. Accordingly, the Parent Disclosure Schedule shall include disclosures with respect to Dunkirk, as well as Parent, in response to the representations and warranties set forth in Section 3.2, as applicable.

                                   ARTICLE IV

                               RELATED AGREEMENTS

    4.1 VOTING AGREEMENTS. Each of the Stockholders set forth on Schedule 4.1 attached hereto has entered into a Voting Agreement and Irrevocable Proxy with Parent and the Company in the form of Exhibit B attached hereto (collectively, the "Voting Agreements"; together with the Affiliate Agreements and the Employment Agreements, the "Related Agreements"), providing, among other things, that such Stockholders shall vote in favor of or consent in writing to the Merger and shall not transfer their shares of Company Common Stock prior to the Effective Date (as defined therein).

    4.2 AFFILIATE AGREEMENTS. Each of (i) the persons (within the meaning of Rule 145) who or which are, in Parent's reasonable judgment on the date hereof, "affiliates" of the Company within the meaning of Rule 145 of the rules and regulations promulgated by the SEC under the Securities Act ("Rule 145") and identified as such on Schedule 4.2 attached hereto (each such person, together with the persons identified pursuant to Section 5.15 hereof after the date hereof, a "Rule 145 Affiliate"), shall, on or prior to the date of filing of the S-4 with the SEC, enter into a Company Affiliate Agreement with Parent, effective as of the Effective Time (the "Company Affiliate Agreement"), in the form of Exhibit C-1 attached hereto, and (ii) the holders of at least 1% of the outstanding capital stock of the Company who or which are not signatories to a Company Affiliate Agreement are entering into a Company Affiliate Tax Agreement with Parent, effective as of the Effective Time, in the form of Exhibit C-2 attached hereto (the "Company Affiliate Tax Agreement"; and the Company Affiliate Agreement and the Company Affiliate Tax Agreement being sometimes hereinafter collectively referred to as the "Affiliate Agreements"), in each case providing, among other things, in the case of the Company Affiliate Agreement, that such persons shall not transfer their shares of Company Common Stock following the Effective Time except as provided therein and, in the case of the Tax Affiliate Agreement, a representation as to such person's intentions with respect thereto. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of creating Schedule 4.1(b). Parent and Acquisition Sub shall be entitled to place legends on the certificates evidencing any Parent Common Stock to be received by each Rule 145 Affiliate pursuant to the terms of this Agreement and the Agreement of Merger, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of the Company Affiliate Agreements, whether or not the Company Affiliate Agreements are actually delivered to Parent.

                                   ARTICLE V

               CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME;

                             ADDITIONAL AGREEMENTS

    5.1 ACCESS TO RECORDS AND PROPERTIES OF EACH PARTY; CONFIDENTIALITY. (a) From and after the date hereof until the Effective Time or the earlier termination of this Agreement pursuant to Section8.1 hereof (the "Executory Period"), each Party shall afford: (i) to the officers, independent certified public accountants, counsel and other representatives of the other Party, free and full access at all reasonable times to all properties, books and records (including tax returns filed and those in preparation) of such Party, in order that the other Party and such other persons may have full opportunity to make such investigations as they shall reasonably desire to make of the business and affairs of such Party; and (ii) to the independent certified public accountants of the other Party, free and full access at all reasonable times to the work papers of the independent certified public accountants for such Party. Additionally, each Party will permit the other Party to make such reasonable inspections of such Party and its respective operations during normal business hours as the other Party may reasonably require and each Party will cause its officers to furnish to the other Party and such other persons, such additional financial and operating data and other information as to the business and properties of such Party as the other Party or such other persons shall from time to time reasonably request. No investigation pursuant to this Section 5.1, or made prior to the date hereof, shall affect or otherwise diminish or obviate in any respect any of the representations and warranties of any Party hereunder. As used herein, the term "Party" shall mean and refer to the Company, on the one hand, and Parent and Acquisition Sub, on the other hand.

    (b) Reference is made to the Confidentialty Agreement dated June 6, 1996, between the Company and Parent, which is hereby confirmed by the parties hereto and is and shall remain in full force and effect in accordance with its terms, and each of Parent and Company shall observe and perform its respective obligations thereunder.

    5.2 OPERATION OF BUSINESS OF THE COMPANY. During the Executory Period, the Company will operate its business as now operated and only in the normal and ordinary course and, consistent with such operation, will use its best efforts to preserve intact its present business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with licensors, franchisees, licensees, suppliers, contractors, distributors, customers and other persons having business dealings with it. Without limiting the generality of the foregoing, during the Executory Period, the Company shall not, without the prior written consent of Parent, (a) take any action that would result in any of the representations and warranties of the Company herein becoming untrue or in any of the conditions to the Merger not being satisfied, or (b) take or cause to occur any of the actions or transactions described in Section 3.1(g) hereof.

    5.3 OPERATION OF BUSINESS OF THE COMPANY. During the Executory Period, Parent will operate its business as now operated and only in the normal and ordinary course and, consistent with such operation, will use its best efforts to preserve intact its present business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with licensors, franchisees, licensees, suppliers, contractors, distributors, customers and other persons having business dealings with it. Without limiting the generality of the foregoing, during the Executory Period, Parent shall not, without the prior written consent of the Company, (a) take any action that would result in any of the representations and warranties of Parent herein becoming untrue or in any of the conditions to the Merger not being satisfied, or (b) take or cause to occur any action which could reasonably be expected to result in a Material Adverse Effect.

    5.4 NEGOTIATION WITH OTHERS. (a) During the Executory Period, and for a period of 20 days thereafter, the Company shall not, and the Company shall not permit any agent or other representative of the Company to, directly or indirectly, (i) solicit, initiate or engage in discussions or engage in negotiations with any person (whether such negotiations are initiated by the Company or otherwise) or take any other action to facilitate the efforts of any person, other than Parent, relating to the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets (any such acquisition being referred to in this Section
5.4 as an "Acquisition Transaction"), (ii) provide information with respect to the Company to any person, other than Parent, relating to a possible Acquisition Transaction, (iii) enter into an agreement with any person, other than Parent and Acquisition Sub, relating to a possible Acquisition Transaction, (iv) consummate an Acquisition Transaction with any person other than the Parent or enter into an agreement with any person, other than Parent, providing for a possible Acquisition Transaction or (v) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Transaction, unless the Parent is a party to such Acquisition Transaction; provided, however, that nothing contained herein shall prohibit the Board of Directors of the Company from (i) furnishing information to, or entering into discussions or negotiations with, any unaffiliated third party that makes an unsolicited written, bona fide offer with respect to an Acquisition Transaction, which offer is subject to no conditions relating to financing and offers the Company's stockholders cash or marketable securities having a value in excess of the aggregate market value of the Merger Shares as of the date ofsuch offer, if the Board of Directors of the Company, based upon the written advice of outside legal counsel, determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties under applicable law (such proposal being referred to herein as a "Superior Proposal") and prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to Parent thereof and (ii) failing to make or withdrawing or notifying its recommendation referred to in Section 5.10 if there exists a Superior Proposal and the Board of Directors of the Company, based upon the written advice of outside legal counsel, determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law. If the Company receives any unsolicited offer or proposal to enter negotiations relating to an Acquisition Transaction, the Company shall notify Parent thereof, including information as to the identity of the party making such offer or proposal and the specific terms of such offer or proposal, as the case may be.

    (b) Notwithstanding anything contained herein to the contrary, the Company shall not consummate an Acquisition Transaction with a party other than Parent unless it shall have terminated this Agreement pursuant to Section8.1(g).

    5.5 DISSENTING STOCKHOLDERS. Prior to the Closing, the Company shall give Parent (a) prompt notice of any demand by Stockholders (the "Dissenting Stockholders") for purchase of their shares of Company Common Stock at fair value in the manner provided by Section 262 of the Delaware Statute and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demands. Prior to the Closing, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands for payment.

    5.6 PREPARATION OF S-4; OTHER FILINGS. As promptly as practicable after the date of this Agreement, Parent shall prepare and file with the SEC a Registration Statement on Form S-4 with respect to the Merger Shares, the shares of Parent Common Stock to be issued in exchange for Vested Company Options and the shares of Parent Common Stock reserved for issuance upon exercise of the assumed Company Warrants (the "S-4"), in which the Stockholder Statement will be included as a prospectus. Each of Parent and the Company shall use its best efforts to respond to any comments of the SEC, to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to cause the Stockholder Statement to be mailed to the Stockholders at the earliest practicable time, but in any event within two Business Days after the S-4 has been declared effective by the SEC. As promptly as practicable after the date of this Agreement, Parent and the Company shall properly prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal or state laws and Parent shall properly prepare and file any filings required under state securities or "blue sky" laws, in each case, relating to the Merger and the transactions contemplated by this Agreement and the Agreement of Merger

(collectively, the "Other Filings"). The Company shall promptly furnish Parent with all information concerning the Company and the Stockholders as may be reasonably required in connection with any action contemplated by this Section
5.6. Each Party will notify the other Party promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the S-4 or any Other Filing or for additional information and will supply the other Party with copies of all correspondence between such Party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the S-4, the Merger or any Other Filing. Each Party shall promptly provide the other Party (or its counsel) copies of all filings made by such Party with any Governmental Authority in connection with this Agreement, the Agreement of Merger and the transactions contemplated hereby and thereby. The S-4 and the Other Filings shall comply in all material respects with all applicable requirements of law. Whenever any event occurs which should be set forth in an amendment or supplement to the S-4 or any Other Filing, Parent or the Company, as the case may be, shall promptly inform the other Party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

    5.7 ADVICE OF CHANGES. The Company shall confer on a regular and frequent basis with Parent, report on operational matters and promptly advise Parent orally and in writing of any change, event or circumstance having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on the Company or which could impair (negatively or positively) its financial projections or forecasts.

    5.8 LETTER OF THE COMPANY'S ACCOUNTANTS. The Company shall use its best efforts to cause to be delivered to Parent a letter of BDO Seidman, LLP, dated a date within two Business Days before the date on which the S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4 (and, if requested, a bring-down comfort letter at the closing of the Merger).

    5.9 LETTER OF PARENT'S ACCOUNTANTS. Parent shall use its best efforts to cause to be delivered to the Company a letter of Ernst & Young LLP, Parent's independent public accountants, dated a date within two Business Days before the date on which the S-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4 (and, if requested, a bring-down comfort letter at the closing of the Merger).

    5.10 STOCKHOLDERS' APPROVAL. The Company shall (a) call a special meeting of the Stockholders (the "Stockholders' Meeting") within 20 days (or such other period as may be required by applicable law) after the S-4 shall have been declared effective by the SEC for the purpose of obtaining the approval of the Merger, this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby (the "Stockholder Action") and (b) recommend that the Stockholders vote in favor of the Merger and approve this Agreement and the Agreement of Merger and take or cause to be taken all such other action as may be required by the Delaware Statute and any other applicable law in connection with the Merger, this Agreement and the Agreement of Merger, in each case as promptly as possible. The Company shall prepare and distribute any written notice and other materials relating to the Stockholder Action, including, without limitation, a proxy statement (the "Stockholder Statement"), in accordance with the Charter and by-laws of the Company, the Delaware Statute and any other Federal and state laws relating to the Merger, such Stockholders' Meeting or any other transaction relating to or contemplated by this Agreement (collectively, the "Stockholders' Materials"); provided, however, that Parent and its counsel shall have the opportunity to review all Stockholders' Materials prior to delivery to the Stockholders, and all Stockholders' Materials shall be in form and substance reasonably satisfactory to Parent and its counsel; and provided further, however, that if any event occurs which should be set forth in an amendment or supplement to any Stockholders' Materials, the Company shall promptly inform Parent thereof (or, if such event relates solely to Parent, Parent shall promptly inform the Company thereof), and the Company shall promptly prepare an amendment or supplement in form and substance satisfactory to Parent in accordance with the Charter and by-laws of the Company, the Delaware Statute and any other Federal or state laws.

    5.11 LEGAL CONDITIONS TO MERGER. Each Party shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such Party with respect to the Merger and will take all reasonable action necessary to cooperate with and furnish information to the other Party in connection with any such requirements imposed upon such other Party in connection with the Merger. Each Party shall take all reasonable actions necessary (a) to obtain (and will take all reasonable actions necessary to promptly cooperate with the other Party in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority, or other third party, required to be obtained or made by such Party (or by the other Party) in connection with the Merger or the taking of any action contemplated by this Agreement or the Agreement of Merger, (b) to defend, lift, rescind or mitigate the effect of any lawsuit, order, injunction or other action adversely affecting the ability of such Party to consummate the transactions contemplated hereby and (c) to fulfill all conditions precedent applicable to such Party pursuant to this Agreement.

    5.12 CONSENTS. Each Party shall use its best efforts, and the other Party shall cooperate with such efforts, to obtain any consents and approvals of, or effect the notification of or filing with, each person or authority, whether private or governmental, whose consent or approval is required in order to permit the consummation of the Merger and the transactions contemplated hereby and to enable the Surviving Corporation to conduct and operate the business of the Company substantially as presently conducted and as proposed to be conducted pursuant to the Budget.

    5.13 EFFORTS TO CONSUMMATE. Subject to the terms and conditions herein provided, the parties hereto shall use their best efforts to do or cause to be done all such acts and things as may be necessary, proper or advisable, consistent with all applicable laws and regulations, to consummate and make effective the transactions contemplated hereby and by the Agreement of Merger and to satisfy or cause to be satisfied all conditions precedent that are set forth in Article VI as soon as reasonably practicable.

    5.14 NOTICE OF PROSPECTIVE BREACH. Each party hereto shall immediately notify the other parties in writing upon the occurrence of any act, event, circumstance or thing that is reasonably likely to cause or result in a representation or warranty hereunder to be untrue at the Closing, the failure of a closing condition to be achieved at the Closing, or any other breach or violation hereof or default hereunder.

    5.15 PUBLIC ANNOUNCEMENTS. The parties hereto agree that, to the maximum extent feasible, but subject, in the case of Parent, to its public disclosure and other legal and regulatory obligations, they shall advise and confer with each other prior to the issuance of any public announcement or reports or statements with respect to the Merger; provided, however, that the Company will not issue any report, statement or release pertaining to this Agreement or any transaction contemplated hereby, without the prior written consent of the Parent.

    5.16 AFFILIATES. Within ten Business Days prior to the effective date of the Stockholder Action, Parent and the Company shall amend Schedule 4.1 hereto to add the names and addresses of any other person (within the meaning of Rule
145) that Parent reasonably identifies as being a person who may be deemed to be a Rule 145 Affiliate of the Company within the meaning of Rule 145; provided, however, that no such person identified by Parent shall be added to the list of Rule 145 Affiliates of the Company if Parent shall receive from the Company, on or before the Effective Time, an opinion of counsel reasonably satisfactory to Parent to the effect that such person is not a Rule 145 Affiliate. The Company shall use its best efforts to deliver or cause to be delivered to Parent, prior to the Effective Time, from each of such additional Rule 145 Affiliates a Company Affiliate Agreement.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

    6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The obligations of each party to perform this Agreement and to effect the Merger are subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by all parties hereto:

    (a) STOCKHOLDER APPROVAL; AGREEMENT OF MERGER. This Agreement, the Agreement of Merger and the Merger shall have been approved and adopted by at least a majority of the outstanding shares of Company Common Stock, and the Agreement of Merger shall have been executed and delivered by Acquisition Sub and the Company and filed with and accepted by the Secretary of State of the State of Delaware.

    (b) APPROVALS. All authorizations, consents, orders or approvals of, or declarations or filings with or expiration of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated hereby shall have been obtained or made or shall have occurred.

    (c) LEGAL ACTION. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any Federal or state court or other Governmental Authority and remain in effect.

    (d) S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

    (e) LEGISLATION. No Federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated by this Agreement or the Agreement of Merger or any of the conditions to the consummation of such transactions.

    6.2 CONDITIONS TO OBLIGATIONS OF PARENT AND ACQUISITION SUB. The obligations of Parent to perform this Agreement and of Acquisition Sub to perform this Agreement and the Agreement of Merger are subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by Parent and Acquisition Sub:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in Section 3.1 hereof shall in each case be true and correct in all material respects (except for any representation or warranty that by its terms is qualified by materiality, in which case it shall be true and correct in all respects) as of the date of this Agreement, and as of the effective date of the Stockholder Action and as of the Closing Date as though made at and as of such dates, respectively, Parent and Acquisition Sub shall have received a certificate signed by the Chief Executive Officer of the Company to that effect.

    (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement and the Agreement of Merger prior to or as of the Closing Date, and, with respect to performance by the Company, Parent and Acquisition Sub shall have received a certificate signed by the Chief Executive Officer of the Company to that effect.

    (c) AUTHORIZATION OF MERGER. All action necessary to authorize the execution, delivery and performance of this Agreement, the Agreement of Merger and the Related Agreements by the Company and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the board of directors of the Company, and the Company and the Stockholders shall have full power and right to effect the Merger on the terms provided herein.

    (d) OPINION OF THE COMPANY'S COUNSEL. Parent and Acquisition Sub shall have received an opinion dated the Closing Date of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. ("GT"), special counsel to the Company, reasonably satisfactory in form and substance to Parent and Acquisition Sub.

    (e) ACCEPTANCE BY COUNSEL TO PARENT AND ACQUISITION SUB. The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to O'Sullivan Graev & Karabell, LLP ("OG&K"), special counsel for Parent and Acquisition Sub.

    (f) CONSENTS AND APPROVALS. Parent and Acquisition Sub shall have received duly executed copies of all consents and approvals contemplated by this Agreement or the Company Disclosure Schedule, in form and substance satisfactory to Parent and Acquisition Sub.

    (g) GOVERNMENT CONSENTS, AUTHORIZATIONS, ETC. All consents, authorizations, orders or approvals of, and filings or registrations with, any Governmental Authority which are required for or in connection with the execution and delivery by the Company of this Agreement, the Agreement of Merger and the Related Agreements and the consummation by the Company of the transactions contemplated hereby and thereby shall have been obtained or made.

    (h) RELATED AGREEMENTS. Each of the Related Agreements shall be in full force and effect as of the Effective Time in accordance with the respective terms thereof, and each person or entity who or which is required or contemplated by the parties hereto to be a party to any Related Agreement who or which did not theretofore enter into such Related Agreement shall execute and deliver such Related Agreement.

    (i) DISSENTERS. The holders of no more than five percent (5%) of the issued and outstanding shares of Company Common Stock immediately prior to the Effective Time shall have preserved their right to exercise dissenter's rights under the Delaware Statute.

    (j) EMPLOYMENT AGREEMENTS. Each of William L. Amt and Harry Christenson shall have executed and delivered an employment agreement with Parent in the form of Exhibit D attached hereto (collectively, the "Employment Agreements"), which Employment Agreement shall provide, among other things, for the placement of 34,560 Merger Shares into escrow, which Merger Shares shall be subject to forfeiture in the event of a termination of employment with the Company in accordance with the terms thereof.

    (k) RELEASES. Each of John Royall and Steve Koinis ("Koinis") shall have executed and delivered a release with respect to any indemnification or other claims against the Company, Parent or Acquisition Sub or any of their respective Affiliates, in form and substance reasonably satisfactory to Parent, which releases shall remain in full force and effect.

    (l) AMENDMENT TO KOINIS EMPLOYMENT AGREEMENT. Koinis shall have executed and delivered an amendment to his employment agreement with the Company providing for the termination thereof at the Effective Time, which amendment shall remain in full force and effect.

    (m) AMENDMENT TO OCTAGON CHARTER. The Charter of the Company shall have been amended to delete therefrom the provisions relating to the purchase price payable for Company Common Stock.

    (n) FAIRNESS OPINION. Parent shall have received an opinion from a financial advisor acceptable to it with respect to the fairness, from a financial point of view, to the stockholders of Parent of the Merger and such opinion shall remain in full force and effect as of the Closing Date.

    (o) D&O INSURANCE. Parent shall have obtained directors' and officers' liability insurance on satisfactory terms and conditions with respect to the directors and officers of Parent and the Surviving Corporation.

    (p) NMC. Nuclear Management Corporation shall not have commenced any proceedings for injunctive or other equitable relief against Parent or the Company.

    6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to perform this Agreement and the Agreement of Merger are subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by the Company:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Acquisition Sub set forth in Section 3.2 hereof shall be true and correct in all material respects (except for any representation or warranty that by its terms is qualified by materiality, in which case it shall be true and correct in all respects) as of the date of this Agreement, and as of the effective date of the Stockholder Action and as of the Closing Date as though made at and as of such dates, respectively, and the Company shall have received a certificate signed by the Chief Financial Officer of each of Parent and Acquisition Sub to that effect.

    (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND ACQUISITION SUB. Parent and Acquisition Sub shall have performed in all material respects their respective obligations required to be performed by them under this Agreement and the Agreement of Merger prior to or as of the Closing Date and the Company shall have received a certificate signed by the Chief Financial Officer of each of Parent and Acquisition Sub to that effect.

    (c) AUTHORIZATION OF MERGER. All action necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements by Parent, the execution, delivery and performance of this Agreement and the Agreement of Merger by Acquisition Sub, and the consummation of the transactions contemplated hereby and by the Agreement of Merger shall have been duly and validly taken by Parent and Acquisition Sub and by Parent as the sole stockholder of Acquisition Sub.

    (d) OPINION OF COUNSEL TO PARENT AND ACQUISITION SUB. The Company shall have received an opinion dated the Closing Date of OG&K in form and substance reasonably satisfactory to the Company.

    (e) TAX OPINION. The Company shall have received an opinion in form and substance satisfactory to the Company of GT, counsel for the Company, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Parent, Acquisition Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In connection with such opinion, counsel shall be entitled to rely upon certain representations of Parent, Acquisition Sub and the Company and certain stockholders of the Company.

    (f) ACCEPTANCE BY COUNSEL TO THE COMPANY. The form and substance of all legal matters contemplated herein and of all papers delivered hereunder shall be reasonably acceptable to GT.

    (g) GOVERNMENT CONSENTS, AUTHORIZATIONS, ETC. All consents, authorizations, orders or approvals of, and filings or registrations with, any Governmental Authority which are required for or in connection with the execution and delivery by Parent and Acquisition Sub of this Agreement and the Related Agreements and by Acquisition Sub of the Agreement of Merger and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby or thereby shall have been obtained or made.

    (h) PAYMENT OF EXPENSES. Parent shall have paid the Company Expenses in accordance with the first sentence of Section 7.1 as provided therein.

    (i) APPOINTMENT OF DIRECTORS. The Board of Directors of Parent shall have taken such action as shall be necessary to expand the size of Parent's Board of Directors and to appoint William L. Amt, Harry O. Christenson, Patricia H. Engman and William V. Roberti as directors of Parent.

    (j) FAIRNESS OPINION. The Company shall have received an opinion of Brooks, Houghton & Company, Inc. or other financial advisor acceptable to it and Parent with respect to the fairness, from a financial point of view, to the stockholders of the Company of the Merger, and such opinion shall remain in full force and effect as of the Closing Date.

                                  ARTICLE VII

                              RELATED TRANSACTIONS
               RELATED TRANSACTIONSTO BE EFFECTED AT THE CLOSING

    7.1 PAYMENT OF CERTAIN FEES AND EXPENSES. (a) At the Closing, Parent shall pay, or cause the Surviving Corporation to pay, in cash, against presentation of statements therefor, the reasonable fees and expenses of GT, BDO Seidman LLP and Brooks, Houghton & Company, Inc., incurred in connection with the transactions contemplated hereby. Except as expressly provided in this Section 7.1, neither Parent, Acquisition Sub, the Company nor the Surviving Corporation shall pay or in any respect be liable for any Company Expenses.

    (b) If this Agreement is terminated by the Company pursuant to Section 8.1(g) or by Parent pursuant to Section 8.1(h), the Company shall pay to Parent within five business days following such termination a fee of $200,000 plus all out-of-pocket expenses (including, without limitation, all attorneys' and accountants' fees and expenses) incurred by Parent in connection with the transactions contemplated by this Agreement (the "Break-up Fee"). The Break-up Fee shall also be payable if the Company shall consummate an Acquisition Transaction prior to June 30, 1997 with a party other than Parent who made an offer or proposal with respect to an Acquisition Transaction prior to the termination of this Agreement (other than pursuant to Section 8.1(g) or 8.1(h)), or during the 20-day period after such termination (in which case the Break-up Fee will be paid within 5 business days following consummation of such Acquisition Transaction).

    7.2 BRIDGE INDEBTEDNESS. At the Closing, any indebtedness of the Company to Parent shall becontributed by Parent to the Company.

                                  ARTICLE VIII

                TERMINATION; AMENDMENT, MODIFICATION AND WAIVER

    8.1 TERMINATION. This Agreement may be terminated, and the Merger abandoned, notwithstanding the approval by Parent, Acquisition Sub and the Company of this Agreement, at any time prior to the Effective Time, by:

    (a) the mutual consent of Parent, Acquisition Sub and the Company; or

    (b) Parent, Acquisition Sub or the Company, if (i) the conditions set forth in Section 6.1 hereof shall not have been met by June 30, 1997, except if such conditions have not been met solely as a result of the action or inaction of the party seeking to terminate or (ii) the other party or parties have materially breached any material covenant or agreement set forth herein and such breach is not cured (if curable) within 15 days following written notice thereof; or

    (c) Parent and Acquisition Sub if the conditions set forth in Section 6.2 hereof shall not have been met, and the Company if the conditions set forth in
Section 6.3 hereof shall not have been met, in either case by June 30, 1997, except if such conditions have not been met solely as a result of the action or inaction of the party seeking to terminate; or

    (d) Parent and Acquisition Sub on the one hand, or the Company on the other hand, if such party or parties shall have determined in its or their sole discretion, exercised in good faith, that the Merger contemplated by this Agreement and the Agreement of Merger has become impracticable by reason of the institution of any litigation, proceeding or investigation to restrain or prohibit the consummation of the Merger, or which questions the validity or legality of the transactions contemplated by this Agreement and the Agreement of Merger; or

    (e) Parent and Acquisition Sub if any statute, rule, regulation or other legislation shall have been enacted which, in the sole judgment of Parent and Acquisition Sub, exercised reasonably and in good faith, materially adversely impairs the conduct or operation of the Company as presently conducted and as contemplated to be conducted pursuant to the Budget; or

    (f) the Company if any statute, rule, regulation or other legislation shall have been enacted which, in the sole judgment of the Company, exercised reasonably and in good faith, materially adversely impairs the conduct or operation of Parent's business as presently conducted; or

    (g) the Company, if it shall have received a Superior Proposal, and the Company's Board of Directors, based upon the written advice of outside legal counsel, determines in good faith that accepting such Superior Proposal is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law; or

    (h) Parent, if the Board of Directors of the Company shall have (i) withdrawn, modified or amended in any adverse respect its approval or recommendation of this Agreement, the Merger or the transactions contemplated hereby, (ii) failed to include in the Proxy Statement such recommendation (including the recommendation that the Stockholders vote in favor of the Merger), or (iii) recommended to the Stockholders an Acquisition Transaction with any party other than Parent.

    Any termination pursuant to this Section 8.1 (other than a termination pursuant to Section 8.1(a) hereof) shall be effected by written notice from the party or parties so terminating to the other parties hereto.

    8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and no party hereto, nor its stockholders, directors, officers or affiliates, shall have any liability in connection herewith; provided, however, that, Section 5.1(b), Section 5.4, Article VII, this Section 8.2 and
Article IX shall survive the termination of this Agreement. Notwithstanding the foregoing, this Section 8.2 shall not relieve any party from liability in connection with an intentional or willful material breach of this Agreement prior to its termination; provided, however, that the payment set forth in
Section 7.1(b) shall be the sole and exclusive remedy of Parent in connection with the consummation of an Acquisition Transaction with a party other than Parent or the termination of this Agreement by the Company or Parent pursuant to
Section 8.1(g) or 8.1(h), respectively, in connection therewith.

                                   ARTICLE IX

                                 MISCELLANEOUS

    9.1 EXPENSES. As used in this Agreement, "Transaction Costs" shall mean, with respect to any party, all actual, out-of-pocket expenses incurred by such party to third parties, in connection with this Agreement, the Agreement of Merger, the Merger and all other transactions provided for herein and therein; but shall not in any event include general overhead; the time spent by employees of such party internally; postage, telephone, telecopy, photocopy and delivery expenses; permit and filing fees; and other non-material expenses that are incidental to the ordinary course of business. Each party hereto shall bear its own fees and expenses in connection with the transactions contemplated hereby; provided, however, that in the event the Merger shall be consummated, (a) Parent and Acquisition Sub shall bear all Transaction Costs of Parent and Acquisition Sub and (b) except as expressly provided in Section 7.1, which provides for certain specified expenses to be paid by Parent or the Surviving Corporation, the Stockholders shall bear all Transaction Costs of the Company pro rata among such Stockholders based on their former relative ownership of Company Common Stock, whether or not such fees and expenses have been paid by the Company or the Stockholders on or before the Closing Date and whether or not such fees and expenses are reflected in the Company Disclosure Schedule or the Schedule of Expenses (such Transaction Costs of the Company and the Stockholders without regard to the provisions of Section 7.1 being herein collectively referred to as the "Company Expenses").

    9.2 ENTIRE AGREEMENT. This Agreement and the Agreement of Merger (including the Company Disclosure Schedule, the Parent Disclosure Schedule and the Exhibits attached hereto) and the other writings referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings, written or oral, among the parties with respect thereto (including, but not limited to, the Letter of Intent dated August 13, 1996, as amended, between Parent and the Company.

    9.3 DESCRIPTIVE HEADINGS. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

    9.4 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested or by telecopier, with confirmation as provided above addressed as follows:

        if to Parent or Acquisition Sub, to:

           Conversion Technologies International, Inc.

           82 Bethany Road

           Hazlet, New Jersey 07730

           Attention: Harvey Goldman

           Telecopier: (908) 888-3930; and

        with a copy to:

           O'Sullivan Graev & Karabell, LLP

           30 Rockefeller Plaza

           New York, New York 10012

           Attention: Julie M. Allen, Esq.

           Telecopier: (212) 408-2420

        if to the Company, to:

           Octagon, Inc.

           317 S. North Lake Boulevard

           Suite 1024

           Altamonte Springs, Florida 32701

           Attention: William L. Amt

           Telecopier: (407) 834-4559;

        with a copy to:

           Greenberg, Traurig, Hoffman,

             Lipoff, Rosen & Quentel, P.A.

           111 North Orange Avenue

           Orlando, Florida 32801

           Attention: Michael J. Sullivan, Esq.

           Telecopier: (407) 420-5909;

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery or telecopy, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent and (c) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication was posted.

    9.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts by original or facsimile signature, each such counterpart shall be an original instrument, and all such counterparts together shall constitute one and the same agreement.

    9.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Delaware Statute and with the laws of the State of Delaware applicable to contracts made and to be performed wholly therein.

    9.7 BENEFITS OF AGREEMENT. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable by any party hereto without the consent of the other parties hereto; provided, however, that anything contained herein to the contrary notwithstanding , Acquisition Sub may assign and delegate any or all of its rights and obligations hereunder to any other direct or indirect wholly-owned subsidiary of Parent.

    9.8 PRONOUNS. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.

    9.9 AMENDMENT, MODIFICATION AND WAIVER. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by Parent and the Company; provided, however, that after the approval and adoption of this Agreement, the Agreement of Merger and the Merger by the Stockholders, no amendment of this Agreement shall be made which pursuant to the Delaware Statute or other law requires the further approval of the Stockholders; provided further, however, that any party to this Agreement may waive any obligation owed to it by any other party under this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Reorganization to be executed on its behalf as of the day and year first above written.

                                CONVERSION TECHNOLOGIES
                                INTERNATIONAL, INC.

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                CTI ACQSUB-II, INC.

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                OCTAGON, INC.

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                                                     EXHIBIT B-1

                        BROOKS, HOUGHTON & COMPANY, INC.

STEVEN H. BROOKS
MANAGING DIRECTOR

                                                        PRIVATE AND CONFIDENTIAL

November 20, 1996

Mr. William L. Amt, Chief Executive Officer
Mr. Harry Christenson, Chief Financial Officer & Chairman of the Board Octagon, Inc.
317 S. North Lake Blvd., Suite 1024
Altamonte Springs, FL 32701

    RE: Fairness Opinion--The Acquisition of Octagon, Inc. by

        Conversion Technologies International, Inc.

Dear Sirs:

    You have requested the opinion of Brooks, Houghton & Company, Inc. and its affiliate company PCA Securities, Inc. to the appropriateness of the proposed acquisition of Octagon, Inc. ("Octagon" or the "Company") by Conversion Technologies International, Inc. ("Conversion") described herein. In addressing this opinion to Octagon, we have relied completely on information provided by Octagon, Conversion and publicly available stock price and volume information that was provided to us. Therefore, we qualify our opinion in all respects upon the accuracy and completeness of the material submitted to us by Octagon and Conversion.

    We have reviewed and analyzed the contents of the documents and financial statements provided to us by Octagon and Conversion concerning the proposed acquisition as well as the documents describing the background of the two companies. In summary, for Federal income purposes, the proposed merger of Conversion and Octagon will be treated as a tax-free reorganization within the context of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, by reason of Section 368(a)(2)(E) of the Code.

    The exchange ratio (the "Exchange Ratio") is for each share of outstanding Octagon Common Stock will be exchanged for one-tenth of a share of Conversion Common Stock. Octagon's Class A warrants outstanding as a result of the merger and without any further action on the part of any current holder, shall be assumed by Conversion and automatically converted, pursuant to its terms, into a warrant to purchase a number of shares of Conversion's Common Stock, which is directly related to the Exchange Ratio.

    The Board of Directors of Conversion will be expanded to include William L. Amt, Patricia H. Engman and Charles R. Henry.

                                      B1-1

BACKGROUND OF OCTAGON

1. Capitalization              As of September 30, 1996, 25,000,000 shares of Octagon common stock (Bulletin Board symbol OCTA) are authorized, of which
                               8,404,702 shares thereof are issued and outstanding.

                               As of September 30, 1996, 3,450,000 and 1,100,000 Class A
                               warrants are issued and outstanding, with an exercise price of
                               $4.00 expiring on February 23, 1999 and February 28, 2000
                               respectively. These warrants were issued in connection with the Octagon's initial public offering on February 24, 1994.

2. Key Aspects Effecting
  Octagons Ability to Raise
  Capital:                     The Company has a history of losses both on a cash flow and net income basis.

                               The segment of the industry that the Company serves is
                               shrinking and highly regulated.

                               The business that Octagon participates in is very competitive and price sensitive. Furthermore, Octagons competitors are for the most part larger and far better capitalized.

                               Octagon and its previous senior management have been
                               sanctioned by the SEC. Octagon entered into a Cease and Desist
                               Order and settlement in September, 1996.

                               The Company has been a defendant in shareholder class action litigation, which was settled in February, 1995. Octagon has also been a defendant in a case brought by former officer John
                               Royall, which was settled in January, 1996.

                               Octagon's common stock and warrants are listed only on the
                               Bulletin Board and the trading volume is minimal. The common stock and warrants do not appear to be supported by market makers and are not followed by an equity analyst. The closing bid price per share of Octagon common stock on November 11,
                               1996 was $0.1875.

3. Financial Condition         The Company is currently undercapitalized and does Condition not have sufficient working capital. Furthermore, the lack of adequate equity capital has significantly contributed to
                               limiting the Company from growing sufficiently to reach a
                               breakeven sales level.

4. Raising Capital             The management of the Company has indicated that it is very unlikely that Octagon will be successful in raising sufficient capital in the near to intermediate term. This assessment is based on their recent attempts to raise capital, the financial condition of the company and the company's history.

                                      B1-2

BACKGROUND OF CONVERSION TECHNOLOGIES, INC.

1. Capitalization              As of September 30, 1996, 25,000,000 shares of Conversion
                               common stock (symbol CTIX) are authorized, of which 5,539,745 shares thereof are issued and outstanding.

                               As of September 30, 1996, 4,639,550 Redeemable Class A
                               warrants (symbol CTIXW) 3,527,050 Redeemable Class B warrants
                               (symbol CTIXZ) are issued and outstanding. Each Class A
                               warrant entitles the holder to purchase one share of common stock and one Class B warrant at an exercise price of $5.85.
                               Each Class B warrant entitles the holder to purchase one share of common stock at an exercise price of $7.80. The Class A and
                               Class B warrants expire on May 16, 2001. These warrants were issued in connection with the Conversion's initial public
                               offering on May 16, 1996.

2. Financial Condition         As of October 31, 1996, the Company has a balance sheet
                               consisting of (approximately):

Current Assets:                                 $    4,097m  (cash: $2660m)

Total Assets:                                   $   19,067m

Current Liabilities:                            $    3,260m

Long Term Debt:                                 $   11,198m

Total Equity:                                   $    4,609m

                               Conversion has a history of losses both on a cash flow and net income basis.

                               Conversion has a tax loss carry forward of approximately
                               $19,298m as of October 31, 1996.

                               The common stock of Conversion is listed on NASDAQ SmallCap
                               Market and the average trading volume for the past thirty
                               days is 23,000 shares.

                               The closing bid price per share of Conversion common stock on November 11, 1996 was $3 1/8.

3. Patents                     Conversion has a patented process for manufacturing an
                               alumin-silicate glass, marketed as Alumaglass-TM-, which is used for industrial abrasives, construction material and
                               non-skid flooring. Alumaglass-TM- can be made from processed waste from aluminum manufactures. Conversion also recycles cathode ray (CRT) tube glass and also uses this glass in the manufacture of Alumaglass-TM-.

4. Joint Venture               In July 1996, Conversion entered into a joint venture with
                               Vangkoe Industries, Inc. ("Vangkoe"), of St. Augustine,
                               Florida, to manufacture coated particles for the used as a component in construction materials. These materials include swimming pool plasters, commercial flooring and roofing
                               materials. Vangkoe is a newly organized company with limited financial resources.

                                      B1-3

CONCLUSION:

    With reference to the aforementioned information, the current date, and based on the information and facts supplied by Octagon and Conversion to our firm including the orderly liquidation value of Octagon and the November 11, 1996 market price of a share of Conversion's common stock, it is our conclusion that the proposed transaction as described to us would be fair to Octagon's shareholders within an approximate range of eight (8) shares of Octagon's common stock for one (1) share of Conversion common stock to ten (10) shares of Octagon's common stock for one (1) share of Conversion common stock.

                                          Sincerely,
                                          Brooks, Houghton & Company, Inc.
                                          and its affiliate company PCA
                                          Securities, Inc.

/s/ Gerald Houghton
for
Steven H. Brooks
Managing Director

                                      B1-4

                                                                     EXHIBIT B-2

                        BROOKS, HOUGHTON & COMPANY, INC.

STEVEN H. BROOKS
MANAGING DIRECTOR

                                                    PRIVATE AND CONFIDENTIAL

March 26, 1997

Mr. William L. Amt, Chief Executive Officer
Mr. Harry Christenson, Chief Financial Officer & Chairman of the Board Octagon, Inc.
317 S. North Lake Blvd., Suite 1024
Altamonte Springs, FL 32701

    RE: Review of the Fairness Opinion - The Merger of Octagon, Inc. with
       Conversion Technologies International, Inc.

Dear Sirs:

    You have requested that Brooks, Houghton & Company, Inc. and its affiliate company Brooks, Houghton Securities, Inc. review its opinion of November 20, 1996 and consider the appropriateness of the proposed merger (the "Merger") of Octagon, Inc. ("Octagon" or the "Company") with Conversion Technologies International, Inc. ("Conversion") described herein.

SCOPE OF THE REVIEW

    This review of our November 20, 1996 opinion (the "Opinion") has been requested by the Octagon's Board of Directors because of potential changes in the business conditions of Octagon and Conversion due to the passage of time, changes in the business conditions of Octagon and Conversion, changes in management as a result of Eckardt C. Beck becoming Chairman of Conversion and Harvey Goldman becoming Vice-Chairman, the proposed two year moratorium on all interest and debt payments due under Conversion's $8 million Solid Waste Disposal Facility Bonds, the anticipated private placement of Premium Preferred Stock to be issued by Conversion at an aggregate gross offering price of a minimum of $2 million, a maximum of $10 million and a targeted amount of approximately $7 million, Octagon's audited statements for the year ending December 31, 1996, as well as other changes, including the elimination of the escrow of ten percent of the aggregate number of shares of Conversion common stock that were to be issued in the Merger in order to provide support for the agreed upon representations, warranties and indemnities of Octagon in connection with the Merger.

    In reviewing the opinion rendered to Octagon on November 20, 1996 and the significant events and changes that have occurred since that date, we have relied completely on information provided to our firm by Octagon and Conversion as well as publicly available stock price and volume information. Therefore, we qualify our opinion and review in all respects upon the accuracy and completeness of the material submitted to us by Octagon and Conversion as well as the above cited public information.

    We have reviewed and analyzed the contents of the documents and financial statements provided to us by Octagon and Conversion concerning the proposed Merger as well as the documents describing the background of the two companies.

OVERVIEW OF THE MERGER AND THE MERGER EXCHANGE

    In summary, for Federal income purposes, the proposed merger of Conversion and Octagon will be treated as a tax-free reorganization within the context of
Section 368 (a)(1)(A) of the Internal Revenue Code of 1986, as amended, by reason of Section 368 (a)(2)(E) of the Code.

                                      B2-1

    The agreed upon Merger exchange ratio (the "Exchange Ratio") is for every ten shares of outstanding Octagon common stock to be exchanged for one share of Conversion common stock. Octagon has certain Class A warrants currently outstanding and as a result of the Merger and without any further action on the part of any current holder, such warrants shall be assumed by Conversion and automatically converted, pursuant to its terms, into a warrant to purchase a number of shares of Conversion's common stock, which number is directly calculated from the Exchange Ratio.

    The Board of Directors of Conversion will be expanded to include William L. Amt, Harry Christenson, Patricia H. Engman and William V. Roberti.

CERTAIN BACKGROUND FACTORS RELATING TO OCTAGON, INC.

1.         Capitalization          As of March 25, 1997, 25,000,000 shares of Octagon common stock
                                   (Bulletin Board symbol OCTA) are authorized, of which 8,404,702 shares thereof are issued and outstanding.

                                   As of March 25, 1997, two tranches--3,450,000 and 1,100,000--of
                                   Class A warrants are issued and outstanding, with an exercise price for both tranches of $4.00 expiring on February 23, 1999 and February 28, 2000, respectively. These warrants were issued in connection with the Octagon's initial public offering on
                                   February 24, 1994.

2.         Key Factors Affecting   For the year ending December 31, 1996, Octagon had a net income
           Octagon's Ability to    of $28,500 and a decrease in cash of ($160,395), versus a loss
           Raise Capital:          of ($527,768) and a decrease of cash of ($2,065), respectively for the year ending 1995. Note that the positive net income in
                                   1996 resulted, to a certain degree, from an Accounts Payable trade settlement. In the prior years, Octagon had a history of losses both on a cash flow and net income basis.

                                   The segment of the industry that Octagon serves is shrinking and highly regulated. As of March 25, 1997, Octagon has an estimated backlog of $1.8 million versus an estimated backlog of $2.4 million on November 20, 1996.

                                   The business that Octagon participates in is very competitive and price sensitive. Furthermore, Octagon's competitors are for the most part larger and far better capitalized.

                                   Octagon and its previous senior management have been sanctioned by the SEC. Octagon entered into a Cease and Desist Order and settlement in September, 1996. Octagon's previous senior
                                   management also has concluded a settlement with the SEC.

                                   Octagon has been a defendant in shareholder class action
                                   litigation, which was settled in February, 1995. Octagon has also been a defendant in a case brought by former officer John
                                   Royall, which was settled in January, 1996.

                                   Octagon's common stock and warrants are listed only on the
                                   Bulletin Board and the trading volume is minimal. The common stock and warrants do not appear to be supported by market makers and are not followed by an equity analyst.

                                      B2-2

                                   The closing bid price per share of Octagon common stock on March
                                   24, 1997 was $0.13.

3.         Financial Condition     Octagon is currently undercapitalized and does not have
                                   sufficient working capital. Furthermore, the lack of adequate equity capital has also contributed to limiting Octagon from growing sufficiently to reach a breakeven sales and cash flow level.

4.         Raising Capital         The management Octagon has indicated that it is very unlikely that the Company will be successful in raising sufficient
                                   capital in the near to intermediate term. This assessment is based on their recent attempts to raise capital, the financial condition of Octagon and the Company's financial and legal history.

CERTAIN BACKGROUND FACTORS RELATING TO CONVERSION TECHNOLOGIES, INC.

1.         Capitalization          As of March 25, 1997, 25,000,000 shares of Conversion common stock (symbol CTIX) are authorized, of which 5,539,745 shares thereof are issued and outstanding.

                                   As of March 25, 1997, 4,639,550 Redeemable Class A warrants
                                   (symbol CTIXW) and 3,527,050 Redeemable Class B warrants (symbol
                                   CTIXZ) are issued and outstanding. Each Class A warrant entitles the holder to purchase one share of common stock and one Class B warrant at an exercise price of $5.85. Each Class B warrant entitles the holder to purchase one share of common stock at an exercise price of $7.80. The Class A and Class B warrants expire on May 16, 2001. These warrants were issued in connection with the Conversion's initial public offering on May 16, 1996.

2.         Financial Condition     As of December 31, 1996, the Company has a balance sheet
                                   consisting of (approximately):

                                   Current Assets:    $3,147m(C+CE:$1,764m)

                                   Total Assets:       $17,857m

                                   Current Liabilities: $3,150m

                                   Long Term Debt:   $11,062m

                                   Total Equity:        $3,591m

                                   Conversion has a history of losses both on a cash flow and net income basis.

                                   Conversion has a tax loss carry forward of approximately $14.7m as of December 31, 1996.

                                   The common stock of Conversion is listed on NASDAQ SmallCap
                                   Market and the average trading volume for the past thirty days is 13,000 shares.

                                   The closing bid price per share of Conversion common stock on
                                   March 25, 1997 was $1 5/8. The 52 week high was $7 1/4 and the
                                   52 week low was $1 5/8.

                                      B2-3

3.         Patents                 Conversion has a patented process for manufacturing an aluminum-
                                   silicate glass, marketed as ALUMAGLASS-TM-, which is used for industrial abrasives, construction material and non-skid
                                   flooring. ALUMAGLASS-TM- can be made from processed waste which is obtained from aluminum manufacturers. Conversion also
                                   recycles cathode ray (CRT) tube glass and also uses this glass in the manufacture of ALUMAGLASS-TM-.

CONCLUSION:

    With reference to the aforementioned information, as of the current date, and based on information and facts supplied by Octagon and Conversion to our firm including the orderly liquidation value of Octagon, furnished to our firm by Octagon, the March 24, 1997 market price of a share of Octagon's and Conversion's common stock, and based on our current review it is our conclusion that the proposed transaction as described to us would be fair to Octagon's shareholders within an approximate range of: (a) eight (8) shares of Octagon's common stock for one (1) share of Conversion common stock, to (b) ten (10) shares of Octagon's common stock, for one (1) share of Conversion common stock.

Sincerely,
Brooks, Houghton & Company, Inc. and its affiliate company Brooks, Houghton Securities, Inc.

(The latter had changed its name from PCA Securities, Inc.)

Steven H. Brooks
Managing Director

                                      B2-4

                                                                       EXHIBIT C

                SECTION 262 OF DELAWARE GENERAL CORPORATION LAW

    262 APPRAISAL RIGHTS.--(A) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (B) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

    a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

    b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

    c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

    d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section228 or Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and the appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 349, L. '96, eff. 7-1-96.)

                                                                       EXHIBIT D

                     VOTING AGREEMENT AND IRREVOCABLE PROXY

    VOTING AGREEMENT AND IRREVOCABLE PROXY (the "Agreement"), dated as of August
30, 1996, as amended, by and among       (the "Stockholder"), Octagon, Inc., a
Delaware corporation ("Octagon"), and Conversion Technologies International, Inc., a Delaware corporation (the "CTI").

                              W I T N E S S E T H:

    WHEREAS, CTI and Octagon have entered into a Letter of Intent dated August 13, 1996 with respect to the proposed acquisition of Octagon by CTI pursuant to a merger (the "Merger") wherein a newly-organized subsidiary of CTI will be merged with and into Octagon, with holders of Octagon Common Stock receiving one share of CTI Common Stock for every 10 shares of Octagon Common Stock; and

    WHEREAS, the Stockholder owns, of record and beneficially,       shares of
Octagon's Common Stock (all such shares, together with any additional shares of Octagon's Common Stock that the Stockholder may acquire during the term hereof, being referred to herein as the "Shares"); and

    WHEREAS, the Letter of Intent requires among other things, the execution and delivery of voting agreements with respect to 51% of Octagon's outstanding Common Stock;

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, it is hereby agreed as follows:

    1.  AGREEMENT TO VOTE AND IRREVOCABLE PROXY.

    1.1 AGREEMENT TO VOTE. The Stockholder hereby agrees that at any meeting of the stockholders of Octagon, however called, and in any action by written consent of the stockholders of Octagon, he shall (a) vote all of his Shares in favor of the Merger and other transactions contemplated thereby, provided that the Board of Directors of Octagon shall have approved such Merger; and (b) until the termination of this Agreement, vote such Shares against any (i) merger, consolidation, share exchange, business combination or other similar transaction pursuant to which control of Octagon would be transferred to any person other than CTI or (ii) sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50% or more of the assets of Octagon and its subsidiaries taken as a whole, in a single transaction or in a series of transactions. Notwithstanding the foregoing, if the Stockholder is currently a director of Octagon, the Stockholder's agreements set forth herein shall not be construed to obligate him in his capacity as a director of Octagon. Notwithstanding the foregoing, this Section 1.1 shall be null and void and not binding on the Stockholder unless the Stockholder will receive in the Merger shares of CTI Common Stock in the same proportion or ratio as all other holders of Octagon Common Stock.

    1.2 IRREVOCABLE PROXY. The Stockholder hereby constitutes and appoints Harvey Goldman and Perry A. Pappas (each, a "Proxy Holder"), and each of them, with full power of substitution, his true and lawful proxy and attorney-in-fact to (i) vote at the meeting of stockholders of Octagon all Shares which he beneficially owns as of the record date for such meeting (or to execute any consent of the stockholders of Octagon in lieu of such meeting for the number of Shares that he beneficially owns as of the date of or record date for such consent) in favor of the approval of the Merger, the related merger agreement and the other transactions contemplated thereby, provided that the Board of Directors of Octagon shall have approved such Merger and (ii) until the termination of this Agreement to vote at any meeting of the stockholders of Octagon all Shares which he beneficially owns as of the record date for such meeting (or to execute any consent of the stockholders of Octagon in lieu of such meeting for the number of Shares that he beneficially owns as of the date of or record date for such consent) against any matter referred to in Section 1.1(b) hereof. Such proxy shall be limited strictly to the power to vote such Shares in the manner set forth in the preceding sentence and shall not extend to any other matters presented for vote at such meeting, and the Stockholder shall have the right to vote the Shares on any other matter whatsoever in his sole discretion. The Stockholder acknowledges that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by the Delaware General Corporation Law.

    In the event that the Stockholder fails for any reason to vote his Shares in accordance with the requirements of Section 1.1 hereof, then the Proxy Holder shall have the right to vote such Shares in accordance with the provisions of this Section 1.2. The vote of the Proxy Holder shall control in any conflict between the vote by the Proxy Holder of such Shares and a vote by the Stockholder of such Shares.

    Notwithstanding the foregoing, this Section 1.2 shall be null and void and not binding on the Stockholder unless the Stockholder will receive in the Merger shares of CTI Common Stock in the same proportion or ratio as all other holders of Octagon Common Stock.

    2. CERTAIN COVENANTS OF THE STOCKHOLDER. The Stockholder agrees, until this Agreement is terminated in accordance with Section 4 hereof, not to:

        (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any Shares;

        (b) grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or

        (c) directly or indirectly solicit or enter into any negotiations with, or furnish or cause to be furnished any information concerning the business or assets of Octagon or its subsidiaries to, any person or entity (other than CTI) in connection with any potential acquisition of Octagon; provided, however, that, if the Stockholder is currently a director of Octagon, the foregoing does not restrict the Stockholder from otherwise exercising the fiduciary duties imposed by virtue of his position as a director of Octagon; provided further, however, that the Stockholder will promptly communicate to CTI any solicitation or inquiry or proposal relating to a potential acquisition of Octagon received by the Stockholder in writing.

    3. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. The Stockholder represents and warrants to CTI as follows:

    3.1 OWNERSHIP OF SHARES. The Shares are owned of record and beneficially by the Stockholder free and clear of all liens, encumbrances, rights to purchase, restrictions and claims of any kind whatsoever and constitute all the shares of Common Stock owned of record and beneficially by such Stockholder. The Stockholder does not have any rights to acquire any additional shares of Octagon Common Stock except, if applicable, pursuant to existing employee stock options that have been disclosed to CTI.

    3.2 POWER; BINDING AGREEMENT. The Stockholder has full legal right, power and authority to enter into and perform all of his obligations under this Agreement. The execution and delivery of this Agreement by the Stockholder will not violate any other agreement to which he is a party, including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly executed and delivered by the Stockholder and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors' rights and remedies generally and to general principles of equity.

    4. TERMINATION. Anything contained herein to the contrary notwithstanding, this Agreement (other than the provisions of Section 5) shall terminate and be of no further force or effect on the earlier of (i) June 30, 1997, (ii) the termination of the Letter of Intent, as the same may be amended from time to time by the parties, in accordance with its terms and (iii) the termination of the definitive merger agreement in accordance with its terms.

    5. EXPENSES. Each party hereto will pay all of its or his own expenses in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its and his counsel and other advisers.

    6. AMENDMENT; ASSIGNS. This Agreement may not be modified, amended, altered or supplemented except by an agreement in writing executed by each of the parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but none of the parties hereto may assign any of its rights, interests or obligations under this Agreement without the prior written consent of the other party.

    7. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall have been duly given when delivered in person, by telecopy or overnight courier or sent by registered or certified mail (postage prepaid, return receipt requested), to the respective parties as follows:

    If to Octagon:

       Octagon, Inc.
       317 S. North Lake Blvd.
       Suite 1024
       Altamonte Springs, Florida 32701
       Attention: Bill Amt

    If to CTI:

       Conversion Technologies International, Inc.
       82 Bethany Road, Suite 6
       Hazlet, New Jersey 07730
       Attention: General Counsel

    If to the Stockholder; to his address set forth on the signature page hereto;

or to such other address as any party may designate in writing in accordance herewith, except that notices of changes of address will only be effective upon receipt. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, or telecopy, on the date of such delivery, (b) in the case of overnight courier, on the next business day after the date when sent and (c) in the case of registered or certified mailing, on the third business day following the date on which the piece or mail containing such communication was posted.

    8. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same document.

    9. GOVERNING LAW. This Agreement, and all matters relating hereto, shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to any principles of choice of laws or conflicts of law.

    10. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

    11. THIRD PARTY BENEFICIARIES. Nothing in this Agreement, expressed or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein.

    12. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, express or implied, among the parties with respect to such subject matter.

    13. INJUNCTIVE RELIEF. The parties agree that in the event of a breach of any provision of this Agreement by the Stockholder, CTI may be without an adequate remedy at law. The parties therefore agree that in the event of a breach by the Stockholder of any provision of this Agreement, CTI may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, CTI will not be precluded from seeking or obtaining any other relief to which it may be entitled.

    IN WITNESS WHEREOF, each of the parties have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                OCTAGON, INC.

                                By:  -----------------------------------------
                                     Name:
                                     Title:

                                CONVERSION TECHNOLOGIES INTERNATIONAL, INC.

                                By:  -----------------------------------------
                                     Name:
                                     Title:

                                STOCKHOLDER:

                                     -----------------------------------------
                                     Signature
                                     -----------------------------------------
                                     Print Name

                                ADDRESS:

                                     -----------------------------------------
                                     -----------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Restated Certificate of Incorporation and By-laws of the Registrant filed as Exhibits 3.1 and 3.2 hereto provide that the Registrant shall indemnify any person to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL").

    In accordance with Section 102(a)(7) of the DGCL, the Restated Certificate of Incorporation of the Registrant elimiantes the personal liability of directors to the Registrant or its stockholders for monetary damanges for breach of fiduciary duty as a director with certain limited exceptions set forth in
Section 102(a)(7).

    The Registrant also intends to enter into indemnification agreements with each of its officers and directors, the form of which is filed as Exhibit 10.10 and reference is hereby made to such form.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

    (A) EXHIBITS

    The following Exhibits are filed as part of this Registration Statement:


 EXHIBIT
  NUMBER                                           DESCRIPTION OF EXHIBITS
----------  ------------------------------------------------------------------------------------------------------

   1.1*     Form of Underwriting Agreement

   2        Agreement and Plan of Reorganization, dated as of November 18, 1996, as amended, by and among the
            Registrant, CTI ACQSUB-II and Octagon, Inc. (included in the Proxy Statement/Prospectus as Exhibit A)

   2.1*     Agreement and Plan of Reorganization dated August 16, 1994, among the Registrant, CTI Acquisition
            Corporation, Dunkirk International Glass and Ceramics Corporation ("Dunkirk") and certain shareholders of Dunkirk listed on the signature pages thereto

   3.1*     Amended and Restated Certificate of Incorporation of the Registrant

   3.2*     By-laws of the Registrant

   4.1*     Form of Warrant Agreement, including Form of Class A and Class B Warrant Certificates

   4.2*     Form of Underwriter's Option

   4.3*     Term Note No. 2 dated as of January 27, 1995, in the principal amount of $1,973,905 between Key Bank of New York and Dunkirk

   4.4*     Security Agreement dated as of January 27, 1995, between Key Bank of New York and Dunkirk

   4.5*     Debt Service Reserve Agreement dated as of January 27, 1995, between Key Bank of New York and Dunkirk

   4.6*     Form of Escrow Agreement with respect to Escrow Shares

   4.7*     Form of Escrow Agreement with respect to Escrow Securities

   5.1**    Opinion of O'Sullivan Graev & Karabell, LLP

   8.1**    Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quental, P.A. regarding certain tax matters

 EXHIBIT
  NUMBER                                           DESCRIPTION OF EXHIBITS
----------  ------------------------------------------------------------------------------------------------------
  10.1      Form of Voting Agreement and Irrevocable Proxy (included in the Proxy Statement/ Prospectus as Exhibit
            D)

  10.2**    Form of Employment Agreement between the Registrant and William L. Amt, as amended

  10.3**    Form of Employment Agreement between the Registrant and Harry O. Christenson, as amended

  10.4**    Loan and Security Agreement dated as of September 19, 1996, between the Registrant and Octagon, Inc.

  10.5*     Conversion Technologies International, Inc. 1994 Employee Stock Option Plan, as amended

  10.6*     Conversion Technologies International, Inc. 1994 Stock Option Plan for Non-Employee Directors, as
            amended

  10.7*     Amended and Restated Employment Agreement dated as of June 9, 1994, between the Registrant and Harvey
            Goldman

  10.8**    Amendment dated January 20, 1997, to Amended and Restated Employment Agreement between the Registrant and Harvey Goldman

  10.9*     Employment Agreement dated as of September 1, 1995, between the Registrant and Perry A. Pappas

  10.10*    Form of Indemnification Agreement

  10.11*    Lease dated as of March 1, 1995 between County of Chautauqua Industrial Development Agency and Dunkirk

  10.12*    Sludge and Mixed Cullet Purchase Agreement dated January 1994, between Toshiba Display Devices, Inc.
            and Dunkirk

  10.13*    Clean Cullet Sale Agreement dated as of August 27, 1993, between Ol-Neg TV Products, Inc. and Dunkirk

  10.14*    Raw Materials Purchase and Clean Cullet Sale Agreement dated November 4, 1993, between Thomson
            Consumer Electronics Inc. and Dunkirk

  10.15*    Project Development Assistance Agreement dated as of April 20, 1995, between the Registrant and
            Paramount Capital, Inc.

  10.16*    Consulting Agreement dated as of May 5, 1995, among the Registrant, Technology Funding Partners III,
            L.P. and Technology Funding Venture Partners V, An Aggressive Growth Fund, L.P.

  10.17*    Project Development Assistance Agreement dated July 13, 1995, among the Registrant, Technology Funding
            Partners III, L.P. and Technology Funding Venture Partners V, An Aggressive Growth Fund, L.P.

  10.18*    Consulting Agreement dated March 1, 1995, between the Registrant and Eckardt C. Beck

  10.19*    Consulting Agreement dated July 5, 1995, between the Registrant and Palmetto Partners, Ltd.

  10.20*    Registration Rights Agreement dated as of May 5, 1995, among the Registrant, Technology Funding
            Partners III, L.P. and Technology Funding Venture Partners V, An Aggressive Growth Fund, L.P.

  10.21*    Registration Rights Agreement dated as of April 21, 1994, among the Registrant, Palmetto Partners,
            Ltd., Harvey Goldman and Donald R. Kendall, Jr.

 EXHIBIT
  NUMBER                                           DESCRIPTION OF EXHIBITS
----------  ------------------------------------------------------------------------------------------------------
  10.22*    Registration Rights Agreement dated as of August 19, 1994, among the Registrant and certain former
            Dunkirk stockholders, including Gerald P. Balcar and Robert Dejaiffe

  10.23*    Warrant for the Purchase of shares of Series A Convertible Preferred Stock issued to Paramount
            Capital, Inc. by the Registrant

  10.24*    Research Agreement dated December 1994, between Dunkirk and Alfred University

  10.25*    Note and Warrant Purchase Agreement dated as of April 21, 1994 among the Registrant and each of the investors listed on Schedule I thereto

  10.26*    Series A Preferred Stock Purchase Agreement dated as of May 5, 1995, among the Registrant, Technology
            Funding Partners III, L.P. and Technology Funding Venture Partners V, An Aggressive Growth Fund, L.P.

  10.27*    Business Lease dated as of December 31, 1995, between the Registrant and Bethany Road Associates

  10.28*    Purchase, Supply and Distributorship Agreement dated as of March 28, 1996, among Registrant, Dunkirk and Cytech Laboratories, Inc. ("Cytech")

  10.29*    Amendment to Purchase and Supply Agreement dated May 9, 1996, among the Registrant, Dunkirk and
            VANGKOE Industries, Inc. ("VANGKOE"), assignee of Cytech

  10.30**   Letter Agreement dated February 14, 1997, between the Registrant and VANGKOE

  11.1***   Statement of Computation of Net Loss Per Share

  21.1**    Subsidiaries of the Registrant

  23.1      Consent of Ernst & Young LLP (relating to financial statements of the Registrant)

  23.2      Consent of BDO Seidman, LLP (relating to financial statements of Octagon, Inc.)

  23.3**    Consent of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quental, P.A. (included in Exhibit 8.1)

  23.4**    Consent of O'Sullivan Graev & Karabell, LLP (included in Exhibit 5.1)

  23.5**    Consent of Collier, Shannon, Rill & Scott

  23.6**    Consent of Brooks, Houghton & Company, Inc.

  23.7**    Consent of William L. Amt

  23.8**    Consent of Patricia H. Engman

  23.9**    Consent of William V. Roberti

  23.10**   Consent of Harry O. Christenson

  24.1**    Powers of Attorney of directors and officers of the Registrant

  99.1**    Form of Proxy of Octagon

  99.2      Opinion of Brooks, Houghton & Company, Inc. (included in the Proxy Statement/ Prospectus as Exhibit
            B-1)

  99.3      Opinion of Brooks, Houghton & Company, Inc. (included in the Proxy Statement/ Prospectus as Exhibit
            B-2)


------------------------

  * Incorporated by reference to Registrant's Registration Statement on Form SB-2 declared effective by the SEC on May 16, 1996.

 ** Previously filed.

*** Incorporated by reference to Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996.

    (B) FINANCIAL STATEMENT SCHEDULES

        None required.

    (C) REPORTS, OPINIONS OR APPRAISALS

    Information requested hereunder is furnished as Exhibits 99.2 hereto and as Exhibit B to the Proxy Statement/Prospectus.

ITEM 22. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and issued in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hazlet, State of New Jersey, on the 8th day of May, 1997.


                                CONVERSION TECHNOLOGIES INTERNATIONAL, INC.

                                By:              /s/ HARVEY GOLDMAN
                                     -----------------------------------------
                                                   Harvey Goldman
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed on the 8th day of May, 1997, by or on behalf of the following persons in the capacities indicated:


                                President and Chief
      /s/ HARVEY GOLDMAN          Executive Officer
------------------------------    (Principal Executive
        Harvey Goldman            Officer and Principal
                                  Accounting Officer)

              *
------------------------------  Chairman of the Board
       Eckardt C. Beck

              *
------------------------------  Director
       Peter H. Gardner

              *
------------------------------  Director
      Scott A. Katzmann

              *
------------------------------  Director
      Alexander P. Haig

              *
------------------------------  Director
    Donald R. Kendall, Jr.

              *
------------------------------  Director
      Irwin M. Rosenthal

              *
------------------------------  Director
  Norman L. Christensen, Jr.

                     HARVEY GOLDMAN
       -----------------------------------------
                     Harvey Goldman
  *By:              ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


  EXHIBIT
  NUMBER                                            DESCRIPTION OF EXHIBITS
-----------  -----------------------------------------------------------------------------------------------------

  1.1*       Form of Underwriting Agreement

  2          Agreement and Plan of Reorganization, dated as of November 18, 1996, as amended, by and among the
             Registrant, CTI ACQSUB-II and Octagon, Inc. (included in the Proxy Statement/Prospectus as Exhibit A)

  2.1*       Agreement and Plan of Reorganization dated August 16, 1994, among the Registrant, CTI Acquisition
             Corporation, Dunkirk International Glass and Ceramics Corporation ("Dunkirk") and certain shareholders of Dunkirk listed on the signature pages thereto

  3.1*       Amended and Restated Certificate of Incorporation of the Registrant

  3.2*       By-laws of the Registrant

  4.1*       Form of Warrant Agreement, including Form of Class A and Class B Warrant Certificates

  4.2*       Form of Underwriter's Option

  4.3*       Term Note No. 2 dated as of January 27, 1995, in the principal amount of $1,973,905 between Key Bank of New York and Dunkirk

  4.4*       Security Agreement dated as of January 27, 1995, between Key Bank of New York and Dunkirk

  4.5*       Debt Service Reserve Agreement dated as of January 27, 1995, between Key Bank of New York and Dunkirk

  4.6*       Form of Escrow Agreement with respect to Escrow Shares

  4.7*       Form of Escrow Agreement with respect to Escrow Securities

  5.1**      Opinion of O'Sullivan Graev & Karabell, LLP

  8.1**      Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quental, P.A. regarding certain tax matters

 10.1        Form of Voting Agreement and Irrevocable Proxy (included in the Proxy Statement/ Prospectus as
             Exhibit D)

 10.2**      Form of Employment Agreement between Conversion and William L. Amt, as amended

 10.3**      Form of Employment Agreement between Conversion and Harry O. Christenson, as amended

 10.4**      Loan and Security Agreement dated as of September 19, 1996, between the Registrant and Octagon, Inc.

 10.5*       Conversion Technologies International, Inc. 1994 Employee Stock Option Plan, as amended

 10.6*       Conversion Technologies International, Inc. 1994 Stock Option Plan for Non-Employee Directors, as
             amended

 10.7*       Amended and Restated Employment Agreement dated as of June 9, 1994, between the Registrant and Harvey
             Goldman

 10.8**      Amendment dated January 20, 1997, to Amended and Restated Employment Agreement between the Registrant and Harvey Goldman

 10.9*       Employment Agreement dated as of September 1, 1995, between the Registrant and Perry A. Pappas

  EXHIBIT
  NUMBER                                            DESCRIPTION OF EXHIBITS
-----------  -----------------------------------------------------------------------------------------------------
 10.10*      Form of Indemnification Agreement

 10.11*      Lease dated as of March 1, 1995 between County of Chautauqua Industrial Development Agency and
             Dunkirk

 10.12*      Sludge and Mixed Cullet Purchase Agreement dated January 1994, between Toshiba Display Devices, Inc.
             and Dunkirk

 10.13*      Clean Cullet Sale Agreement dated as of August 27, 1993, between Ol-Neg TV Products, Inc. and Dunkirk

 10.14*      Raw Materials Purchase and Clean Cullet Sale Agreement dated November 4, 1993, between Thomson
             Consumer Electronics Inc. and Dunkirk

 10.15*      Project Development Assistance Agreement dated as of April 20, 1995, between the Registrant and
             Paramount Capital, Inc.

 10.16*      Consulting Agreement dated as of May 5, 1995, among the Registrant, Technology Funding Partners III,
             L.P. and Technology Funding Venture Partners V, An Aggressive Growth Fund, L.P.

 10.17*      Project Development Assistance Agreement dated July 13, 1995, among the Registrant, Technology
             Funding Partners III, L.P. and Technology Funding Venture Partners V, An Aggressive Growth Fund, L.P.

 10.18*      Consulting Agreement dated March 1, 1995, between the Registrant and Eckardt C. Beck

 10.19*      Consulting Agreement dated July 5, 1995, between the Registrant and Palmetto Partners, Ltd.

 10.20*      Registration Rights Agreement dated as of May 5, 1995, among the Registrant, Technology Funding
             Partners III, L.P. and Technology Funding Venture Partners V, An Aggressive Growth Fund, L.P.

 10.21*      Registration Rights Agreement dated as of April 21, 1994, among the Registrant, Palmetto Partners,
             Ltd., Harvey Goldman and Donald R. Kendall, Jr.

 10.22*      Registration Rights Agreement dated as of August 19, 1994, among the Registrant and certain former
             Dunkirk stockholders, including Gerald P. Balcar and Robert Dejaiffe

 10.23*      Warrant for the Purchase of shares of Series A Convertible Preferred Stock issued to Paramount
             Capital, Inc. by the Registrant

 10.24*      Research Agreement dated December 1994, between Dunkirk and Alfred University

 10.25*      Note and Warrant Purchase Agreement dated as of April 21, 1994 among the Registrant and each of the investors listed on Schedule I thereto

 10.26*      Series A Preferred Stock Purchase Agreement dated as of May 5, 1995, among the Registrant, Technology
             Funding Partners III, L.P. and Technology Funding Venture Partners V, An Aggressive Growth Fund, L.P.

 10.27*      Business Lease dated as of December 31, 1995, between the Registrant and Bethany Road Associates

 10.28*      Purchase, Supply and Distributorship Agreement dated as of March 28, 1996, among Registrant, Dunkirk and Cytech Laboratories, Inc. ("Cytech")

 10.29*      Amendment to Purchase and Supply Agreement dated May 9, 1996, among the Registrant, Dunkirk and
             VANGKOE Industries, Inc. ("VANGKOE"), assignee of Cytech

 10.30**     Letter Agreement dated February 14, 1997, between the Registrant and VANGKOE

  EXHIBIT
  NUMBER                                            DESCRIPTION OF EXHIBITS
-----------  -----------------------------------------------------------------------------------------------------
 11.1***     Statement of Computation of Net Loss Per Share

 21.1**      Subsidiaries of the Registrant

 23.1        Consent of Ernst & Young LLP (relating to financial statements of the Registrant)

 23.2        Consent of BDO Seidman, LLP (relating to financial statements of Octagon, Inc.)

 23.3**      Consent of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quental, P.A. (included in
             Exhibit 8.1)

 23.4**      Consent of O'Sullivan Graev & Karabell, LLP (included in Exhibit 5.1)

 23.5**      Consent of Collier, Shannon, Rill & Scott

 23.6**      Consent of Brooks, Houghton & Company, Inc.

 23.7**      Consent of William L. Amt

 23.8**      Consent of Patricia H. Engman

 23.9**      Consent of William V. Roberti

 23.10**     Consent of Harry O. Christenson

 24.1**      Powers of Attorney of directors and officers of the Registrant

 99.1**      Form of Proxy of Octagon

 99.2        Opinions of Brooks, Houghton & Company, Inc. (included in the Proxy Statement/ Prospectus as Exhibit
             B-1)

 99.3        Opinion of Brooks, Houghton & Company, Inc. (included in the Proxy Statement/ Prospectus as Exhibit
             B-2)


------------------------

* Incorporated by reference to Registrant's Registration Statement on Form SB-2 declared effective by the SEC on May 16, 1996.

**  Previously filed.

*** Incorporated by reference to Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996.